Exhibit 99(a)

Bidding Procedures Hearing Date And Time: December 20, 2007 at 10:00 a.m.
Bidding Procedures Objection Deadline: December 17, 2007 at 4:00 p.m.
Sale Hearing Date And Time: February 21, 2008 at 10:00 a.m.
Sale Hearing Objection Deadline: February 14, 2008 at 4:00 p.m.
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(312) 407-0700
John Wm. Butler, Jr. (JB 4711)
John K. Lyons (JL 4951)
Ron E. Meisler (RM 3026)
     – and –
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036
(212) 735-3000
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Attorneys for Delphi Corporation, et al.,
   Debtors and Debtors-in-Possession
Delphi Legal Information Hotline:
Toll Free: (800) 718-5305
International: (248) 813-2698
Delphi Legal Information Website:
http://www.delphidocket.com
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
	:	(Jointly Administered)
Debtors.	:
x
EXPEDITED MOTION FOR ORDERS UNDER 11 U.S.C. §§ 363, 365, AND 1146 AND FED. R. BANKR. P.
2002, 6004, 6006, AND 9014 (A)(I) APPROVING BIDDING PROCEDURES, (II) GRANTING
CERTAIN BID PROTECTIONS, (III) APPROVING FORM AND MANNER OF SALE NOTICES,
AND (IV) SETTING SALE HEARING DATE, (B) AUTHORIZING AND APPROVING (I) SALE
OF CERTAIN OF DEBTORS’ ASSETS COMPRISING SUBSTANTIALLY ALL ASSETS PRIMARILY USED
IN DEBTORS’ STEERING AND HALFSHAFT BUSINESS FREE AND CLEAR OF LIENS, CLAIMS,
AND ENCUMBRANCES, (II) ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY
CONTRACTS AND UNEXPIRED LEASES, AND (III) ASSUMPTION OF CERTAIN LIABILITIES, AND (C)
AUTHORIZING AND APPROVING TRANSACTION FACILITATION AGREEMENT
(“STEERING SALE MOTION”)

          Delphi Corporation (“Delphi”) and certain of its subsidiaries and affiliates, debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”), hereby submit this expedited motion (the “Motion”) for orders under 11 U.S.C. §§ 363, 365, and 1146 and Fed. R. Bankr. P. 2002, 6004, 6006, and 9014 (a) (i) approving the bidding procedures set forth herein and attached hereto as Exhibit A (the “Bidding Procedures”), (ii) granting certain bid protections, (iii) approving the form and manner of sale notices (the “Notice Procedures”), and (iv) setting a date for the sale hearing (the “Sale Hearing”), (b) authorizing and approving (i) the sale (the “Sale”) of certain of the Selling Debtor Entities’ (defined below) assets comprising substantially all the assets primarily used in the Selling Debtor Entities’ steering and halfshaft business (the “Acquired Assets”) and the Sale Securities1 (together with the Acquired Assets, the “Purchased Assets”) to the Buyers or the Successful Bidder (both as hereinafter defined) submitting a higher or otherwise better bid, as the case may be, (ii) the assumption and assignment of certain prepetition executory contracts and unexpired leases (the “Pre-Petition Contracts”) and the assignment of certain postpetition executory contracts and unexpired leases (the “Post-Petition Contracts,” and collectively with the Pre-Petition Contracts, the “Assumed and Assigned Contracts”) to the Buyers or the Successful Bidder, as the case may be, and (iii) the assumption of certain liabilities (the “Assumed Liabilities”) by the Buyers or the Successful Bidder, as the case may be, and (c) authorizing and approving the Transaction Facilitation Agreement between Delphi and General Motors Corporation (“GM”). In support of this Motion, the Selling Debtor Entities (as defined below) respectfully represent as follows:

[1]	Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Agreement (as defined in paragraph 18 below).

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Background
A. The Chapter 11 Filings
          1. On October 8 and 14, 2005, the Debtors filed voluntary petitions in this Court for reorganization relief under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as then amended (the “Bankruptcy Code”). The Debtors continue to operate their businesses and manage their properties as debtors-in-possession under Bankruptcy Code sections 1107(a) and 1108. This Court has ordered joint administration of these cases.
          2. No trustee or examiner has been appointed in these cases. On October 17, 2005, the Office of the United States Trustee (the “U.S. Trustee”) appointed an official committee of unsecured creditors (the “Creditors’ Committee”). On April 28, 2006, the U.S. Trustee appointed an official committee of equity holders (the “Equity Committee,” and together with the Creditors’ Committee, the “Statutory Committees”).
          3. On September 6, 2007, the Debtors filed the Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-In Possession (Docket No. 9263) and the Disclosure Statement With Respect To Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-In Possession (Docket No. 9264). Subsequently, on December 10, 2007, the Debtors filed the First Amended Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-In-Possession (the “Plan”) (Docket No. 11386) and the First Amended Disclosure Statement With Respect To First Amended Joint Plan Of Reorganization Of Delphi Corporation And Certain Affiliates, Debtors And Debtors-In-Possession (the “Disclosure Statement”) (Docket No. 11388). The Court entered an order approving the adequacy of the Disclosure Statement and granting the related solicitation procedures motion on December 10, 2007 (Docket No. 11389).

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          4. This Court has jurisdiction over this motion pursuant to 28 U.S.C. §§ 157 and 1334. Venue is proper pursuant to 28 U.S.C. §§ 1408 and 1409. This matter is a core proceeding under 28 U.S.C. § 157(b)(2).
          5. The statutory predicates for the relief requested herein are sections 363, 365, and 1146 of the Bankruptcy Code and rules 2002, 6004, 6006, and 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”).
B. Current Business Operations Of The Debtors
          6. Delphi and its subsidiaries and affiliates (collectively, the “Company”) as of December 31, 2006 had global net sales of $26.4 billion and global assets of approximately $15.4 billion.2 At the time of its chapter 11 filing, Delphi ranked as the fifth largest public company business reorganization in terms of revenues and the thirteenth largest public company business reorganization in terms of assets. Delphi’s non-U.S. subsidiaries are not chapter 11 debtors and continue their business operations without supervision from the Court.3
          7. The Company is a leading global technology innovator with significant engineering resources and technical competencies in a variety of disciplines, and is one of the largest global suppliers of vehicle electronics, transportation components, integrated systems and modules, and other electronic technology. The Company supplies products to nearly every major global automotive original equipment manufacturer (“OEM”).

[2]	The aggregated financial data used in this Motion generally consists of consolidated information from Delphi and its worldwide subsidiaries and affiliates as disclosed in the Company’s Form 10-K filed on February 27, 2007.

[3]	On March 20, 2007, Delphi Automotive Systems Espana S.L. (“DASE”), whose sole operation is a non-core automotive component plant in Cadiz, Spain, filed a “Concurso” application for a Spanish insolvency proceeding, which was approved by the Spanish court on April 13, 2007. On July 4, 2007, DASE, its Concurso receivers, and the Cadiz workers councils and unions reached a settlement on a social plan, the funding of which was approved by this Court on July 19, 2007. The Spanish court approved the social plan on July 31, 2007. The Concurso proceeding is consistent with Delphi’s transformation plan to optimize its manufacturing footprint and to lower its overall cost structure.

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          8. Delphi was incorporated in Delaware in 1998 as a wholly owned subsidiary of General Motors Corporation (“GM”). Prior to January 1, 1999, GM conducted the Company’s business through various divisions and subsidiaries. Effective January 1, 1999, the assets and liabilities of these divisions and subsidiaries were transferred to the Company in accordance with the terms of a Master Separation Agreement between Delphi and GM. In connection with these transactions, Delphi accelerated its evolution from a North American-based, captive automotive supplier to a global supplier of components, integrated systems, and modules for a wide range of customers and applications. Although GM is still the Company’s single largest customer, today more than half of Delphi’s revenue is generated from non-GM sources.
C. Events Leading To The Chapter 11 Filing
          9. In the first two years following Delphi’s separation from GM, the Company generated approximately $2 billion in net income. Every year thereafter, however, with the exception of 2002, the Company has suffered losses. In calendar year 2004, the Company reported a net loss of approximately $4.8 billion on $28.6 billion in net sales.4 Reflective of a continued downturn in the marketplace, in 2005 Delphi incurred net losses of approximately $2.4 billion on net sales of $26.9 billion. Moreover, in 2006 the Debtors incurred a net loss of $5.5 billion, $3.0 billion of which comprised charges related to the U.S. employee special attrition programs.
          10. The Debtors believe that the Company’s financial performance deteriorated because of (i) increasingly unsustainable U.S. legacy liabilities and operational

[4]	Reported net losses in calendar year 2004 reflect a $4.1 billion tax charge, primarily related to the recording of a valuation allowance on U.S. deferred tax assets as of December 31, 2004. The Company’s net operating loss in calendar year 2004 was $482 million.

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restrictions preventing the Debtors from exiting non-profitable, non-core operations, all of which have the effect of creating largely fixed labor costs, (ii) a competitive U.S. vehicle production environment for domestic OEMs resulting in the reduced number of motor vehicles that GM produces annually in the United States and related pricing pressures, and (iii) increasing commodity prices.
          11. In light of these factors, the Company determined that it would be imprudent and irresponsible to defer addressing and resolving its U.S. legacy liabilities, product portfolio, operational issues, and forward-looking revenue requirements. Because discussions with its major stakeholders had not progressed sufficiently by the end of the third quarter of 2005, the Company commenced these chapter 11 cases for its U.S. businesses to complete its transformation plan and preserve value for its stakeholders.
D. The Debtors’ Transformation Plan
          12. On March 31, 2006, the Company outlined the key tenets of a transformation plan that it believed would enable it to return to stable, profitable business operations. The Debtors stated that they needed to focus on five key areas:5 first, modifying the

[5]	In furtherance of the Debtors’ transformation plan, on December 18, 2006, the Debtors announced their execution of an equity purchase and commitment agreement with certain investors and a plan framework support agreement with those investors and GM. On July 9, 2007, Delphi confirmed that it had formally terminated the equity purchase and commitment agreement and related plan framework support agreement. On July 18, 2007, Delphi announced that it had accepted a new proposal for an equity purchase and commitment agreement (the “Delphi-Appaloosa EPCA”) submitted by a group comprising a number of the original plan investors (affiliates of Appaloosa Management L.P., Harbinger Capital Partners Master Fund I, Ltd., Merrill Lynch, Pierce, Fenner & Smith Inc., and UBS Securities LLC) as well as Goldman Sachs & Co. and an affiliate of Pardus Capital Management, L.P. Under the Delphi-Appaloosa EPCA, the new plan investors agreed to invest up to $2.55 billion in preferred and common equity in the reorganized Delphi to support the Company’s transformation plan and plan of reorganization. This Court approved the Delphi-Appaloosa EPCA on August 2, 2007. On October 29, 2007, the Debtors filed a motion requesting this Court’s approval of certain proposed amendments to the Delphi-Appaloosa EPCA (Docket No. 10760). In addition, on November 14, 2007, December 3, 2007, and December 5, 2007, the Debtors filed certain additional proposed amendments to the Delphi-Appaloosa EPCA. On December 10, 2007, this Court entered an order granting the motion and approving the proposed amendments (Docket No. 11382).

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Company’s labor agreements to create a competitive arena in which to conduct business;6 second, concluding their negotiations with GM to finalize GM’s financial support for the Debtors’ legacy and labor costs and to ascertain GM’s business commitment to the Company;7 third, streamlining their product portfolio to capitalize on their world-class technology and market strengths and make the necessary manufacturing alignment with their new focus;8 fourth, transforming their salaried workforce to ensure that the Company’s organizational and cost structure is competitive and aligned with its product portfolio and manufacturing footprint;9 and fifth, devising a workable solution to their current pension situation.10

[6]	As of August 29, 2007, this Court has entered the following orders approving settlements between Delphi and each of its U.S. labor unions:

· International Union, United Automobile, Aerospace, and Agricultural Implement Workers of America (Docket No. 8693);

· International Union of Electronic, Electrical, Salaried, Machine and Furniture Workers-Communication Workers of America (Docket No. 9106);

·   International Association of Machinists and Aerospace Workers and its District 10 and Tool and Die Makers Lodge 78, the International Brotherhood of Electrical Workers and its Local 663, and Locals 832S, 18S, and 101S of the International Union of Operating Engineers (Docket No. 9107); and

· United Steel, Paper and Forestry, Rubber, Manufacturing, Energy, Allied Industrial and Service Workers International Union and USW Local 87L (Docket No. 9169).

On September 4, 2007, at Delphi’s request, this Court entered an order withdrawing without prejudice Delphi’s motion for order under sections 1113(c) and 1114(g) of the Bankruptcy Code authorizing rejection of collective bargaining agreements and modification of retiree welfare benefits (Docket No. 9221).

[7]	On September 6, 2007, Delphi announced that it entered into agreements with GM consisting of a Global Settlement Agreement (the “GSA”) and a Master Restructuring Agreement (the “MRA”). Delphi’s comprehensive settlement with GM resolves all outstanding disputes between Delphi and GM. The GSA and MRA were filed as Exhibits 7.20(a) and 7.20(b) to the Plan, respectively. See Docket No. 9263. On October 29, November 14, December 3, and December 5, 2007, the Debtors filed certain proposed amendments to the GSA and MRA. The approval of such amendments will be considered in connection with the confirmation of the Plan.

[8]	In connection with their March 31, 2006 announced transformation plan, the Debtors classified “core” and “non-core” product lines and plants. The Debtors have been working to divest non-core assets so as to maximize the value of their estates for stakeholders. During the 2006 and 2007 calendar years, for example, the Debtors have sold substantially all of the assets related to MobileAria, Inc., their chapter 11 affiliate, their brake hose and catalyst businesses, and their Saltillo, Mexico brake plant business, as well as their manufacturing equipment and test development equipment at the chassis facility in Saginaw, Michigan. The Debtors also received court approval for bid procedures related to the upcoming sale of substantially all assets used in their interiors and closures businesses.

[9]	As part of this effort, effective July 1, 2006, the Company realigned its business operations to focus its product portfolio on core technologies for which the Company believes it has significant competitive and technological advantages. The Company’s revised operating structure consists of its four core business segments: Electronics

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E. The Debtors’ Plan Of Reorganization
          13. By filing the Plan and related Disclosure Statement, the Debtors reached another key milestone in their chapter 11 cases. The Plan is based upon a series of global settlements and compromises that involve nearly every major constituency in the Debtors’ reorganization cases, including GM. Attached as exhibits to the Plan are two agreements, the GSA and the MRA, which provide for a comprehensive settlement with GM. Both agreements are subject to this Court’s approval as part of the confirmation process. This Court has scheduled a hearing to consider confirmation of the Plan to commence on January 17, 2008. Currently, the Debtors continue to expect that they will emerge from chapter 11 during the first quarter of 2008.
          14. Upon the conclusion of the reorganization process, the Debtors expect to emerge as a stronger, more financially sound business with viable U.S. operations that are well-positioned to advance global enterprise objectives. In the meantime, Delphi will marshal all of its resources to continue to deliver high-quality products to its customers globally. Additionally, the Company will preserve and continue the strategic growth of its non-U.S. operations and maintain its prominence as the world’s premier auto supplier.

and Safety, Thermal Systems, Powertrain Systems, and Electrical/Electronic Architecture. The Company also has two additional segments, Steering and Automotive Holdings Group, which will be transitioned as part of the Company’s transformation plan. To ensure that their organizational and cost structure is competitive, the Debtors obtained an Order Under 11 U.S.C. § 363(b) And Fed. R. Bankr. P. 6004 Authorizing Debtors To Enter Into Finance Outsourcing Agreement on April 23, 2007 (Docket No. 7773) (the “Finance Outsourcing Order”). The Finance Outsourcing Order authorized the Debtors to outsource certain of the Debtors’ accounts receivable, accounts payable, fixed assets, travel and expense reporting, general ledger, and contract administration processes and significantly reduce SG&A expenses as part of their transformation plan.

[10]	To that end, on May 31, 2007, this Court granted the Debtors’ motion for authority to perform under the terms of those certain September 30, 2006 pension plan year funding waivers, which were approved by the IRS on May 1, 2007, for both the Delphi Hourly-Rate Employees Plan and the Delphi Retirement Program for Salaried Employees (collectively, the “Pension Plans”). On July 13, 2007, the IRS modified the conditional funding waivers granted to Delphi related to the Pension Plans, extending the dates by which Delphi is required to file a plan of reorganization and emerge from chapter 11 to December 31, 2007 and February 29, 2008, respectively. On September 28, 2007, the IRS approved a similar waiver with respect to the Delphi Hourly-Rate Employees Plan for the September 30, 2007 pension plan year. On October 25, 2007, this Court granted the Debtors’ motion for authority to perform under the terms of that waiver. On October 4, 2007, the IRS, at Delphi’s request, further modified the conditions to the initial waivers so that they are generally consistent with the conditions to the most recent waiver.

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Relief Requested
          15. By this Motion, Delphi and the selling Debtor entities described in the agreement (the “Selling Debtor Entities”)11 seek approval for the sale of the Steering Business to Steering Solutions Corporation (“Steering Solutions”) and certain of its affiliates (the “Buyers”),12 subject to additional competitive bidding pursuant to the proposed Bidding Procedures. To effect the sale, the Selling Debtor Entities seek two types of relief. First, at the omnibus hearing to be held on December 20, 2007, the Selling Debtor Entities will seek entry of an order substantially in the form attached hereto as Exhibit B (the “Bidding Procedures Order”) approving the Bidding Procedures, Notice Procedures, and certain bid protections to be provided to the Buyers pursuant to the master sale and purchase agreement and as described more fully herein. Second, subject to the terms of the Bidding Procedures Order, at the omnibus hearing to be held on February 21, 2008, the Selling Debtor Entities will seek entry of an order substantially in the form attached hereto as Exhibit C (the “Sale Approval Order”) authorizing and approving the Sale to the Buyers or the Successful Bidder, as the case may be, including, without limitation, the assumption and assignment of the Assumed and Assigned Contracts to the Buyers, and the assumption by the Buyers of the Assumed Liabilities. To the extent that the Selling Debtor Entities do not receive additional Qualified Bids (as defined below), the Selling Debtor Entities

[11]	Under the Agreement (as defined in paragraph 18 below), the Selling Debtor Entities include Delphi, Delphi Automotive Systems LLC, Delphi China LLC, Delphi Automotive Systems (Holding), Inc. (“DASHI”), and Delphi Technologies, Inc. Certain assets would be sold under the Agreement or under ancillary agreements by non-Debtor affiliates of the Selling Debtor Entities listed on Schedule 1 to the Agreement. The Selling Debtor Entities and the selling non-Debtor affiliates are collectively referred to as the “Sellers.” For purposes of convenience, reference to the “Sellers” herein (including in all exhibits) means, as the context requires, (i) the Selling Debtor Entities to the extent such reference implicates assets of the Selling Debtor Entities or (ii) non-Debtor affiliates to the extent such reference implicates assets of the non-Debtor affiliates. Moreover, for convenience, use of the term “Selling Debtor Entities” means, as the context requires, the specific Debtor entity undertaking the transaction(s) referenced to the extent such transaction affects the assets of such entity.

[12]	This Motion will refer to Steering Solutions, together with any affiliates it identifies in Schedule 1 of the Agreement, as the “Buyers,” or to any of them individually as a “Buyer.”

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reserve the right, at their election, to seek an earlier Sale Hearing (the “Earlier Sale Hearing”); provided, however, that if the Selling Debtor Entities seek approval of the Sale at the Earlier Sale Hearing, the Selling Debtors would serve those parties receiving notice of the Sale under paragraphs 48, 49, and 84 with a notice of the Earlier Sale Hearing on or before 20 days prior to the Earlier Sale Hearing and allow any such party to file an objection to the Sale no later than seven days prior to the Earlier Sale Hearing in accordance with the Case Management Order (as defined below).
Basis For Relief
          16. The Company has stated that to achieve the necessary cost savings and operational effectiveness in its transformation plan, it must streamline its product portfolio to capitalize on its world-class technology and market strengths and make the necessary manufacturing realignment consistent with its new focus. As part of the Company’s transformation plan, the Company identified the Steering Business as one of its non-core businesses subject to disposition.
          17. Accordingly, following extensive marketing efforts, on December 10, 2007, the Sellers and the Buyers entered into a Master Sale and Purchase Agreement, a copy of which is attached hereto as Exhibit D (the “Agreement”). The Agreement contemplates a global divestiture of the Company’s Steering Business to the Buyers. The Sellers would receive approximately $447 million worth of consideration under the proposed transactions (the “Transaction Value”), comprised of approximately $190 million in Assumed Liabilities and estimated restructuring costs.13 In addition, GM would provide the Selling Debtor Entities $257 million under the Transaction Facilitation Agreement (as defined below) among Delphi and GM.

[13]	Some of these restructuring costs would otherwise have been borne by GM under the MRA when the MRA becomes effective.

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Finally, GM would be responsible for certain additional expenses, in an amount estimated to be up to $65 million, which expenses would otherwise be Delphi’s obligations under the Agreement. The divestiture, as memorialized in the Agreement, contemplates that certain of the assets will be sold by non-Debtor affiliates of Delphi. The transactions to be undertaken by the Delphi non-Debtor affiliates, although memorialized in the Agreement and the attachments thereto, are generally not the subject of this Motion because those entities are not under the supervision of this Court. The discussion in this Motion is generally (but not exclusively) limited to transactions to be undertaken by the Selling Debtor Entities, which require this Court’s approval.
F. The Steering Business
          18. The Steering Business is a global leader in the design and manufacture of steering and driveline systems and components for automotive vehicle manufacturers and adjacent markets. The Steering Business operates 22 manufacturing plants in 15 locations worldwide, five regional systems engineering centers, and 11 local customer support centers. Throughout its distinguished 100-year history, the Steering Business has consistently been an industry leader in introducing new steering technologies, products, systems, and manufacturing processes. The Steering Business has a history of industry-leading innovations, including the first tilt-wheel steering column and energy-absorbing steering column. Its “wheel-to-wheel” steering system capabilities include steering columns, intermediate shafts, steering gears, steering pumps, steering hoses, electric power steering systems, halfshaft assemblies, and propeller shaft joints.
          19. The Steering Business employs approximately 9,700 individuals globally, approximately 5,625 of whom work in the U.S. Its customer base includes major domestic,

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transnational, and international OEMs, such as GM, Fiat, Ford, DaimlerChrysler, and Chevy. In 2006, the Steering Business generated $2.53 billion in revenues.14
G. Factors Leading To The Sale
          20. Although the Company believes that the Steering Business is fundamentally strong, the Steering Business does not fit within the Company’s anticipated product portfolio under its transformation plan. In particular, the Company has determined, after an intensive product portfolio review, that the Steering Business is outside the primary focus of the Company’s growth and long-term strategic goals.
          21. The Company believes, however, that as a standalone business, the Steering Business could become more profitable and competitive. The Company has therefore determined that the value of the Steering Business would be maximized through its divestiture. The Company, including the Selling Debtor Entities, will carefully manage the transition of the Steering Business and the Sale will be completed in coordination with the Company’s customers, employees, unions, and other stakeholders to avoid any disruption to its customers and its world-class level of service.
          22. The Company has actively marketed the Steering Business for more than one-and-a-half years. As part of the process, the Company, with the assistance of its investment banker, Rothschild Inc, contacted approximately ninety potential buyers and executed confidentiality agreements with approximately thirty potential buyers. These parties were provided access to information about the Steering Business through a well-organized and thorough offering and diligence process. Based on the proposals received, Debtors selected certain parties to conduct further detailed due diligence, including through an electronic data

[14]	The Steering Business’ 2006 revenues are based on unaudited internal financial reports which have been normalized for certain non-recurring items.

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room that was updated regularly during the sale process, management presentations, and substantial onsite diligence meetings with key personnel of the Steering Business.
          23. The Sellers evaluated the terms and benefits of the proposals, as well as the benefits of other alternatives to divesting the Steering Business. In their business judgment, the Sellers concluded that the proposal from the Buyers, which formed the basis of the Agreement, offered the most advantageous terms and the greatest economic benefit. This decision was based in part on the Sellers’ ability to maximize the value of the business line as a going concern and their belief that the Buyers would continue to provide quality products and service to the Company’s customers, many of whom buy other products from Delphi. Indeed, both GM and the UAW appear to support the Sellers’ sale of the Steering Business to the Buyers. Steering Solutions is an affiliate of Platinum Equity, LLC (“Platinum”). Platinum is a global firm specializing in the merger, acquisition, and operation of companies that provide services and solutions to customers in a broad range of business markets, including information technology, telecommunications, logistics, manufacturing, and entertainment distribution. Since its founding in 1995, Platinum has acquired more than 75 businesses with more than $23 billion in aggregate annual revenue at the time of acquisition.
H. The Agreement
          24. Pursuant to the Agreement, the Selling Debtor Entities would (i) sell the Purchased Assets owned by the Selling Debtor Entities free and clear of any Interests and/or Claims,15 except for Permitted Encumbrances as defined in the Agreement, in consideration for

[15]	“Interests and/or Claims” means any and all liens, claims, interests, and Encumbrances of any type whatsoever, whenever and however arising (whether known or unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed, whether arising prior to or subsequent to the commencement of the chapter 11 cases, and whether imposed by agreement, understanding, law, equity, or otherwise, including claims otherwise

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the amount of proceeds paid by GM to Delphi under the TFA (as defined below), less any portion paid by Delphi to the non-Debtors Sellers, and Buyers assumption of the Assumed Liabilities and (ii) assume (if applicable) and assign the Assumed and Assigned Contracts to the Buyers.
          25. The significant terms of the Agreement are summarized as follows:16
          (a) General Terms. The Buyers would acquire the Purchased Assets, which comprise substantially all of the assets primarily used by the Steering Business through a combination of asset and share sales (other than the certain assets have been excluded), including accounts receivable, real property, personal property, inventory, contracts that relate to the Steering Business, administrative assets, permits, certain intellectual property, technical documentation, prepaid expenses, deposits, advances, warranties and claims relating to the Steering Business, certain motor vehicles, certain insurance policies, and goodwill as a going concern and other intangible properties.
          (b) Bankruptcy Court Approval. The Sale would be subject to approval by this Court and competitive bidding pursuant to the Bidding Procedures.
          (c) Documentation. The Sale would be effected pursuant to the Agreement and related documentation.17 At or prior to the closing, certain of the Sellers and certain of the Buyers would enter into, among others, the following ancillary agreements (collectively, the “Ancillary Agreements”): (i) certain agreements related to the Buyers’ use of foreign, non-Debtor real property, (ii) certain agreements governing the transfer of intellectual property from the Sellers to the Buyers, (iii) certain stock and asset transfer agreements, (iv) an escrow agreement, (v) a transition services agreement, (vi) a bill of sale, and (vii) certain assignment and assumption agreements.
          (d) Deposit Escrow. No later than the business day following entry of the Bidding Procedures Order on this Court’s docket, the Buyers would deliver to the escrow agent $9.5 million that would be held as an earnest money deposit (such amount, together with the interest accrued thereon prior to closing, the “Deposit Amount”). Upon closing, the escrow arising under doctrines of successor liability), including, but not limited to those (i) that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Selling Debtor Entities’ or the Buyers’ interest in the Purchased Assets, or any similar rights, and (ii) relating to taxes arising under or out of, in connection with, or in any way relating to the operation of the Steering Business prior to the Closing Date, including the transfer of the Purchased Assets to the Buyers.

[16]	In the event of any discrepancy between the Agreement and this summary of the Agreement, the provisions of the Agreement control. Although the terms and conditions are generally the same for all the Sellers, the summaries in this Motion refer generally to the Selling Debtor Entities and not the non-Debtor Sellers.

[17]	Copies of the schedules to the Agreement and the Ancillary Documents (as defined below) are available upon request to parties-in-interest who execute a confidentiality agreement acceptable to the Debtors and who show that they would be affected by the relief requested in this Motion.

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agent would return the Deposit Amount to the Buyers. Upon termination of the Agreement because of a material breach of the Buyers, the Sellers would be entitled to receive the Deposit Amount. If the Agreement is terminated for any other reason, the Deposit Amount would be returned to the Buyers.
          (e) Representations And Warranties. Pursuant to the Agreement, the Selling Debtor Entities would provide representations and warranties relating to the Sale and the Purchased Assets and the Buyers would provide representations and warranties generally standard in a transaction of this type. Except as specifically provided for in the Agreement, the representations and warranties of the Selling Debtor Entities and the Buyers will not survive the closing of the Sale.
          (f) Covenants. Except as otherwise disclosed in the Agreement, between the date of signing of the Agreement and the Closing, the Selling Debtor Entities would be required to refrain from doing any of the following, among other things, without prior written consent of the Buyers (which consent would not be unreasonably withheld): (i) split, combine, or reclassify any capital stock or other equity interests or purchase or sell any capital stock or other equity interests of any of the Sale Company or JV Company (as defined in the Agreement) or grant or make any option, subscription, warrant, call, commitment, or agreement of any character in respect of any such capital stock or other equity interests; provided, however, that this would not limit the ability of any Sale Company or any JV Company to pay cash dividends or distributions to Delphi and any of its affiliates, (ii) sell or otherwise dispose of the Purchased Assets having an aggregate value exceeding $500,000, excluding sales made in the ordinary course of business, (iii) merge or consolidate any Sale Company or JV Company with or into any other person or enter into any agreement requiring any such merger or consolidation, (iv) acquire assets or commit to capital expenditures with an aggregate value exceeding $1 million, excluding acquisitions of assets or capital expenditures made in the ordinary course of business in accordance with the Steering Business’s budgeted capital expenditures, (v) (A) in the case of Sale Companies, incur, assume, or guarantee any debt obligations in excess of $1 million or voluntarily purchase, cancel, prepay, or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to any material debt obligations, excluding intercompany debt obligations that are repaid on or before closing, and (B) otherwise incur, assume, or guarantee any debt obligation that would become an Assumed Liability, (v) incur any encumbrance, other than the Permitted Encumbrances, (vi) increase the cash compensation or grant the right to receive any severance, termination, or retention pay of the Transferred U.S. Employees other than: (A) in the ordinary course of business, or (B) as required by any other agreement, (vii) enter into or amend any employee benefit plan, the consequence of which would be to increase any liability to be assumed by Buyers, (viii) enter into any new transaction with an affiliate of the Sellers, (vi) settle any proceeding in excess of $2.5 million with respect to an Assumed Liability, except for an amount less than or equal to that reserved on the reference balance sheet in respect of such settled proceeding, (x) hire any individual with a base salary in excess of $150,000 per annum, (xi) with respect to the Steering Business, make any material election relating to taxes (except in a manner consistent with past practice) or settle or compromise any material tax liability or amend any material tax return, (xii) make any material change in the accounting methods or practices followed by the Steering Business (other than such changes as are: (A) required by law, (B) made in conformance with GAAP, or (C) required in connection with the preparation of the historical financial statements), (xii) enter into any

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partnership or joint venture agreement between any of the Sellers and any other person, (xiv) enter into, terminate, or make any material amendment to a material contract (excluding collective bargaining agreements) other than in the ordinary course of business, (xv) amend any organizational document of the Sellers or the JV Companies, (xvi) make any material change in its methods of management, marketing, accounting, or operating or practices relating to payments, (xvii) fail to maintain insurance in a manner consistent with Sellers’ past practice, or (xviii) agree or commit to do any of the foregoing.
          (g) KDAC. After the execution of the Agreement, the Sellers would use commercially reasonable efforts to prepare for the sale of DASHI’s 50% interest in Korea Delphi Automotive Systems Corporation’s (“KDAC”) business relating to the Steering Business (“KDAC Steering”) and satisfy the following conditions: (i) completion of KDAC Steering’s split-off from KDAC as a separate legal entity containing all of the assets and liabilities of KDAC Steering through a corporate split process whereby the shareholding ratio of the existing KDAC shareholders remains unchanged in the newly formed KDAC Steering legal entity and (ii) receipt of consents from the other shareholders of KDAC Steering permitting DASHI to sell its 50% interest in KDAC Steering (the “KDAC Shareholder Consent”).
          (h) Indemnification. The Sellers would indemnify the Buyers for (i) damages related to those liabilities and assets retained by the Sellers at closing and (ii) a breach of any agreement or covenant of the Sellers in the Agreement. As for the retained liabilities, the Sellers indemnification obligations for certain items would be limited as follows: (i) product warranty liability (72 months following the closing), (ii) certain environmental liability (96 months following the closing), and (iii) general, automotive, and product liability (36 months following the closing).
          (i) Closing Conditions. In addition to certain other customary closing conditions relating to bankruptcy court approvals and regulatory matters, the obligation of the Buyers to close the Sale would be subject to the satisfaction of the following conditions: (i) the substantial completion of certain separation activities, (ii) the accuracy of the Buyers’ and the Sellers’ representations and warranties, except as would not be reasonably expected to have a material adverse effect, (iii) the Sellers and the Buyers would have performed and complied in all material respects with all agreements and obligations required by the Agreement to be performed or complied with prior to the closing, (iv) the Sellers’ and the Buyers’ delivering of the Ancillary Agreements, (v) the Buyers’ entering into certain agreements with outsourced service providers, and (vi) no occurrence of a material adverse effect (as defined in the Agreement).
          (j) Termination. The Agreement could be terminated in the following circumstances (by a party which is not in breach of the Agreement): (i) upon mutual written consent of the Sellers and the Buyers, (ii) by either the Sellers or the Buyers if consummation of the Sale would violate any final non-appealable order of any regulatory governmental entity other than this Court, (iii) by either the Sellers or the Buyers if the Selling Debtor Entities consummate an alternative transaction, (iv) by either the Sellers or the Buyers if the closing has not occurred within 180 days after entry of the Sale Approval Order, (v) by either the Sellers or the Buyers, if this Court has not entered a Sale Approval Order that is a final order on or before 90 days after the date of the Agreement, (vi) within ten business days, by the Buyers if a material adverse effect has occurred and continuing, and not reasonably capable of being cured within 90

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days after entry of the Sale Approval Order (vii) by the Buyers, if the Buyers become an Alternative Bidder but the Selling Debtor Entities fail to consummate the transaction with the Successful Bidder within 90 days of entry of the Sale Approval Order, (viii) by the Buyers, upon written notice to the Sellers, if the Sellers have breached the Agreement and such breach is (A) not cured within 30 days or (A) incapable of being cured by the Sellers, (ix) by the Buyers, if the Sellers enter into an agreement or understanding for an alternative transaction for the Steering Business other than a Successful Bidder at the Auction where the Buyers are the Alternate Bidder; (x) by the Buyers, if the Sellers (A) seek or support, or fail to oppose, a competing bid for the Steering Business or (B) execute an agreement or understanding with respect to an Alternative Transaction (in each case, except in connection with the Qualified Bids at the Auction, or regarding a Successful Bidder at the Auction where the Buyers are the Alternate Bidder), (xi) by the Buyers, if this Court determines that the Sale of the Steering Business can only be approved through a plan of reorganization, unless the Buyers can purchase the Steering Business on substantially the same terms as the Agreement and the plan of reorganization is confirmed within 120 days of the Agreement, (xii) by the Buyers, if the Steering Business is sold in connection with a closure, liquidation, or wind-down, and (xiii) by the Sellers, upon written notice to the Sellers, if the Buyers have breached the Agreement and such breach is (A) not cured within 30 days or (B) is incapable of being cured by the Buyers.
          (k) Break-up Fee. Subject to this Court’s approval and certain exceptions, the Sellers would be required to pay a break-up fee to the Buyers in the amount of $6 million, which amounts to approximately 1.34% of the Transaction Value (the “Break-Up Fee”), if (i) the Sellers or the Buyers terminate the Agreement for the Sellers to consummate an alternative transaction for the sale of the Steering Business, (ii) if the Buyers terminate the Agreement because the Sellers enter into an agreement or understanding for an alternative transaction for the Steering Business other than regarding a Successful Bidder at the Auction where the Buyers are the Alternate Bidder, (iii) the Buyers terminate the Agreement because the Sellers (A) seek or support, or fail to oppose, a competing bid for the Steering Business or (B) execute an agreement or understanding with respect to an alternative transaction (in each case, except in connection with Qualified Bid in the Auction process or regarding a Successful Bidder at the Auction where Buyer Parent is the Alternate Bidder), or (iv) the Buyers, as an Alternate Bidder, terminate the Agreement because the Sellers fail to consummate an alternative transaction with a Successful Bidder within 90 days of entry of the Sale Approval Order; provided, however, that the Break-Up Fee would be payable only upon consummation of an alternative transaction for the Steering Business.
          (l) Expense Reimbursement. Subject to this Court’s approval, provided that the Buyers are not in material breach of the Agreement, the Sellers would be required to reimburse (i) all of the Buyers’ reasonable, actual out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the Agreement (but not to exceed the amount of the Break-Up Fee) if the Break-Up Fee is not paid or (ii) up to $2 million, if the Break-Up Fee is paid.
          (m) Transfer Taxes. The Sellers and the Buyers would use commercially reasonable efforts and cooperate in good faith to exempt the sales, conveyances, assignments, transfers and deliveries to be made to the Buyers under the Agreement from any transfer, documentary, sales, use, registration, recording, stamp, value-added, and other such taxes

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(including all applicable real estate transfer taxes, but excluding any taxes based on or attributable to income or gains) and related fees (including notarial fees as well as any penalties, interest and additions to tax) (“Transfer Taxes”) as may be payable in connection with the Sale under section 1146 of the Bankruptcy Code. In the event that an exemption(s) is unavailable, such Transfer Taxes would be borne by the party upon whom the applicable law regulation or custom of the jurisdiction imposes the obligation to pay or, where no law, regulation or custom exists would be paid by the Buyers.
I. Preliminary Payment Allocation By Delphi To Non-Debtor Sellers
          26. As noted above, some of the Purchased Assets are being sold by certain non-Debtor affiliates. The Buyers are interested in purchasing the global Steering Business, and not merely the portion of the Steering Business owned by the Selling Debtor Entities. Thus, to divest the U.S. portion of the Steering Business, the Company, in its business judgment, determined that it was in the Company’s best interest for the foreign-non-Debtor Sellers to divest their assets related to the Steering Business. To effectuate the sale, the Selling Debtor Entities must compensate the non-Debtor Sellers for the fair market value of their portion of the Purchased Assets. The Sellers calculated the fair market value of the non-Debtor Sellers’ assets based on a discounted cash flow analysis and/or net book value. The proposed payments by the Selling Debtor Entities to the Non-Debtor Sellers are reflected in the chart attached hereto as Exhibit E. The proposed payments for those assets valued based on net book value will be adjusted to reflect actual net book value at date of sale.
          27. Additionally, $10 million (the “KDAC Amount”) of value is allocable to DASHI’s 50% interest in KDAC Steering (the “KDAC Shares”). The sale of the KDAC Shares to the Buyers, however, is subject to KDAC Shareholder Consent and other necessary approvals. The Selling Debtor Entities and the Buyers understand and agree that the sale of the KDAC Shares would likely occur after closing of the Sale. Accordingly, the Agreement provides that $10 million would be paid to the Buyers, if the Selling Debtor Entities are unable to sell the KDAC Shares within nine months of closing.

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J. Workforce Provisions
          28. As of the Closing, the Buyers would offer employment to substantially all of the Selling Debtor Entities’ U.S. (which includes employees on layoff) and non-U.S. employees. U.S. salaried employees would be employed on terms that provide salary and benefit packages substantially comparable in the aggregate to those in place with the Selling Debtor Entities immediately prior to closing. For U.S. salaried employees who accept the Buyers’ offer of employment, the Buyers would maintain the requisite level of compensation and benefits for a minimum of one year from the closing; provided, however, that in instances in which the level of compensation or benefits of any transferred U.S. salaried employee is governed by a contract containing a different duration period, the Buyers would abide by the terms of such contract; and provided further that the Buyers would be permitted (but not required) to reduce or modify employment terms of the transferred U.S. salaried employees consistent with any across-the-board modifications made by the Selling Debtor Entities to the terms of similarly situated salaried employees of the Selling Debtor Entities during the one-year period following the closing. The terms and conditions of employment for the transferred U.S. salaried employees that are designated as hourly employees and represented by a union would be as determined by the applicable collective bargaining agreement.
          29. The significant terms of the Agreement, with respect to U.S. hourly or U.S. salaried employees, as applicable, are as follows:18
          (a) Collective Bargaining Agreements. The Buyers would assume the terms and conditions of all of the Selling Debtor Entities’ applicable collective bargaining agreements, as may be modified prior to closing. The Buyers would recognize the seniority status of

[18]	Potential bidders should note that Section 6.6 of the Agreement addresses, among other things, the terms and conditions of employment of UAW-represented employees, and these issues remain subject to the parties’ rights and obligations related to bargaining with the UAW.

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Transferred U.S. Employees who are employed in accordance with a collective bargaining agreement for all purposes of continued employment with the Buyers.
          (b) Inactive Employees. Employees of the Selling Debtor Entities who are not active employees as of the closing (the “Inactive Employees”) due to e.g., illness, short-term disability, sick leave, family medical leave, or other approved leave of absence would remain the Selling Debtor Entities’ responsibility until such employee commences employment with the Buyers. Employees of the Selling Debtor Entities on layoff status are not Inactive Employees for purposes of the Agreement. Inactive Employees may return to work for the Buyers under the terms and conditions described in the Agreement for Transferred U.S. Employees if such return occurs within 12 months of the closing, or later if required by law.
          (c) Employee Benefit Plans. The Buyers would recognize the pre-closing credited and length of service for the Transferred U.S. Employees of the Sellers for eligibility and vesting purposes. Subject to applicable law, the Sellers would recognize a Transferred U.S. Employee’s post-closing service with Buyer (and its affiliates that were within “controlled group” as defined under ERISA and the Internal Revenue Code) for purposes of pension vesting, eligibility, and early retirement subsidies. In no case, however, would credited or length of service be recognized under the Agreement if such recognition would cause a duplication of compensation or benefits as between the Sellers and the Buyers. The Transferred U.S. Employees’ participation and eligibility for benefits under the Buyers’ benefits plans would commence as of the Closing or as soon thereafter as practicable.
          (d) Severance. The Buyers would assume all obligations and liabilities relating to any claims for severance and terminations payments or benefits by the Transferred U.S. Employees arising from (i) the transactions contemplated under the Agreement or (ii) any action taken by the Buyers after Closing, including terminating or reducing the compensation of any Transferred U.S. Employee after Closing.
K. Approval Of The Bidding Procedures
          30. The Sale of the Purchased Assets would be subject to higher or otherwise better offers pursuant to the Bidding Procedures. The Selling Debtor Entities believe that the proposed structure of the Bidding Procedures is the one most likely to maximize the realizable value of the Steering Business for the benefit of the Sellers, including the Selling Debtor Entities and their estates, their stakeholders, and other interested parties.
          31. The Bidding Procedures describe, among other things, the assets available for sale, the manner in which bidders and bids become “qualified,” the coordination of diligence efforts among bidders, the receipt and negotiation of bids received, the conduct of any

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subsequent Auction (as defined below), the ultimate selection of the Successful Bidder(s), and this Court’s approval thereof. The following overbid provisions and related Bidding Procedures are designed to compensate the Buyers for their efforts and agreements to date and to facilitate a full and fair process (the “Bidding Process”). The Bidding Process is designed to maximize the value of the Purchased Assets for the benefit of the Selling Debtor Entities’ creditors, stakeholders, and estates.
          32. The proposed Bidding Procedures attached hereto as Exhibit A provide, in relevant part, as follows:19
          (a) “As Is, Where Is”: The Purchased Assets would be sold on an “as is, where is” basis and without representations or warranties of any kind, nature, or description except as set forth in the Agreement or the purchase agreement of a Successful Bidder.
          (b) Participation Requirements: To ensure that only bidders with financial ability and a serious interest in the purchase of the Purchased Assets participate in the Bidding Process, the Bidding Procedures provide for certain requirements for a potential bidder to become a “Qualified Bidder”: (i) executing a confidentiality agreement in form and substance satisfactory to the Sellers, (ii) providing the Sellers with certain financial assurances as to such bidders ability to close a transaction, and (iii) submitting a preliminary proposal reflecting (A) the purchase price range, (B) any Purchased Assets expected to be excluded, (C) the structure and financing of the transaction, (D) any anticipated regulatory approvals, (E) the anticipated time frame and any anticipated impediments to obtaining such approvals, (F) any additional conditions to closing the potential bidder may wish to impose, and (G) the nature and extent of any due diligence the potential bidder may wish to conduct and the date by which such diligence would be completed.
          (c) Due Diligence: All Qualified Bidders would be afforded an opportunity to participate in the diligence process. The Sellers would coordinate the diligence process and provide due diligence access and additional information as reasonably requested by any Qualified Bidders. Due diligence would not continue after the Bid Deadline (as defined below).
          (d) Bid Deadline: All bids would have to be received from Qualified Bidders not later than 11:00 a.m. (prevailing Eastern time) on January 18, 2008 (the “Bid Deadline”). The Sellers could extend the Bid Deadline once or successively, but would not be obligated to do so; provided, however, for any such extension beyond February 1, 2008, the Sellers would obtain

[19]	In the event of any conflict between the Bidding Procedures and this summary of the Bidding Procedures, the provisions of the Bidding Procedures control. Capitalized terms used but not otherwise defined in this summary have the meanings ascribed to them in the Bidding Procedures or the Agreement.

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written consent for such extension from Steering Solutions, which consent would not be unreasonably withheld.
          (e) Bid Requirements: All bids would be required to include the following documents: (i) a letter stating that the bidder’s offer would be irrevocable for the period set forth in the Bidding Procedures, (ii) an executed copy of the Agreement, together with all schedules, marked to show amendments and modifications to the agreement, purchase price, and proposed schedules, (iii) a good faith deposit of $9.5 million, and (iv) satisfactory written evidence of a commitment for financing or other ability to consummate the proposed transaction.
          (f) Qualified Bids: To be deemed a “Qualified Bid,” a bid would be received by the Bid Deadline and, among other things, would be required to (i) be on terms and conditions (other than the amount of the consideration and the particular liabilities being assumed) that are substantially similar to, and are not materially more burdensome or conditional to the Sellers than those contained in the Agreement, (ii) not be contingent on obtaining financing or the outcome of unperformed due diligence, (iii) have a value equal or greater than the Preliminary Purchase Price reflected in the Agreement, plus the Assumed Liabilities, plus the amount of the Break-Up Fee and Expense Reimbursement, plus $1 million, (iv) not be conditioned on bid protections, such as a break-up fee, termination fee, expense reimbursement, or similar type of payment, (v) contain acknowledgements and representations as set forth in the Bidding Procedures, (vi) include a commitment to consummate the purchase of the Purchased Assets within not more than 15 days after entry of a Bankruptcy Court order approving such purchase, and (vii) be on terms acceptable to GM, as provided in any agreement between GM and Delphi which facilitates the transactions contemplated in the Agreement. A Qualified Bid would be valued based on factors such as the net value provided by such bid and the likelihood and timing of consummating such transaction. Each Qualified Bid other than that of the Buyers will be referred to as a “Subsequent Bid.” As soon as reasonably practicable following receipt of each Qualified Bid, the Sellers would deliver complete copies of all items and information enumerated above to counsel for the Equity Committee. The Sellers also would provide the UAW with notice of all Qualified Bidders and their contact information.
          (g) Conduct Of Auction: If the Sellers receive at least one Qualified Bid in addition to that of the Buyers, they would conduct an auction (the “Auction”) of the Purchased Assets at 10:00 a.m. (prevailing Eastern time) on or before January 28, 2008, or such later time or other place as the Sellers notify all Qualified Bidders who have submitted Qualified Bids, with the Buyers’ consent not to be unreasonably withheld (but in no event later than the second business day prior to the Sale Hearing), in accordance with the procedures outlined in the Bidding Procedures which include: (i) attendance at the Auction would be limited to specified parties as outlined in the Bidding Procedures, (ii) at least three business days prior to the Auction, each Qualified Bidder with a Qualified Bid would inform the Sellers, GM, and the UAW whether it intends to participate in the Auction and at least two business days prior to the Auction, the Sellers would provide such bidders with copies of the Qualified Bid which the Sellers then believe would be the highest or otherwise best offer for the Purchased Assets, (iii) all Qualified Bidders would be entitled to be present for all Subsequent Bids, and (iv) bidding at the Auction would begin with the highest or otherwise best Qualified Bid, continue in minimum increments of at least $1 million, and conclude after each Qualified Bidder has had the opportunity to submit one or more additional Subsequent Bids.

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          (h) Selection Of Successful Bid: As soon as practicable after the conclusion of the Auction, the Sellers, in consultation with their advisors, would review each Qualified Bid and identify the highest or otherwise best offer for the Purchased Assets (the “Successful Bid”) and the bidder making such bid (the “Successful Bidder”), as well as identifying the Alternate Bidder. The Sellers would sell the Purchased Assets for the highest or otherwise best Qualified Bid to the Successful Bidder upon the approval of such Qualified Bid by this Court after the Sale Hearing.
          (i) Sale Hearing: The Selling Debtor Entities request that the Sale Hearing be scheduled for February 21, 2008 at 10:00 a.m. (prevailing Eastern time) and that the Sale Hearing could be adjourned or rescheduled by the Sellers without notice other than by an announcement of the adjourned date at the Sale Hearing, only if (a) such extension would enable the Sellers to comply with the time requirements of the Agreement or (b) the Buyers are not the Successful Bidder at the Auction. In all other instances, the Sale Hearing may only be adjourned upon written consent of the Buyers, which consent would not be unreasonably withheld. To the extent that the Selling Debtor Entities do not receive additional Qualified Bids, the Selling Debtor Entities reserve the right, at their election, to seek the Earlier Sale Hearing; provided, however, that if the Selling Debtor Entities seek approval of the Sale at the Earlier Sale Hearing, the Selling Debtors would serve those parties receiving notice of the Sale under paragraphs 48, 49, and 84 with a notice of the Earlier Sale Hearing on or before 20 days prior to the Earlier Sale Hearing and allow any such party to file an objection to the Sale no later than seven days prior to the Earlier Sale Hearing in accordance with the Case Management Orders (as defined below). If no Qualified Bids other than that of the Buyers is received, the Sellers would proceed with the sale of the Purchased Assets to the Buyers, pursuant to the terms of the Agreement, as it may be modified by the Sale Approval Order, following entry of such order. If the Sellers receive additional Qualified Bids, then at the Sale Hearing, the Selling Debtor Entities could seek approval of the Successful Bid, as well as the second highest or best Qualified Bid (the “Alternate Bid,” and such bidder, the “Alternate Bidder”). A bid would not be deemed accepted by the Sellers unless and until approved by this Court. Following approval of the sale to the Successful Bidder, if the Successful Bidder fails to consummate the sale for specified reasons, then the Alternate Bid would be deemed to be the Successful Bid and the Sellers would be permitted to effectuate a sale to the Alternate Bidder without further order of this Court.
          (j) Return Of Good Faith Deposits: Good faith deposits of all Qualified Bidders (except for the Successful Bidder) would be held in an interest-bearing escrow account and all Qualified Bids would remain open until two business days following the closing of the Sale (the “Return Date”). If a Successful Bidder fails to consummate an approved sale because of a breach or failure to perform on the part of the Successful Bidder, such Successful Bidder would forfeit its good faith deposit and such deposit would irrevocably become property of the Sellers. On the Return Date, the Sellers would return the good faith deposits of all other Qualified Bidders, together with the accrued interest thereon.
          (k) Reservation Of Rights: The Sellers, after consultation with the Creditors’ Committee: (i) may determine which Qualified Bid, if any, is the highest or otherwise best offer and (ii) may reject, at any time, any bid (other than the Buyers’ initial bid) that is: (a) inadequate or insufficient, (b) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of the Sale, or (c) contrary to the best interests of the

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Sellers, including the Selling Debtor Entities, their estates, and their stakeholders as determined by the Selling Debtor Entities in their sole discretion.
L. Transaction Facilitation Agreement
          33. Under the MRA, which is subject to this Court’s approval under the Plan confirmation process, GM committed, among other things, to pay Delphi on the later of January 2, 2008 or the effective date of the Plan an amount equal to “the lesser of (x) $210 million and (y) 66.6% of the estimated Net Working Capital associated with the Global Steering Business as of December 31, 2007,” subject to various adjustments (the “Steering Advance”). MRA § 4.04(g)(i).
          34. To induce Delphi to proceed with a sale of the Steering Business on terms set forth in the Agreement, GM, which has committed under the MRA to pay Delphi the Steering Advance, regardless of whether Delphi sells the Steering Business, was amenable to increasing the consideration to Delphi in connection with the sale of the Steering Business. As a result, on December 10, 2007, GM and Delphi entered into that certain Transaction Facilitation Agreement, a copy of which is attached hereto as Exhibit F (the “TFA”). The Debtors seek approval of the TFA under the Sale Approval Order. The significant terms of the TFA are as follows:
          (a) Termination. The TFA would automatically terminate upon any termination of the Agreement, other than in connection with the sale of the Steering Business to a Successful Bidder under the Bidding Procedures. If the TFA is terminated, all of the terms of the MRA that would otherwise be amended by the TFA would be deemed to have been in full force and effect on the effective date of the MRA, and Delphi and GM would perform their respective obligations thereunder.
          (b) Consent Of Purchase Price And Identity Of Buyer. The MRA provides GM the right to consent to the identity of any buyer of the Steering Business and to the amount of proceeds to be paid upon the sale of the Steering Business if such proceeds are less than the net working capital associated with the Steering Business. MRA § 4.05(a). Under the TFA, GM retains such consent rights.

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          (c) GM Payment. If the closing of the Sale (the “Closing Date”) occurs before the effective date of the MRA, the TFA provides that GM would pay to Delphi: (i) $257 million on the Closing Date; (ii) the fees payable to Delphi’s investment banker, Rothschild, Inc., in the amount of $5 million within one business day after the Closing Date; (iii) an expense reimbursement of up to $10 million related to “Day 2” information technology separation costs; and (iv) a one-time working capital normalization payment of $30 million within one business day of Delphi making a related one-time working capital normalization payment of $30 million to the Buyers. If the Closing Date occurs after the effective date of the MRA, GM’s payment obligations remain unchanged, except that of the $257 million payment described above, GM would pay $210 million of such amount on the effective date of the MRA and the remaining $47 million on the Closing Date. Additionally, if Delphi does not sell the Buyers its interest in KDAC Steering within nine months of the Closing Date, then GM would reimburse Delphi $10 million, provided that Delphi makes a related $10 million payment to the Buyers under the terms of the Agreement. If Delphi sells its interest in KDAC Steering to the Buyers within the requisite time, GM would reimburse Delphi an amount up to $20 million for the amount of KDAC Steering debt assumed by Buyer, and for which Delphi reimburses the Buyer.
          (d) Delphi Payment. To the extent that the Auction results in increased proceeds for the sale of the Steering Business in excess of the Break-Up Fee and Expense Reimbursement paid by Delphi to the Buyers, the TFA provides that Delphi would reimburse GM in full for certain of the payments described above (the “GM Reimbursement”). If a Successful Bid exceeds the Break-Up Fee, the Expense Reimbursement, and the GM Reimbursement, then the TFA provides that such additional proceeds would be paid 66.66% to GM, with the remaining balance retained by Delphi.
M. Bid Protections
          35. At various times over the course of the past year, the Buyers have expended considerable time, money, and energy pursuing the purchase of the Steering Business. The Agreement is the culmination of these efforts. The Buyers have engaged in extended arm’s length and good faith negotiations regarding a possible sale. The Buyers are not “insiders” of any of the Debtors as that term is defined in section 101(31) of the Bankruptcy Code.
          36. In recognition of this expenditure of time, energy, and resources, the Selling Debtor Entities have agreed to provide certain bid protections to the Buyers (the “Bid Protections”). Specifically, the Agreement provides for, and the Selling Debtor Entities respectfully request that this Court approve, a break-up fee payable by the Sellers to the Buyers in the amount of $6 million, or 1.34% of the Transaction Value, if the Agreement is terminated

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under certain termination provisions, the Selling Debtor Entities consummates an Alternative Transaction, and the Buyers are not in breach of the Agreement or the Bidding Procedures. The Selling Debtor Entities’ obligation to pay the Bid Protections, as provided by the Agreement, would survive termination of the Agreement and, until paid, would constitute a superpriority administrative expense claim pursuant to section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code.
          37. In addition, the Selling Debtor Entities respectfully request this Court’s approval of the term in the Agreement providing reimbursement of the Buyers’ reasonable, actual out-of-pocket fees and expenses incurred in connection with the transactions contemplated by the Agreement in an amount not to exceed (i) $2,000,000 if a Break-Up Fee is paid or (ii) the amount of the Break-Up Fee if the Break-Up Fee is not paid.
          38. If the Buyers actually receive the Break-Up Fee and/or Expense Reimbursement, then such Break-Up Fee or Expense Reimbursement would be the sole and exclusive remedy of the Buyers, whether at law or in equity, for any breach by Delphi or any of its affiliates of the terms and conditions of the Agreement; provided, however, that the Buyers would retain their rights and remedies under the Deposit Escrow Agreement and the portion of the agreement governing the return of the Deposit Amount.
          39. The Bid Protections were a material inducement for, and a condition of, the Buyers’ entry into the Agreement. The Sellers believe that the Bid Protections are fair and reasonable in view of (a) the intensive analysis, due diligence investigation, and negotiation undertaken by the Buyer in connection with the Sale, (b) the significant amount of known Assumed Liabilities being assumed by the Buyers under the Agreement, and (c) the fact that the

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Buyers’ efforts have increased the chances that the Sellers would receive the highest or otherwise best offer for the Purchased Assets.
          40. The Buyers are unwilling to commit to hold open the offer to purchase the Purchased Assets under the terms of the Agreement without the approval of the Bid Protections and the Bidding Procedures Order. Thus, absent entry of the Bidding Procedures Order and approval of the Bid Protections, the Sellers would lose the opportunity to obtain what they believe to be the highest and best offer for the Purchased Assets.
          41. Moreover, payment of the Break-Up Fee would not diminish the Selling Debtor Entities’ estates. The Sellers would not expect to pay the Break-Up Fee unless they do so to accept an alternative Successful Bid, which must exceed the price offered by the Buyers by an amount sufficient to pay the Break-Up Fee. The Expense Reimbursement is a necessary cost of obtaining a binding commitment from the Buyers for the sale of the Steering Business. The Selling Debtor Entities thus request that this Court authorize payment of the Bid Protections pursuant to the terms and conditions of the Agreement.
N. Assumption And Assignment Of Contracts
          42. The Selling Debtor Entities seek authority under section 365 of the Bankruptcy Code to assume and assign the Pre-Petition Contracts to the Buyers or the Successful Bidder, as the case may be. The approximate cost to cure the Pre-Petition Contracts is estimated at $32.09 million.
          43. With respect to the Pre-Petition Contracts, at least 20 days prior to the Sale Hearing, the Selling Debtor Entities propose to serve on each non-Debtor party to an Assigned Contract a cure notice substantially in the form attached hereto as Exhibit G (the “Cure Notice”). The Cure Notice would state, with respect to the Pre-Petition Contracts, the cure amount that the Selling Debtor Entities believe is necessary to assume such contract or lease

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pursuant to section 365 of the Bankruptcy Code (the “Cure Amount”) and would notify each party that such party’s lease or contract would be assumed and assigned to the Buyers to be identified at the conclusion of the Auction. In addition, such Cure Amounts would be listed on a schedule to the Sale Approval Order. In connection with the proposed Sale, the Selling Debtor Entities also seek authority under section 363 of the Bankruptcy Code to assign the Post-Petition Contracts to the Buyers or the Successful Bidder, as the case may be. There are no past due obligations under the Post-Petition Contracts.
          44. The Debtors propose that any objection to the Cure Amount would be required to be filed within ten days of the date of the Cure Notice and served as set forth in the Cure Notice. Any objection to the Cure Amount would be required to state with specificity what cure amount the party to the Pre-Petition Contract believes is required, including appropriate documentation thereof. If no objection is timely received, the Cure Amount set forth in the Cure Notice would be controlling notwithstanding anything to the contrary in any Pre-Petition Contract or other document, and the non-Debtor party to the Pre-Petition Contract would be forever barred from asserting any other claims against the Selling Debtor Entities, the Buyers, or the Successful Bidder (as appropriate) or the property of any of them, as to such Pre-Petition Contract. The Selling Debtor Entities would pay all Cure Amounts as agreed to by the Selling Debtor Entities and the contract counter-party, or, absent such agreement, by order of the Court in the time and manner specified by the Sale Approval Order. Notwithstanding any contested Cure Amount, the Assumed and Assigned Contracts would be assumed and assigned to the Buyer at the closing.
          45. In the event, however, that the Debtors emerge from these chapter 11 cases (the “Emergence Date”) prior to the closing of the Sale, then the Pre-Petition Contracts

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would be assumed pursuant to the Debtors’ Plan. See Plan § 8.1. Under such a scenario, the Selling Debtor Entities would still seek to assign the Pre-Petition Contracts under the Sale Approval Order. The Debtors would be obligated to send two sets of cure notices to parties to the Pre-Petition Contracts: (a) the Cure Notice, as discussed above, and (b) a cure notice sent in connection with the Plan (the “Plan Cure Notice”). The Debtors would serve the Plan Cure Notice in a time and manner specified under the Plan. In addition to the Cure Amount described above, the Cure Notice would also advise the parties that the Cure Amount will be paid in cash as soon as practicable after closing. The Plan Cure Notice, on the other hand, would allow the counterparties to affirmatively elect to receive cash as payment of the Cure Amount or to receive plan currency in satisfaction of the Cure Amount as contemplated under the Plan (the “Plan Cure Notice Election”). If the closing of the Sale occurs before the Emergence Date, then the Cure Amount would be paid in cash. If the closing occurs after the Emergence Date, then the Plan Cure Notice Election would control and the Cure Notice would become moot.
          46. In addition, at least 20 days prior to the Sale Hearing, the Selling Debtor Entities propose to serve on each non-Debtor party to an Assumed and Assigned Contract a notice substantially in the form attached hereto as Exhibit H (the “Buyers Assumption/Assignment Notice”). The Buyers Assumption/Assignment Notice would identify the Buyers as the parties that would be assigned all of the Selling Debtor Entities’ right, title, and interest in the Assumed and Assigned Contracts, subject to completion of the bidding process provided under the Bidding Procedures.20 Non-Debtor parties to any Pre-Petition Contract would be required to file an objection to the assumption and/or assignment of the Pre-Petition

[20]	The Selling Debtor Entities propose to serve the Purchaser Assumption/Assignment Notice and the Qualified Bidder Assumption/Assignment Notice (as defined below) upon each non-Debtor counterparty to the Post-Petition Contracts as a means of fulfilling any requirement under the applicable contract to provide notice of assignment.

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Contract within ten days of service of the Buyers Assumption/Assignment Notice, and such parties would be required to state, with specificity, the legal and factual basis of their objection, unless otherwise ordered by this Court.
          47. At least 20 days prior to the Sale Hearing or on the business day following the Bid Deadline, whichever is later, the Selling Debtor Entities propose to send a notice (the “Qualified Bidder Assumption/Assignment Notice”), substantially in the form attached hereto as Exhibit I, to each non-Debtor party to an Assumed and Assigned Contract identifying any Qualified Bidders as potential parties to which the Assumed and Assigned Contracts would be assigned. The Qualified Bidder Assumption/Assignment Notice would give the Selling Debtor Entities the ability to address promptly any adequate assurance issues that contract parties may have with any of the Qualified Bidders. Non-Debtor counterparties to any Pre-Petition Contract would be required to file an objection to the assumption and/or assignment of the Pre-Petition Contract within ten days from the service of the Qualified Bidder Assumption/Assignment Notice, and such parties would be required to state, with specificity, the legal and factual basis of its objection, unless otherwise ordered by this Court.
O. Notice Of Sale Hearing
          48. Within seven days after entry of the Bidding Procedures Order (the “Mailing Date”), the Selling Debtor Entities (or their agent) propose to serve the Motion, the Agreement, the proposed Sale Approval Order, the Bidding Procedures, and a copy of the Bidding Procedures Order by first-class mail, postage prepaid, upon (i) the Office of the United States Trustee for the Southern District of New York, (ii) counsel for the Buyers, (iii) counsel for the official committee of unsecured creditors appointed in these chapter 11 cases, (iv) counsel for the official committee of equity security holders appointed in these chapter 11 cases, (v) counsel for the agent under the Debtors’ postpetition credit facility, (vi) all entities known to have

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expressed an interest in a transaction with respect to the Purchased Assets during the past 12 months,21 (vii) all entities known to have asserted any lien, claim, interest, or Encumbrance in or upon the Purchased Assets, (viii) all federal, state, and local regulatory or taxing authorities or recording offices, including but not limited to environmental regulatory authorities, which have a reasonably known interest in the relief requested by the Motion, (ix) all counter-parties to the Assumed and Assigned Contracts, (x) the United States Attorney’s office, (xi) the United States Department of Justice, (xii) the Securities and Exchange Commission, (xiii) the Internal Revenue Service, (xiv) all entities on the Master Service List (as defined by the Supplemental Order Under 11 U.S.C. §§ 102(1) And 105 And Fed. R. Bankr. P. 2002(M), 9006, 9007, And 9014 Establishing Omnibus Hearing Dates And Certain Notice, Case Management, And Administrative Procedures (Docket No. 2883), as amended from time to time (collectively, the “Case Management Orders”)), (xv) counsel to GM, (xvi) counsel to the International Union, United Automobile, Aerospace and Agricultural Works of America and its Local Unions Number 699 (Saginaw) and Number 2195 (Athens), (xvii) all other labor unions representing the Business’ hourly employees, and (xviii) any pension fund or multiemployer pension plan to which the Debtors have made contributions on account of employees of the Business..
P. Publication Notice
          49. The Selling Debtor Entities also propose pursuant to Fed. R. Bankr. P. 2002(l) and 2002(d) that publication a notice of the Sale in a form substantially similar to the form annexed hereto as Exhibit J, in the Wall Street Journal (International Edition), the New York Times, and the Detroit Free Press by the Mailing Date or as soon as practicable thereafter,

[21]	All such entities would be served by electronic mail, in addition to overnight mail, to the extent the Debtors have electronic mail addresses for such parties.

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be deemed proper notice to any other interested parties whose identities are unknown to the Sellers.
Applicable Authority
Q. Approval Of Bidding Procedures
          50. Bankruptcy Code section 363(b)(1) permits a debtor-in-possession to use property of the estate “other than in the ordinary course of business” after notice and a hearing. 11 U.S.C. § 363(b)(1). Uses of estate property outside the ordinary course of business may be authorized if the debtor demonstrates a sound business justification for it. See Comm. of Equity Sec. Holders v. Lionel Corp. (In re Lionel Corp.), 722 F.2d 1063, 1071 (2d Cir. 1983) (business judgment rule requires finding that good business reason exists to grant debtor’s application under section 363(b)); see also In re Delaware & Hudson Ry. Co., 124 B.R. 169, 178-79 (D. Del. 1991).
          51. The Second Circuit has held that, although the bankruptcy court sits as an “overseer of the wisdom with which the bankruptcy estate’s property is being managed by the . . . debtor-in-possession,” it must nevertheless resist becoming “arbiter of disputes between creditors and the estate.” Orion Pictures Corp. v. Showtime Network, Inc. (In re Orion Pictures Corp.), 4 F.3d 1095, 1099 (2d Cir. 1993). This Court’s consideration of a debtor’s section 363(b) motion is a “summary proceeding,” intended merely as a means “to efficiently review the . . . debtor’s decision[s] . . . in the course of the swift administration of the bankruptcy estate. It is not the time or place for prolonged discovery or a lengthy trial with disputed issues.” Id. at 1098-99.
          52. Once the debtor articulates a valid business justification, a presumption arises that “in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the

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company.’” Official Comm. of Subordinated Bondholders v. Integrated Res., Inc. (In re Integrated Res.), 147 B.R. 650, 656 (S.D.N.Y. 1992) (citation omitted). Thereafter, “[p]arties opposing the proposed exercise of a debtor’s business judgment have the burden of rebutting the presumption of validity.” Id. To satisfy its burden, it is not enough for an objector simply to raise and argue an objection. Rather, an objector “is required to produce some evidence respecting its objections.” Lionel Corp., 722 F.2d at 1071.
          53. As a rule, the debtor’s business judgment “should be approved by the court unless it is shown to be “so manifestly unreasonable that it could not be based upon sound business judgment, but only on bad faith, or whim or caprice.” In re Aerovox, Inc., 269 B.R. 74, 80 (Bankr. D. Mass. 2001) (citations omitted).
          54. As set forth above, the Sellers have sound business justifications for pursuing a sale process at this time. Although the Sellers believe that the Steering Business is fundamentally strong, the Steering Business does not fit the Debtors’ anticipated product portfolio under their transformation plan. Thus, the Debtors have determined that the Steering Business’s value would be maximized through its divestiture. Moreover, delaying the sale of the Purchased Assets may result in the erosion of the Steering Business’s value. Accordingly, there is a sound business purpose for pursuing the sale process promptly and in accordance with the Bidding Procedures.
          55. Moreover, a prospective purchaser of assets from a chapter 11 debtor may be reluctant to make an offer because it knows that even if it reaches agreement with the debtor, its offer will be subject to a higher bid by another party. Pre-approved bidding procedures address these concerns by assuring initial bidders that any auction procedure would be

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reasonable. Thus, the Selling Debtor Entities submit that the use of the Bidding Procedures also reflects sound business judgment.
R. Approval Of The Bid Protections
          56. Bidding incentives encourage potential bidders to invest the requisite time, money, and effort to negotiate with a debtor and perform the necessary due diligence attendant to the acquisition of a debtor’s assets, despite the inherent risks and uncertainties of the chapter 11 process. See, e.g., In re 995 Fifth Ave. Assocs., L.P., 96 B.R. 24, 28 (Bankr. S.D.N.Y. 1989) (bidding incentives may “be legitimately necessary to convince a white knight to enter the bidding by providing some form of compensation for the risks it is undertaking”) (citation omitted). Bankruptcy courts often approve bidding incentives under the business judgment rule. In re Global Crossing Ltd., 295 B.R. 726, 744 (Bankr. S.D.N.Y. 2003) (“[N]o litigant has seriously argued the inapplicability of the business judgment test, and if any such argument had been made, the Court would be compelled . . . to reject it.”); United States Trustee v. Bethlehem Steel Corp., (In re Bethlehem Steel Corp.), No. 02 Civ. 2854, 2003 WL 21738964, at *8 n.13 (S.D.N.Y. July 28, 2003) (court should approve agreements providing bidding incentives “unless they are unreasonable or appear more likely to chill the bidding process than to enhance it”). One court, explaining the force of the business judgment rule in this context, stated “the business judgment rule does not become inapplicable simply because a court decides a break-up fee is too large.” Integrated Resources, 147 B.R. at 660.
          57. This district has established a three-part test for determining when to permit bidding incentives. Id. at 657-58. The three questions for a court to consider when assessing a break-up fee are: “(1) is the relationship of the parties who negotiated the break-up fee tainted by self-dealing or manipulation; (2) does the fee hamper, rather than encourage,

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bidding; and (3) is the amount of the fee unreasonable relative to the proposed purchase price.” Id. at 657.
          58. Here, the Selling Debtor Entities seek authority to utilize the Bidding Process and Bid Protections in the event that the Buyers are not ultimately the Successful Bidder or must increase the Buyers’ bid price to become the Successful Bidder. The Bid Protections are fair and reasonable in amount, particularly in view of the significant effort, time, and resources invested by the Buyers and the risk to the Buyers of being used as a stalking horse. The Break-Up Fee is $6 million, which represents approximately 1.34% of the Transaction Value (after taking into account the Assumed Liabilities and cash proceeds under the TFA). The Break-Up Fee not only constitutes a fair and reasonable percentage of a proposed value of the Sale to the Sellers but also customary for similar transactions of this type in the bankruptcy context. See, e.g., In re Safety-Kleen Corp., Case No. 00-2303 (Bankr. D. Del. 2002) (approving $7 million break-up fee, which was 15.1% of cash payment but only 2.2% of transaction value, which took into account assumed liabilities); In re Stone & Webster, Inc., Case No. 00-02142 (Bankr. D. Del. 2000) (approving $10 million break-up fee, which was 6.1% of cash and share payment but only 1.8% of transaction value, which took into account assumed liabilities). Furthermore, the amount of the proposed Break-Up Fee is within the range of break-up fees that courts have found to be fair and reasonable. See, e.g., In re Allegiance Telecom, Inc., Case No. 03-13057 (Bankr. S.D.N.Y. 2004) (allowing 2.8% break-up fee and expense reimbursement provision in asset sale agreement); In re Enron Corp., Case No. 01-16034 (Bankr. S.D.N.Y. 2004) (approving 3% break-up fee if debtor closed superior transaction); In re Genuity Inc., Case No. 02-43558 (Bankr. S.D.N.Y. 2002) (allowing 4.13% break-up fee if court approved alternative transaction); In re PSINet, Inc., Case No. 01-13213 (Bankr. S.D.N.Y. 2001) (permitting 4.28% break-up fee in

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event that seller consummated transaction with alternative bidder); In re Teligent, Inc., Case No. 01-12974 (Bankr. S.D.N.Y. 2001) (allowing break up fee ranging from 1.3% to 4.25% depending on value of alternative transaction). Additionally, the Buyers have agreed that, in the event that they would otherwise be entitled to receive both the Break-Up Fee and the Expense Reimbursement under the Agreement, the Expense Reimbursement would be capped at $2 million, which together with the Break-Up Fee a maximum $8 million payment under the Bid Protections.
          59. The Selling Debtor Entities submit that the Bidding Procedures and the Bid Protections have encouraged competitive bidding because the Buyers would not have entered into the Agreement without such provisions. The Bidding Procedures and the Bid Protections have thus induced a bid that otherwise would not have been made. Finally, the mere existence of the Bidding Procedures and Bid Protections permits the Sellers to insist that competing bids be materially higher or otherwise better than the Agreement, which would produce a clear benefit to the Selling Debtor Entities, their estates, and their stakeholders.
S. Sale Of The Purchased Assets Free And
     Clear Of Liens, Claims, Encumbrances, And Interests
          60. Under section 363(f) of the Bankruptcy Code, a debtor-in-possession may sell property free and clear of any lien, claim, or interest in such property if, among other things:
(1) applicable nonbankruptcy law permits sale of such property free and clear of such interest;
(2) such entity consents;
(3) such interest is a lien and the price at which such property is sold is greater than the aggregate value of all liens on such property;
(4) such interest is in bona fide dispute; or
(5) such entity could be compelled in a legal or equitable proceeding, to accept a money satisfaction of such interest.

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11 U.S.C. § 363(f).
          61. Here, section 363(f) of the Bankruptcy Code permits the Selling Debtor Entities to sell the Purchased Assets free and clear of all liens, claims (including successor liability claims), and encumbrances, other than the Permitted Encumbrances.22 See, e.g., In re Trans World Airlines, Inc., No. 01-0056, 2001 WL 1820325, at *5 (Bankr. D. Del. Mar. 27, 2001) (“Authorizing the sale [of debtor’s assets] free and clear of . . .successor liability claims achieves the purpose of [Bankruptcy Code] section 363 intended by Congress.”), aff’d, In re Trans World Airlines, Inc., 332 F.3d 283 (3d Cir. 2003). This Court and other courts in the Second Circuit have approved sale approval orders authorizing the sale of assets free and clear of all interests and claims, including successor liability claims. See In re Refco, Inc., Case No. 05-60006 (Nov. 15, 2006) (authorizing certain debtors to sell customer lists free and clear of interests and claims, including successor liability claims); In re Refco, Inc., Case No. 05-60006 (Nov. 14, 2005) (authorizing debtors to sell the regulated commodities futures merchant business free and clear of interests and claims, including successor liability claims); In re PSINet Inc., Case No. 01-13213 (Jan. 15, 2002) (authorizing debtors to sell certain shares free and clear of liens and claims, including claims otherwise arising under doctrines of successor liability). Because the Buyers are not successors to the Sellers, successor liability claims should not follow the Purchased Assets.
          62. Excluding Permitted Encumbrances, each lien, claim, or encumbrance that is not the result of an assumed liability satisfies at least one of the five conditions of section 363(f), and the Selling Debtor Entities submit that any such lien, claim, or encumbrance would

[22]	As a result of intense negotiations, certain liabilities will be assumed by the Buyers or the Successful Bidder, as the case may be.

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be adequately protected by attachment to the net proceeds of the Sale, subject to any claims and defenses that the Selling Debtor Entities may possess with respect thereto. Accordingly, except for the liens resulting from the Assumed Liabilities or the Permitted Encumbrances, the Selling Debtor Entities request that the Purchased Assets be transferred to the Successful Bidder(s), free and clear of all liens, claims, and encumbrances, with such liens, claims, and encumbrances to attach to the proceeds of the Sale of the Purchased Assets.
          63. Other courts, concluding that Bankruptcy Code section 363(f) does not empower them to convey assets free and clear of claims, have nevertheless found that Bankruptcy Code section 105(a) provides such authority. See Volvo White Truck Corp. v. Chambersburg Beverage, Inc. (In re White Motor Credit Corp.), 75 B.R. 944, 948 (Bankr. N.D. Ohio 1987) (stating that absence of specific authority to sell assets free and clear of claims poses no impediment to such sale, as such authority is implicit in court’s equitable powers when necessary to carry out the provisions of title 11).
T. The Buyers Are Good Faith Purchasers Pursuant To
     Section 363(m) Of The Bankruptcy Code And The Transaction
     Contemplated By The Agreement Should Carry The
     Protections Of Section 363(n) Of The Bankruptcy Code
          64. Section 363(m) of the Bankruptcy Code provides:
The reversal or modification on appeal of an authorization under subsection (b) or (c) of this section of a sale or lease of property does not affect the validity of a sale or lease under such authorization to an entity that purchased or leased such property in good faith, whether or not such entity knew of the pendency of the appeal, unless such authorization and such sale or lease were stayed pending appeal.
11 U.S.C. § 363(m). Although the Bankruptcy Code does not define “good faith,” the Second Circuit Court of Appeals in In re Gucci has held that the:
good faith of a purchaser is shown by the integrity of his conduct during the course of the sale proceedings; where there is a lack of such integrity, a good faith finding may not be made. A purchaser’s good faith is lost by “fraud,

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collusion between the purchaser and other bidders or the trustee, or an attempt to take grossly unfair advantage of other bidders.”
Licensing by Paolo, Inc. v. Sinatra (In re Gucci), 126 F.3d 380, 390(2d Cir. 1997) (quoting In re Rock Indus. Mach. Corp., 572 F.2d 1195, 1198 (7th Cir. 1978) (interpreting former Bankruptcy Rule 805, the precursor of section 363(m))); see also Evergreen Int’l Airlines Inc. v. Pan Am Corp. (In re Pan Am Corp.), No. 91 Civ. 8319, 1992 WL 154200, at *4 (S.D.N.Y. June 18, 1992); In re Sasson Jeans, Inc., 90 B.R. 608, 610 (S.D.N.Y. 1988).
          65. Section 363(n) of the Bankruptcy Code further provides, in relevant part, that:
The trustee may avoid a sale under this section if the sale price was controlled by an agreement among potential bidders at such sale, or may recover from a party to such agreement any amount by which the value of the property sold exceeds the price at which such sale was consummated, and may recover any costs, attorneys’ fees, or expenses incurred in avoiding such sale or recovering such amount.
11 U.S.C. § 363(n).
          66. The Selling Debtor Entities submit, and will present evidence at the Sale Hearing, that the Agreement reflects an intensely negotiated, arm’s length transaction. Indeed, these negotiations have continued, on and off, for approximately one year. Moreover, to the extent that the Purchased Assets are sold to a Successful Bidder, it will be because of a well planned competitive process pursuant to the Bidding Procedures. As a result of the foregoing, the Selling Debtor Entities request that this Court make a finding that the Purchase Price to be paid by the Buyers, along with the Assumed Liabilities and restructuring costs, coupled with the proceeds paid by GM to Delphi under the TFA, constitutes reasonably equivalent value and fair consideration under any applicable law.
          67. Throughout the negotiations, the Buyers have at all times acted in good faith. Moreover, if the Purchased Assets are sold to a Successful Bidder, it would be because of

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a well planned competitive process and intense negotiations at arm’s length to be conducted at the Auction. The Selling Debtor Entities, therefore, request that this Court make a finding that the Buyers or the Successful Bidder, as the case may be, have purchased the Purchased Assets and assumed the Assumed and Assigned Contracts and Assumed Liabilities in good faith within the meaning of section 363(m) of the Bankruptcy Code. Because a key element of a good faith finding is that the Buyers’ successful bid is not the product of fraud or collusion between the purchaser and other bidders or the trustee, or an attempt to take grossly unfair advantage of other bidders, the Selling Debtor Entities further request that this Court make a finding that the transactions contemplated by the Agreement are not avoidable under section 363(n) of the Bankruptcy Code.
U. Relief From Transfer Taxes Under Section 1146(c) Of The Bankruptcy Code
          68. Bankruptcy Code section 1146(c) provides that “[t]he issuance, transfer, or exchange of a security, or the making or delivery of an instrument of transfer under a plan confirmed under section 1129 of this title, may not be taxed under any law imposing a stamp tax or similar tax.” 11 U.S.C. § 1146(c). This language has been construed to include transfers pursuant to a sale outside of, but in furtherance of effectuating a reorganization plan. See City of New York v. Jacoby-Bender, Inc. (In re Jacoby-Bender, Inc.), 758 F.2d 840, 842 (2d Cir. 1985) (holding that when transfer is necessary to consummation of plan, transfer is “under a plan” within meaning of section 1146(c)); In re United Press Int’l, Inc., No. 91 B 13955, 1992 Bankr. LEXIS 842, at *4 (Bankr. S.D.N.Y. May 18, 1992) (holding that section 1146(c) exemption applied to section 363 sale in instance in which it found “the value of the Debtor’s assets . . . likely to deteriorate [during] time necessary to . . . confirm a plan”); In re Beulah Church of God In Christ Jesus, Inc., 316 B.R. 41, 50-51 (Bankr. S.D.N.Y 2004) (stating that determination of applicability of section 1146(c) exemption depends on whether transfers are in view of, and

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integral to chapter 11 plan that is subsequently confirmed); City of New York v. Smoss Enters. Corp. (In re Smoss Enters. Corp.), 54 B.R. 950, 951 (E.D.N.Y. 1985) (stating that section 1146(c) was designed to reach transfer of assets, on which “plan hinged and which the court had to approve prior to the confirmation”).
          69. As set forth above, as part of their transformation plan, the Selling Debtor Entities have identified non-core product lines, including the Steering Business, that do not fit into the Company’s future strategic framework, and have planned to sell or wind down these product lines. Section 7.30 of the Plan contemplates the Debtors’ selling assets outside the Plan, but obtaining relief as if such divestitures were part of the Plan. Thus, this sale process may continue after a plan has already been filed, which would squarely satisfy Beaulah Church. See Beulah Church, 316 B.R. at 50-51. In light of the foregoing, the Selling Debtor Entities submit that the Sale should be exempt under section 1146(c) of the Bankruptcy Code from any stamp, transfer, sales, recording, or similar taxes.
V. The Assumption And Assignment Of The Assumed And Assigned Contracts
          70. Section 365(f)(2) of the Bankruptcy Code provides that:
The trustee may assign an executory contract or unexpired lease of the debtor only if —
(A)	the trustee assumes such contract or lease in accordance with the provisions of this section; and

(B)	adequate assurance of future performance by the assignee of such contract or lease is provided, whether or not there has been a default in such contract or lease.
11 U.S.C. § 365(f)(2).
          71. Under section 365(a) of the Bankruptcy Code a debtor, “subject to the court’s approval, may assume or reject any executory contract or unexpired lease of the debtor.”

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11 U.S.C. § 365(a). Section 365(b)(1) of the Bankruptcy Code, in turn, codifies the requirements for assuming an unexpired lease or executory contract of a debtor. It provides:
(b)(1) If there has been a default in an executory contract or unexpired lease of the debtor, the trustee may not assume such contract or lease unless, at the time of the assumption of such contract or lease, the trustee —
(A)	cures, or provides adequate assurance that the trustee will promptly cure, such default;

(B)	compensates, or provides adequate assurance that the trustee will promptly compensate, a party other than the debtor to such contract or lease, for any actual pecuniary loss to such party resulting from such default; and

(C)	provides adequate assurance of future performance under such contract or lease.
11 U.S.C. § 365(b)(1).
          72. Courts give the phrase “adequate assurance of future performance” a “practical, pragmatic construction.” EBG Midtown S. Corp. v. Mcharen/Hart Envtl. Eng’g Corp. (In re Sanshoe Worldwide Corp.), 139 B.R. 585, 592 (S.D.N.Y. 1992), aff’d, 993 F.2d 300 (2d Cir. 1993) (presence of adequate assurance should be “determined under the facts of each particular case”); see also In re Fifth Ave. Originals, 32 B.R. 648, 652 (Bankr. S.D.N.Y. 1983) (holding that adequate assurance was furnished on two separate grounds). Courts have consistently held that the phrase does not require total assurances. See In re Natco Indus., Inc., 54 B.R. 436, 440 (Bankr. S.D.N.Y. 1985) (“[I]t does not mean absolute insurance that the debtor will thrive and make a profit.”); In re Prime Motor Inns Inc., 166 B.R. 993, 997 (Bankr. S.D. Fla. 1994) (although no single solution will satisfy every case, the required assurance will fall “considerably short of an absolute guaranty of performance”). In fact, adequate assurance has been provided by demonstrating the Buyers’ financial health and experience in managing the type of enterprise or property assigned. See In re Bygraph, Inc., 56 B.R. 596, 605-06 (Bankr.

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S.D.N.Y. 1986) (adequate assurance of future performance existed when prospective assignee of lease from debtor had financial resources and had expressed willingness to devote sufficient funding to business to give it strong likelihood of succeeding).
          73. To the extent that any defaults exist under any prepetition executory contract or unexpired lease that is to be assumed and assigned in connection with the sale of the Purchased Assets or any portion thereof, the Selling Debtor Entities would cure any such default. As set forth above, since its founding in 1995, Platinum has acquired more than 75 businesses with more than $23 billion in aggregate annual revenue at the time of acquisition. Upon Closing, it is expected that the Buyers will have the financial resources to perform under the Assumed and Assigned Contracts. Moreover, if necessary, the Selling Debtor Entities will adduce facts at the Sale Hearing demonstrating the financial wherewithal of the Buyers or the Successful Bidder, as the case may be, their experience in the industry, and their willingness and ability to perform under the contracts to be assumed and assigned to them.
          74. The Sale Hearing therefore will provide this Court and other parties-in-interest ample opportunity to evaluate and, if necessary, challenge the ability of the Buyers or the Successful Bidder(s) to provide adequate assurance of future performance under the contracts to be assumed. This Court therefore should have a sufficient basis to authorize the Selling Debtor Entities to assume and assign the Assumed and Assigned Contracts as set forth in the Agreement.
W. Approval Of The Transaction Facilitation Agreement
          75. The Sellers have authority to enter the TFA, as described above, under section 363(b)(1) of the Bankruptcy Code. As noted above, Bankruptcy Code section 363(b)(1) permits a debtor-in-possession to use property of the estate “other than in the ordinary course of business” after notice and a hearing. 11 U.S.C. § 363(b)(1). Uses of estate property outside the ordinary course of business may be authorized if the debtor demonstrates a sound business

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justification for it. See In re Lionel Corp., 722 F.2d at 1071 (business judgment rule requires finding that good business reason exists to grant debtor’s application under section 363(b)).
          76. Once the debtor articulates a valid business justification, a presumption arises that “in making a business decision the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the company.’” In re Integrated Res., 147 B.R. at 656. Thereafter, “[p]arties opposing the proposed exercise of a debtor’s business judgment have the burden of rebutting the presumption of validity.” Id. To satisfy its burden, it is not enough for an objector simply to raise and argue an objection. Rather, an objector “is required to produce some evidence respecting its objections.” Lionel Corp., 722 F.2d at 1071.
          77. Here, the Debtors have a sound business judgment to enter into the TFA. As set forth above, under the TFA, GM would pay to Delphi (i) $257 million ($47 million of which is conditioned on the closing of the sale); (ii) the fees payable to Delphi’s investment banker, Rothschild, Inc., in the amount of $5 million within one business day after the Closing Date; (iii) an expense reimbursement of up to $10 million related to “Day 2” information technology separation costs; (iv) a one-time working capital normalization payment of $30 million within one business day of Delphi’s making a related one-time working capital normalization payment of $30 million to the Buyers, and (v) either (a) up to $20 million for the debt transferred to the Buyers for KDAC Steering, or (b) in the event Delphi does not sell the Buyers its interest in KDAC Steering within nine months of the closing, then GM would reimburse Delphi $10 million provided that Delphi makes a related $10 million payment to the Buyers under the terms of the Agreement.. Delphi would reimburse GM for these payments, excluding $257 million in (i) above, which would not be reimbursed if the Bidding Procedures

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results in an purchase price for the Steering Business increased sufficiently to cover such reimbursement.
          78. Additionally, approval of the TFA is being sought in connection with the Sale Approval Order, whereas the Debtors are seeking approval of the MRA as part of the plan confirmation process. If the TFA is terminated, all of the terms of the MRA that would otherwise be amended by the TFA would be deemed to have been in full force and effect on the effective date of the MRA, and Delphi and GM would perform their respective obligations thereunder.
          79. In their business judgment, the Sellers concluded that the TFA offers the most advantageous terms in facilitating the Sale of the Steering Business. Specifically, the additional payments by GM to the Selling Debtor Entities under the TFA provide sufficient incentive for the Selling Debtor Entities to sell the Steering Business at this time. Thus, the Selling Debtor Entities submit that their entry into the TFA reflects sound business judgment.
X. Waiver Of The Ten-Day Stays Provided By Bankruptcy Rule 6004
          80. Bankruptcy Rule 6004(g) provides: “An order authorizing the use, sale, or lease of property other than cash collateral is stayed until the expiration of 10 days after entry of the order, unless the court orders otherwise.”
          81. Courts in this district have waived these ten-day stays upon a showing of business need. See In re Adelphia Commc’ns Corp., 327 B.R. 143, 175 (Bankr. S.D.N.Y. 2005) (“As I find that the required business need for a waiver has been shown, the order may provide for a waiver of the 10-day waiting period under Fed. R. Bankr. P. 6004(g).”); In re PSINet Inc., 268 B.R. 358, 379 (Bankr. S.D.N.Y. 2001) (requiring demonstration of “a business exigency” for waiver of ten-day stays under Bankruptcy Rules 6004(g) and 6006(d)). In general, courts will grant waivers when doing so is important to the Debtor’s financial health. See In re Second

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Grand Traverse School, 100 Fed.Appx. 430, 434-35 (6th Cir. 2004) (affirming decision waiving ten-day stay because “time was of the essence”); In re Decora Industries, Inc., No. 00-4459, 2002 WL 32332749, at *9 (D. Del. May 20, 2002) (“[T]he Court understands that an immediate closing is required to remedy Debtors’ precarious financial and business position. Accordingly, the Court will waive the Rules 6004(g) and 6006(d), allowing the parties to close.”).
          82. The Debtors expect to continue to market the Steering Business to prospective buyers immediately after the Court enters the Bidding Procedures Order. During this time, however, Bankruptcy Rule 6004(g) would preclude the Buyers from receiving the protections afforded by the Bidding Protections. In recognition of the time and effort expended by the Buyers in connection the Sale and to reduce the Buyers’ risk that the Sellers might obtain a higher and better offer for the Steering Business during those ten days, the Buyers should receive the protections afforded by the Bid Protections. The Debtors, therefore respectfully request that the Bidding Procedures Order include a waiver of the ten-day stay provided under Bankruptcy Rule 6004(g).
          83. Because the Debtors have demonstrated a need requiring the immediate effectiveness of the Bidding Procedures Order, this Court should exercise its authority under Bankruptcy Rule 6004(g) and waive the ten-day stay as it otherwise would apply to the Bidding Procedures Order.
Notice Of Motion
          84. Supplemental Order Under 11 U.S.C. §§ 102(1) And 105 And Fed. R. Bankr. P. 2002(m), 9006, 9007, And 9014 Establishing Omnibus Hearing Dates And Certain Notice, Case Management, And Administrative Procedures, entered March 20, 2006 (Docket No. 2883), and the Ninth Supplemental Order Under 11 U.S.C. §§ 102(1) And 105 And Fed. R.

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Bankr. P. 2002(m), 9006, 9007, And 9014 Establishing Omnibus Hearing Dates And Certain Notice, Case Management, And Administrative Procedures, entered October 19, 2007 (Docket No. 10661). Specifically, the Selling Debtor Entities have provided notice of this Motion on the Master Service List (as defined in the Supplemental Case Management Order), each party who filed a notice of appearance or request for documents in accordance with Bankruptcy Rule 2002, and all entities known to have expressed an interest in a transaction with respect to the Purchased Assets during the past 14 months. Further, after entry of the Bidding Procedures Order, notice with respect to the Motion and Sale would be provided in accordance with the Notice Procedures described herein. In addition, the Debtors have complied with the Supplemental Case Management Order with respect to the filing of this Motion and the need for expedited relief.23 In light of the nature of the relief requested, the Debtors submit that no other or further notice is necessary.
Memorandum Of Law
          85. Because the legal points and authorities upon which this Motion relies are incorporated herein, the Selling Debtor Entities respectfully request that the requirement of the service and filing of a separate memorandum of law under Local Rule 9013-1(b) of the Local Bankruptcy Rules for the United States Bankruptcy Court for the Southern District of New York be deemed satisfied.

[23]	The Debtors have noticed this Motion for the omnibus hearing on December 20, 2007. In compliance with the terms of the Supplemental Case Management Order, the Debtors have consulted with counsel to the Creditors’ Committee regarding the relief sought in this Motion as well as the timing of its filing. The Debtors have been informed that the Creditors’ Committee has consented to this Motion being heard on December 20, 2007. Because this Motion is being filed on fewer than 20 days’ notice, parties-in-interest will have until December 17, 2007 to file an objection to entry of the Bidding Procedures Order.

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          WHEREFORE the Debtors respectfully request that this Court enter an order (a) (i) approving the Bidding Procedures, (ii) granting the Bid Protections, (iii) approving the Notice Procedures, and (iv) setting the Sale Hearing, (b) approving (i) the Sale of the Purchased Assets free and clear of liens, claims, and encumbrances to the Buyers or to the Successful Bidder, (ii) the assumption and assignment of the Assumed and Assigned Contracts to the Buyers or the Successful Bidder, and (iii) the assumption of the Assumed Liabilities by the Buyers or the Successful Bidder, (c) approving the TFA, and (d) granting them such other and further relief as is just.

Dated: New York, New York December 10, 2007
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
By:	/s/ John Wm. Butler, Jr.
John Wm. Butler, Jr. (JB 4711) John K. Lyons (JL 4951) Ron E. Meisler (RM 3026)
333 West Wacker Drive, Suite 2100 Chicago, Illinois 60606 (312) 407-0700

- and -
By:	Kayalyn A. Marafioti
Kayalyn A. Marafioti (KM 9632) Thomas J. Matz (TM 5986)
Four Times Square New York, New York 10036 (212) 735-3000

Attorneys for Delphi Corporation, et al., Debtors and Debtors-in-Possession

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DELPHI CORPORATION
STEERING BUSINESS BIDDING PROCEDURES
     Set forth below are the bidding procedures (the “Bidding Procedures”) to be employed with respect to the proposed sale (the “Sale”) of substantially all of the assets that comprise the Steering and Halfshaft Business (the “Steering Business”) of Delphi Corporation (“Delphi”) and certain of its affiliates, including certain affiliated chapter 11 Debtors as set forth in the Agreement (the “Selling Debtor Entities”).1 On December 10, 2007, the Sellers executed that certain Master Sale And Purchase Agreement (the “Agreement”) with Steering Solutions Corporation and certain of its affiliates (the “Buyers”). The transaction contemplated by the Agreement is subject to competitive bidding as set forth herein and approval by the Bankruptcy Court (as defined herein) pursuant to sections 363 and 365 of title 11 of the United States Code, 11 U.S.C. §§ 101-1330, as amended and in effect on October 8, 2005 (the “Bankruptcy Code”), and certain other closing conditions.
     On December 10, 2007, the Selling Debtor Entities and certain of their affiliates (collectively, the “Debtors”) filed Expedited Motion For Orders Under 11 U.S.C. §§ 363, 365, And 1146 And Fed. R. Bankr. P. 2002, 6004, 6006, And 9014 (A)(I) Approving Bidding Procedures, (II) Granting Certain Bid Protections, (III) Approving Form And Manner Of Sale Notices, And (IV) Setting Sale Hearing Date, (B) Authorizing And Approving (I) Sale Of Certain Of Debtors’ Assets Comprising Substantially All Assets Primarily Used In Debtors’ Steering And Halfshaft Business Free And Clear Of Liens, Claims, And Encumbrances, (II) Assumption And Assignment Of Certain Executory Contracts And Unexpired Leases, And (III) Assumption Of Certain Liabilities, And (C) Authorizing And Approving Transaction Facilitation Agreement (the “Sale Motion”). On                     , 2007, the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) entered an Order Under 11 U.S.C. § 363 And Fed. R. Bankr. P. 2002 And 9014 (I) Approving Bidding Procedures, (II) Granting Certain Bid Protections, (III) Approving Form And Manner Of Sale Notices, And (IV) Setting Sale Hearing Date In Connection With Sale Of Steering Business (the “Bidding Procedures Order”). The Bidding Procedures Order set February 21, 2008 as the date when the Bankruptcy Court will conduct a hearing (the “Sale Hearing”) to authorize the Selling Debtor Entities to enter into the Agreement. All capitalized terms used but not otherwise defined in these Bidding Procedures have the meanings ascribed to them in the Agreement.
     The Bidding Procedures set forth herein describe, among other things, the assets available for sale, the manner in which bidders and bids become Qualified Bidders and Bids, respectively, the coordination of diligence efforts among bidders, the receipt and negotiation of bids received, the conduct of any subsequent Auction (as defined herein), the ultimate selection of the Successful Bidder(s) (as defined herein), and the Bankruptcy Court’s approval thereof. The following overbid provisions and related Bidding Procedures are designed to compensate the

[1]	Under the Agreement, the Selling Debtor Entities are comprised of Delphi, Delphi Automotive Systems LLC, Delphi Automotive Systems (Holding) Inc., Delphi China LLC, and Delphi Technologies, Inc. Certain assets will be sold under the Agreement by non-Debtor affiliates of the Selling Debtor Entities listed on Schedule 1 to the Agreement. The Selling Debtor Entities and the selling non-Debtor affiliates are collectively referred to as the “Sellers.”

Buyers for their efforts and agreements to date and to facilitate a full and fair process (the “Bidding Process”) designed to maximize the value of the Purchased Assets for the benefit of the Selling Debtor Entities’ creditors, stakeholders, and estates. The Debtors intend to consult with, among others, the official committee of unsecured creditors (the “Creditors’ Committee”) throughout the Bidding Process. In the event that the Debtors and any party disagree as to the interpretation or application of these Bidding Procedures, the Bankruptcy Court will have jurisdiction to hear and resolve such dispute.
Assets To Be Sold
     The assets proposed to be sold include substantially all of the assets primarily used in the Steering Business (the “Assets”).
“As Is, Where Is”
     The sale of the Assets will be on an “as is, where is” basis and without representations or warranties of any kind, nature, or description by the Sellers, their agents, or estates, except, with respect to the Buyers, to the extent set forth in the Agreement and, with respect to a Successful Bidder, to the extent set forth in the relevant purchase agreement of such Successful Bidder approved by the Bankruptcy Court.
Free Of Any And All Claims And Interests
     Except, with respect to the Buyers, to the extent otherwise set forth in the Agreement and, with respect to a Successful Bidder, to the extent otherwise set forth in the relevant purchase agreement of such Successful Bidder, all of the Sellers’ right, title, and interest in and to the Assets, or any portion thereof, to be acquired will be sold free and clear of all pledges, liens, security interests, Encumbrances, Claims, charges, options, and interests thereon and there against (collectively, the “Claims and Interests”), such Claims and Interests to attach to the net proceeds of the sale of such Assets.
Participation Requirements
     Any person who wishes to participate in the bidding process (a “Potential Bidder”) must become a Qualified Bidder. As a prerequisite to becoming a Qualified Bidder, a Potential Bidder, other than the Buyers must deliver (unless previously delivered) to the Selling Debtor Entities and their counsel at the addresses provided below, unless otherwise ordered by the Bankruptcy Court or as otherwise determined by the Sellers in their discretion:
(a) An executed confidentiality agreement in form and substance satisfactory to Delphi;
(b) Current audited financial statements of the Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of acquiring the Purchased Assets and the Steering Business, current audited financial statements of the equity holders of the Potential Bidder who must guarantee the obligations of the Potential Bidder, or such

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other form of financial disclosure and credit-quality support or enhancement as may be acceptable to the Sellers and their financial advisors; and
(c) A preliminary (non-binding) proposal regarding: (i) the purchase price range, (ii) any assets and/or equity interests expected to be excluded, (iii) the structure and financing of the transaction (including, but not limited to, the sources of financing for the Purchase Price and the requisite Good Faith Deposit), (iv) any anticipated regulatory approvals required to close the transaction, the anticipated time frame, and any anticipated impediments for obtaining such approvals, (v) any conditions to closing that it may wish to impose in addition to those set forth in the Agreement, and (vi) the nature and extent of additional due diligence it may wish to conduct and the date by which such due diligence must be completed.
     A Potential Bidder who delivers the documents described in the previous subparagraphs above and whose financial information and credit-quality support or enhancement demonstrate the financial capability of such Potential Bidder to consummate the Sale if selected as a Successful Bidder, and who the Sellers determine in their sole discretion is likely (based on availability of financing, experience, and other considerations) to be able to consummate the Sale within the time frame provided by the Agreement will be deemed a “Qualified Bidder.” Notwithstanding the foregoing, the Buyers will be deemed a Qualified Bidder for purposes of the Bidding Process. As promptly as reasonably practicable after a Potential Bidder delivers all of the materials required above, the Sellers will determine, and will notify the Potential Bidder, whether such Potential Bidder is a Qualified Bidder. At the same time when the Sellers notify the Potential Bidder that it is a Qualified Bidder, the Sellers will allow the Qualified Bidder to commence due diligence with respect to the Purchased Assets and the Steering Business as described below.
Due Diligence
     The Sellers will afford each Qualified Bidder due diligence access to the Purchased Assets and the Steering Business. Due diligence access may include such management presentations as may be scheduled by the Sellers, access to data rooms, on site inspections, and such other matters which a Qualified Bidder may request and as to which the Sellers, in their sole discretion, may agree. The Sellers will designate an employee or other representative to coordinate all reasonable requests for additional information and due diligence access from Qualified Bidders. Any additional due diligence will not continue after the Bid Deadline. The Sellers may, in their discretion, coordinate diligence efforts such that multiple Qualified Bidders have simultaneous access to due diligence materials and/or simultaneous attendance at management presentations or site inspections. Neither the Sellers nor any of their Affiliates (or any of their respective representatives) will be obligated to furnish any information relating to Purchased Assets and the Steering Business to any Person other than to Qualified Bidders who make an acceptable preliminary proposal.
Bid Deadline
     A Qualified Bidder who desires to make a bid must deliver the Required Bid Documents to: Delphi Automotive Systems LLC, 5725 Delphi Drive, Troy, Michigan 48098 Attention:

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Steven Daniels, Director, Mergers & Acquisitions, with copies to: (i) Sellers’ counsel, Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60601-1285, Attention: John K. Lyons and Ron E. Meisler, (ii) Delphi’s in-house counsel, Delphi Corporation, 5725 Delphi Drive, Troy, Michigan 48098, Attention: Deputy General Counsel — Transactional & Restructuring; (iii) Sellers’ financial advisor, Rothschild, Inc., 1251 Avenue of the Americas, New York, New York 10020, Attention: William Shaw, (iv) counsel to the Creditors’ Committee, Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, Attention: Robert J. Rosenberg and Mark A. Broude, and (v) counsel for the agent under Delphi’s postpetition credit facility, Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Attention: Donald S. Bernstein and Brian Resnick; so as to be received not later than 11:00 a.m. (prevailing Eastern time) by January 18, 2008 (the “Bid Deadline”). Delphi may extend the Bid Deadline once or successively, but is not obligated to do so, provided, however, for any such extension beyond February 1, 2008, Delphi shall have obtained the written consent of the Buyers, which consent shall not be unreasonably withheld. If Delphi extends the Bid Deadline, it will promptly notify all Qualified Bidders of such extension. As soon as reasonably practicable following receipt of each Qualified Bid, the Sellers will deliver complete copies of all items and information enumerated in the section below entitled “Bid Requirements” to counsel for the official committee of equity security holders (the “Equity Committee”). The Sellers also will provide the International Union, United Automobile, Aerospace & Agricultural Implement Workers of America (the “UAW”) with notice of all Qualified Bidders and their contact information.
     Qualified Bidders should note that Section 6.6 of the Agreement addresses, among other things, the terms and conditions of employment of UAW-represented employees, and these issues remain subject to the parties’ rights and obligations related to bargaining with the UAW.
Bid Requirements
All bids must include the following documents (the “Required Bid Documents”):
(a) A letter stating that the bidder’s offer is irrevocable until two Business Days after the closing of the Sale of the Purchased Assets.
(b) An executed copy of the Agreement, together with all schedules marked (a “Marked Agreement”) to show those amendments and modifications to such Agreement and schedules that the Qualified Bidder proposes, including the Purchase Price (as defined in the Agreement).
(c) A good faith deposit (the “Good Faith Deposit”) in the form of a certified bank check from a U.S. bank or by wire transfer (or other form acceptable to the Sellers in their sole discretion) payable to the order of Delphi (or such other party as the Sellers may determine) in an amount equal to $9.5 million.
(d) Written evidence of a commitment for financing, or other evidence of ability to consummate the proposed transaction, that is satisfactory to the Sellers and their advisors.

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Qualified Bids
A bid will be considered only if the bid:
(a) Is on terms and conditions (other than the amount of the consideration and the particular Liabilities being assumed) that are substantially similar to, and are not materially more burdensome or conditional to the Sellers than, those contained in the Agreement.
(b) Is not conditioned on obtaining financing or on the outcome of unperformed due diligence by the bidder.
(c) Proposes a transaction that the Sellers determine, in the good faith opinion of their senior management, after consultation with their financial advisors, is not materially more burdensome or conditional than the terms of the Agreement and has a value, either individually or, in conjunction with any other Qualified Bid, greater than or equal to the sum of the (i) Preliminary Purchase Price plus (ii) the Assumed Liabilities plus (iii) the amount of the Break-Up Fee plus (iv) the Expense Reimbursement plus (v) $1 million.
(d) Is not conditioned upon any bid protections, such as a break-up fee, termination fee, expense reimbursement, or similar type of payment.
(e) Includes an acknowledgement and representation that the bidder: (i) has had an opportunity to conduct any and all due diligence regarding the Purchased Assets prior to making its offer, (ii) has relied solely upon its own independent review, investigation, and/or inspection of any documents and/or the Purchased Assets in making its bid, (iii) did not rely upon any written or oral statements, representations, promises, warranties, or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Purchased Assets, or the completeness of any information provided in connection therewith or the Auction, except as expressly stated in the Agreement or the Marked Agreement, and (iv) agrees that any non disclosure agreement or confidentiality agreement entered into with Delphi shall be enforceable by the Successful Bidder.
(f) Include a commitment to consummate the purchase of the Purchased Assets immediately upon completion of all closing conditions within the Sellers’ reasonable control, which may as early as 15 days after entry of the Sale Approval Order, or in the case of any governmental approvals, 60 days after entry of such order.
(g) Is on terms acceptable to General Motors Corporation (“GM”), as provided in any agreement between GM and Delphi which facilitates the transactions contemplated in the Agreement.
(h) Is received by the Bid Deadline.
     A bid received from a Qualified Bidder will constitute a “Qualified Bid” only if it includes all of the Required Bid Documents and meets all of the above requirements; provided, however, the Sellers will have the right, in their sole discretion, to entertain bids for the Purchased Assets that do not conform to one or more of the requirements specified herein and

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may deem such bids to be Qualified Bids. Notwithstanding the foregoing, the Buyers will be deemed Qualified Bidders, and the Agreement will be deemed a Qualified Bid, for all purposes in connection with the Bidding Process, the Auction, and the Sale. A Qualified Bid will be valued based upon factors such as the net value provided by such bid and the likelihood and timing of consummating such transaction. Each Qualified Bid other than that of the Buyers is referred to as a “Subsequent Bid.”
     If the Sellers do not receive any Qualified Bids other than the Agreement received from the Buyers, the Selling Debtor Entities will report the same to the Bankruptcy Court and will proceed with the Sale pursuant to the terms of the Agreement. If Delphi receives a bid that does not conform to one or more of the requirements specified in sections (a) —(h) above, but determines that such bid is to be treated as a Qualified Bid with a higher value as defined in section (c) above, then any Qualified Bidder (including the Buyer) will have the opportunity to submit a bid at the Auction on the same basis, so long as such bid has a value of at least $1,000,000 more than the non-conforming bid. Delphi will notify the Buyer and all Qualified Bidders in writing as to whether or not any bids constitute Qualified Bids no later than five days following the expiration of the Bid Deadline.
Bid Protection
     Recognizing the Buyers’ expenditure of time, energy, and resources, the Selling Debtor Entities have agreed to provide certain bidding protections to the Buyers. Specifically, the Selling Debtor Entities have determined that the Agreement furthers the goals of the Bidding Procedures by setting a floor which all other Qualified Bids must exceed. As a result, the Selling Debtor Entities have agreed that if the Buyers are not the Successful Bidder, the Selling Debtor Entities will, in certain circumstances, pay to the Buyers a Break-Up Fee and/or Expense Reimbursement. The payment of the Break-Up Fee or the Expense Reimbursement (as applicable) will be governed by the provisions of the Agreement and the Bidding Procedures Order.
Auction
     If the Sellers receive one or more Qualified Bids in addition to the Agreement, the Sellers will conduct an auction (the “Auction”) of the Purchased Assets and the Steering Business upon notice to all Qualified Bidders who have submitted Qualified Bids at 10:00 a.m. (prevailing Eastern time) on January 28, 2008 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 or 333 West Wacker Drive, Chicago, Illinois 60606 (at the Sellers’ election) or such later time or other place as the Sellers notify (after obtaining the Buyers’ consent, which shall not to be unreasonably withheld) all Qualified Bidders who have submitted Qualified Bids (but in no event later than the second Business Day prior to the Sale Hearing), in accordance with the following procedures:
(a) Only the Sellers, the Buyers, any representative of the Creditors’ Committee and the Equity Committee, any representative of the Sellers’ secured lenders under their postpetition credit facility (and the legal and financial advisers to each of the foregoing), any representative of GM, any representative of the UAW, and any Qualified Bidder who has timely submitted a Qualified Bid will be entitled to attend the Auction, and only the

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Buyers and Qualified Bidders will be entitled to make any subsequent Qualified Bids at the Auction. At the Auction, each Qualified Bidder shall confirm on the record that it has not engaged in any collusion with respect to the bidding process or the Sale.
(b) At least three Business Days prior to the Auction, each Qualified Bidder who has timely submitted a Qualified Bid must inform the Sellers whether it intends to participate in the Auction and at least two Business Days prior to the Auction, the Sellers will provide copies of the Qualified Bid or combination of Qualified Bids which the Sellers believe is the highest or otherwise best offer to GM, the UAW, and all Qualified Bidders who have informed the Sellers of their intent to participate in the Auction.
(c) All Qualified Bidders who have timely submitted Qualified Bids will be entitled to be present for all Subsequent Bids with the understanding that the true identity of each bidder will be fully disclosed to all other bidders and that all material terms of each Subsequent Bid will be fully disclosed to all other bidders throughout the entire Auction and put on the record.
(d) The Sellers may employ and announce at the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make Subsequent Bids) for conducting the Auction, provided that such rules are not inconsistent with these Bidding Procedures, the Bankruptcy Code, the Bankruptcy Code, General Order M-331 issued by the United States Bankruptcy Court for the Southern District of New York, or any order of the Bankruptcy Court entered in connection herewith.
(e) Bidding at the Auction will begin with the highest or otherwise best Qualified Bid or combination of Qualified Bids and continue in minimum increments of at least $1 million higher than the previous bid or bids. The Auction will continue in one or more rounds of bidding and will conclude after each Qualified Bidder has had the opportunity to submit one or more additional Subsequent Bids with full knowledge and written confirmation of the then-existing highest bid or bids. For the purpose of evaluating the value of the consideration provided by Subsequent Bids (including any Subsequent Bid by Buyers), the Sellers will give effect to any Break-Up Fee or Expense Reimbursement that may be payable to Buyers under the Agreement as well as any assets and/or equity interests to be retained by any Seller or any Liabilities to be assumed by the Bidder.
Selection Of Successful Bid
     The concluding date and time of the Auction shall be stated on the record. At the conclusion of the foregoing steps in the Auction, or as soon thereafter as practicable, the Sellers, in consultation with their financial advisors, will: (i) review each Qualified Bid on the basis of financial and contractual terms and the factors relevant to the sale process, including those factors affecting the speed and certainty of consummating the sale, and (ii) identify the highest or otherwise best offer(s) for the Purchased Assets and the Business received at the Auction (the “Successful Bid(s)” and the bidder(s) making such bid, the “Successful Bidder(s)”), as well as identifying the Alternate Bidder. No further bids shall be considered by Delphi or the Bankruptcy Court following the conclusion of the Auction.

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     The Sellers will sell the Purchased Assets for the highest or otherwise best Qualified Bid to the Successful Bidder upon the approval of such Qualified Bid by the Bankruptcy Court after the Sale Hearing. If, after an Auction in which the Buyers: (i) have bid an amount in excess of the consideration presently provided for in the Agreement with respect to the transactions contemplated under the Agreement and (ii) are the Successful Bidder, they must, at the Closing under the Agreement, pay, in full satisfaction of the Successful Bid, an amount equal to: (a) the amount of the Successful Bid less (b) the Break-Up Fee, Expense Reimbursement, and Deposit Amount.
     The Selling Debtor Entities’ presentation of a particular Qualified Bid to the Court for approval does not constitute the Sellers’ acceptance of the bid. The Sellers will be deemed to have accepted a bid only when the bid has been approved by the Bankruptcy Court at the Sale Hearing.
The Sale Hearing
     The Sale Hearing will be held before the Honorable Judge Robert Drain on February 21, 2008 at 10:00 a.m. (prevailing Eastern time) in the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 610, New York, New York 10004, but may be adjourned or rescheduled in Delphi’s sole discretion, subject to Bankruptcy Court approval, as necessary, without further notice by an announcement of the adjourned date at the Sale Hearing only if (a) notwithstanding such adjournment or extension, the Sellers would be able to comply with the time requirements of Section 9.1.2.D of the Agreement after consultation with the Buyers or (b) the Buyers are not the Successful Bidder at the Auction. In all other instances, the Sale Hearing may be adjourned only upon written consent of the Buyers, which consent shall not be unreasonably withheld. To the extent that the Selling Debtor Entities do not receive additional Qualified Bids, the Selling Debtor Entities shall have the right, at their election, to seek an earlier Sale Hearing (the “Earlier Sale Hearing”); provided, however, that if the Selling Debtor Entities seek approval of the Sale at the Earlier Sale Hearing, the Selling Debtors shall serve those parties receiving notice of the Sale under paragraphs 12(a) and (d) of the Bidding Procedures Order with a notice of the Earlier Sale Hearing on or before 20 days prior to the Earlier Sale Hearing and allow any such party to file an objection to the Sale no later than seven days prior to the Earlier Sale Hearing. If the Sellers do not receive any Qualified Bids (other than the Qualified Bid of the Buyers), the Selling Debtor Entities will report the same to the Bankruptcy Court at the Sale Hearing and will proceed with a sale of the Purchased Assets to the Buyers following entry of the Sale Order. If the Sellers do receive additional Qualified Bids, then, at the Sale Hearing, the Selling Debtor Entities will seek approval of the Successful Bid(s), and, at the Sellers’ election, one or more next highest or best Qualified Bid(s) (the “Alternate Bid(s),” and such bidder(s), the “Alternate Bidder(s)”). The Selling Debtor Entities’ presentation to the Bankruptcy Court of the Successful Bid(s) and Alternate Bid(s) will not constitute the Sellers’ acceptance of either or any such bid(s), which acceptance will only occur upon approval of such bid(s) by the Bankruptcy Court at the Sale Hearing. Following approval of the Sale to the Successful Bidder(s), if the Successful Bidder(s) fail(s) to consummate the sale because of: (i) failure of a condition precedent beyond the control of either the Sellers or the Successful Bidder or (ii) a breach or failure to perform on the part of such Successful Bidder(s), then the Alternate Bid(s) will be deemed to be the Successful Bid(s) and the Sellers will be authorized,

8

but not directed, to effectuate a sale to the Alternate Bidder(s) subject to the terms of the Alternate Bid(s) of such alternate Bidder(s) without further order of the Bankruptcy Court.
Return Of Good Faith Deposits
     Good Faith Deposits of all Qualified Bidders (except for the Successful Bidder) will be held in an interest-bearing escrow account and all Qualified Bids will remain open (notwithstanding Bankruptcy Court approval of a sale pursuant to the terms of one or more Successful Bids by one or more Qualified Bidders), until two Business Days following the Closing of the Sale (the “Return Date”). If a Successful Bidder fails to consummate an approved sale because of a breach or failure to perform on the part of such Successful Bidder, the Sellers will not have any obligation to return the Good Faith Deposit, and such Good Faith Deposit will irrevocably become property of the Sellers in full and final satisfaction of any and all Liabilities of the defaulting Successful Bidder to the Sellers with respect to the Sale. On the Return Date, the Sellers will return the Good Faith Deposits of all other Qualified Bidders, together with the accrued interest thereon.
Reservations Of Rights
     The Sellers, after consultation with the agents for their secured lenders and the Committee: (i) may determine which Qualified Bid, if any, is the highest or otherwise best offer and (ii) may reject, at any time any bid (other than the Buyers’ bid) that is: (a) inadequate or insufficient, (b) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures, or the terms and conditions of the Sale, or (c) contrary to the best interests of the Sellers, their estates, and stakeholders as determined by the Sellers in their sole discretion.

9

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
Debtors.	:	(Jointly Administered)
:
x
ORDER UNDER 11 U.S.C. § 363 AND FED. R. BANKR. P.
2002 AND 9014 (I) APPROVING BIDDING PROCEDURES,
(II) GRANTING CERTAIN BID PROTECTIONS,
(III) APPROVING FORM AND MANNER OF SALE NOTICES,
AND (IV) SETTING SALE HEARING DATE IN CONNECTION WITH
SALE OF STEERING AND HALFSHAFT BUSINESS
(“STEERING BIDDING PROCEDURES ORDER”)
          Upon the expedited motion, dated December 10, 2007 (the “Motion”), of Delphi Corporation (“Delphi”) and certain of its subsidiaries and affiliates, debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”), for orders pursuant to 11 U.S.C. §§ 363, 365, and 1146 and Fed. R. Bankr. P. 2002, 6004, 6006, and 9014 (a)(i) approving the bidding procedures set forth herein and attached hereto as Exhibit 1 (the “Bidding Procedures”), (ii) granting certain bid protections, (iii) approving the form and manner of sale notices, and (iv) setting a sale hearing date (the “Sale Hearing”) and (b) authorizing and approving (i) the sale (the “Sale”) of certain of the Debtors’ assets comprising substantially all of the assets of Delphi’s steering and halfshaft Business,1 free and clear of liens, Claims, and Encumbrances (the “Acquired Assets”) and the Sale Securities (together with the Acquired Assets, the “Purchased

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

Assets”) to Steering Solutions Corporation and certain of its affiliates (the “Buyers”), pursuant to the Master Sale And Purchase Agreement dated December 10, 2007 by and between Delphi and certain of its affiliates, including certain affiliated chapter 11 Debtors as set forth in the Agreement (the “Selling Debtor Entities”)2 and the Buyers, including Exhibits and Schedules thereto, the Ancillary Agreements, and other related documents (the “Agreement”), or to the Successful Bidder (as hereinafter defined) submitting a higher or otherwise better bid pursuant to the Bidding Procedures, (ii) the assumption and assignment of certain prepetition executory contracts and unexpired leases as defined in the Agreement (the “Pre-Petition Contracts”) and the assignment of certain postpetition executory contracts and unexpired leases as defined in the Agreement (the “Post-Petition Contracts” and collectively with the Pre-Petition Contracts, the “Assumed and Assigned Contracts”) to the Buyers or the Successful Bidder, and (iii) the assumption of certain liabilities as defined in the Agreement (the “Assumed Liabilities”) by the Buyers or the Successful Bidder; and upon the record of the hearing held on December 20, 2007 (the “Bidding Procedures Hearing”); and after due deliberation thereon, and sufficient cause appearing therefor,

[2]	Under the Agreement, the Selling Debtor Entities include Delphi, Delphi Automotive Systems LLC, Delphi China LLC, Delphi Technologies, Inc., and Delphi Automotive Systems (Holding), Inc. Certain assets will be sold under the Agreement by non-Debtor affiliates of the Selling Debtor Entities listed on Schedule 1 to the Agreement. The Selling Debtor Entities and the selling non-Debtor affiliates are collectively referred to as the “Sellers.”

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          IT IS HEREBY FOUND AND DETERMINED THAT:3
          A. The Court has jurisdiction over this matter and over the property of the Debtors and their respective bankruptcy estates pursuant to 28 U.S.C. §§ 157(a) and 1334.
          B. This matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A), (N), and (O).
          C. The relief requested in the Motion and granted herein is in the best interests of the Selling Debtor Entities, their estates, their stakeholders, and other parties-in-interest.
          D. The notice of the Motion and the Bidding Procedures Hearing given by the Selling Debtor Entities constitutes due and sufficient notice thereof.
          E. The Selling Debtor Entities have articulated good and sufficient reasons for the Court to (i) approve the Bidding Procedures, (ii) grant certain bid protections as provided in the Agreement and this order, (iii) approve the manner of notice of the Motion, the Sale Hearing, and the assumption and assignment of the Pre-Petition Contracts, (iv) approve the form of notice of the Motion and the Sale Hearing to be distributed to creditors, stakeholders, and other parties-in-interest, including prospective bidders, (v) approve the form of notice of the Cure Amounts (as defined below) and the assumption and assignment of the Pre-Petition Contracts to be filed with the Court and served on the non-Debtor counter-parties thereto, and (vi) set the Sale Hearing.
          F. The Break-Up Fee and the Expense Reimbursement may be

[3]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

3

payable in accordance with the terms, conditions, and limitations of the Agreement (together, the “Bid Protections”), (i) if triggered, shall be deemed an actual and necessary cost and expense of preserving the Selling Debtor Entities’ estates, within the meaning of sections 503 and 507(b) of the Bankruptcy Code, (ii) are of substantial benefit to the Selling Debtor Entities’ estates, (iii) are reasonable and appropriate, including in light of the size and nature of the Sale and the efforts that have been and will be expended by the Buyers notwithstanding that the proposed Sale is subject to higher or better offers for the Purchased Assets, (iv) were negotiated by the parties at arms’ length and in good faith, and (v) are necessary to ensure that the Buyers will continue to pursue the proposed acquisition of the Purchased Assets. The Bid Protections were a material inducement for, and condition of, the Buyers’ entry into the Agreement. The Buyers are unwilling to commit to hold open their offer to purchase the Purchased Assets under the terms of the Agreement unless they are assured of payment of the Bid Protections. Thus, assurance to the Buyers of payment of the Bid Protections promoted more competitive bidding by inducing the Buyers to hold their bid open. Without the bid protections, other bidding would have been limited. Further, because the Bid Protections induced the Buyers to submit a bid that will serve as a minimum or floor bid on which other bidders can rely, the Buyers have provided a benefit to the Selling Debtor Entities’ estates by increasing the likelihood that the price at which the Purchased Assets are sold will reflect their true worth. Finally, absent authorization of the Bid Protections, the Selling Debtor Entities may lose the opportunity to obtain the highest or otherwise best available offer for the Purchased Assets.
          G. The Bidding Procedures are reasonable and appropriate and

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represent the best method for maximizing the realizable value of the Purchased Assets.
THEREFORE, IT IS ORDERED, ADJUDGED, AND DECREED THAT:
Bidding Procedures
          1. The Bidding Procedures, substantially in the form as set forth on Exhibit 1 attached hereto and incorporated herein by reference as if fully set forth herein, are hereby approved and shall govern all proceedings relating to the Agreement, any subsequent bids for the Purchased Assets in these cases, and the Auction, if applicable.
          2. The Selling Debtor Entities may: (i) determine, in their business judgment, which Qualified Bid is the highest or otherwise best offer, (ii) consult with the representative of any official committee or significant constituent in connection with the Bidding Procedures, and (iii) reject at any time before entry of an order of the Court approving a Qualified Bid, any bid (other than the Buyers’ bid) which, in the Selling Debtor Entities’ sole discretion, is (a) inadequate or insufficient, (b) not in conformity with the requirements of the Bankruptcy Code or the Bidding Procedures, or (c) contrary to the best interests of the Selling Debtor Entities, their estates, and their stakeholders. The Selling Debtor Entities are authorized (x) to terminate the Bidding Process or the Auction at any time if they determine, in their business judgment, that the Bidding Process will not maximize the value of the Purchased Assets to be realized by the Selling Debtor Entities’ estates and (y) to seek Bankruptcy Court approval of the Agreement with the Buyers.
          3. Notice of the Bid Deadline and Auction as set forth herein constitutes good and sufficient to all potential bidders for the Purchased Assets, and no

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further notice shall be required if given pursuant to this order and the Bidding Procedures.
Sale Hearing
          4. The Court shall hold a Sale Hearing on February 21, 2008 at 10:00 a.m. (prevailing Eastern time) in the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 610, New York, New York 10004, at which time the Court shall consider the remainder of the Motion not approved by this order, approve the Successful Bidder, and confirm the results of the Auction, if any. Objections to the Motion, if any, shall be filed and served no later than 4:00 p.m. (prevailing Eastern time) on February 14, 2008 (the “Objection Deadline”).
          5. To the extent that the Selling Debtor Entities do not receive additional Qualified Bids, the Selling Debtor Entities shall have the right, at their election, to seek an earlier Sale Hearing (the “Earlier Sale Hearing”); provided, however, that if the Selling Debtor Entities seek approval of the Sale at the Earlier Sale Hearing, the Selling Debtors shall serve those parties receiving notice of the Sale under paragraphs 12(a) and (d) of this order with a notice of the Earlier Sale Hearing on or before 20 days prior to the Earlier Sale Hearing and allow any such party to file an objection to the Sale no later than seven days prior to the Earlier Sale Hearing.
          6. The failure of any objecting person or entity to timely file and serve its objection by the Objection Deadline shall be a bar to the assertion, at the Sale Hearing or thereafter, of any objection to the Motion, the Sale, or the Selling Debtor Entities’ consummation and performance of the Agreement (including the transfer of the Purchased Assets and the Assumed and Assigned Contracts free and clear of liens,

6

Claims, and Encumbrances), with the exception of any objection to the conduct of the Auction or the Selling Debtor Entities’ selection of the Successful Bidder, which may be made at the Sale Hearing.
          7. If a non-Debtor party to any Pre-Petition Contract that is proposed to be an Assumed and Assigned Contract fails to file and serve an objection to the Cure Notice in accordance with the instructions in the Cure Notice, (a) the Court will authorize the assumption and assignment of the applicable Pre-Petition Contract at the Sale Hearing and (b) the non-Debtor party to such Pre-Petition Contract shall be entitled to recover only its Cure Amounts listed in the Cure Notice and shall be barred and enjoined from asserting at the Sale Haring or otherwise that any other amounts are owing.
          8. The Sale Hearing may be adjourned by the Debtors from time to time without further notice to creditors or parties-in-interest other than by announcement of the adjournment in open court or on the Court’s calendar on the date scheduled for the Sale Hearing or any adjourned date, subject to the limitations set forth in Section 10.10 of the Agreement regarding the adjournment of the Sale Hearing.
Bid Protections
          9. The Bid Protections are hereby approved. The Selling Debtor Entities’ obligation to pay the Bid Protections pursuant to the terms of the Agreement shall survive termination of the Agreement and, until paid in accordance with the Agreement, shall constitute a superpriority administrative expense claim in favor of the Buyers pursuant to section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in sections 503(b) or 507(b) of the Bankruptcy Code. The Selling Debtor Entities shall be authorized to pay the Bid

7

Protections to the Buyers in accordance with the terms of the Agreement without further order of the Court.
          10. The following provisions of the Agreement regarding payments to the Buyers are approved and the Selling Debtor Entities are authorized, but not directed, to perform thereunder as applicable: (i) Section 9.2, the “Break-Up Fee; Expense Reimbursement” and (ii) Article 10, the “Bidding Procedures.”
          11. The Selling Debtor Entities’ obligations to pay the Bid Protections pursuant to the terms of the Agreement shall survive termination of the Agreement and, until paid, shall constitute a superpriority administrative expense claim in favor of the Buyers pursuant to section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code.
Notice
          12. Notice of (i) the Motion, including the proposed Sale of the Purchased Assets to the Buyers, (ii) the Sale Hearing, and (iii) the proposed assumption and assignment of the Pre-Petition Contracts to the Buyers pursuant to the Agreement or to a Successful Bidder shall be good and sufficient, and no other or further notice shall be required, if given as follows:
               (a) Notice Of Sale Hearing. Within seven days after entry of this order (the “Mailing Date”), the Debtors (or their agent) shall serve the Motion, the Agreement, the proposed Sale Approval Order, the Bidding Procedures, and a copy of the Bidding Procedures Order by first-class mail, postage prepaid, upon (i) the Office of the United States Trustee for the Southern District of New York, (ii) counsel for the Buyers, (iii) counsel for the official committee of unsecured creditors appointed in these chapter 11 cases, (iv) counsel for the official committee of equity security holders appointed in these chapter 11 cases, (v) counsel for the agent under the Debtors’ postpetition credit

8

facility, (vi) all entities known to have expressed an interest in a transaction with respect to the Purchased Assets during the past 12 months, (vii) all entities known to have asserted any lien, claim, interest, or Encumbrance in or upon the Purchased Assets, (viii) all federal, state, and local regulatory or taxing authorities or recording offices, including but not limited to environmental regulatory authorities, which have a reasonably known interest in the relief requested by the Motion, (ix) all counter-parties to the Assumed and Assigned Contracts, (x) the United States Attorney’s office, (xi) the United States Department of Justice, (xii) the Securities and Exchange Commission, (xiii) the Internal Revenue Service, (xiv) all entities on the Master Service List (as defined by the Supplemental Order Under 11 U.S.C. §§ 102(1) And 105 And Fed. R. Bankr. P. 2002(M), 9006, 9007, And 9014 Establishing Omnibus Hearing Dates And Certain Notice, Case Management, And Administrative Procedures (Docket No. 2883), as amended from time to time (collectively, the “Case Management Orders”)), (xv) counsel to General Motors Corporation, (xvi) counsel to the International Union, United Automobile, Aerospace and Agricultural Works of America and its Local Unions Number 699 (Saginaw) and Number 2195 (Athens), (xvii) all other labor unions representing the Steering Business’s hourly employees, and (xviii) any pension fund or multiemployer pension plan to which the Debtors have made contributions on account of employees of the Steering Business.
               (b) Cure Notice. At least 20 days prior to the Sale Hearing, the Selling Debtor Entities shall file with this Court and serve on each non-Debtor party to the Pre-Petition Contracts a cure notice substantially in the form attached hereto as Exhibit 2 (the “Cure Notice”). The Cure Notice shall state the cure amount that the Selling Debtor Entities believe is necessary to assume such contract or lease pursuant to section 365 of the Bankruptcy Code (the “Cure Amount”) and notify each party that such party’s lease or contract will be assumed and assigned to the Buyers or a Successful Bidder (as appropriate) to be identified at the conclusion of the Auction. In addition, such Cure Amounts shall be listed on a schedule to the Sale Approval Order. Each non-Debtor party to the Pre-Petition Contracts shall have ten days from the date of the Cure Notice to object to the Cure Amount and must state in its objection with specificity what Cure Amount is required (with appropriate documentation in support thereof). If no objection is timely received, the Cure Amount set forth in the Cure Notice shall be controlling, notwithstanding anything to the contrary in any the Pre-Petition Contract or any other document, and the non-Debtor party to the Pre-Petition Contract shall be deemed to have consented to the Cure Amount and shall be forever barred from asserting any other claims related to such Pre-Petition Contract against the Selling Debtor Entities, the Buyers, or the Successful Bidder (as appropriate), or the property of any of them.
               (c) Assumption/Assignment Notice For Buyers. At least 20 days prior to the Sale Hearing, the Selling Debtor Entities shall file with this Court and serve on all non-Debtor parties to the Assumed and Assigned Contracts a notice (the “Buyer Assumption/Assignment Notice”), substantially in the form of the notice attached hereto as Exhibit 3, identifying the Buyers as the parties which will be assigned all of the Selling Debtor Entities’ right, title, and interest in the Assumed and Assigned Contracts, subject to completion of the Bidding Process provided under the Bidding Procedures. The non-Debtor party to a Pre-Petition Contract shall have ten days from the service of the Buyer Assumption/Assignment Notice to object to the proposed assumption and assignment to

9

the Buyers and must state in its objection, with specificity, the legal and factual basis of its objection. If no objection is timely received, the non-Debtor party to the Pre-Petition Contract shall be deemed to have consented to the assumption and assignment of the Pre-Petition Contract to the Buyers and shall be forever barred from asserting any objection with regard to the assumption and assignment.
               (d) Assumption/Assignment Notice For A Qualified Bidder. At least 20 days prior to the Sale Hearing or on the business day following the Bid Deadline, whichever is later, the Selling Debtor Entities shall cause a notice (the “Qualified Bidder Assumption/Assignment Notice”), substantially in the form of the notice attached hereto as Exhibit 4, to be sent to each non-Debtor party to an Assumed and Assigned Contract identifying all Qualified Bidders (except the Buyers, which notice shall be governed by the Buyer Assumption/Assignment Notice set forth above). The non-Debtor party to the Pre-Petition Contract shall have ten days from the service of the Qualified Bidder Assumption/Assignment Notice to object to the proposed assumption and assignment to any Qualified Bidder and must state in its objection, with specificity, the legal and factual basis of its objection. If no objection is timely received, the non-Debtor party to the Pre-Petition Contract shall be deemed to have consented to the assumption and assignment of the Pre-Petition Contract to the Buyers or any Qualified Bidder and shall be forever barred from asserting any objection with regard to the assumption and assignment.
               (e) Publication Notice. On or before the Mailing Date, or as soon therafter as is practicable, the Debtors shall cause notice substantially in the form of the notice attached hereto as Exhibit 5, to be published in the Wall Street Journal (International Edition), the New York Times, and the Detroit Free Press.
          13. Notwithstanding rules 6004(h), 6006(d), 7062, or 9014 of the Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) or any other Bankruptcy Rule or rule 62(a) of the Federal Rules of Civil Procedure, this order shall be immediately effective and enforceable upon its entry and there shall be no stay of execution of this order.
          14. To the extent that any chapter 11 plan confirmed in these cases or any order confirming any such plan or in any other order in these cases (including any order entered after any conversion of these cases to cases under chapter 7 of the Bankruptcy Code) alters, conflicts with, or derogates from the provisions of this order, the provisions of this order shall control. The Debtors’ obligations under this order and

10

the portions of the Agreement pertaining to the Bid Protections shall survive confirmation of any plan of reorganization or discharge of claims thereunder and shall be binding upon Debtors, and the reorganized or reconstituted debtors, as the case may be, after the effective date of the confirmed plan or plans in the Debtors’ cases.
          15. This Court shall retain jurisdiction to hear and determine all matters arising from the implementation of this order.
          16. The requirement under Rule 9013-1(b) of the Local Bankruptcy Rules for the United States Bankruptcy Court for the Southern District of New York for the service and filing of a separate memorandum of law is deemed satisfied by the Motion.

Dated:	New York, New York , 2007

UNITED STATES BANKRUPTCY JUDGE

11

UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
Debtors.	:	(Jointly Administered)
:
x
ORDER UNDER 11 U.S.C. §§ 363, 365, AND 1146 AND FED. R. BANKR. P. 2002,
6004, 6006, AND 9014 (A) AUTHORIZING AND APPROVING (I) SALE OF
CERTAIN OF DEBTORS’ ASSETS COMPRISING SUBSTANTIALLY ALL OF
ASSETS OF STEERING AND HALFSHAFT BUSINESS FREE AND
CLEAR OF LIENS, CLAIMS, AND ENCUMBRANCES, (II) ASSUMPTION AND ASSIGNMENT OF CERTAIN EXECUTORY
CONTRACTS AND UNEXPIRED
LEASES, AND (III) ASSUMPTION OF CERTAIN LIABILITIES AND (B) AUTHORIZING AND APPROVING
TRANSACTION FACILITATION AGREEMENT
(“STEERING SALE APPROVAL ORDER”)
          Upon the motion, dated December 10, 2007 (the “Motion”), of Delphi Corporation (“Delphi”) and certain of its subsidiaries and affiliates, debtors and debtors-in-possession in the above-captioned cases (collectively, the “Debtors”), for orders pursuant to 11 U.S.C. §§ 363, 365, and 1146 and Fed. R. Bankr. P. 2002, 6004, 6006, and 9014 (a)(i) approving the Bidding Procedures,1 (ii) granting certain Bid Protections, (iii) approving the form and manner of sale notices, and (iv) setting a sale hearing date (the “Sale Hearing”), (b) authorizing and approving (i) the sale (the “Sale”) of certain of the Debtors’ assets (the “Purchased Assets”) comprising substantially all the assets of the steering and halfshaft Business (the “Steering Business”), free and clear of liens, Claims, and Encumbrances to Steering Solutions Corporation

[1]	Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Agreement.

and certain of its affiliates (the “Buyers”) pursuant to the Master Sale And Purchase Agreement dated December 10, 2007 (a copy of which is attached hereto as Exhibit A, and together with all Exhibits, Schedules, and related Ancillary Agreements, the “Agreement”), by and between Delphi and certain of its affiliates, including certain affiliated Debtors as set forth in the Agreement (the “Selling Debtors Entities”)2 and the Buyers, or to the party submitting the highest or otherwise best bid (the “Successful Bidder”), (ii) the assumption and assignment of certain prepetition executory contracts and unexpired leases as defined in the Agreement (the “Pre-Petition Contracts”) and the assignment of certain postpetition executory contracts and unexpired leases as defined in the Agreement (the “Post-Petition Contracts” and collectively with the Pre-Petition Contracts, the “Assumed and Assigned Contracts”) to the Buyers or the Successful Bidder, and (iii) the assumption of certain liabilities as defined in the Agreement (the “Assumed Liabilities”) by the Buyers or the Successful Bidder, and (c) authorizing and approving the Transaction Facilitation Agreement with General Motors Corporation; and the Court having entered an order on [•], 2007 (the “Bidding Procedures Order”) (Docket No. [•])(a) approving Bidding Procedures, (b) granting certain Bid Protections, (c) approving the form and manner of sale notices, and (d) setting the Sale Hearing; and the Sale Hearing having been held on February 21, 2008, at which time all interested parties were offered an opportunity to be heard with respect to the Motion; and the Court having reviewed and considered the Motion and the arguments of counsel made, and the evidence proffered or adduced, at the Sale Hearing; and it appearing that the relief requested in the Motion is in the best interests of the Selling Debtor

[2]	Under the Agreement, the Selling Debtor Entities are comprised of Delphi, Delphi Automotive Systems LLC, Delphi China LLC, Delphi Technologies, Inc., and Delphi Automotive Systems (Holding) Inc. Certain assets will be sold under the Agreement by non-Debtor affiliates of the Selling Debtor Entities listed on Schedule 1 to the Agreement. The Selling Debtor Entities and the selling non-Debtor affiliates are collectively referred to as the “Sellers.”

2

Entities, their estates, creditors, stakeholders, and all other parties-in-interest; and after due deliberation thereon, and sufficient cause appearing therefor,
     IT IS HEREBY FOUND AND DETERMINED THAT:3
          A. The Court has jurisdiction over the Motion and the transactions contemplated by the Agreement pursuant to 28 U.S.C. §§ 157 and 1334, and this matter is a core proceeding pursuant to 28 U.S.C. § 157(b)(2)(A) and (N). Venue of these cases and the Motion in this district is proper under 28 U.S.C. §§ 1408 and 1409.
          B. The statutory predicates for the relief sought in the Motion are sections 363, 365, and 1146 of 11 U.S.C. §§ 101-1330, as amended and in effect on October 8, 2005 (the “Bankruptcy Code”), and Fed. R. Bankr. P. 2002, 6004, 6006, and 9014.
          C. As evidenced by the affidavits of service previously filed with the Court, and based on the representations of counsel at the Sale Hearing, (i) proper, timely, adequate, and sufficient notice of the Motion, the Sale Hearing, the Sale, the Bid Deadline and Auction, the assumption and assignment of the Assumed and Assigned Contracts, and the Cure Amounts has been provided in accordance with 11 U.S.C. §§ 102(l), 363, and 365 and Fed. R. Bankr. P. 2002, 6004, 6006, and 9014, (ii) such notice was good, sufficient, and appropriate under the circumstances, and (iii) no other or further notice of the Motion, the Sale Hearing, the Sale, the Bid Deadline, the Auction, or the assumption and/or assignment of the Assumed and Assigned Contracts is or shall be required.
          D. In accordance with the provisions of the Bidding Procedures Order, the Debtors have served notice of the Cure Amounts (the “Cure Notice”) upon each non-Debtor

[3]	Findings of fact shall be construed as conclusions of law and conclusions of law shall be construed as findings of fact when appropriate. See Fed. R. Bankr. P. 7052.

3

counterparty to a Pre-Petition Contract that the Selling Debtor Entities seek to assume and assign to the Buyers and each non-Debtor counter-party to the Post-Petition Contracts. The service of such Cure Notice was good, sufficient, and appropriate under the circumstances and no further notice need be given in respect of establishing a Cure Amount for the respective Pre-Petition Contract. Non-Debtor counter-parties to the Pre-Petition Contracts have had a reasonable opportunity to object to the Cure Amount and assumption and assignment of the Pre-Petition Contracts set forth in the Cure Notice.
          E. As demonstrated by (i) the testimony and other evidence proffered or adduced at the Sale Hearing and (ii) the representations of counsel made on the record at the Sale Hearing, the Selling Debtor Entities have marketed the Purchased Assets and conducted the sale and bidding process in compliance with the Bidding Procedures Order and the Auction was duly noticed and conducted in a non-collusive, fair, and good faith manner.
          F. The Selling Debtor Entities (i) have full power and authority to execute the Agreement and all other applicable documents contemplated thereby, and the transfer and conveyance of the Purchased Assets by the Selling Debtor Entities has been duly and validly authorized by all necessary action of the Selling Debtor Entities, (ii) have all of the power and authority necessary to consummate the transactions contemplated by the Agreement, and (iii) have taken all action necessary to authorize and approve the Agreement and to consummate the transactions contemplated thereby, and no consents or approvals, other than those expressly provided for in the Agreement, are required for the Selling Debtor Entities to consummate such transactions.
          G. The Selling Debtor Entities have demonstrated (i) good, sufficient, and sound business purpose and justification for the Sale because, among other things, the Selling

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Debtor Entities and their advisors diligently and in good faith analyzed all other available options in connection with the disposition of the Purchased Assets and determined that (a) the terms and conditions set forth in the Agreement, (b) the transfer to the Buyers of the Purchased Assets pursuant thereto, and (c) the Purchase Price agreed to as reflected in the Agreement are all fair and reasonable and together constitute the highest or otherwise best value obtainable for the Purchased Assets and (ii) that compelling circumstances for the Sale pursuant to 11 U.S.C. § 363(b) prior to, and outside of, a plan of reorganization exist because, among other things, absent the Sale the value of the Purchased Assets will be substantially diminished.
          H. A reasonable opportunity to object or be heard with respect to the Motion and the relief requested therein has been afforded to all interested persons and entities, including without limitation: (i) the Office of the United States Trustee for the Southern District of New York, (ii) counsel for the Buyers, (iii) counsel for the official committee of unsecured creditors appointed in these chapter 11 cases, (iv) counsel for the official committee of equity security holders appointed in these chapter 11 cases, (v) all entities known to have expressed an interest in a transaction with respect to the Purchased Assets during the past 12 months, (vi) all entities known to have asserted any Interests and/or Claims (as defined below) in or upon the Purchased Assets, (vii) all federal, state, and local regulatory or taxing authorities or recording offices, including but not limited to environmental regulatory authorities, which have a reasonably known interest in the relief requested by the Motion, including all taxing authorities having jurisdiction over any of the Purchased Assets, (viii) all parties to the Assumed and Assigned Contracts, (ix) the United States Attorney’s office, (x) the United States Department of Justice, (xi) the Securities and Exchange Commission, (xii) the Internal Revenue Service, (xiii) all entities on the Master Service List (as defined by the Supplemental Order Under 11 U.S.C. §§

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102(1) And 105 And Fed. R. Bankr. P. 2002(M), 9006, 9007, And 9014 Establishing Omnibus Hearing Dates And Certain Notice, Case Management, And Administrative Procedures (Docket No. 2883), as amended from time to time (collectively, the “Case Management Orders”)), (xiv) counsel to General Motors Corporation; (xv) counsel to the International Union, United Automobile, Aerospace and Agricultural Works of America and its Local Unions Number 699 (Saginaw) and Number 2195 (Athens); (xvi) all other labor unions representing the Business’ hourly employees; and (xvii) any pension fund or multiemployer pension plan to which the Debtors have made contributions on account of employees of the Business.
          I. The Buyers are not “insiders” of any of the Debtors as that term is defined in 11 U.S.C. § 101(31).
          J. The Agreement was negotiated, proposed, and entered into by the Selling Debtor Entities and the Buyers without collusion, in good faith, and from arm’s-length bargaining positions. Neither the Selling Debtor Entities nor the Buyers have engaged in any conduct that would cause or permit the Sale to be avoidable under 11 U.S.C. § 363(n).
          K. The Buyers are good-faith purchasers under 11 U.S.C. § 363(m) and, as such, are entitled to all of the protections afforded thereby. The Buyers will be acting in good faith within the meaning of 11 U.S.C. § 363(m) in closing the transactions contemplated by the Agreement at all times after the entry of this order. In particular, (i) the Buyers recognized that the Debtors were free to deal with any other party interested in acquiring the Purchased Assets; (ii) the Buyers complied with the terms of the Bidding Procedures Order; (iii) the Buyers agreed to subject their bid to the competitive bidding procedures set forth in the Bidding Procedures Order; (iv) the Buyers in no way induced or caused the chapter 11 filing by the Debtors; (v) all payments to be made by the Buyers and other agreements or arrangements entered into by the

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Buyers in connection with the Sale have been disclosed; (vi) the Buyers have not violated section 363(n) of the Bankruptcy Code by any action or inaction; (vii) no common identity of directors or controlling stockholders exists between the Buyers and any of the Debtors; and (viii) the negotiation and execution of the Agreement was at arms’ length and in good faith.
          L. The Buyers are not a continuation of the Debtors or their respective estates and there is no continuity of enterprise between the Buyers and the Debtors. The Buyers are not holding themselves out to the public as a continuation of the Debtors. The Buyers are not successors to the Debtors or their respective estates and the Sale does not amount to a consolidation, merger, or de facto merger of the Buyers and the Debtors. The transactions contemplated by the Agreement are not being entered into fraudulently or to escape liability for the Debtors’ debts.
          M. The consideration provided by the Buyers for the Purchased Assets pursuant to the Agreement (i) is fair and reasonable, (ii) is the highest or otherwise best offer for the Purchased Assets, (iii) will provide a greater recovery for the Selling Debtor Entities’ creditors and stakeholders than would be provided by any other practical available alternative, and (iv) constitutes reasonably equivalent value and fair consideration under the Bankruptcy Code and under the laws of the United States, any state, territory, or possession thereof, or the District of Columbia.
          N. The transfer of the Purchased Assets to the Buyers will be a legal, valid, and effective transfer of the Purchased Assets, and in the case of the Purchased Assets of the Selling Debtor Entities, shall vest the Buyers with all right, title, and interest of the Selling Debtor Entities to the Purchased Assets free and clear of any and all liens, claims, interests, and Encumbrances of any type whatsoever, whenever and however arising (whether known or

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unknown, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, perfected or unperfected, allowed or disallowed, contingent or non-contingent, liquidated or unliquidated, matured or unmatured, material or non-material, disputed or undisputed, whether arising prior to or subsequent to the commencement of the chapter 11 cases, and whether imposed by agreement, understanding, law, equity, or otherwise, including claims otherwise arising under doctrines of successor liability), including, but not limited to those (i) that purport to give to any party a right or option to effect any forfeiture, modification, right of first refusal, or termination of the Selling Debtor Entities’ or the Buyers’ interest in the Purchased Assets, or any similar rights, and (ii) relating to taxes arising under or out of, in connection with, or in any way relating to the operation of the Steering Business prior to the Closing Date, including the transfer of the Purchased Assets to the Buyers (collectively, the “Interests and/or Claims”).
          O. If the Sale of the Purchased Assets with respect to the Selling Debtor Entities were not free and clear of all Interests and/or Claims as set forth in the Agreement and this order, or if the Buyers would, or in the future could, be liable for any of the Interests and/or Claims, the Buyers would not have entered into the Agreement and would not consummate the Sale or the transactions contemplated by the Agreement, thus adversely affecting the Selling Debtor Entities, their estates, their creditors, and their stakeholders.
          P. The Selling Debtor Entities may sell their interests in the Purchased Assets free and clear of all Interests and/or Claims because, in each case, one or more of the standards set forth in 11 U.S.C. § 363(f)(1)-(5) has been satisfied. All holders of Interests and/or Claims who did not object, or withdrew their objections to the Sale, are deemed to have consented to the Sale, pursuant to 11 U.S.C. § 363(f)(2). Those holders of Interests and/or Claims who did object

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fall within one or more of the other subsections of 11 U.S.C. § 363(f), and all holders of Interests and/or Claims are adequately protected by having their Interests and/or Claims, if any, attach to the cash proceeds of the Sale ultimately attributable to the property against or in which they claim an Interest or Claim with the same priority, validity, force, and effect as they attached to such property immediately before the closing of the Sale.
          Q. The Sale must be approved and consummated promptly in order to preserve the viability of the Steering Businesses subject to the Sale as a going concern, to maximize the value of the Debtors’ estates and to protect the interests of the customers of the non-Debtor Sellers. The Sale is in contemplation of, and a necessary condition precedent to, a reorganization plan for the Debtors and, accordingly, constitutes a transfer to which section 1146(c) of the Bankruptcy Code applies.
          R. The Selling Debtor Entities have demonstrated that it is an exercise of their sound business judgment to assume and/or assign the Assumed and Assigned Contracts as applicable to the Buyers in connection with the Closing of the Sale, and the assumption and/or assignment of the Assumed and Assigned Contracts is in the best interests of the Selling Debtor Entities, their estates, their creditors, and their stakeholders. The Assumed and Assigned Contracts being assigned to, and the liabilities being assumed by, the Buyers are an integral part of the Purchased Assets being purchased by the Buyers and, accordingly, such assumption and/or assignment of the Assumed and Assigned Contracts and is reasonable and enhances the value of the Selling Debtor Entities’ estates.
          S. The Selling Debtor Entities have (i) cured, or have provided adequate assurance of cure of, any default existing prior to the Closing of the Sale under any of the Pre-Petition Contracts, within the meaning of 11 U.S.C. § 365(b)(1)(A), by payment of the Cure

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Amounts provided on Schedule 1 hereto and (ii) provided compensation or adequate assurance of compensation to any party for any actual pecuniary loss to such party resulting from a default prior to the date hereof under any of the Pre-Petition Contracts, within the meaning of 11 U.S.C. § 365(b)(1)(B). The Buyers have provided adequate assurance of their future performance of and under the Pre-Petition Contracts, within the meaning of 11 U.S.C. §§ 365(b)(1)(C) and 365(f)(2)(B). Pursuant to 11 U.S.C. § 365(f), the Pre-Petition Contracts to be assumed and assigned under the Agreement shall be assigned and transferred to, and remain in full force and effect for the benefit of, the Buyers notwithstanding any provision in the contracts or other restrictions prohibiting their assignment or transfer.
          T. Approval of the Agreement and consummation of the Sale of the Purchased Assets and assignment of the Assumed and Assigned Contracts at this time are in the best interests of the Selling Debtor Entities, their estates, their creditors, their stakeholders, and other parties-in-interest.
          NOW THEREFORE, IT IS HEREBY ORDERED, ADJUDGED, AND DECREED THAT:
General Provisions
          1. The Motion is GRANTED.
Approval Of The Agreement
          2. Pursuant to 11 U.S.C. § 363(b), the Agreement and all of the terms and conditions thereof are hereby approved.
          3. Pursuant to 11 U.S.C. § 363(b), the Selling Debtor Entities are authorized, but not directed, to perform their obligations under the Agreement and comply with the terms

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thereof and consummate the Sale in accordance with and subject to the terms and conditions of the Agreement.
          4. Each of the signatories to the Agreement is authorized, but not directed, to take all actions necessary or appropriate to effectuate the terms of this order.
          5. The Selling Debtor Entities are authorized, but not directed, to execute and deliver, and empowered to perform under, consummate, and implement, the Agreement, together with all additional instruments and documents as may be reasonably necessary or desirable to implement the Agreement, and to take all further actions as may be requested by the Buyers for the purpose of assigning, transferring, granting, conveying, and conferring to the Buyers or reducing to possession the Purchased Assets and the Assumed and Assigned Contracts, or as may be necessary or appropriate to the performance of the obligations as contemplated by the Agreement.
          6. This order and the Agreement shall be binding in all respects upon all creditors and stakeholders (whether known or unknown) of the Debtors, the Buyers, all successors and assigns of the Buyers and the Selling Debtor Entities, all affiliates and subsidiaries of the Buyers and the Selling Debtor Entities, and any subsequent trustees appointed in the Debtors’ chapter 11 cases or upon a conversion to chapter 7 under the Bankruptcy Code, and the Agreement shall not be subject to rejection. To the extent that any provision of this order is inconsistent with the terms of the Agreement, this order shall govern.
          7. The Agreement and any related agreements, documents, or other instruments may be modified, amended, or supplemented by the parties thereto in accordance with the terms thereof without further order of the Court; provided that any such modification,

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amendment, or supplement does not have a material adverse effect on the Selling Debtor Entities’ estates in the good faith business judgment of the Selling Debtor Entities.
Sale And Transfer Of The Purchased Assets
          8. Except as expressly permitted or otherwise specifically provided for in the Agreement or this order, pursuant to 11 U.S.C. §§ 363(b) and 363(f), upon the consummation of the Agreement, the Selling Debtor Entities’ right, title, and interest in the Purchased Assets shall be transferred to the Buyers free and clear of all Interests and/or Claims, with all such Interests and/or Claims to attach to the cash proceeds of the Sale in the order of their priority, with the same validity, force, and effect which they had as against the Purchased Assets immediately before such transfer, subject to any claims and defenses the Selling Debtor Entities may possess with respect thereto.
          9. The transfer of the Purchased Assets to the Buyers pursuant to the Agreement constitutes a legal, valid, and effective transfer of the Purchased Assets and shall vest the Buyers with all right, title, and interest of the Selling Debtor Entities in and to the Purchased Assets free and clear of all Interests and/or Claims of any kind or nature whatsoever.
          10. If any person or entity which has filed financing statements, mortgages, mechanic’s liens, lis pendens, or other documents or agreements evidencing Interests and/or Claims against or in the Purchased Assets shall not have delivered to the Selling Debtor Entities prior to the Closing of the Sale, in proper form for filing and executed by the appropriate parties, termination statements, instruments of satisfactions, releases of all Interests and/or Claims that the person or entity has with respect to the Purchased Assets, or otherwise, then (i) the Selling Debtor Entities are hereby authorized to execute and file such statements, instruments, releases, and other documents on behalf of the person or entity with respect to the Purchased Assets and

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(ii) the Buyers are hereby authorized to file, register, or otherwise record a certified copy of this order, which, once filed, registered, or otherwise recorded, shall constitute conclusive evidence of the release of all Interests and/or Claims in the Purchased Assets of any kind or nature whatsoever.
          11. This order (i) shall be effective as a determination that, upon the Closing of the Sale, all Interests and/or Claims of any kind or nature whatsoever existing as to the Selling Debtor Entities or the Purchased Assets being sold by the Selling Debtor Entities prior to the Closing of the Sale have been unconditionally released, discharged, and terminated (other than any surviving obligations), and that the conveyances described herein have been effected, and (ii) shall be binding upon and shall govern the acts of all entities including, without limitation, all filing agents, filing officers, title agents, title companies, recorders of mortgages, recorders of deeds, registrars of deeds, administrative agencies, governmental departments, secretaries of state, federal, state, and local officials, and all other persons and entities who may be required by operation of law, the duties of their office, or contract, to accept, file, register, or otherwise record or release any documents or instruments, or who may be required to report or insure any title or state of title in or to any of the Purchased Assets.
          12. All persons and entities, including, but not limited to, all debt security holders, equity security holders, governmental, tax, and regulatory authorities, lenders, trade creditors, and other stakeholders, holding Interests and/or Claims of any kind or nature whatsoever against or in the Selling Debtor Entities or the Purchased Assets being sold by the Selling Debtor Entities (whether legal or equitable, secured or unsecured, matured or unmatured, contingent or non-contingent, senior or subordinated), arising under or out of, in connection with, or in any way relating to, the Steering Business, the Purchased Assets being sold by the Selling

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Debtor Entities, the operation of the Steering Business by the Selling Debtor Entities prior to the Closing of the Sale, or the transfer of the Purchased Assets to the Buyers, hereby are forever barred, estopped, and permanently enjoined from asserting against the Buyers, their successors or assigns, their property, or the Purchased Assets, such persons’ or entities’ Interests and/or Claims. Nothing in this order or the Agreement releases or nullifies any Liability to a governmental agency under any environmental laws and regulations that any entity would be subject to as owner or operator of any Purchased Assets after the date of entry of this order. Nothing in this order or the Agreement bars, estops, or enjoins any governmental agency from asserting or enforcing, outside the Court, any Liability described in the preceding sentence. Notwithstanding the above, nothing herein shall be construed to permit a governmental agency to obtain penalties from the Buyers for days of violation of environmental laws and regulations prior to Closing.
          13. All persons and entities are hereby forever prohibited and enjoined from taking any action that would adversely affect or interfere with the ability of the Selling Debtor Entities to sell and transfer the Purchased Assets to the Buyers, in each case in accordance with the terms of the Agreement and this order.
Assumption And Assignment To The Buyers Of The Pre-Petition Contracts
          14. Pursuant to 11 U.S.C. §§ 105(a) and 365, and subject to and conditioned upon the Closing of the Sale, the Selling Debtor Entities’ assumption and assignment to the Buyers, and the Buyers’ assumption on the terms set forth in the Agreement, of the Pre-Petition Contracts is hereby approved, and the requirements of 11 U.S.C. §§ 365(b)(1) and 365(f) with respect thereto are hereby deemed satisfied.

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          15. The Selling Debtor Entities are hereby authorized in accordance with 11 U.S.C. §§ 105(a), 363, and 365 to (a) assume and/or assign to the Buyers, effective upon the Closing of the Sale, the Assumed and Assigned Contracts free and clear of all Interests and/or Claims of any kind or nature whatsoever and (b) execute and deliver to the Buyers such documents or other instruments as may be necessary to assign and transfer the Assumed and Assigned Contracts and Assumed Liabilities to the Buyers.
          16. The Pre-Petition Contracts shall be transferred to, and remain in full force and effect for the benefit of, the Buyers in accordance with their respective terms, notwithstanding any provision in any such Pre-Petition Contract (including those of the type described in sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, restricts, or conditions such assignment or transfer and, pursuant to 11 U.S.C. § 365(k), the Selling Debtor Entities shall be relieved from any further liability with respect to the Pre-Petition Contract after such assignment to and assumption of such contracts by the Buyers.
          17. All defaults or other obligations of the Selling Debtor Entities under the Pre-Petition Contracts arising or accruing prior to the Closing of the Sale (without giving effect to any acceleration clauses or any default provisions of the kind specified in section 365(b)(2) of the Bankruptcy Code) shall be cured by the Selling Debtor Entities at the Closing of the Sale or as soon thereafter as practicable, or absent an agreement as to the Cure Amount between the Selling Debtor Entities and the non-Debtor party to a Pre-Petition Contract, by order of this Court, and the Buyers shall have no liability or obligation arising or accruing prior to the date of the Closing of the Sale, except as otherwise expressly provided in the Agreement. Each non-debtor party to any Pre-Petition Contract shall be deemed to have consented to the assumption and assignment of the Pre-Petition Contracts to the Buyers and shall be forever barred, estopped,

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and permanently enjoined from asserting against the Selling Debtor Entities or the Buyers, or the property of any of them, any default, breach, claim, pecuniary loss, or condition to assignment that exists, arises, or accrues as of the date of the Closing or any purported written or oral modification to the Pre-Petition Contracts. The failure of the Debtors or the Buyers to enforce prior to the Closing of the Sale one or more terms or conditions of any Pre-Petition Contracts shall not be a waiver of such terms or conditions, or of the Debtors’ or the Buyers’ rights to enforce every term and condition of any such Pre-Petition Contracts. There shall be no rent accelerations, assignment fees, increases (including advertising rates), or any other fees charged to the Buyers as a result of the assumption and assignment of the Pre-Petition Contracts.
          18. Each non-Debtor party to a Pre-Petition Contract hereby is forever barred, estopped, and permanently enjoined from asserting against Sellers or the Buyers, or the property of either of them, any default, breach, claim, pecuniary loss, or condition to assignment existing, arising or accruing as of the Closing of the Sale.
Additional Provisions
          19. The transactions contemplated by the Agreement, and the execution, delivery and/or recordation of any and all documents or instruments necessary or desirable to consummate the transactions contemplated by the Agreement shall be, and hereby are, exempt from the imposition and payment of all stamp taxes, or any other similar taxes pursuant to section 1146 of the Bankruptcy Code.
          20. The consideration provided by the Buyers for the Purchased Assets under the Agreement is hereby deemed to constitute reasonably equivalent value and fair consideration under the Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent

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Transfer Act, and under the laws of the United States, and any state, territory, or possession thereof, or the District of Columbia.
          21. Upon the Closing of the Sale, this order shall be construed as and shall constitute for any and all purposes a full and complete general assignment, conveyance, and transfer of all of the Purchased Assets and the Assumed and Assigned Contracts or a bill of sale transferring good and marketable title in such Purchased Assets and the Assumed and Assigned Contracts to the Buyers pursuant to the terms of the Agreement.
          22. Upon the Closing of the Sale, each of the Selling Debtor Entities’ creditors is authorized and directed to execute such documents and take all other such actions as may be necessary to release their respective Interests and/or Claims against the Purchased Assets, if any, as such Interest and/or Claims may have been recorded or may otherwise exist.
          23. Each and every federal, state, and governmental agency or department, and any other person or entity, is hereby directed to accept any and all documents and instruments necessary and appropriate to consummate the transactions contemplated by the Agreement.
          24. All entities which are currently, or as of the Closing of the Sale may be, in possession of some or all of the Purchased Assets to be sold, transferred, or conveyed pursuant to the Agreement are hereby directed to surrender possession of the Purchased Assets to the Buyers upon the Closing of the Sale.
          25. All persons holding Interests and/or Claims against or in the Selling Debtor Entities or the Purchased Assets of any kind or nature whatsoever shall be, and hereby are, forever barred, estopped, and permanently enjoined from asserting, prosecuting, or otherwise pursuing such Interests and/or Claims of any kind or nature whatsoever against the Buyers, their

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property, their successors and assigns, or the Purchased Assets with respect to any Interest or Claim of any kind or nature whatsoever which such person or entity had, has, or may have against or in the Selling Debtor Entities, their estates, their officers, their directors, their shareholders, or the Purchased Assets, including, without limitation, the following actions: (i) commencing or continuing in any manner any action or other Proceeding against the Buyers, their successors, assets, or properties; (ii) enforcing, attaching, collecting, or recovering in any manner any judgment, award, decree, or order against the Buyers, their successors, assets, or properties; (ii) creating, perfecting, or enforcing any lien or other Encumbrance against the Buyers, their successors, assets, or properties; (iv) asserting any setoff, right of subrogation, or recoupment of any kind against any obligation due the Buyers or their successors; (v) commencing or continuing any action, in any manner or place, that does not comply or is inconsistent with the provisions of this order or other orders of the Court, or the agreements or actions contemplated or taken in respect thereof; (vi) asserting that the Buyers are successors of the Selling Debtor Entities or the Business or have liability under any theory of successor liability for any Interest and/or Claim against or in the Business or the Purchased Assets of the Selling Debtor Entities; or (vi) revoking, terminating, or failing or refusing to renew any license, permit, or authorization to operate any of the Purchased Assets of the Selling Debtor Entities or conduct any of the businesses operated by the Purchased Assets of the Selling Debtor Entities. Following the Closing of the Sale, no holder of an Interest or Claim in or against the Selling Debtor Entities shall interfere with the Buyers’ title to or use and enjoyment of the Purchased Assets based on or related to such Interest or Claim, or any actions that the Selling Debtor Entities may take, or have taken, in their chapter 11 cases.

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          26. The transactions contemplated by the Agreement are undertaken by the Buyers in good faith, as that term is used in section 363(m) of the Bankruptcy Code, and accordingly, the reversal or modification on appeal of the authorization provided herein to consummate the sale of the Purchased Assets shall not affect the validity of the Sale to the Buyers, unless such authorization is duly stayed pending such appeal. The Buyers are purchasers in good faith of the Purchased Assets, and are entitled to all of the protections afforded by section 363(m) of the Bankruptcy Code.
          27. The consideration provided by the Buyers for the Purchased Assets under the Agreement is fair and reasonable and the Sale may not be avoided under section 363(n) of the Bankruptcy Code.
          28. The Selling Debtor Entities, including, but not limited to, their officers, employees, and agents, are hereby authorized to execute such documents and do such acts as are necessary or desirable to carry out the transactions contemplated by the terms and conditions of the Agreement and this order. The Selling Debtor Entities shall be, and they hereby are, authorized to take all such actions as may be necessary to effectuate the terms of this order.
          29. The terms and provisions of the Agreement and this order shall be binding in all respects upon, and shall inure to the benefit of, the Selling Debtor Entities, their estates, their creditors, and their stakeholders, the Buyers, and their respective affiliates, successors, and assigns, and any affected third parties, including, but not limited to, all persons asserting an Interest or Claim against or in the Purchased Assets to be sold to the Buyers pursuant to the Agreement, notwithstanding any subsequent appointment of any trustee or other fiduciary under any section of any chapter of the Bankruptcy Code, as to which trustee or other fiduciary such terms and provisions likewise shall be binding.

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          30. Notwithstanding anything contained herein to the contrary, the term “Purchased Assets” as defined herein does not include property that is not property of the Selling Debtor Entities’ estates, such as funds that are trust funds under any applicable state lien laws.
          31. To the extent permitted by section 525 of the Bankruptcy Code, no governmental unit may revoke or suspend any permit or license relating to the operation of the Purchased Assets sold, transferred, or conveyed to the Buyers on account of the filing or pendency of these chapter 11 cases or the consummation of the Sale.
          32. Sellers’ payment obligations to Buyers under the Agreement (including all Exhibits, Schedules, and Ancillary Agreements) shall survive termination of the Agreement and shall constitute an administrative expense of the Sellers pursuant to sections 503(b) or 507(b) of the Bankruptcy Code (except that the Sellers’ obligation to pay the Break-Up Fee and Expense Reimbursement shall have the administrative claim status set forth in the Bidding Procedures Order and Section 9.2 Agreement as specified therein).
          33. To the extent that any chapter 11 plan confirmed in these cases or any order confirming any such plan or in any other order in these cases (including any order entered after any conversion of these cases to cases under chapter 7 of the Bankruptcy Code) alters, conflicts with, or derogates from the provisions of the Agreement and this order, the provisions of this order shall control. The Debtors’ obligations under this order and Agreement (including all Exhibits, Schedules, and Ancillary Agreements) shall survive confirmation of any plan of reorganization or discharge of claims thereunder and shall be binding upon the Debtors and the reorganized or reconstituted debtors, as the case may be, after the effective date of the confirmed plan or plans in the Debtors’ cases.

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          34. The failure specifically to include or to reference any particular provision of the Agreement in this order shall not diminish or impair the effectiveness of such provision, it being the intent of the Court that the Agreement be authorized and approved in its entirety.
          35. This Court retains exclusive jurisdiction to interpret, construe, enforce and implement the terms and provisions of this order, the Agreement, all amendments thereto, any waivers and consents thereunder, and of each of the agreements executed in connection therewith in all respects, including, but not limited to, retaining jurisdiction to (i) compel delivery of the Purchased Assets to the Buyers, (ii) compel delivery of the Purchase Price or performance of other obligations owed to the Selling Debtor Entities pursuant to the Agreement, (iii) resolve any disputes arising under or related to the Agreement, except as otherwise provided therein, (iv) interpret, implement, and enforce the provisions of this order, (v) protect the Buyers against any Interests and/or Claims against or in the Selling Debtor Entities or the Purchased Assets, of any kind or nature whatsoever, attaching to the proceeds of the Sale, and (vi) determine all disputes among the Selling Debtor Entities, the Buyers, and any non-Debtor parties to any Assumed and Assigned Contracts concerning, inter alia, the Selling Debtor Entities’ assumption and/or assignment of any Assumed and Assigned Contract to the Buyers under the Agreement.
          36. The Selling Debtor Entities are authorized, but not directed, to enter into and perform under the Transaction Facilitation Agreement among Delphi and General Motors Corporation, dated December 10, 2007.
          37. All material provisions of this order are nonseverable and mutually dependent.

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          38. The requirement under Rule 9013-1(b) of the Local Bankruptcy Rules for the United States Bankruptcy Court for the Southern District of New York for the service and filing of a separate memorandum of law is deemed satisfied by the Motion.
Dated: New York, New York
                                  , 2007

UNITED STATES BANKRUPTCY JUDGE

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EXECUTION COPY
MASTER SALE AND PURCHASE AGREEMENT
AMONG
DELPHI CORPORATION,
BUYER PARENT
AND
THE OTHER SELLERS PARTY HERETO
DATED AS OF
December                     , 2007

i

		PAGE NO
12.18	Risk of Loss	108
12.19	Enforcement of Agreement	108
12.20	Sellers’ Payment Obligations	108
12.21	Bankruptcy Court Approval	109

EXECUTION COPY
MASTER SALE AND PURCHASE AGREEMENT
     THIS MASTER SALE AND PURCHASE AGREEMENT, dated as of December ___, 2007 between Delphi Corporation, a Delaware corporation (“Delphi”) on behalf of itself and the other entities set forth on Schedule 1, and Steering Solutions Corporation, a Delaware corporation (“Buyer Parent”), on behalf of itself and the other buyers set forth on Schedule 1.2, which is to be provided by Buyer Parent to Delphi ten (10) Business Days before Closing (each a “Buyer,” and, collectively with Buyer Parent, the “Buyers”):
     WHEREAS, Delphi, through its Affiliates referred to in this Agreement, is engaged in the Business (as hereinafter defined);
     WHEREAS, the Securities Sellers (as hereinafter defined) own, directly or indirectly, the Sale Securities (as hereinafter defined);
     WHEREAS, the Asset Sellers (as hereinafter defined) own the Acquired Assets (as hereinafter defined);
     WHEREAS, on October 8, 2005 (the “Petition Date”), the Filing Affiliates (as hereinafter defined) filed voluntary petitions for relief (the “Bankruptcy Cases”) under Chapter 11 of Title 11, U.S.C. §§ 101 et seq. (as then amended) (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”); and
     WHEREAS, as contemplated by Sections 363, 365 and 1146 of the Bankruptcy Code, the Securities Sellers and the Asset Sellers desire to sell to the Buyers all of their right, title and interest in and to the Purchased Assets (as hereinafter defined), and Buyers desire to make such purchase, subject to and in accordance with the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound, the Parties agree:
     1. DEFINITIONS.
               1.1 Certain Defined Terms. As used in this Agreement, the following terms have the meanings set forth below or in the Sections referred to below:
     “Accounts Payable” means all trade accounts payable, and other obligations to pay suppliers and third parties to the extent arising from the conduct of the Business or relating to the

Acquired Assets, including all trade accounts payable set forth on the Transferable Balance Sheet to the extent not settled prior to the Closing Date.
     “Accounts Receivable” means all trade accounts receivable, and other rights to payment from customers and all other accounts or notes receivable from third parties and the full benefit of all security for such accounts or notes, including the trade accounts receivable set forth on the Transferable Balance Sheet to the extent not paid prior to the Closing Date.
     “Acquired Assets” – Section 2.1.2.
     “Acquired Contracts” means all Contracts that primarily relate to the Business to which an Asset Seller is a party, including all Material Contracts and all Assumed and Assigned Contracts, except those Contracts listed or generally described on Schedule 2.1.3(O).
     “Adjusted Net Assets” means Acquired Assets plus the assets of the Sale Companies and the JV Companies minus Assumed Liabilities and the liabilities of the Sale Companies and the JV Companies (excluding any liabilities retained by Sellers), determined in accordance with GAAP applied consistently with the preparation of the December 31, 2006 balance sheet that is part of the Historical Financial Statements. For purposes of determining Adjusted Net Assets, Cash and Assumed Debt will be excluded.
     “Administrative Assets” of an Asset Seller or Sale Company, means books, records and instruments relating to the business, operations, condition of (financial or other), or results of operations of such Asset Seller with respect to the Business or Sale Company and other administrative assets including advertising and promotional materials, catalogues, price lists, correspondence, mailing lists, customer lists, vendor lists, photographs, production data, computer files, operating data and plans, sales materials and records, purchasing materials and records, personnel records of employees, billing records, sale order files, accounting records, other financial records, and related work papers that relate solely to the Purchased Assets, budgets, pricing guidelines, ledgers, journals, deeds and title policies and, with respect to a Sale Company, taxation records, minute books, stock certificates and stock transfer ledgers; provided, however, that Administrative Assets does not include Intellectual Property or Technical Documentation.
     “Affiliate” means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” means ownership of more than fifty percent (50%) of the shares or other equity interest and having power to elect a majority of the members of the board of directors or similar body governing the affairs of such Person.

     “Aggregate NTD/POS Revenue” means the product of (i) any remaining NTD/POS inventory pre-sold to certain OEM customers from January 1, 2007 through the Closing and (ii) the selling price of such NTD/POS inventory.
     “Agreement” means this Master Sale and Purchase Agreement (including the Schedules and Exhibits referred to herein, each of which is incorporated herein by reference), as amended, modified or supplemented from time to time.
     “Allocation” – Section 3.5.1.
     “Alternate Bid(s)” – Section 10.10.
     “Alternate Bidder(s)” – Section 10.10.
     “Alternative Transaction” means the sale, transfer, lease or other disposition, directly or indirectly, including through an asset sale, stock sale, merger or other similar transaction, of any material portion of the Business or the Acquired Assets in a transaction or a series of transactions with one or more Parties other than Buyer Parent; provided, however, that an Alternative Transaction does not include: (i) retention of the Business by Sellers under a stand-alone plan of reorganization approved by the Bankruptcy Court, or (ii) the sale, transfer, lease or other disposition, directly or indirectly, of any portion of the Business or the Acquired Assets (other than as a going concern) in connection with the closure, liquidation or winding up of the Business or any of the Sellers or Sale Companies.
     “Ancillary Agreements” means the Transfer Agreements and other agreements referred to in Section 8.2.
     “Acquired Assets” – Section 2.1.2.
     “After-Acquired Business” – Section 6.4.3.A.
     “Asset Buyer(s)” means the Buyers set forth on Schedule 1.2, which is to be provided by Buyer Parent to Delphi ten (10) Business Days before Closing, with respect to the assets set forth opposite their names.
     “Asset Seller(s)” means the Sellers set forth on Schedule 1, with respect to the assets set forth opposite their names.

     “Assumed and Assigned Contracts” – Section 6.3.
     “Assumed Debt” – means (i) the Debt Obligations of the Sale Companies, including the amount of debt assumed pursuant to the Polish factoring facility and (ii) sixty (60) percent of the Debt Obligations of the JV Companies; in each case, excluding Debt Obligations listed on Schedule 6.12.
     “Assumed Environmental Liabilities” – Section 2.2.13.
     “Assumed Liabilities” – Section 2.2.
     “Auction” – Section 10.8.
     “Bankruptcy Cases” – Recitals.
     “Bankruptcy Code” – Recitals.
     “Bankruptcy Court” – Recitals.
     “Bankruptcy Rules” mean the U.S. Federal Rules of Bankruptcy Procedure.
     “Benchmark Net Assets Amount” means the amount of $859,061,000, as set forth in Schedule 3.3.1.
     “Bid Deadline” – Section 10.3.
     “Bidding Procedures” – Section 10.1.
     “Bidding Procedures Order” means the order of the Bankruptcy Court approving the Bidding Procedures and certain provisions of this Agreement, including, but not limited to, Buyers’ right, under the terms and conditions set forth hereafter, to a Break-Up Fee and/or Expense Reimbursement as set forth in Section 6.2.1.
     “Bidding Process” – Section 10.1.
     “Break-Up Fee” – Section 9.2.1.

     “Business” means the design, testing, manufacture, development, marketing and sale of the Products by the Sale Companies and/or the Asset Sellers at the Manufacturing Facilities and Technical Centers and Sales Offices and other locations at which the Sale Companies and Asset Sellers conduct any such activities with respect to the Products, except for the Excluded Assets and the JV Companies.
     “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.
     “Buyer Employee Benefit Plans” means Buyers’ pension, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, executive or deferred compensation, hospitalization, severance, vacation, cafeteria, sick leave, fringe or welfare benefits, any employment or consulting Contracts, collective bargaining agreements, “employee benefit plans” (as defined in Section 3(3) of ERISA), employee manuals, and written policies, practices or understandings relating to employment as applicable to Transferred U.S. Employees and Transferred Non-U.S. Employees.
     “Buyer Parent” – Recitals.
     “Buyer(s)” – Recitals.
     “Capped Cash” means the sum of the Cash at Closing for the following Sale Companies and JV Companies, up to the amounts specified: (i) for both Delphi Saginaw Lingyun Drive Shaft Co. Ltd. and Saginaw Lingyun Drive Shaft (Wuhu) Co., Ltd., no greater than $2,000,000 in the aggregate (such amount refers to Sellers’ pro-rata amount of Cash at these JV Companies); (ii) [Brazil Sale Company TBE] no greater than $1,000,000; (iii) Saginaw Steering (Suzhou) Co., Ltd. no greater than $1,500,000; and (iv) Delphi Polska Automotive Systems Sp. zoo, no greater than $7,000,000.
     “Cash” means the sum of cash, cash equivalents and liquid investments plus all deposited but uncleared bank deposits at Closing and less all outstanding checks and electronic payments of the Business, in each case as determined by GAAP.
     “Claims” mean all Losses, Liabilities, claims (as defined in Section 101 of the Bankruptcy Code), damages or expenses (including reasonable legal fees and expenses) whatsoever, whether known or unknown, fixed, liquidated, contingent or otherwise.
     “Closing” – Section 8.1.

     “Closing Adjusted Net Assets Statement” means the statement of Adjusted Net Assets of the Combined Business (as adjusted in accordance with this Agreement) as of 11:59 P.M. (Eastern Standard Time) on the Closing Date, which statement will be prepared and delivered in accordance with Section 3.3.
     “Closing Date” – Section 8.1.
     “Closing Cash and Debt Statement” – Section 3.3.1.
     “Closing NTD/POS Statement” – Section 3.3.1.
     “Closing Statement” – Section 3.2.2.
     “Code” means the Internal Revenue Code of 1986, as amended.
     “Collective Bargaining Agreements” mean all collective bargaining agreements with any labor union, works council or other representatives of Transferred Employees (including local agreements, amendments and supplements, and material letters and memoranda of understanding of any kind).
     “Combined Business” means the Business and Sellers’ ownership interests in the JV Companies.
     “Commitment Letter” – Section 6.30.
     “Committee” – Section 10.3.
     “Competition/Investment Law” means any Law that is designed or intended to prohibit, restrict or regulate: (i) foreign investment; or (ii) antitrust, monopolization, restraint of trade or competition.
     “Competitive Business” – Section 6.4.1.
     “Compliance Matter” means an event, condition, activity, practice, action or omission which gives rise to a violation of an Environmental Law at or affecting any property or facility of the Business other than the Tychy, Poland and Gliwice, Poland facilities but which excludes Environmental Contamination.

     “Confidential Information Memorandum” means the Confidential Information Memorandum dated July 2006 (as supplemented by the Updated Summary Information dated July 2007), which describes the Business.
     “Confidentiality Agreement” means the confidentiality agreement between Buyer Parent and Delphi relating to the Sale, dated June 29, 2006.
     “Consent” means any consent, approval, authorization, waiver, permit, agreement, license, certificate, exemption, order, registration, declaration, filing or notice of, with or to any Person, or the expiration or termination of the waiting period under any Competition/Investment Law, in each case required to permit the consummation of any of the transactions contemplated by this Agreement.
     “Contracts” mean purchase orders, sales agreements, service contracts, distribution agreements, sales representative agreements, employment or consulting agreements, leases, product warranty or service agreements and other binding commitments, agreements, arrangements and undertakings of any nature (whether written or oral).
     “Controlled Group” – Section 4.11.8.
     “Copyrights” mean: (i) all copyrights, works of authorship or copyrightable works existing anywhere (registered, published, unpublished, protected by statutory law or otherwise) and registrations, renewals, revivals, reissuances, extensions and applications for copyright registration thereof, and all rights therein provided by international treaties or conventions; (ii) moral rights (including, without limitation, rights of paternity and integrity), and waivers of such rights by others; (iii) database and data protection rights whether or not based on copyright; (iv) semiconductor chip mask work registrations and applications therefor; and (v) rights to sue or recover and retain damages and costs and attorneys’ fees for present, future and past infringement of any of the foregoing.
     “Corporate Shared Services Licenses” means licenses of Software under Delphi-wide Contracts which are not primarily used by the Business that are currently used by corporate shared services users who perform functions for the Business.
     “Corporate Trademark Rights” means Trademark Rights used both in the Business and in other businesses conducted directly or indirectly by Delphi, none of which are primarily used or material to the Business (other than “Delphi” and any derivatives thereof).
     “Corporate Trademark Use Period” – Section 6.10.1.

     “CPA Firm” – Section 3.3.3.
     “CSC” means Computer Sciences Corporation and its Affiliates.
     “Cure Amounts” mean all cure amounts payable in order to cure any monetary defaults required to be cured under Section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption of and/or assignment to Buyers of the Pre-Petition Contracts included within the Assumed and Assigned Contracts under the Sale Approval Order.
     “DASHI” – Section 6.22.1.
     “Data Room” means the data room(s) in which the documents and information related to the Business, the Acquired Assets, Sale Companies, and JV Companies were disclosed to Buyer Parent’s representatives and counsels.
     “Day 1” means separation of the information technology systems required to run the Business from the Sellers’ carve-out systems on the Closing Date or at a mutually agreed upon post-Closing Date, in each case in accordance with the Separation Plan, which includes a “Delphi Steering Application Workbook” and “Delphi Steering Infrastructure Workbook.” For each application or infrastructure component or service, one of the seven categories set forth on Schedule 6.11.8.A are used to define the agreed upon methodology to achieve Day 1 separation.
     “Day 2” means logical and physical separation such that the information technology systems required to run the Business are operating in a stand-alone application environment, a stand alone database environment and a non-Delphi physical data center environment, including, for example, in cases where a physical move of the application may be required, such as a move from a Delphi-wide environment to a Steering dedicated environment within an HP data center or from a Delphi-owned data center environment to an environment dedicated solely to the Business; to be effected, in each case, in a manner which is reasonably acceptable to Delphi.
     “Debt Obligations”, as applied to any Person, mean obligations (i) for borrowed money, (ii) evidenced by bonds, debentures, notes, letters of credit and similar instruments, (iii) under financing or capital (as opposed to operating) leases (determined in accordance with GAAP) and other similar instruments, and (iv) all accrued interest, fees and charges in respect of any of the foregoing, and (v) all guarantees of the obligations in clauses (i) through (iv) above.
     “Deferred Items” – Section 2.6.1.
     “Delphi” – Recitals.

     “Delphi Statements” – Section 3.3.1.
     “Deposit Amount” – Section 3.1.
     “Deposit Escrow Agreement” means the Deposit Escrow Agreement referred to in Section 8.2.4, dated as of the date hereof, executed by and among Buyer Parent, Delphi and Escrow Agent concurrently with this Agreement.
     “EC Merger Regulation” means Council Regulation (EEC) 4064/89 of the European Community, as amended.
     “EDS” means Electronic Data Systems Corporation, EDS Information Systems, LLC and its Affiliates.
     “Effects MOU” means a memorandum of understanding between Sellers and the UAW regarding the effects of the transactions contemplated by this Agreement upon the UAW bargaining unit members.
     “Encumbrance” means: (i) with respect to the Sale Securities, any voting trust, shareholder agreement, proxy, preemptive right, right of first refusal, or other similar restriction; and (ii) with respect to the Purchased Assets (including the Sale Securities or any other shares of capital stock owned by Sellers, Buyers or their respective Affiliates) or any other property or asset, lien, charge, claim, pledge, security interest, conditional sale agreement or any other title retention agreement, lease, mortgage, security interest, option or other encumbrance (including the filing of, or agreement to give, any financing statement under the Uniform Commercial Code of any jurisdiction or a similar law relating to security interests in and over personal property).
     “Enterprise Providers” – Section 6.24.
     “Enterprise Contracts” – Section 6.24.
     “Environment” means the following media (whether individually or commingled): air, water, surface water, groundwater (whether an aquifer or water below the surface of the ground), and ground (whether at the surface or below the surface) and all organisms, ecosystems, flora, and natural resources.
     “Environmental Claim” means a written notice, claim, demand, action suit complaint or Proceeding by a Governmental Authority or a third party alleging liability or potential liability under an Environmental Law.

     “Environmental Contamination” means the release or disposal of a Hazardous Material at, in, under, on, about, or migrating to or from the Environment at Real Property, or, solely as to disposal locations located in the United States or in other jurisdictions in which applicable Environmental Law imposes cleanup liability in connection with the offsite disposal of Hazardous Materials, the arrangement for disposal at such an offsite location of a Hazardous Material, which Hazardous Material was generated at a Real Property.
     “Environmental Damages” means Losses (including reasonable expenses of investigation and attorneys’ fees) arising out of any liability under, or any noncompliance with, an Environmental Law, in all cases excluding consequential damages or lost profit, and also excluding investigation expenses incurred for the purpose of making a claim for indemnification under this Agreement.
     “Environmental Law” means all Laws or Orders applicable to the conduct and the operation of the Business and relating to pollution or the protection of the Environment or protection of human health from environmental hazards, excluding workplace safety laws (including OSHA and similar foreign laws).
     “Environmental Permits” mean any licenses, permits, authorizations and approvals issued by any Governmental Authority and required to be obtained by the Business in respect of the Acquired Assets under Environmental Laws.
     “Equityholders’ Committee” – Section 10.3.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.
     “Escrow Agent” means the escrow agent under the Deposit Escrow Agreement.
     “Excepted Shared Intellectual Property” means the Shared Intellectual Property listed in Schedule 6.11.1.
     “Excluded Assets” – Section 2.1.3.
     “Excluded Products” — Section 6.11.1.
     “Excluded Software” means the Software identified on Schedule 2.1.3.O.

     “Expense Reimbursement” – Section 9.2.2.
     “Filing Affiliates” mean Delphi and the following Affiliates of Delphi, each of which are included in the Bankruptcy Cases and are Asset Sellers and/or Securities Sellers: Delphi Automotive Systems LLC, Delphi China LLC, Delphi Automotive Systems (Holding), Inc. and Delphi Technologies, Inc.
     “Final Order” means an order of the Bankruptcy Court or any court with jurisdiction, or findings and conclusions relating to an order of the Bankruptcy Court or any court with jurisdiction, as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under Federal Rule of Civil Procedures 60(b)) or a petition for a writ of certiorari has expired and no such appeal, motion or petition has been resolved in a manner adverse to Buyers or Buyer Parent or is pending.
     “Final Statement of Adjusted Net Assets” – Section 3.3.3.
     “Final Statement of Cash and Debt” – Section 3.3.3.
     “Final Statement of NTD/POS” – Section 3.3.3.
     “Foreign Operations” mean the operations of the Business other than by any of the Filing Affiliates.
     “GAAP” means United States generally accepted accounting principles and practices as in effect from time to time, consistently applied throughout the specified period, unless otherwise noted or disclosed herein.
     “Good Faith Deposit” – Section 10.5.3.
     “Governmental Approval” means any Consent of, with or to any Governmental Authority.
     “Governmental Authority” means any United States or foreign federal, state, provincial or local government or other political subdivision thereof, any entity, authority or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

     “Governmental Order” means, with respect to any Person, any judgment, order, writ, injunction, decree, stipulation, agreement, determination or award entered or issued by or with any Governmental Authority and binding on such Person.
     “Grievances” — Section 6.6.10.
     “Hazardous Materials” means any element, mixture, chemical, hazardous substance, constituent, waste, pollutant, contaminant, or material including petroleum or petroleum-based or petroleum-derived, polychlorinated biphenyls, asbestos-containing materials, noxious, radioactive, flammable, corrosive or caustic compound (whether solid, liquid or gaseous), which are regulated, or can give rise to Liabilities or Losses, under an Environmental Law or an Environmental Permit.
     “Historical Financial Statements” – Section 4.4.1.
     “HP” – means Hewlett Packard Company and its Affiliates.
     “HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
     “Inactive Employees” – Section 6.6.5.A.
     “Indemnifiable Losses” – Section 11.3.1.
     “Indemnifiable Sale Company Liabilities” means Retained Product Warranty Liability, Retained Products Liability, Retained Insured Liabilities and Retained Environmental Liabilities of the Sale Companies except for Retained Environmental Liabilities of Delphi Polska.
     “Insurance Policies” means all insurance policies relating to the operations of the Business, including any and all claims and rights thereunder and the proceeds thereof and all prepaid insurance premiums.
     “Insured Liabilities” mean all Liabilities in the nature of general and automobile liability, including any Liability for Claims made for injury to persons and/or property (excluding Products Liability).
     “Intellectual Property” means Patent Rights, Trademark Rights, Copyrights, Software, Trade Secrets and Know-How.

     “Inventory” means finished goods, raw materials, work-in-process, packaging, stores, stock, office supplies, parts, packaging materials and other inventory and accessories related thereto which are held at, or are in transit from or to, the locations at which the Business is conducted or located at customers’ premises on consignment, or wherever else located, which are used or held for use by Sellers or the Sale Companies in the conduct of the Business (together with all rights of Sellers against suppliers of such inventories).
     “JV Companies” means the following joint ventures which are engaged in the manufacture, development and sale of Products: Delphi Saginaw Lingyun Drive Shaft Co. Ltd and Saginaw Lingyun Drive Shaft (Wuhu) Co., Ltd.
     “KDAC” – Section 2.1.3.N.
     “KDAC Amount” – means $10.0 million.
     “KDAC Options” – Section 6.22.2.
     “KDAC Purchase Price” – Section 6.22.2.
     “KDAC Steering Interest” – Section 6.22.1.
     “KDAC Steering” – Section 6.22.1.
     “KDAC Steering Sale Conditions” – Section 6.22.1.
     “Know-How” means proprietary technical and business knowledge and information, regardless of whether recorded and, if recorded, regardless of the media in which it is recorded, such knowledge and information including specifications, designs, methodologies, processes and production techniques resulting from research and development, technology, manufacturing and production processes, research and development information, drawings, specifications, designs, plans, proposals, technical data, vendor and marketing and business data and customer and vendor lists and information, whether or not confidential.
     “Knowledge of Buyers” or “Buyers’ Knowledge” (or a similar phrase) means the actual, conscious knowledge of the individuals listed on Schedule 1.1.A.

     “Knowledge of Sellers” or “Sellers’ Knowledge” (or a similar phrase) means the actual, conscious knowledge of the individuals listed on Schedule 1.1.B with respect to the matters specified for such individuals on Schedule 1.1.B.
     “Law” means any and all applicable laws, rules, regulations, directives, decrees, treaties, statutes, provisions of any constitution and principles (including principles of the common law) of any Governmental Authority, as well as any applicable Governmental Order.
     “Leased Real Property” – Section 4.17.1.
     “Leases” – Section 4.17.1.
     “Liabilities” mean any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, fixed, absolute, contingent, determined or undeterminable, on- or off- balance sheet or otherwise, or due or to become due, including Debt Obligations and those arising under any Law, Claim, Governmental Order, Contract or otherwise.
     “Licensed Intellectual Property” means Sellers’ rights with respect to Intellectual Property licensed or sublicensed to Sellers from a third party, and that is primarily used by the Business, including Licensed Intellectual Property and associated Contracts listed on Schedule 4.13.1.
     “Losses” mean any and all claims, Liabilities, losses, damages, fines, penalties and costs (in each case including reasonable out-of-pocket expenses (including reasonable attorneys’, accountants’, technical consultants’, engineers’ and experts’ fees and expenses)).
     “Management Presentations” mean the presentations, expert meetings, site visits and question and answer sessions, provided by Delphi and Sellers (and their advisers and counsel) to Buyer Parent and the other Buyers (and their advisers and counsel), with respect to the Business, the Acquired Assets and the Sale Companies and JV Companies in view of the transactions contemplated herein.
     “Manufacturing Facilities” means the Business’ manufacturing facilities located at Saginaw, Michigan; New Castle, Indiana; Athens, Alabama; Queretaro, Mexico; Juarez, Mexico; Sabinas Hidalgo, Mexico; Strasbourg, France; Somerton, Australia; Suzhou, China; Bangalore, India; Porto Alegre, Brazil; Gliwice, Poland; and Tychy, Poland.
     “Marked Agreement” – Section 10.5.2.

     “Material Adverse Effect” means any change, occurrence or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the business, assets, Liabilities (except to the extent assumed or retained by Sellers’ hereunder), results of operations or financial condition of the Business, taken as a whole, but excludes any effect: (i) resulting from general economic or business conditions (except to the extent such change, occurrence or development has a significantly disproportionate adverse effect on the Business); (ii) affecting companies in its industry or its markets generally (except to the extent such change, occurrence or development has a significantly disproportionate adverse affect on the Business); (iii) resulting from any changes in any Law, or in GAAP or any foreign generally accepted accounting principles; (iv) that is cured before the date of any termination of this Agreement by Buyer Parent pursuant to Section 9.1 hereof; (v) resulting from the negotiation, announcement or performance of this Agreement or the transactions contemplated hereby, including by reason of the identity of any Buyer or communication by any Buyer or its Affiliates of its plans or intentions regarding operation of the Business; (vi) resulting from any act or omission of any Seller taken with the prior written consent of any Buyer; (vii) resulting from the filing of the Bankruptcy Cases or from any action approved by the Bankruptcy Court; (viii) resulting from the regulatory status of any Buyer, or (ix) resulting from acts of war or terrorism, whether or not directed at the Business or Buyer.
     “Material Contracts” – Section 4.13.1.
     “Modifications” – defined within the definition of “Purchased Intellectual Property.”
     “Normalized Working Capital Amount” means $30,000,000.
     “NTD/POS” means the Products that have been pre-sold to certain OEM customers of the Business, as described on Schedule 1.1.E.
     “NTD/POS Adjustment Amount” means an amount equal to the Aggregate NTD/POS Revenue multiplied by the blended contribution margin rate of the Products subject to NTD/POS (to be calculated post-Closing using the Product family contribution margin rates set forth on Schedule 1.1.E).
     “Non-U.S. Benefit Plan” – Section 4.11.13.
     “Non-U.S. Employees” means the employees (salaried and hourly) who are employed by Asset Sellers or Seller Affiliate in, and dedicated to, the Business in a country other than the United States immediately prior to the Closing and identified on Schedule 4.11.1.
     “Objection” – Section 3.3.2.

     “OEM” means automotive original equipment manufacturer.
     “OFAC” – Section 5.6.
     “Option Notice” – Section 6.4.3.B.
     “Order” means any writ, judgment, decree, injunction or similar order of any Governmental Authority.
     “Ordinary Course of Business” means the usual, regular and ordinary course of a business consistent with the past practice thereof (including with respect to quantity and frequency), provided that where the Sellers’ past practices were modified following filing of the Bankruptcy Cases, such term means the ordinary course consistent with the custom and practice of the Sellers’ from and after the Petition Date to the extent such practices were necessary to comply with the Bankruptcy Code or orders issued in the Bankruptcy Cases.
     “Organizational Document” means, as to any Person, its certificate or articles of incorporation, its regulations or by-laws or any equivalent documents under the law of such Person’s jurisdiction of incorporation or organization.
     “Other Services” – Section 6.24.
     “Owned Intellectual Property” means Intellectual Property in and to which Sellers hold, or have a right to hold, in whole or in part, any right, title and interest.
     “Owned Real Property” – Section 4.17.2.
     “Party(ies)” means the Sellers and/or Buyers.
     “Patent Rights” mean: (i) patentable inventions, whether or not reduced to practice, and whether or not yet made the subject of a pending patent application or applications; (ii) designs, ideas and conceptions of patentable subject matter, including, without limitation, any invention disclosures and inventor certificates, whether or not reduced to practice and whether or not yet made the subject of a pending patent application or applications; (iii) national (including the United States) and multinational statutory invention and design registrations, patents and patent applications (including provisionals, substitutions, reissues, divisions, continuations, continuations-in-part, extensions and reexaminations) and all rights therein provided by international treaties or conventions; and (iv) rights to sue or recover and retain damages and costs and attorneys’ fees for present, future and past infringement of any of the foregoing.

     “Permits” – Section 4.7.
     “Permitted Encumbrance” means: (i) purchase money security interests arising in the Ordinary Course of Business; (ii) security interests relating to progress payments created or arising pursuant to government contracts in the Ordinary Course of Business; (iii) security interests relating to vendor tooling arising in the Ordinary Course of Business; (iv) any Encumbrance that may be created by or with the written agreement of Buyers; (v) in relation to Real Property: (a) Encumbrances relating to any current real estate or ad valorem taxes or assessments not yet due and payable or delinquent or being contested in good faith by appropriate Proceedings and for which appropriate reserves have been established; (b) mechanic’s, materialmen’s, laborer’s and carrier’s liens and other similar liens arising by operation of law or statute in the Ordinary Course of Business for obligations which are not delinquent and which will be paid or discharged in the Ordinary Course of Business; (c) matters which an ALTA survey, or a similar survey in any other country, would disclose, provided that any such matter would not materially interfere with the Business as presently conducted; (d) rights of the public and adjoining property owners in streets and highways abutting and adjacent to the Real Property, (e) easements, covenants, restrictions and other encumbrances of public record; and (f) such other Encumbrances, the existence of which, in the aggregate, would not materially interfere with or materially affect the use of the respective underlying asset to which such Encumbrances relate as used on the Closing Date; and (vi) in the case of Sale Securities of the JV Companies, restrictions contained in the joint venture agreement or shareholders agreement or related agreements (to the extent disclosed to Buyers) affecting such Sale Securities.
     “Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.
     “Personal Property” means tangible personal property other than Inventory, including production machinery, equipment, tools, dies, jigs, molds, patterns, gauges, production fixtures, material handling equipment, related spare parts, business machines, computer hardware and other information technology assets, office furniture and fixtures, in-factory vehicles, trucks, model shop equipment, laboratory test fixtures and other tangible personal property, whether located on the Real Property, at the place of business of a vendor or elsewhere primarily used or held for use in the conduct of the Business; provided, however, that the Personal Property does not include Intellectual Property.
     “Petition Date” – Recitals.
     “Post-Closing Environmental Contamination” means Environmental Contamination to the extent occurring after the Closing Date, provided that Post-Closing Environmental Contamination shall not include continued migration of any Pre-Closing Environmental Contamination within or from any property or facility of the Business after the Closing Date.

     “Post-Closing Compliance Matter” means a Compliance Matter first occurring after the Closing Date.
     “Post-Petition Contracts” mean the Acquired Contracts of the Filing Affiliates relating to the Business entered into by such Filing Affiliates on or after the Petition Date.
     “Potential Bidder” – Section 10.2.
     “Preliminary Adjusted Purchase Price” — Section 3.2.1.
     “Preliminary Purchase Price” – Section 3.2.1.
     “Pre-Closing Environmental Contamination” means Environmental Contamination to the extent occurring prior to the Closing Date, provided that Pre-Closing Environmental Contamination (a) includes continued migration of any Pre-Closing Environmental Contamination within or from any property or facility of the Business after the Closing Date, and (b) excludes Environmental Contamination from property not part of the Business but which has migrated to property of the Business.
     “Pre-Closing Compliance Matter” means a Compliance Matter first occurring prior to the Closing Date.
     “Pre-Petition Contracts” mean the Acquired Contracts of the Filing Affiliates relating to the Business entered into by such Filing Affiliates before the Petition Date.
     “Prior Calendar Month” means the calendar month preceding the month in which the Closing occurs.
     “Proceeding” means any action, claim, charge, complaint, grievance, demand, suit, proceeding, arbitration, citation, summons, subpoena, inquiry, or investigation of any nature, civil, criminal, regulatory or otherwise, in law or in equity, by or before any Governmental Authority or any arbitrator or arbitration or grievance panel.
     “Product(s)” means the products identified on Schedule 1.1.C.
     “Products Liability” means all Liabilities in the nature of products liability, including any Liability for Claims made for injury to persons and/or property arising from, caused by or arising out of the design, manufacture or assembly of any Product, and any Liability arising from, caused by or arising out of any defective or insufficient warnings, labeling or instructions contained on or provided in connection with any such Products.
     “Product Warranty” means any Liability arising out of, resulting from, or relating to product warranty, product recall or product return with respect to Products sold on, before or after Closing, including all Liabilities arising from, caused by or related to any obligation to implement any replacement, field fix, retrofit, modification or recall campaign with respect to any Product that was made, designed, manufactured, assembled, installed, sold, leased or licensed by any Asset Sellers, Sale Companies, or any of their predecessors (including obligations arising in connection with Products that were made, designed, manufactured, assembled, installed, sold, leased or licensed by Sellers or their Affiliates in the Cadiz, Spain and Livorno, Italy manufacturing facilities).
     “Purchase Price” – Section 3.4.
     “Purchased Assets” means the Acquired Assets and the Sale Securities.
     “Purchased Intellectual Property” means Sellers’ right, title and interest in Owned Intellectual Property (including Software) that is used primarily for the Business, including the Intellectual Property listed in Schedules 4.12.1.A, 4.12.1.B and 4.12.1.C, and customizations, interfaces, enhancements and other modifications (“Modifications”) to Software licensed from third parties that is used primarily for the Business.
     “Qualified Bid” – Section 10.5.
     “Qualified Bidder” – Section 10.2.
     “Real Property” means the Owned Real Property and the Leased Real Property.
     “Replacement Licenses” mean licenses that replace or substitute the Corporate Shared Services Licenses that are currently used for the benefit of the Business (as set forth on Schedule 1.1.F.
     “Requesting Party” – Section 6.9.3.
     “Restricted Person” – Section 6.4.3.A.
     “Retained Environmental Liabilities” – Section 2.3.10.

     “Retained Insured Liabilities” – Section 2.3.16.
     “Retained Liabilities” – Section 2.3.
     “Retained Product Liability” – Section 2.3.5.
     “Retained Product Warranty Liability” – Section 2.3.15.
     “Return Date” – Section 10.11.
     “Review Period” – Section 3.3.2.
     “Sale” means the sale, assignment and transfer of the Purchased Assets from Sellers to Buyers in accordance with this Agreement and the relevant Transfer Agreements.
     “Sale Approval Order” means an order or orders of the Bankruptcy Court entered pursuant to Sections 363 and 365 of the Bankruptcy Code, the form and substance of which is reasonably satisfactory to Buyers, authorizing and approving, among other things, the Sale free and clear of all Encumbrances on (i) Acquired Assets sold by a Filing Affiliate, other than Permitted Encumbrances, and (ii) Sale Securities, other than the Permitted Encumbrance included in clause (iv) of the definition of Permitted Encumbrance, as set forth in Section 6.2.1.
     “Sale Companies” mean the Affiliates of Delphi engaged in the Business, the stock or other equity of which is being transferred to Buyer, directly or indirectly, under this Agreement, as indicated on Schedule 1 (excluding the JV Companies).
     “Sale Hearing” – Section 10.9.
     “Sale Motion” means the motion filed by Delphi with the Bankruptcy Court for entry of the Sale Approval Order as set forth in Section 6.2.1.
     “Sale Securities” mean all of the outstanding shares of the Sale Companies and all of the outstanding shares of the JV Companies that are owned by Sellers, including the shares set forth on Schedule 1 to this Agreement.
     “SDN List” – Section 5.6.

     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Securities Buyer(s)” means the Buyers set forth on Schedule 1.2, which is to be provided by Buyer Parent to Delphi ten (10) Business Days before Closing, with respect to the Sale Securities set forth opposite their names.
     “Securities Seller(s)” means the Sellers set forth on Schedule 1, with respect to the Sale Securities set forth opposite their names.
     “Seller U.S. CBAs” means the nationally and locally negotiated Collective Bargaining Agreements, including any letter agreements, memorandums of understanding, supplemental agreements and all applicable employee benefit plans in effect between Sellers and the UAW applicable to the U.S. Hourly Employees immediately prior to the Closing.
     “Seller Employee Benefit Plans” means Sellers’ pension, savings, profit sharing, retirement, bonus, incentive, health, dental, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, other equity, executive or deferred compensation, hospitalization, severance, vacation, cafeteria, sick leave, fringe or welfare benefits, any employment or consulting Contracts, “employee benefit plans” (as defined in Section 3(3) of ERISA), employee manuals, and written policies, practices or understandings relating to employment as applicable to Transferred Employees whether or not collectively bargained.
     “Seller(s)” means Delphi and/or the relevant Asset Sellers or Securities Sellers (including Filing Affiliates and non-Filing Affiliates that are Sellers) with respect to the relevant Acquired Assets or Sale Securities, as appropriate with respect to the portion of the Business and the context in which such term is used.
     “Separation Plan” – Section 6.11.8.
     “Shared Intellectual Property” means Intellectual Property (other than Corporate Trademark Rights and Excluded Software) owned by Delphi and/or any of its Affiliates that is used in the Business and in one or more other businesses conducted directly or indirectly by Delphi and/or an Affiliate but not used primarily for the Business and includes Modifications to Software licensed from Third Parties but not used primarily for the Business.
     “Shared Licensed Intellectual Property” means Sellers’ rights with respect to Intellectual Property licensed or sublicensed to Sellers from a third party (including General Motors and Lemelson) and that is used by the Business, excluding Licensed Intellectual Property and, except in the case of Software licensed from General Motors or EDS, Software.

     “Shared Software Licenses” means all shared licenses of Software that are currently used in the Business under Delphi-wide Contracts but which are not primarily used by the Business.
     “Software” means computer software and programs, including source code, shareware, firmware, middleware, courseware, open source code, operating systems and specifications, system data, record and table layouts, databases, files documentation, storage media, manuals and other materials related thereto.
     “Steering Technology” means the Patent Rights, Trade Secrets and Know-How initially developed primarily for use in the Products and which constitutes a critical manufacturing, design or engineering element specific to the Products as compared to comparable products manufactured by competitors of the Business.
     “Subsequent Bid” – Section 10.6.
     “Successful Bid(s)” – Section 10.8.6.
     “Successful Bidder(s)” – Section 10.8.6.
     “Tax” or “Taxes” means any taxes of any kind, including but not limited to those measured on, measured by or referred to as, income, alternative or add-on minimum, gross receipts, escheat, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, goods and services, value added, property, environmental or windfall profits taxes, customs duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority.
     “Tax Claim” means any Claim related to Tax or Taxes.
     “Tax Return” means any return, report, declaration, form, election letter, statement or other information required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.
     “Taxing Authority” means, with respect to any Tax, the Governmental Authority thereof that imposes such Tax and the agency, court or other body (if any) charged with the interpretation, administration or collection of such Tax for such Governmental Authority.

     “Technical Centers and Sales Offices” means the technical and customer support centers located at Casa Grande, Arizona; Dearborn, Michigan; Milford, Michigan; Troy, Michigan; Juarez, Mexico; Russelheim, Germany; Torino, Italy; Paris, France; Beijing, China; Shanghai, China; Akishima, Japan; Krakow, Poland; and Seoul, Korea, including any satellite offices thereto.
     “Technical Documentation” means all documented technical information owned by Sellers that is currently in the files of the Business or primarily used in the Business, in each case pertaining to the design, test, release, validation or manufacture of the Products.
     “Third Party Claim – Section 11.3.4.A.
     “Trade Secrets” means: (i) all forms and types of financial, business, scientific, technical, economic, manufacturing and/or engineering information, including patterns, plans, compilations, specifications, tooling, program devices, formulas, designs, prototypes, testing plans, methods, techniques, processes, procedures, programs, customer and vendor lists, pricing and cost data, whether tangible or intangible, and regardless of whether or how stored, compiled or memorialized physically, electronically, graphically, photographically or in writing, if: (a) the owner thereof has taken reasonable measures to keep such information secret; and (b) the information derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable through proper means by, the public, and (ii) confidential technical and business information (including ideas, formulas, compositions, inventions and conceptions of inventions whether patentable or un-patentable and whether or not reduced to practice); and (iii) all rights to sue or recover and retain damages, costs and attorneys’ fees for present, future and past misappropriation of any of the foregoing.
     “Trademark Rights” mean (i) trademarks, trade names, service marks, corporate names, logos and slogans; (ii) the goodwill associated with any of the foregoing; (iii) registrations and applications for registration of any of the foregoing; and (iv) all rights to sue or recover and retain damages and costs and attorneys’ fees for present, future and past infringement of any of the foregoing.
     “Transfer Agreement(s)” – Section 8.2.3.
     “Transfer Regulation“ means any Law pursuant to which the employment of any employee of an Asset Seller (or any employee of any other Affiliate of Delphi, except for the Sale Companies, who is working for the Business) will transfer to a Buyer in connection with the transactions contemplated by this Agreement, including pursuant to Directive 77/187/EC of the European Parliament and council and any Law adopted pursuant thereto, and any Law, works council or union agreement otherwise requiring the delivery of information to or consultation with employees or their representatives in connection with the transactions contemplated by this Agreement.

     “Transfer Taxes” – Section 6.5.5.
     “Transferable Balance Sheet” – Section 4.4.1.
     “Transferred Asset Seller Employees” means all U.S. Employees and Non-U.S. Employees who are employees of any Asset Seller or Seller Affiliate who become Buyers’ employees pursuant to Section 6.6 hereof, except for Inactive Employees subject to Section 6.6.5. No individual who has retired or otherwise terminated employment with Sellers prior to Closing will be deemed to be a Transferred Asset Seller Employee.
     “Transferred Employees” means: (i) all Transferred Asset Seller Employees and (ii) all employees of the Sale Companies.
     “Transferred Insurance Policies” means the Insurance Policies set forth on Schedule 4.15(b).
     “Transferred Non-U.S. Employees” means all Transferred Asset Seller Employees who are Non-U.S. Employees.
     “Transferred U.S. Employees” means all Transferred Asset Seller Employees who are either U.S. Hourly Employees or U.S. Salaried Employees.
     “Transition Services Agreement” — Section 8.2.5.
     “UAW” means the International Union, United Automobile, Aerospace and Agricultural Works of America and its Local Unions Number 699 (Saginaw) and Number 2195 (Athens).
     “U.S. Employees“ means U.S. Hourly Employees and U.S. Salaried Employees.
     “U.S. Hourly Employees” means the hourly employees represented by the UAW who are employed by Sellers or Seller Affiliate in, and dedicated to, the Business in the United States immediately prior to the Closing and identified on Schedule 4.11.1 (as the same may be amended prior to the Closing Date).
     “U.S. Salaried Employees” means the salaried employees and hourly non-union employees who are employed by Sellers or Seller Affiliate in, and dedicated to, the Business in the United States immediately prior to the Closing and identified on Schedule 4.11.1 (as the same may be amended prior to the Closing Date).

     “USA PATRIOT Act” – Section 5.6.
     “WARN ACT” – Section 6.6.9.
               1.2 Other Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including any Schedules hereto) and not to any particular provision of this Agreement, and all Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “dollars” or “$” are deemed references to the lawful money of the United States of America, and all references to “euros” or “€” are deemed references to the lawful money of the European Economic and Monetary Union. References to undertakings by the “Buyer(s)” or the “Seller(s)” are understood to be undertakings by Buyer Parent to cause the relevant Buyer(s) to perform, and by Delphi to cause the relevant Seller(s) to perform, as the case may be.
2. PURCHASE AND SALE.
               2.1 Transfers by Sellers and their Affiliates.
          2.1.1 Purchase and Sale of the Sale Securities. Upon the terms and subject to the conditions set forth in this Agreement as modified or supplemented by any applicable Transfer Agreement, on the Closing Date, the Securities Sellers will sell, transfer, assign, convey and deliver to the Securities Buyers, and the Securities Buyers will purchase, accept and acquire, the Sale Securities free and clear of all Encumbrances except Permitted Encumbrances.
          2.1.2 Purchase and Sale of the Acquired Assets. Upon the terms and subject to the conditions set forth in this Agreement as modified or supplemented by any applicable Transfer Agreement, on the Closing Date, the Asset Sellers will sell, transfer, assign, convey and deliver to the Asset Buyers, and the Asset Buyers will purchase, accept and acquire from the Asset Sellers, free and clear of all Encumbrances except Permitted Encumbrances, all properties, assets, rights, titles and interests of every kind and nature, owned or leased by the Asset Sellers (including indirect and other forms of beneficial ownership) primarily used or held for use in the Business, whether tangible or intangible, real or personal and wherever located and by whomever possessed, including, without limitation, all of the following assets but excluding Excluded Assets pursuant to Section 2.1.3 (all of the assets to be sold, assigned, transferred and delivered to Asset Buyers herein called the “Acquired Assets”):
                    A. all Accounts Receivable;
                    B. Real Property;

          C. Personal Property;
          D. Inventory;
          E. Subject to Section 6.5.10, all of Asset Sellers’ Acquired Contracts and rights under the Acquired Contracts, including any rights under tax abatements, incentive agreements, or other similar tax credit arrangements with any taxing authority related to the Business or the Acquired Assets;
          F. Administrative Assets;
          G. Permits;
          H. Purchased Intellectual Property and Licensed Intellectual Property;
          I. Technical Documentation;
          J. Prepaid expenses, deposits and advances, warranties and claims relating to the Business;
          K. Motor vehicles owned or leased by Sellers (in each case, to the extent transferable pursuant to the terms of such leases or financing documents);
          L. all Transferred Insurance Policies, including all prepaid insurance premiums and all rights to the benefits, coverages and proceeds under such Transferred Insurance Policies; and
          M. all goodwill as a going concern and all other intangible properties;
in each case to the extent primarily used or held for use in the Business; provided that, with respect to the Technical Centers and Sales Offices, the Acquired Assets will consist only of the assets specifically set forth in Schedule 2.1.2, as well as all end user computing and telecommunications devices used by employees dedicated to the Business; provided further that, with respect to the Acquired Contracts, such Contracts will include all Material Contracts and all Assumed and Assigned Contracts. Except for the Acquired Assets, the Asset Sellers will retain all other assets, properties, rights and interests owned, used or held by the Asset Sellers.

          2.1.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement or in any Ancillary Agreements, the following properties, assets, rights, title and interests of the Asset Sellers will not be included in the Acquired Assets (the “Excluded Assets”):
                    A. Third Party Assets. Any machinery, equipment, tools, Inventory, tooling, dies, molds, patterns, jigs, gauges, production fixtures, special material handling equipment, customer dunnage and containers owned by an OEM or any other third party, including third party bailed assets, provided however, that any Contracts, rights or licenses pertaining to such bailed assets will be transferred as part of the Acquired Assets.
                    B. Intellectual Property. Corporate Trademark Rights and Shared Intellectual Property (subject to the limited rights granted to the Buyers pursuant to Sections 6.10 and 6.11).
                    C. Cash. All Cash.
                    D. Insurance Policies. All Insurance Policies except for the Transferred Insurance Policies, it being explicitly understood Buyers shall have no access to proceeds of Insurance Policies (other than Transferred Insurance Policies); provided, however, that Buyers will receive the benefit of all such claims and rights under third-party property and casualty insurance policies arising subsequent to the date of this Agreement and prior to the Closing.
                    E. Records. Any books, records and other materials that any Asset Seller is required by Law to retain (provided that the Asset Sellers shall provide Buyers with copies of the same), all Tax Returns of any Asset Seller or the Sale Companies for time periods prior to Closing, and related work papers, and (subject to the rights granted pursuant to Section 6.10) all “Delphi” marked sales and promotional materials and brochures.
                    F. Claims. All claims, defenses or causes of action of any kind relating to either Excluded Assets, Retained Liabilities or Liabilities otherwise discharged by Sellers prior to Closing.
                    G. Tax Refunds. Subject to Section 6.5.10, all refunds, credits, prepayments or deferrals of or against any Taxes, including deferred Taxes of any nature, that relate to periods or portions thereof prior to the Closing.
                    H. Bankruptcy Rights. All of the rights and claims of the Filing Affiliates available to Filing Affiliates under the Bankruptcy Code, of whatever kind or nature, as set forth in Sections 544 through 551, inclusive, 553, 558 and any other applicable provisions of the Bankruptcy Code, and any related claims and actions arising under such Sections by operation of law or otherwise, including any and all proceeds of the foregoing.
                    I. Personnel Records. All work histories, personnel and medical records of employees and former employees of any Asset Seller who worked at any time for any reason at the Business for whom a record exists at the Business at the time of Closing; provided, however, so far as legally permissible under applicable data protection, medical confidentiality or similar Laws, the appropriate Buyer(s) will be provided the originals of all personnel and medical records of all Transferred Employees after posted written notice or other appropriate notice to such Transferred Employees if legally required or if the Asset Sellers so elects. All such personnel and medical records of Transferred Employees are books and records governed by Section 6.9 of this Agreement. Upon written request of the Asset Sellers (or an Affiliate of Sellers), Buyer will promptly return or cause to be returned any and all of these records to the Asset Sellers (or an Affiliate of the Asset Sellers as directed) at which time the Asset Sellers, so far as legally permissible under applicable data protection, medical confidentiality or similar Laws, will provide the appropriate Buyer(s) with copies of the personnel and medical records of such employees. If an employee objects to provision of personnel or medical records to any Buyer, the records will not be provided, except to the extent the Asset Sellers determine that provision of the records to such Buyer over the objections by the employee is permitted by the applicable local law without adverse consequences to the Asset Sellers or to any Affiliate of the Asset Sellers.
                    J. Privileged Information and Materials. Information and materials protected by the attorney-client privilege (or its equivalent in jurisdictions outside the United States), or that, in the case of environmental-related documents, Sellers consider to be proprietary information; provided, however, that any privileged information relating solely and exclusively to an Assumed Liability will be transferred to Buyers at Closing and deemed an Acquired Asset; provided, further, that any privileged information that relates primarily to an Assumed Liability will be transferred to Buyers at Closing and deemed an Acquired Asset if counsel to Sellers reasonably determines that such information or materials can be shared or transferred without eliminating the privilege.
                    K. Technical Centers and Sales Offices. All real property (including any improvements located thereon), real property leases, and Personal Property located at the Technical Centers and Sales Offices, other than those assets which are specifically set forth on Schedule 2.1.2.
                    L. Cadiz, Spain. All real property (including any improvements located thereon), Personal Property, employees and Contracts located or performed at the Cadiz, Spain manufacturing facility other than those Contracts which are either (i) being performed (whether by assignment of the prior Contract or pursuant to the issuance of a replacement Contract) at one of the Manufacturing Facilities at the Closing Date or (ii) specifically set forth on Schedule 2.1.3.L.

                    M. Excluded Real Estate. All real property (including any improvements located thereon) located at the Livorno, Italy and Suzhou, China manufacturing facilities.
                    N. Korea Delphi Automotive Systems Corporation. Subject to Section 6.22, all assets, business lines, rights, Contracts and claims of Korea Delphi Automotive Systems Corporation (“KDAC”), wherever located, whether tangible or intangible, real, personal or mixed.
                    O. Inventory and Other Assets. (i) All Inventory, products, rights, properties, assets and businesses of the Business transferred or disposed of by Sellers prior to Closing in the Ordinary Course of Business and not in violation of this Agreement; and (ii) all computer hardware, equipment, Software, Contracts, and other assets listed on Schedule 2.1.3.O.
                    P. Intercompany Receivables. All amounts owed to the Business by Delphi, Sellers, or Affiliates of Delphi or Sellers.
                    Q. Equity Securities. The equity securities or other ownership interest in any entity, except as otherwise provided in Section 2.1.1.
          2.1.4 Post-Closing Deliveries.
                    A. Should Sellers or Buyers, in their reasonable discretion, determine after the Closing that any Acquired Assets are still in the possession of Sellers or any of their Affiliates, Sellers will or will cause such Affiliates to promptly deliver such Acquired Assets to Buyers at no cost to Buyers. Should Sellers or Buyers, in their reasonable discretion, determine after the Closing that any Excluded Assets were delivered to Buyers, Buyers will promptly return them to Sellers at no cost to Sellers.
                    B. After the Closing, Sellers shall permit, and hereby authorize, Buyers to collect, in the name of Sellers, all Accounts Receivable constituting part of the Purchased Assets and to endorse with the name of any applicable Seller for deposit in Buyers’ accounts any checks or drafts received in payment thereof. Sellers shall promptly deliver to Buyers any cash, checks or other property that they may receive after the Closing in respect of any Accounts Receivable or other asset constituting part of the Purchased Assets.
               2.2 Assumption of Liabilities. Subject to the terms and conditions set forth herein, the Buyers will assume, and will thereafter pay, perform and discharge as and when due, and will be liable with respect to the following, and only the following, liabilities and obligations of the Asset Sellers (collectively, the “Assumed Liabilities”):

          2.2.1 All Liabilities of the Asset Sellers arising under any Contracts, licenses, permits, leases and other agreements included in the Acquired Assets and assigned or otherwise transferred to Buyers or any relevant Buyer Affiliate pursuant to the terms of this Agreement or the Transfer Agreements, excluding Cure Amounts (if any);
          2.2.2 All Liabilities relating to the Acquired Assets and arising on or after the Closing, including Claims and other obligations relating to any Buyer’s ownership or use of the Acquired Assets after the Closing;
          2.2.3 Accounts Payable incurred after the Petition Date (excluding intercompany trade payables incurred in the Ordinary Course of Business owing to Sellers or their Affiliates as of the Closing Date);
          2.2.4 All Products Liability for Products manufactured after Closing;
          2.2.5 All Product Warranty Liabilities for Products manufactured after Closing;
          2.2.6 All deferred revenue obligations set forth on the Final Statement of Adjusted Net Assets, including all obligations to fulfill orders relating to Products of the Business outstanding on the Closing Date;
          2.2.7 Any and all Tax Claims, to the extent that they arise out of the period after Closing;
          2.2.8 All Liabilities that Buyer Parent or any Buyer specifically assumes or agrees to pay for or be responsible for pursuant to the terms of this Agreement or any Ancillary Agreement;
          2.2.9 Any Liability arising out of, resulting from, or relating to any Proceeding relating to an Assumed Liability, including any Proceeding which is pending as of the Closing Date;
          2.2.10 Liabilities with respect to Transferred Asset Seller Employees for periods or portions thereof commencing on or after the Closing Date;
          2.2.11 All Liabilities reflected on the Transferable Balance Sheet (actual amounts of such Liabilities will be as set forth on the Final Statement of Adjusted Net Assets);

          2.2.12 All Liabilities otherwise specifically assumed in this Agreement or any Ancillary Agreement;
          2.2.13 Any and all Environmental Claims for Environmental Damages with respect to Post-Closing Environmental Contamination and Post-Closing Compliance Matters (the “Assumed Environmental Liabilities”); and
          2.2.14 All Claims made after Closing for Insured Liabilities.
          2.2.15 All Liabilities included on Schedule 2.2.15.
               2.3 Retained Liabilities. Each Asset Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Buyers will not assume, or become liable to pay, perform or discharge, any Liability or obligation of any Asset Seller, other than the Assumed Liabilities. In furtherance and not in limitation of the foregoing, neither Buyers nor any of their Affiliates shall assume, and shall not be deemed to have assumed, any debt, Claim, obligation or other Liability of any Asset Seller or any of its predecessor(s) or Affiliate(s) whatsoever (other than the Assumed Liabilities), including, but not limited to the following (collectively, the “Retained Liabilities”):
          2.3.1 Tax Liabilities for periods or portions thereof ending on or before the Closing Date including deferred Taxes of any nature;
          2.3.2 Any Liability of Sellers for administrative fees and expenses under Section 503(b) of the Bankruptcy Code, professional fees or expenses under Sections 328, 330 or 331 of the Bankruptcy Code, or any other fees or expenses associated with administration of the Filing Affiliates’ Bankruptcy Cases;
          2.3.3 Liabilities related to the Excluded Assets;
          2.3.4 Liabilities with respect to Transferred Asset Seller Employees for periods or portions thereof ending prior to the Closing Date except to the extent specifically provided for in Section 6.6 or the applicable Transfer Agreement;
          2.3.5 All Products Liability for Products manufactured before Closing (“Retained Products Liability”);
          2.3.6 Any amounts owing to Delphi, the Sellers or the Affiliates of Delphi by the Business (including intercompany trade payables) as of the Closing Date;

          2.3.7 Except as expressly provided in this Agreement or any Ancillary Agreement, Liabilities under or that relate to (i) any Seller Employee Benefit Plan or any other employee benefit plan of any member of the Sellers’ Controlled Group, (ii) employment and employee benefits-related Claims, obligations and Liabilities of former employees arising at any time and relating to their employment with Seller prior to Closing, and (iii) employment and employee benefits-related Claims, obligations and Liabilities of Transferred Employees, in each case incurred in relation to the employee’s period of employment with the Seller prior to and including the Closing Date;
          2.3.8 Any Liability arising out of any Proceeding relating to a Retained Liability which is pending as of the Closing Date;
          2.3.9 Except as expressly provided in Section 2.2, any Liability of the Asset Sellers arising out of, relating to, or incurred in connection with the businesses retained by the Asset Sellers and which are not arising out of, relating to or incurred in connection with the Business;
          2.3.10 All Debt Obligations of the Asset Sellers (other than (i) Accounts Payable assumed by Buyers pursuant to Section 2.2.3 hereof, (ii) Debt Obligations listed on Schedule 6.12, and (iii) Debt Obligations otherwise addressed through the Purchase Price adjustment and reflected on the Final Statement of Cash and Debt);
          2.3.11 Any and all Environmental Claims for Environmental Damages with respect to Pre-Closing Environmental Contamination and Pre-Closing Compliance Matters (the “Retained Environmental Liabilities”);
          2.3.12 All Liabilities of the Asset Sellers arising under any Contracts relating to any Retained Liabilities;
          2.3.13 All Cure Amounts for Contracts included in the Acquired Assets;
          2.3.14 Accounts payable incurred on or prior to the Petition Date;
          2.3.15 All Product Warranty Liabilities for Products manufactured before Closing (“Retained Product Warranty Liability”); and
          2.3.16 All Claims made before Closing for Insured Liabilities (“Retained Insured Liabilities”).

               2.4 Sale Company Liabilities. Except as expressly provided herein, the Liabilities of the Sale Companies will not be affected by this Agreement and Sellers will have no obligation for such Liabilities.
               2.5 JV Company Liabilities. Notwithstanding anything to the contrary herein, the Liabilities of the JV Companies will not be affected by this Agreement and the Sellers will have no obligation for such Liabilities.
               2.6 Deferred Items.
          2.6.1 Non-Assignability. To the extent that any Contract or Permit included in the Acquired Assets is not capable of being assigned (whether pursuant to Section 365 of the Bankruptcy Code or, if inapplicable, then pursuant to the terms of such Contract or other applicable law) to Buyer at the Closing without the Consent of the issuer thereof or the other party thereto or any third party (including a Governmental Entity) (“Deferred Item(s)”), this Agreement will not constitute an assignment thereof, or an attempted assignment, unless any such Consent is obtained.
          2.6.2 Efforts to Obtain Necessary Consents. At Buyer’s request, the applicable Seller will, at its expense, use commercially reasonable efforts, and the applicable Buyer will, at its expense, cooperate with Sellers, to obtain the necessary Consents and to resolve the impracticalities of assignment referred to in Section 2.6.1 before or after the Closing.
          2.6.3 If Consents Cannot be Obtained. To the extent that the Consents referred to in Section 2.6.1 are not obtained by the applicable Seller, or until the impracticalities of assignment referred to therein are resolved, such Sellers’ sole responsibility with respect to such matters, notwithstanding Section 2.1.2, will be to use, during the twelve (12) month period commencing with the Closing, commercially reasonable efforts, at no cost to Sellers, to: (i) provide to Buyers the benefits of any Deferred Item; (ii) cooperate in any reasonable and lawful arrangement designed to provide such benefits to Buyers, without incurring any financial obligation to Buyers; and (iii) enforce for the account of Buyers and at the cost of Buyers any rights of Sellers arising from any Deferred Item referred to in Section 2.6.1 against such issuer thereof or other party or parties thereto; provided, however, that any such efforts shall be made with the consent of Buyers. Notwithstanding the foregoing, Sellers’ obligations with respect to obtaining consents for the transfer of certain information technology licenses shall be subject to Section 6.11.5.
          2.6.4 Obligation of Buyer to Perform. To the extent that Buyers are provided the benefits pursuant to Section 2.6.3 of any Deferred Item, Buyers will perform, on behalf of Sellers, for the benefit of the issuer thereof or the other party or parties thereto (including payment obligations) the obligations of Sellers thereunder or in connection therewith and if Buyers fail to perform to the extent required herein, Sellers, without waiving any rights or remedies that they may have under this Agreement or applicable Laws, may suspend their performance under

Section 2.6.3 in respect of the instrument which is the subject of such failure to perform unless and until such situation is remedied; or Sellers may perform at Buyers’ sole cost and expense, in which case Buyers will reimburse Sellers’ costs of such performance immediately upon receipt of an invoice therefor.
          2.6.5 Standard of Care. Sellers will have no Liability to any Buyer arising out of the provision of the benefits of the Deferred Items other than for gross negligence or willful misconduct and will have no Liability for actions taken in accordance with the request or direction of Buyer Parent or its Affiliates; provided such gross negligence or willful misconduct standard shall not apply with respect to the remittance of any collected accounts receivable to Buyer under any deferred items. Buyers will reimburse Sellers and will hold Sellers harmless from and against all Liabilities, incurred or asserted as a result of Sellers’ post-Closing direct or indirect ownership, management or operation of the Deferred Items.
3. PURCHASE PRICE; ADJUSTMENT; ALLOCATION.
               3.1 Deposit Amount. Not later than 5:00 p.m. (Eastern Standard Time) on the Business Day immediately following the entry of the Bidding Procedure Order on the Bankruptcy Court’s docket, Buyer Parent shall deliver to the Escrow Agent pursuant to the terms of the Deposit Escrow Agreement $9,500,000 in immediately available funds (such amount, together with the interest accrued thereon prior to the Closing, the “Deposit Amount”), to be held by the Escrow Agent in an interest bearing account reasonably acceptable to Buyer Parent to serve as an earnest money deposit under this Agreement, and to be released in accordance with the following procedures (which procedures will be set forth in the Deposit Escrow Agreement):
          3.1.1 On the Closing Date, Delphi and Buyer Parent will jointly instruct the Escrow Agent to deliver the Deposit Amount at Closing, by wire transfer of immediately available funds, to an account designated by Buyer Parent in the Deposit Escrow Agreement, to be retained by Buyer Parent;
          3.1.2 Upon any termination of this Agreement by Delphi in accordance with Section 9.1.4, Delphi and Buyer Parent will jointly instruct the Escrow Agent to deliver the Deposit Amount, in accordance with the terms of the Deposit Escrow Agreement, by wire transfer of immediately available funds, to an account designated by Delphi in the Deposit Escrow Agreement, to be retained by Delphi; or
          3.1.3 Upon termination of this Agreement by Buyers in accordance with any provision of Article 9 other than Section 9.1.4 or for any reason other than a Buyer breach, then Delphi and Buyer Parent will jointly instruct the Escrow Agent to deliver the Deposit Amount, in accordance with the terms of the Deposit Escrow Agreement, by wire transfer of immediately available funds, to an account designated by Buyer Parent in the Deposit Escrow Agreement, to be retained by Buyer Parent. The Deposit Amount is not property of the bankruptcy estate as that term is defined under 11 U.S.C. § 541(a) and shall not become property of any of the Filing

Affiliates’ bankruptcy estates at any time until released to Delphi. No liens or Encumbrances shall attach to the Deposit Amount until released to Delphi.
               3.2 Preliminary Purchase Price; Closing Statement.
          3.2.1 On the Closing Date and subject to the terms and conditions of this Agreement, in consideration of the Sale, if the Preliminary Adjusted Purchase Price is a positive number, Buyer Parent, on behalf of Buyers, will pay to the Escrow Agent or Delphi pursuant to Section 8.4 herein, an amount equal to the Preliminary Adjusted Purchase Price. In the event that the Preliminary Adjusted Purchase Price is a negative number, Delphi, on behalf of Sellers, will pay the amount of such Preliminary Adjusted Purchase Price to the Escrow Agent or Buyer Parent pursuant to Section 8.3.1. The “Preliminary Adjusted Purchase Price” shall be calculated as follows:
                    3.2.1.1 $1.00 (which includes the KDAC Amount, the “Preliminary Purchase Price”);
                    3.2.1.2 plus Capped Cash, as set forth on the Closing Statement (“Estimated Capped Cash”), up to the amount of Estimated Assumed Debt;
                    3.2.1.3 minus Assumed Debt, as set forth on the Closing Statement (the “Estimated Net Debt”); and
                    3.2.1.4 plus $47.0 million if the Proposed Joint Venture is formed at or before Closing.
          3.2.2 On the fifth (5th) day before Closing, Delphi will prepare (or cause to be prepared) in good faith and deliver to Buyer Parent, a closing statement, containing a calculation of the Estimated Assumed Debt and Estimated Capped Cash (the “Closing Statement”).
               3.3 Preparation of Closing Adjusted Net Assets Statement.
          3.3.1 Within sixty (60) days after the Closing Date, Delphi will prepare and deliver to Buyer Parent the Closing Adjusted Net Assets Statement (ii) a statement specifying the actual amount of Capped Cash and the actual amount of Assumed Debt as of the Closing Date (the “Closing Cash and Debt Statement”), and (iii) a calculation of the NTD/POS Adjustment Amount as of the Closing Date (the “Closing NTD/POS Statement” and together with the Closing Adjusted Net Assets Statement and the Closing Cash and Debt Statement, the “Delphi Statements”). The Closing Adjusted Net Assets Statement and the Closing Cash and Debt Statement will be prepared on a combined basis in accordance with Schedule 3.3.1, applied on a basis consistent with the Historical Financial Statements and, except as set forth on Schedule 3.3.1, prepared in accordance with GAAP applied consistently with the December 31,

2006 balance sheet that is part of the Historical Financial Statements and on a basis consistent with, and reflecting, all adjustments reflected on the Benchmark Net Assets Amount and eliminating the effect of currency fluctuations since December 31, 2006. The Closing Adjusted Net Assets Statement will be based on a physical inventory of the Inventory, consistent with past practice, to be taken jointly by the Parties within fifteen (15) Business Days after the Closing Date. Each Party’s out-of-pocket costs associated with such physical inventory count will be borne separately by such Party.
          3.3.2 Buyer Parent will, within the longer of (i) sixty (60) days after the delivery by Delphi of the Delphi Statements and (ii) 120 days following the Closing (the “Review Period”), complete its review of such statement. Each party will, after Closing and pending agreement or final determination of the Delphi Statements, allow the other and its Affiliates and their accountants, agents and advisers such access to the Combined Business, all relevant employees and all relevant records, information and other documentation (and will, upon request, provide copies thereof) as is reasonably necessary to enable each party to prepare the Delphi Statements (or their review thereof), including access to and the services of key personnel of the Combined Business. If Buyer Parent disagrees with any portion of the Delphi Statements, Buyer Parent will, on or before the Review Period, inform Delphi in writing (the “Objection”) of disagreements. Any Objection will specify in reasonable detail the nature of any disagreement so asserted. If no such Objection has been timely provided to Delphi; then: (a) the Closing Adjusted Net Assets Statement will be deemed to be the Final Statement of Adjusted Net Assets; (b) the Closing Cash and Debt Statement will be deemed to be the Final Statement of Cash and Debt, and (c) the Closing NTD/POS Statement will be deemed to be the Final Statement of NTD/POS and (d) Delphi’s calculations thereon will be final and binding on the Parties of all items therein.
          3.3.3 Delphi will then have thirty (30) days following the date it receives the Objection to review and respond to the Objection. If Delphi and Buyer Parent are unable to resolve all of their disagreements with respect to the determination of the foregoing items by the fifteenth (15th) day following Delphi’s response thereto, after having used their good faith efforts to reach a resolution, they will refer their remaining differences to an independent accounting firm mutually acceptable to Buyer Parent and Delphi (the “CPA Firm"), who will, acting as experts in accounting and not as arbitrators, determine on a basis consistent with the requirements of Section 3.3, and only with respect to the specific relevant items remaining disputed, whether and to what extent, if any, the Delphi Statements requires adjustment. Delphi and Buyer Parent will request the CPA Firm to use its commercially reasonable efforts to render its determination within thirty (30) days. In resolving any disputed item, the CPA Firm: (i) will be bound by the principles set forth in this Section 3.3.3 and Schedule 3.3.1; (ii) will limit its review to matters specifically set forth in the Objection that remain disputed; and (iii) will not assign a value to any item greater than the greatest value for such item claimed by either Party or less than the smallest value for such item claimed by either Party. The CPA Firm’s determination will be conclusive and binding upon Delphi and Buyer Parent. Delphi and Buyer Parent will make reasonably available to the CPA Firm all relevant books and records, any work papers (including those of the Parties’ respective accountants subject to any conditions such accountants may impose) and supporting documentation relating to the Delphi Statements,and all other items reasonably requested by the CPA Firm. The “Final Statement of Adjusted Net Assets” will be: (i) the Closing Adjusted Net Assets Statement if the Parties so agree or if so determined in accordance with Section 3.3.2; or (ii) if an Objection is made under Section 3.3.2, the Closing Adjusted Net Assets Statement, as adjusted pursuant to the agreement of the Parties, or as adjusted by the CPA Firm. The “Final Statement of Cash and Debt” will be: (i) the Closing Cash and Debt Statement if the Parties so agree or if so determined in accordance with Section 3.3.2; or (ii) if an Objection is made under Section 3.3.2, the Closing Cash and Debt Statement, as adjusted pursuant to the agreement of the Parties, or as adjusted by the CPA Firm. The “Final Statement of NTD/POS” will be: (i) the Closing NTD/POS Statement if the Parties so agree or if so determined in accordance with Section 3.3.2; or (ii) if an Objection is made under Section 3.3.2, the Closing NTD/POS Statement, as adjusted pursuant to the agreement of the Parties, or as adjusted by the CPA Firm. The fees, costs and expenses of the CPA Firm under this Section 3.3.3: (i) will be borne by Buyer Parent in the proportion that the aggregate dollar amount of such disputed items so submitted that are unsuccessfully disputed by Buyer Parent (as finally determined by the CPA Firm) bears to the aggregate dollar amount of such items so submitted; and (ii) will be borne by Delphi in the proportion that the aggregate dollar amount of such disputed items so submitted that are successfully disputed by Buyer Parent (as finally determined by the CPA Firm) bears to the aggregate dollar amount of such items so submitted. Whether any dispute is resolved by agreement between the Parties or by the CPA Firm, changes to the Delphi Statements may be made only for items as to which Buyer Parent has taken exception in the Objection. Except as specifically set forth in this Section 3.3.3 with respect to the fees, costs and expense of the CPA Firm, each Party will bear its own expenses incurred in this dispute resolution process, including fees of its accountants, attorneys and other agents.
               3.4 Post Closing Purchase Price Adjustment.
          3.4.1 Payments by Delphi.
                    3.4.1.1 If the amount of Adjusted Net Assets reflected in the Final Statement of Adjusted Net Assets is less than the Benchmark Net Assets Amount, then Delphi will pay to Buyer Parent an amount equal to such deficiency.
                    3.4.1.2 If the amount of Assumed Debt reflected in the Final Statement of Cash and Debt is greater than the Estimated Assumed Debt, then Delphi will pay to Buyer Parent an amount equal to such excess.
                    3.4.1.3 The NTD/POS Adjustment Amount (if any).
                    3.4.1.4 If the amount of Capped Cash reflected in the Final Statement of Cash and Debt is less than the amount of Estimated Capped Cash paid to Delphi at Closing, then Delphi will pay to Buyer Parent an amount equal to such deficiency.

                    3.4.1.5 The Normalized Working Capital Amount (to be paid concurrently with any payments made pursuant Section 3.4.1.1 or 3.4.2.1, as applicable).
          3.4.2 Payments by Buyer Parent.
                    3.4.2.1 If the amount of Adjusted Net Assets reflected in the Final Statement of Adjusted Net Assets is greater than the Benchmark Net Assets Amount, then Buyer Parent will pay to Delphi an amount equal to such excess.
                    3.4.2.2 If the amount of Assumed Debt reflected in the Final Statement of Cash and Debt is less than the Estimated Assumed Debt, then Buyer Parent will pay to Delphi an amount equal to such deficiency
                    3.4.2.3 If the amount of Capped Cash reflected in the Final Statement of Cash and Debt is greater than the amount of Estimated Capped Cash paid to Delphi at Closing, then Buyer Parent will pay to Delphi an amount equal to such deficiency.
          3.4.3 The amounts payable pursuant to this Section 3.4 will be paid in immediately available funds within three (3) Business Days after the ultimate determination of the Final Statement of Adjusted Net Assets, Final Statement of NTD/POS, and/or the Final Statement of Debt and Cash, as applicable. The Preliminary Adjusted Purchase Price plus or minus the amounts referred to in this Section 3.4 is referred to as the “Purchase Price.”
4. REPRESENTATIONS AND WARRANTIES OF SELLERS.
     Each Seller represents and warrants severally to Buyers with respect to the Acquired Assets or Sale Securities being sold by such Seller (except that the Filing Affiliates represent and warrant, jointly and severally, with respect to the Acquired Assets and the Sale Securities of the Filing Affiliates), as follows:
               4.1 Organization. Each Seller and Sale Company is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each Seller and Sale Company has the full requisite corporate or other organizational power and authority to own, lease and operate its assets and to carry on its business as now being conducted, and is duly qualified or licensed or admitted to do business in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed has not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement. Delphi has prior to the execution of this Agreement delivered true and complete copies of the certificate of incorporation and by-laws or similar Organizational Documents of each of the Sale Companies as in full force and effect on the date hereof.

               4.2 Authorization; Enforceability. Subject to entry and effectiveness of the Bidding Procedures Order and the Sale Approval Order, as applicable, each Seller has the requisite corporate or other organizational power and authority to: (i) execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party; (ii) perform its obligations hereunder and thereunder; and (iii) consummate the transactions contemplated by this Agreement and the applicable Ancillary Agreements, including to own, hold, sell and transfer (pursuant to this Agreement) the Acquired Assets and the Sale Securities. Subject to entry and effectiveness of the Bidding Procedures Order and the Sale Approval Order, if applicable, the execution and delivery of this Agreement and the Ancillary Agreements by Delphi and each Seller that is a party to any of such agreements, and the performance by each of them of their respective obligations under any of such agreements, in the case of Delphi have been, and in the case of the other Sellers, prior to the Closing Date will be, duly authorized by all necessary corporate action on the part of such Person. This Agreement has been duly executed and delivered by Delphi, and the Ancillary Agreements will be duly executed and delivered by Delphi and each Seller, as applicable, and, assuming due authorization, execution and delivery by Buyer Parent and Buyers, constitutes, or will constitute, a valid and binding agreement of Delphi and each Seller, as applicable, enforceable against each of them in accordance with their respective terms, except: (a) as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium and other Laws affecting the enforcement of creditors’ rights generally from time to time in effect and by general equitable principles relating to enforceability; (b) that enforceability of Section 9.2 of this Agreement is subject to entry and approval of the Bidding Procedures Order; and (c) that enforceability of all other provisions of this Agreement is subject to entry and effectiveness of the Sale Approval Order.
               4.3 Capital Stock of the Sale Companies and JV Companies.
          4.3.1 Except as set forth on Schedule 4.3.1: (i) Sellers’ equity interests in each of the Sale Companies and JV Companies is owned, directly or indirectly, by the relevant Securities Seller as set forth on Schedule 1 to the Agreement (which Schedule also sets forth the number and type of such equity interests held by each Seller); (ii) the Sale Securities are duly authorized, validly issued, fully paid up and non-assessable and are not subject to any preemptive rights; and (iii) there are no voting trust agreements or other contracts, agreements or arrangements, to which any Securities Seller is a party, restricting voting or dividend rights or transferability with respect to the Sale Securities.
          4.3.2 Except as set forth on Schedule 4.3.2, there is no outstanding security, right, subscription, warrant, option, privilege or other agreement, commitment or contract, preemptive, contractual or otherwise that gives the right to: (i) purchase or otherwise receive or be issued any share capital or similar equity interest of a Sale Company or a JV Company or any security of any kind convertible into or exchangeable or exercisable for any share capital of a Sale Company or a JV Company; or (ii) receive or exercise any benefits or rights similar to any rights enjoyed by or accruing to a holder of share capital or similar equity interest of a Sale Company or a JV Company, including any rights to participate in the equity or income of a Sale Company or a JV Company, or to participate in or direct the election of any directors of a Sale Company or a

JV Company or the manner in which any share capital or similar equity interest of a Sale Company or a JV Company are voted.
     4.3.3 At Closing upon payment of Purchase Price, Sellers will convey to Buyers valid and marketable title to (i) all of the issued and outstanding shares of capital stock of the Sale Companies, and (ii) all shares of the JV Companies currently owned by Sellers; in each case, free and clear of all Encumbrances except Permitted Encumbrances.
          4.4 Historical Financial Statements.
     4.4.1 Schedule 4.4.1(a) sets forth the unaudited combined balance sheets of the Combined Business as of December 31, 2005 and 2006 and the related unaudited combined statements of income for the years ended December 31, 2005 and 2006 (referred to as the “Historical Financial Statements”). Schedule 4.4.1(b) sets forth the unaudited assets and liabilities of the Combined Business as of December 31, 2006, which will be transferred to the Buyer (referred to as the “Transferable Balance Sheet”). Except as set forth on Schedule 4.4.2 and Schedule 3.3.1, and limited to Seller’s Knowledge with respect to the JV Companies, each of the Transferable Balance Sheet and each Historical Financial Statement is: (i) true, correct and complete in all material respects with respect to the purpose for which it was prepared, as of the date thereof, subject to the absence of notes and normal year end adjustments, (ii) consistent with prior practice, subject to the exceptions and adjustments described in Schedule 4.4.2 and Schedule 3.3.1, (iii) prepared from the accounting records of the Asset Sellers, Sale Companies and JV Companies, in accordance with the specific accounting treatments consistently used by Seller in preparation of its books and records as described in Schedule 4.4.2 and Schedule 3.3.1; (iv) with respect to the Historical Financial Statements, subject to the exceptions and adjustments set forth in Schedule 4.4.2 and Schedule 3.3.1, presents fairly in all material respects the financial condition and the results of operations of the Combined Business as of the respective dates of and for the periods referred to in such financial statements, (v) with respect to the Transferable Balance Sheet, adopts the same accounting principles, policies, treatments and categorizations as were used in the preparation of the Historical Financial Statements as there applied, including in relation to the exercise of accounting discretion and judgment; and (vi) in accordance with US GAAP. For the avoidance of doubt, paragraph (iii) shall take precedence over paragraphs (iv), (v) and (vi), and paragraphs (iv) and (v) shall take precedence over paragraph (vi).
     4.4.2 Except as specifically reflected or reserved against in the December 31, 2006 balance sheet that is part of the Historical Financial Statements or otherwise disclosed on Schedule 4.4.2, there are no Liabilities that would be required to be disclosed in accordance with GAAP against, relating to or affecting the Acquired Assets or the Sale Companies, other than Liabilities incurred in the Ordinary Course of Business since December 31, 2006.
               4.5 No Conflicts or Approvals. Subject to entry and effectiveness of the Bidding Procedures Order and the Sale Approval Order, except as set forth on Schedule 4.5, the execution, delivery and performance by Sellers of this Agreement and the Ancillary Agreements do not: (i) violate, conflict with or result in a breach by any of Delphi or Sellers of the Organizational Documents of any of Delphi, the Sellers, the Sale Companies or the JV Companies; (ii) violate or result in a breach of any Governmental Order or Law applicable to any of Delphi or Sellers, the Sale Companies or the JV Companies or any of their respective properties or assets; (iii) require any Governmental Approval, except as set forth in this Agreement and in each case for consents, approvals, authorizations of, declarations or filings with the Bankruptcy Court, or (iv) result in a breach, right of acceleration, termination, modification or cancellation of any of the Material Contracts of Sellers or the Sale Companies; except: (x) as would not, individually or in the aggregate, have a Material Adverse Effect or a material adverse effect on the ability of Sellers to consummate the transactions contemplated by this Agreement; or (y) are excused by or unenforceable as a result of the filing of the Bankruptcy Cases or the applicability of any provision of or any applicable law of the Bankruptcy Code.
               4.6 Sufficiency of Acquired Assets. Except as set forth on Schedule 4.6, the Acquired Assets and assets of the Sale Companies, together with the Intellectual Property rights to be licensed from Sellers to Buyers pursuant to Sections 6.11.1 and 6.11.4, the Contracts to be entered into by Buyers pursuant to the Separation Plan, and the services to be provided by Sellers to Buyers pursuant to the Transition Services Agreement, comprise all of the assets reasonably necessary to carry on the Business in all material respects as it is now being conducted.
               4.7 Compliance with Law; Permits. Except as set forth on Schedule 4.7, the Business is currently in material compliance with all material Laws. Each of the Sale Companies possess all licenses, consents, approvals, permits and other Governmental Approvals (“Permits”) necessary to own, lease and operate its assets and conduct the Business as currently conducted, and the Asset Sellers possess all Permits necessary to own, lease and operate the Acquired Assets, except, in each case, where the failure to have such Permits would not have a Material Adverse Effect. The representations and warranties relating to Environmental Laws and with Environmental Permits are exclusively set forth in Section 4.14.
               4.8 Proceedings; Orders. Except for the pendency of the Bankruptcy Cases, and for the Claims and other items set forth in Schedule 4.8 (and except with respect to compliance with Environmental Laws, which is covered by Section 4.14), there are no Proceedings or Orders pending against any of the Sale Companies or the Asset Sellers or, to the Knowledge of Sellers the JV Companies, and to the Knowledge of Sellers there are no Proceedings or Orders threatened against any of the Sale Companies, the Asset Sellers or the JV Companies with respect to the Combined Business.
               4.9 Absence of Certain Changes. Except as set forth in Schedule 4.9 or as otherwise contemplated or expressly permitted by this Agreement, since December 31, 2006: (i) the Business has been conducted only in the Ordinary Course of Business; (ii) there has not been any change or development in or affecting the business or operations of the Sale Companies that has had, or would reasonably be expected to have, a Material Adverse Effect; and (iii) Sellers have not taken or failed to take any action that has or would materially violate any of the restrictions set forth in Section 6.1.1.

               4.10 Tax Matters.
          4.10.1 Each Sale Company and Asset Seller has: (i) duly and timely filed with the appropriate federal, state, local and foreign authorities or governmental agencies, all material Tax Returns required to be filed and, when filed, were true, correct and complete; and (ii) paid all material Taxes shown thereon as due and owing except in the case of Filing Affiliates Taxes which may have been prohibited by the Bankruptcy Code.
          4.10.2 The Sellers and Sale Companies have each withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any Transferred Employee.
          4.10.3 Except as set forth in Schedule 4.10.3, no Sale Company is a party to any Tax allocation, Tax sharing agreement or Tax indemnity arrangement or has any liability for Taxes of any person under Treas. Reg. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, under which any Buyer could be subject to Tax or other Liability after the Closing.
          4.10.4 Except as set forth in Schedule 4.10.4, or as reflected in the Historical Financial Statements, no Sale Company has received any: (i) notice that there is a dispute or claim with respect to the potential underpayment of Taxes or other deficiency; or (ii) any inquiry with respect to any Tax Return. Except as disclosed in Schedule 4.10.4, all deficiencies asserted or assessments made as a result of any examinations with respect to, in connection with, associated with or related to, the Sale Companies have been fully paid or are fully reflected as a liability in the Historical Financial Statements.
          4.10.5 [intentionally omitted]
          4.10.6 No Sale Company is a party to any agreement, Contract, Arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any excess parachute payments within the meaning of IRC Code Section 280G.
          4.10.7 Except as set forth in Schedule 4.10.7, there are no tax liens on the Acquired Assets or on any of the assets of the Sale Companies that arose in connection with any failure (or alleged failure) to pay any Tax.
               4.11 Employee Benefits; Labor
          4.11.1 Schedule 4.11.1 contains a list of all U.S. Employees, Non-U.S. Employees, and employees of the Sale Companies, including for all such employees: (i) each such person’s title or job/position/job code; (ii) each such person’s job designation (i.e., salaried or hourly); (iii) each such person’s location of employment; (iv) each such person’s employment status (i.e., actively employed (including without limitation those on layoff status) or not actively at work (due to, e.g., illness, short-term disability, sick leave, authorized leave or absence, etc.)); (v) each such person’s current annual base rate of compensation; (vi) each person’s date of hire; and (vii) any material, individual specific provisions relating to such person’s employment (e.g., non-compete agreement, separation pay agreement), in each case, to the extent permitted to be disclosed under applicable Law (including local privacy laws).
          4.11.2 Schedule 4.11.2 sets forth a list of the Seller Employee Benefit Plans, including each Non-U.S. Benefit Plan.
          4.11.3 Copies of the following materials have been delivered or made available to Buyer Parent with respect to each Seller Employee Benefit Plan to the extent applicable: (i) current plan documents, any related trust agreements, service provider agreements, insurance contracts or agreements with investment managers; (iii) the most recent summary plan description and summary of material modifications to the extent not included in the summary plan description in each case distributed to employees; (iv) current agreements and other documents relating to the funding or payment of benefits; and (v) the most recent actuarial valuation report, if applicable.
          4.11.4 Except as set forth in Schedule 4.11.4 or where the failure to comply would not have a Material Adverse Effect, the Seller Employee Benefit Plans are in compliance with their terms and applicable requirements of ERISA, the Code and other Laws (if applicable). Each Seller Employee Benefit Plan and related trust which is intended to be qualified within the meaning of Section 401 or 501, as applicable, of the Code has received a favorable determination letter as to its qualification and to the Knowledge of Sellers, nothing has occurred that could reasonably be expected to adversely affect such determination.
          4.11.5 Except as: (i) set forth in Schedule 4.11.5; and (ii) routine claims for benefits by participants and beneficiaries, there are no pending or, to the Knowledge of Sellers, material threatened Proceedings with respect to any Seller Employee Benefit Plans.
          4.11.6 Except as set forth in Schedule 4.11.6, no event or condition has occurred in connection with which any of the Sale Companies or Sellers or any member of the Controlled Group (as defined below) could be subject to any material Liability or Encumbrance under Title IV of ERISA.
          4.11.7 None of the Sale Companies nor any member of the Controlled Group (as defined below) currently have or for the past five (5) years has had an obligation to contribute to a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code.

          4.11.8 With respect to each group health plan that is subject to Section 4980B of the Code maintained by any entity described in this Section 4.11.8, the Sale Companies and each member of the Controlled Group (as defined below) have complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, except where the failure to so comply would not have a Material Adverse Effect. Except as set forth on Schedule 4.11.8, no Seller Employee Benefit Plan provides welfare coverage that extends after the termination of employment other than for continued coverage provided pursuant to the requirements of Section 4980B of the Code or other similar provision of state law. For purposes of this Agreement, “Controlled Group” means any trade or business (whether or not incorporated): (i) under common control within the meaning of Section 4001(b)(1) of ERISA with any of the Sale Companies; or (ii) which together with any of the Sale Companies is treated as a single employer under Section 414(t) of the Code.
          4.11.9 Sellers are not in default in performing any of their obligations under any Seller Employee Benefit Plan or any related trust agreement or insurance contract. Except as set forth on Schedule 4.11.9, all contributions and other payments required to be made by Sellers to any Seller Employee Benefit Plan with respect to any period ending before or at the Closing date have been made or reserves adequate for such contributions or other payments have been or will be set aside therefor and have been or will be reflected in the Historical Financial Statements in accordance with GAAP. There are no material outstanding Liabilities of, or related to, any Seller Employee Benefit Plan other than Liabilities for benefits to be paid in the Ordinary Course of Business to participants in such Seller Employee Benefit Plan and their beneficiaries in accordance with the terms of such Seller Employee Benefit Plan. Except as set forth on Schedule 4.11.9, there are no Contracts or other arrangements providing for any bonus or other payments to any Transferred Employees arising as a result of the transactions contemplated hereby.
          4.11.10 No transaction contemplated by this Agreement will result in liability under Sections 302(c)(ii), 4062, 4063, 4064, or 4069 of ERISA or otherwise, with respect to Sellers or Buyers or any corporation or organization controlled by or under common control with any of the foregoing within the meaning of Section 4001 of ERISA, and no event or condition exists or has existed which would reasonably be expected to result in any such liability with respect to the foregoing within the meaning of Section 4001 of ERISA.
          4.11.11 Schedule 4.11.11 lists all material Collective Bargaining Agreements. Sellers have given access or delivered to Buyer true, correct and complete copies of each of the Collective Bargaining Agreements. Except as disclosed on Schedule 4.11.11, Sellers are, and for the past twelve (12) months have remained, in material compliance with each Collective Bargaining Agreement. With respect to the transactions contemplated under this Agreement, any notice required under any Law or Collective Bargaining Agreement has been or prior to Closing will be given, and Seller will be in compliance with all bargaining obligations with any employee representative.

          4.11.12 Except as disclosed on Schedule 4.11.12, with respect to the Business: (i) there is no labor strike, dispute, slowdown or stoppage actually pending or, to Sellers’ Knowledge, threatened against or involving Sellers or any Sale Company; (ii) neither Sellers nor any Sale Company has in the past three (3) years experienced any work stoppage or other labor difficulty or organizational activity relating to any of its employees; (iii) no labor grievance relating to any employee of Sellers or any Sale Company is pending as of the date of Schedule 4.11.12; and (iv) neither Sellers nor any Sale Company has any labor negotiations in process with any labor union or other labor organization. Except as set forth on Schedule 4.11.12 or as would not, have a Material Adverse Effect, there are no pending litigations, administrative proceedings, grievances, arbitrations, investigations or claims against Sellers or any Sale Companies whether under applicable Laws, Collective Bargaining Agreements, employment agreements or otherwise asserted by any present employee or former employee (or their representative) of any other Person as relates to the Business, including claims on account of or for: (a) overtime pay, other than overtime pay for work done during the current payroll period; (b) wages or salary for any period other than the current payroll period; (c) any amount of vacation pay or pay in lieu of vacation or time off; or (d) any violation of any statute, ordinance or regulation relating to minimum wages or maximum hours at work, and, to Sellers’ Knowledge, there are no such claims which have yet to be asserted.
          4.11.13 With respect to each benefit plan, bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option, vacation pay, sick pay or other fringe benefit plan, arrangement or practice that is currently sponsored or maintained outside the jurisdiction of the United States by any Sale Company, that is not subject to the laws of the United States, and that covers an employee of a Sales Company that resides or works outside the United States (each a “Non-U.S. Benefit Plan”), the following representations are made with respect to those Non U.S. Benefit Plans:
                    A. all employer and employee contributions, to the extent directly paid by the employer, to each Non U.S. Benefit Plan required by law or by the terms of such Non U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with US GAAP; and
                    B. each Non U.S. Benefit Plan required to be registered or approved has been registered or approved and has been maintained in good standing with applicable regulatory authorities. Each Non U.S. Benefit Plan is now and always has been operated in material compliance with all applicable Laws.
               4.12 Intellectual Property.
          4.12.1 Schedule 4.12.1.A, Schedule 4.12.1.B and Schedule 4.12.1.C, respectively, list all Patents and Patent applications, all Trademark registrations and applications therefor, and all Copyright registrations and applications therefor, included in the Purchased Intellectual Property. Except as: (i) set forth in Schedule 4.12.1.A; or (ii) instances in which such Patents or Patent applications are jointly owned with a third party (which are scheduled as such), and subject to Permitted Encumbrances and the rights and limitations established by the Material Contracts, Sellers own the entire right, title and interest in such Patents, Trademark and Copyright registrations and applications, and have the right to transfer Sellers’ right, title and interest in them as set forth in this Agreement.
          4.12.2 Subject to Permitted Encumbrances and the rights and limitations established by the Material Contracts, Sellers own or otherwise have the right to transfer all other Purchased Intellectual Property and license the Shared Intellectual Property as set forth in this Agreement. There are no licenses to Affiliates of Steering Technology other than those set forth in Schedule 4.12.2.
          4.12.3 Except as set forth in Schedule 4.12.3, (i) Sellers have not to their Knowledge infringed, misappropriated or otherwise violated, and the operation of the Business as currently conducted does not to the Sellers’ Knowledge infringe, misappropriate or otherwise violate any Intellectual Property rights of any third party to any extent that would have a Material Adverse Effect; and (ii) Sellers have no Knowledge of any allegation by any third party of Intellectual Property infringement or misappropriation, resulting from the operation of the Business during the last three (3) years that would have a Material Adverse Effect.
          4.12.4 Except as set forth in Schedule 4.12.4, Sellers have no Knowledge of any material infringement, misappropriation or other violation of the Purchased Intellectual Property by any Person that would have a Material Adverse Effect.
          4.12.5 Except as set forth on Schedule 4.12.5, (i) Delphi has received no notice of a claim by any third party contesting the validity, enforceability, use or ownership of any of the material Purchased Intellectual Property within the past three (3) years that to Delphi’s knowledge is currently outstanding or is threatened; and (ii) Sellers have taken reasonable measures to protect the confidentiality and value of Trade Secrets included in the Purchased Assets.
               4.13 Contracts
          4.13.1 Schedule 4.13.1 sets forth a true and complete list of each of the following Contracts to which any of the Sale Companies, or any of the Asset Sellers with respect to the Business, is party or by which any of them is bound, other than Seller Employee Benefit Plans (collectively, the “Material Contracts”):
                    A. Contracts (other than purchase order Contracts) involving the expenditure by the Sale Companies or the Asset Sellers in respect of the Business of more than $500,000 in any instance for the purchase of materials, supplies, equipment or services, excluding any such contracts that are terminable by the Sale Companies or the Asset Sellers without penalty on not more than one hundred eighty (180) days notice;
                    B. Indentures, mortgages, loan agreements, capital leases, security agreements or other agreements for the incurrence of material Debt Obligations;
                    C. Guarantees of obligations (other than endorsements made for collection) involving the potential expenditure by the Sale Companies or the Asset Sellers in respect of the Business after the date of this Agreement of more than $500,000 in any instance;
                    D. Contracts under which any Seller or the Sale Companies has licensed material Purchased Intellectual Property to, or material Licensed Intellectual Property from, any other Person;
                    E. Partnership, joint venture agreements or other agreements involving a sharing of profits or expenses by the Sale Companies or the relevant Asset Seller party thereto with respect to the Business;
                    F. All Contracts containing any provision or covenant prohibiting or materially limiting the ability of any Sale Company to engage in any Business activity or in any region or compete with any Person;
                    G. All Contracts (other than purchase order Contracts with Affiliates) between the Sale Companies or Asset Sellers with respect to the Business, on the one hand, and any Seller or its officers, directors or Affiliates (other than the Sale Companies or any of the Asset Sellers with respect to the Business).
                    H. Contracts (other than purchase order Contracts) providing that a Sale Company or any Asset Seller in respect of the Business will receive future payments aggregating more than $2,500,000 per annum or $10,000,000 in the aggregate prior to the expiration of such Contract.
                    I. Collective Bargaining Agreements, Works Council agreements, and similar agreements with any labor organization or employee representative;
                    J. All letters of credit, performance bonds and other similar items issued and outstanding in connection with the Business; and

                    K. Agreements compromising, settling or resolving any material dispute affecting a Seller or a Sale Company pursuant to which, on or after the execution date of this Agreement, any Seller, with respect to a matter that would otherwise become an Assumed Liability, or any Sale Company will be required to pay consideration valued in excess of $500,000 or to satisfy monitoring or reporting obligations to any governmental authority outside the Ordinary Course of Business.
          4.13.2 Except as set forth in Schedule 4.13.2, and other than with respect to monetary defaults by Sellers under Material Contracts that are curable by payment of all Cure Amounts, if applicable, no event has occurred or would be reasonably likely to occur that constitutes a material default (except with respect to defaults that need not be cured under Section 365 of the Bankruptcy Code for Sellers to assume and assign such Material Contracts to Buyers, if applicable) by: (i) any of the Sale Companies or any Asset Seller under any Material Contract; or (ii) any other party to any Material Contract. Schedule 4.13.2 identifies all Post-Petition Contracts included within the Material Contracts, other than immaterial Post-Petition Contracts and open purchase orders entered into in the Ordinary Course of Business.
          4.13.3 The Sellers have provided to Buyer Parent a true and correct copy of all written Contracts disclosed on Schedule 4.13.1 (other than purchase orders and those subject to confidentiality provisions that prohibit disclosure to third parties), in each case together with all amendments, waivers or other changes thereto.
               4.14 Environmental Matters. Except as disclosed in Schedule 4.14, since January 1, 1999, to the Knowledge of Sellers:
          4.14.1 The Business is in material compliance with Environmental Laws and with Environmental Permits applicable to the Business and the Real Property; and
          4.14.2 None of the Sale Companies, or the Asset Sellers with respect to the Acquired Assets, have received any written notice, which is official and binding, from a Governmental Authority, alleging that the Business as currently operated violates in any material respects any Environmental Laws or Environmental Permits; and
          4.14.3 The Sale Companies, and the Asset Sellers with respect to the Acquired Assets, have not received, and have no knowledge of the issuance of any Environmental Claim with respect to the Real Property;
          4.14.4 Each Sale Company and Asset Seller with respect to the Acquired Assets has obtained and maintains in full force and effect all Environmental Permits required for the operation of the Business and occupancy of the Real Property, except for such failures to obtain and maintain in full force and effect Environmental Permits as would not cause a Material Adverse Effect;

          4.14.5 No actions are pending, or to the Knowledge of Sellers threatened, to revoke, cancel, terminate or suspend any Environmental Permits, except as would not cause a Material Adverse Effect; and;
          4.14.6 Sellers have delivered or otherwise made available in the Data Room to Buyers non privileged information in the possession of any Seller or any of its Affiliates of: (i) Phase I or Phase II environmental assessments of any Real Property; and (ii) any material reports, studies, analyses or test results pertaining to Hazardous Materials at, in, on, under or adjacent to any Real Property, or regarding Sellers’ compliance with Environmental Laws applicable to the Business’ use or ownership of any Real Property or applicable to any Real Property.
               4.15 Insurance. Schedule 4.15(a) contains a complete and correct list, in all material respects, of all material policies of insurance, other than Insurance Policies relating to multiple business lines of Delphi, covering any of the assets primarily used in or relating to the Business, other than Excluded Assets indicating for each policy the carrier, risks insured, the amounts of coverage, deductible, expiration date and any material pending claims thereunder. With respect to the Transferred Insurance Policies, all such policies are outstanding and in full force and effect and neither the Sale Companies, the Asset Sellers nor the Person to whom any Policy has been issued has received any notice of cancellation or termination in respect of any Policy or is in default thereunder. Neither the Sale Companies, the Asset Sellers nor the Person to whom any Policy has been issued has received notice that any insurer under such Transferred Insurance Policies is denying coverage or defending under a reservation of rights clause.
               4.16 Personal Property Assets, Inventory.
          4.16.1 Except as set forth on Schedule 4.16.1, the Asset Sellers and Sale Companies have good title to, or hold by valid and existing lease or license, all Personal Property reflected as assets on the Transferable Balance Sheet or acquired after December 31, 2006, except with respect to assets disposed of in the Ordinary Course of Business since such date. All such Personal Property is free and clear of all Encumbrances, other than Permitted Encumbrances, and is in good working order and condition, ordinary wear and tear excepted.
          4.16.2 The Sale Companies and the Asset Sellers, with respect to the Acquired Assets, will own, or have valid leasehold interests in, all Personal Property and Inventory being transferred to Buyers under this Agreement, and to Sellers’ Knowledge, all transferred Personal Property used by the Business are in such condition (considering age and purpose for which they are used) as to enable the Business to be conducted as currently conducted without material disruption.
          4.16.3 Except to the extent identified in Schedule 4.16.3, the Inventory included in the Acquired Assets and of each Sale Company will, as of the Closing, be (i) located at the Real Property, (ii) of a quality usable and saleable in the Ordinary Course of Business, subject to normal allowances for spoilage, damage and outdated items, and (iii) free and clear of all Encumbrances other than Permitted Encumbrances.

          4.16.4 Schedule 4.16.4 sets forth a list of substantially all machinery, equipment and capitalized tools with a book value greater than $100,000 included in the Acquired Assets or owned by a Sale Company.
               4.17 Real Property.
          4.17.1 Leased Properties. Schedule 4.17.1 lists the address of all real property leased, subleased or equivalent leasehold rights in non-U.S. jurisdictions, by any of the Sale Companies or constituting Acquired Assets (the “Leased Real Property”), including any option to purchase the underlying property and leasehold improvements thereon and all security deposits deposited on or on behalf of Seller related to such leases. Delphi has made available to Buyer Parent true and complete copies of the leases (including all amendments, extensions, renewals, guaranties and other agreements with respect thereto) (the “Leases”) and subleases covering the Leased Real Property (as amended to the date of this Agreement). With respect to the Leased Real Property, each lease and sublease and except as otherwise specified on Schedule 4.17.1 or where the failure of any of the following to be true and correct has not and would not reasonably be expected to have a Material Adverse Effect:
                    A. The Leases are, to the Knowledge of Sellers, in all material respects, valid, binding, enforceable and in full force and effect, in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a Proceeding in equity or at law);
                    B. (i) None of the Sale Companies, or the Asset Sellers or, to the Knowledge of Sellers, any other party to the Leases thereunder, is in material breach under the Leases, other than with respect to monetary defaults by the Asset Sellers under the Leases that are curable by payment of all Cure Amounts, if applicable, and, to the Knowledge of Sellers, no event has occurred which, with the delivery of notice or passage of time or expiration of any grace period would constitute a material breach of any Sale Company’s or Asset Seller’s obligations under the Leases (except with respect to breaches that need not be cured under Section 365 of the Bankruptcy Code for the Filing Affiliates to assume and assign the Leases to Buyer, if applicable); and (ii) none of the Sale Companies or the Asset Sellers has received a notice of breach with respect to the Leases.
          4.17.2 Owned Properties. Schedule 4.17.2 lists the address and of all real property owned by any of the Sale Companies or Asset Sellers or which constitutes Acquired Assets (the “Owned Real Property”). With respect to each such parcel of the Owned Real Property and except as otherwise specified on Schedule 4.17.2, the identified owner has good and marketable fee simple title, or equivalent title rights in non-U.S. jurisdictions, to the parcel of the Owned Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances.

               4.18 No Brokers’ Fees. Sellers have employed no finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby for which Buyers, the Sale Companies or the JV Companies would be liable (including any claim for a finder’s fee or brokerage commission).
               4.19 Affiliate Transactions. Except as disclosed in Schedule 4.19, (i) no officer, director or Affiliate of any Seller provides or causes to be provided any assets, services or facilities used or held for use in connection with the Business, and (ii) the Business does not provide or cause to be provided any assets, services or facilities to any such officer, director or Affiliate.
               4.20 No Other Representations or Warranties. Except for the representations and warranties contained in this Article 4, (i) the Sellers make no other express or implied representation or warranty to Buyers, and (ii) no Seller is making any representations with respect to any plan(s) of Buyers for the future conduct of the Business, or any implied warranties of merchantability or fitness for a particular purpose. For the avoidance of doubt, except for the representations and warranties contained in this Article 4, no warranty or representation is given on the contents of the documents provided in due diligence or with respect to the information contained in the Confidential Information Memorandum, Data Room, Management Presentations, reports or any financial forecasts or projections or other information furnished by Delphi or any Seller or their officers, directors, employees, agents or representatives or in any other documents or other information not contained in this Agreement or the Ancillary Agreements.
               4.21 Fair Disclosure. The information set forth in each Section of the Schedules shall be deemed to provide the information contemplated by, or otherwise qualify, the representation and warranties of the Sellers set forth in the corresponding section or subsection of the agreement and any other representation of the Sellers, but only to the extent that it is reasonably apparent on the face of the Schedule that it applies to such other representation.
5. REPRESENTATIONS AND WARRANTIES OF BUYERS.
     The Buyers hereby represent and warrant to Sellers as follows:
               5.1 Organization. Each Buyer is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization. Each Buyer has the full requisite corporate or other organizational power and authority to own, lease and operate its assets and to carry on its business as now being conducted, and is duly qualified or licensed or admitted to do business and is in good standing in the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, except where the failure to be so qualified or licensed: (i) has not had and would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on the ability of Buyers to consummate the transactions contemplated by this Agreement; or (ii) would not reasonably be expected, individually or in the aggregate, to have a material adverse effect on Buyers. Buyers have prior to the execution of this Agreement delivered true and complete copies of the certificate of incorporation and by-laws or similar Organizational Documents of each of the Buyers as in full force and effect on the date hereof.
               5.2 Authorization; Enforceability. Each Buyer has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and perform its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Ancillary Agreements by each Buyer and the performance by each of them of their respective obligations hereunder and thereunder, in the case of Buyer Parent have been, and in the case of the other Buyers prior to the Closing Date will be, duly authorized by all necessary corporate action on the part of such Buyer and, upon such authorization, no other corporate or shareholder proceedings or actions are necessary to authorize or consummate this Agreement, the Ancillary Agreements or the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Buyer Parent, and the Ancillary Agreements will be duly executed and delivered by the applicable Buyers and, assuming due authorization, execution and delivery by Sellers, constitutes, or will constitute, a valid and binding agreement of the applicable Buyers, enforceable against each of them in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law).
               5.3 No Conflicts or Approvals. The execution, delivery and performance by each Buyer of this Agreement and the Ancillary Agreements to which it is a party and the consummation by Buyers of the transactions contemplated hereby and thereby do not and will not: (i) violate, conflict with or result in a breach by such Buyer of the Organizational Documents of any Buyer; (ii) violate, conflict with or result in a breach of, or constitute a default by any Buyer (or create an event which, with notice or lapse of time or both, would constitute a default) or give rise to any right of termination, cancellation or acceleration under, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement or other instrument to which such Buyer or any of their properties or assets may be bound; (iii) violate or result in a breach of any Governmental Order or Law applicable to any Buyer or any of their respective properties or assets; or (iv) except for applicable requirements of the HSR Act, the EC Merger Regulation and other applicable Competition/Investment Law, require any Governmental Approval, except, with respect to the foregoing clauses (ii), (iii) and (iv) above, as would not, individually or in the aggregate, have a material adverse effect on the ability of Buyers to consummate the transactions contemplated by this Agreement.
               5.4 Proceedings. There are no Proceedings pending or, to the Knowledge of Buyers, threatened against Buyers that could reasonably be expected to restrain, delay or inhibit the ability of Buyers to consummate the transactions contemplated by this Agreement. None of the Buyers is subject to any Governmental Order that could reasonably be expected to restrain, delay or otherwise inhibit the ability of Buyers to consummate the transactions contemplated by this Agreement.
               5.5 Solvency. Upon the consummation of the transactions contemplated by this Agreement: (i) none of the Buyers will be insolvent; (ii) none of the Buyers or the other legal entities constituting the Business will be left with unreasonably small capital; (iii) none of the Buyers or the Business will have incurred debts beyond its ability to pay such debts as they mature; (iv) the capital of Buyers and the other legal entities constituting the Business will not be impaired; and (v) immediately following Closing, Buyers individually and in the aggregate will have sufficient capital to continue the Business as a going concern.
               5.6 Anti-Money Laundering. Buyers are in compliance with: (i) all applicable provisions of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-57) (“USA PATRIOT Act“) as amended and all regulations issued pursuant to it; (ii) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibited Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism; (iii) the International Emergency Economic Power Act (50 U.S.C. 1701 et seq.), and any applicable implementing regulations; (iv) the Trading with the Enemies Act (50 U.S.C. 50 et seq.), and any applicable implementing regulations; and (v) all applicable legal requirements relating to anti-money laundering, anti-terrorism and economic sanctions in the jurisdictions in which any Buyer operates or does business. Neither any Buyer nor any of its directors, officers or affiliates is identified on the United States Treasury Department Office of Foreign Asset Control’s (“OFAC“) list of “Specially Designated Nationals and Blocked Persons” (the “SDN List“) or otherwise the target of an economic sanctions program administered by OFAC, and no Buyer is affiliated in any way with, or providing financial or material support to, any such persons or entities. Buyer Parent agrees that should it or any other Buyer, or any of their directors, officers or affiliates be named at any time prior to Closing on the SDN List, or any other similar list maintained by the U.S. Government, Buyer Parent will inform Delphi in writing immediately
               5.7 Investment Representations.
          5.7.1 Each Buyer who is acquiring Sale Securities is acquiring such Sale Securities for its own account solely for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or the applicable securities Laws of any other jurisdiction. Each Buyer agrees that it will not transfer any of the Sale Securities, except in compliance with the Securities Act and with the applicable securities Laws of any other jurisdiction.
          5.7.2 Each Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act.
          5.7.3 Each Buyer understands that the acquisition of the Sale Securities to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Each Buyer and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement and acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that each Buyer is capable of evaluating the merits and risks of its investment in the Sale Securities to be acquired by it pursuant to the transactions contemplated hereby.

          5.7.4 Each Buyer further understands and acknowledges that the Sale Securities have not been registered under the Securities Act or under the applicable securities Laws of any other jurisdiction and agrees that the Sale Securities may not be transferred unless such transfer is pursuant to an effective registration statement under the Securities Act or under the applicable securities Laws of any other jurisdiction, or, in each case, an applicable exemption therefrom.
          5.7.5 Each Buyer acknowledges that the offer and sale of the Sale Securities has not been accomplished by the publication of any advertisement.
               5.8 No Inducement or Reliance; Independent Assessment.
          5.8.1 With respect to the Sale Securities, the Acquired Assets, the Business or any other rights or obligations to be transferred hereunder or under the Transfer Agreements or pursuant hereto or thereto, the Buyers have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by Delphi, any of its Affiliates, or any agent, employee, attorney or other representative of Delphi representing or purporting to represent Delphi or any Seller that are not expressly set forth herein or in the Transfer Agreements (including the Schedules and Exhibits hereto and thereto), whether or not any such representations, warranties or statements were made in writing or orally, and none of Delphi, any Affiliate of Delphi, or any agent, employee, attorney, other representative of Delphi or other Person will have or be subject to any Liability to Buyer Parent, any Buyer or any other Person resulting from the distribution to Buyer Parent, or Buyer Parent’s use of, any such information, including the Confidential Information Memorandum and any information, documents or material made available in the Data Room or any Management Presentations or in any other form in expectation of the transactions contemplated by this Agreement.
          5.8.2 Buyer Parent acknowledges that it has made its own assessment of the present condition and the future prospects of the Business and is sufficiently experienced to make an informed judgment with respect thereto. Buyer Parent acknowledges that, except as expressly set forth in the representations and warranties contained in Article IV of this Agreement, neither Delphi nor any of its Affiliates has made any warranty, express or implied, as to the prospects of the Business or its profitability for Buyer Parent, or with respect to any forecasts, projections or business plans prepared by or on behalf of Delphi and delivered to Buyer Parent in connection with Buyer Parent’s review of the Business and the negotiation and the execution of this Agreement.
               5.9 Financial Ability. Buyers have the financial ability and will have available at Closing, sufficient Cash in immediately available funds to pay the Preliminary Purchase Price and thereafter to pay the Purchase Price if greater than the Preliminary Purchase Price, and all costs, fees and expenses necessary to consummate the transactions contemplated by this Agreement.
               5.10 Adequate Assurance of Future Performance. The Buyers have provided or will be able to provide, at or prior to Closing, adequate assurance of their future performance under each Assumed U.S. Contract to the parties thereto (other than Sellers) in satisfaction of Section 365(f)(2)(B) of the Bankruptcy Code, and no other or further assurance will be necessary thereunder with respect to any Assumed U.S. Contract. Buyer Parent acknowledges and agrees that if is necessary to provide a Contract counter-party with additional assurances to satisfy Buyers’ obligations to provide adequate assurance in accordance with this Section 5.10, all such costs and expenses or other actions required will be borne and performed by Buyers without recourse to Sellers.
               5.11 No Brokers’ Fees. Buyers have employed no finder, broker, agent or other intermediary in connection with the negotiation or consummation of this Agreement or any of the transactions contemplated hereby for which Sellers would be liable.
               5.12 Compliance with Laws. Buyers are in compliance with all Laws applicable to Buyers, except with respect to those violations that could not reasonably be expected to result in the issuance of an order restraining, enjoining or otherwise prohibiting Buyers from consummating the transactions contemplated by this Agreement.
6. COVENANTS AND AGREEMENTS.
               6.1 Conduct of Business between Signing and Closing.
          6.1.1 Except as: (i) contemplated by this Agreement; (ii) disclosed on Schedule 6.1.1; (iii) required by Final Order of the Bankruptcy Court (pursuant to a motion, application or other request made by or on behalf of a Person other than any Seller or any Affiliates of any Seller); or (iv) required by or resulting from any changes of applicable Laws, from and after the date of this Agreement and until the Closing, Delphi will cause the Asset Sellers and the Sale Companies to (a) conduct the operations of the Business in the Ordinary Course of Business, (b) use commercially reasonable efforts to preserve intact the Business, to keep available the services of its current employees and agents (provided Sellers shall not be obligated to institute a retention or similar program) and to maintain its relations and good will with its suppliers, customers, distributors and any others with whom or with which it has business relations, (c) maintain appropriate levels of Inventory and (d) not take any action inconsistent with this Agreement or with the consummation of the Closing. Except: (x) as contemplated by this Agreement or as disclosed on Schedule 6.1.1; or (y) as required by Final Order of the Bankruptcy Court (pursuant to a motion, application or other request made by or on behalf of a Person other than any Seller or any Affiliates of any Seller), from and after the date of this Agreement and until the Closing, Delphi will cause the Asset Sellers with respect to the Business and the Sale Companies to refrain from doing any of the following without the prior written consent of Buyer Parent (which consent will not be unreasonably withheld or delayed):
                    A. Split, combine or reclassify any capital stock or other equity interests or purchase or sell any capital stock or other equity interests of any Sale Company or JV Company or grant or make any option, subscription, warrant, call, commitment or agreement of any character in respect of any such capital stock or other equity interests; provided, however, that this will not limit the ability of any Sale Company or JV Company to pay cash dividends or distributions to Delphi or any of its Affiliates between the date hereof and the Closing Date;

                    B. Sell or otherwise dispose of Acquired Assets and assets of any Sale Company having an aggregate value exceeding $500,000, excluding sales of Inventory and sales of receivables to financial institutions or credit collection agencies, in each case in the Ordinary Course of Business;
                    C. Merge or consolidate any Sale Company or JV Company with or into any other Person or enter into any agreement requiring any such merger or consolidation;
                    D. In the case of any Sale Company, acquire Assets or commit to capital expenditures (or in the case of any Asset Seller, acquire Assets or commit to capital expenditures with respect to assets that would become Purchased Assets) with an aggregate value exceeding $1,000,000, in each case excluding acquisitions of Assets or capital expenditures made in the Ordinary Course of Business in accordance with the Business’ budgeted capital expenditures;
                    E. (i) In the case of any Sale Company, incur, assume or guarantee any Debt Obligations in excess of $1,000,000 or voluntarily purchase, cancel, prepay or otherwise provide for a complete or partial discharge in advance of a scheduled payment date with respect to any material Debt Obligations (in each case, other than intercompany Debt Obligations that are repaid on or before Closing); and (ii) in the case of any Seller with respect to the Business, incur, assume or guarantee any Debt Obligation that would become an Assumed Liability;
                    F. Incur any Encumbrance on any assets of any Sale Company or any Acquired Assets, in each case, other than Permitted Encumbrances;
                    G. Increase the cash compensation or grant the right to receive any severance, termination or retention pay of the Transferred Employees other than: (i) in the Ordinary Course of Business; or (ii) as required by any agreement in effect as of the date hereof or as required by Law;
                    H. Enter into or amend any Seller Employee Benefit Plan, the consequence would be to increase any Liability to be assumed by Buyers;
                    I. Enter into any new transaction with an Affiliate;
                    J. Settle or compromise any Proceeding in excess of $2,500,000 with respect to an Assumed Liability, except for an amount less than or equal to that reserved on the Transferable Balance Sheet in respect of such settled or compromised Proceeding;

                    K. Hire any individual with a base salary in excess of $150,000 per annum;
                    L. With respect to the Sale Companies, make any material election relating to Taxes (except such that are consistent with past practice) or settle or compromise any material Tax liability or amend any material Tax return;
                    M. Make any material change in the accounting methods or practices followed by the Business (other than such changes that are: (i) required by Law; (ii) made in conformance with GAAP; or (iii) required in connection with the preparation of the Historical Financial Statements);
                    N. Enter into any partnership or joint venture agreement between any Sale Company and any other Person;
                    O. Enter into, terminate or make any material amendment to a Material Contract (excluding Collective Bargaining Agreements) other than in the Ordinary Course of Business;
                    P. Amend any Organizational Document of any Sale Company or the JV Companies;
                    Q. Make any material change in its methods of management, marketing, accounting or operating or practices relating to payments;
                    R. Fail to maintain insurance in a manner consistent with Sellers’ past practice; or
                    S. Agree or commit to do any of the foregoing.

               6.2 Bankruptcy Actions.
          6.2.1 As soon as practicable after the execution of this Agreement, Delphi will, and will cause the other Sellers that are Filing Affiliates to, file a motion or motions (and related notices and proposed orders) (the “Sale Motion”) with the Bankruptcy Court and will use commercially reasonable efforts to obtain the approval and entry of (i) the Bidding Procedures Order, which order shall substantially conform to the provisions set forth in Exhibit 6.2.1.A (the “Bidding Procedures Order”) and (ii) the Sale Approval Order, which order shall substantially conform to the provisions set forth in Exhibit 6.2.1.B (the “Sale Approval Order”).
          6.2.2 Delphi will use commercially reasonable efforts to comply (or obtain an order from the Bankruptcy Court waiving compliance) with all requirements under the Bankruptcy Code and Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the sale of the Purchased Assets under the Agreement, including serving on all required Persons in the Bankruptcy Cases (including all holders of Encumbrances and parties to the Contracts comprising the Acquired Assets), notice of the Sale Motion, the Sale Hearing (as hereinafter defined) and the objection deadline in accordance with Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure (as modified by orders of the Bankruptcy Court), the Bidding Procedures Order or other orders of the Bankruptcy Court, including General Order M-331 issued by the United States Bankruptcy Court for the Southern District of New York, and any applicable local rules of the Bankruptcy Court.
               6.3 Assumed Contracts; Cure Amounts.
          6.3.1 Concurrently with the filing of the Sale Motion, Delphi will, pursuant to a motion (which motion may be incorporated into the Sale Motion), move to assume and assign to Buyers the Pre-Petition Contracts, including those listed on Schedule 6.3, and assign the Post-Petition Contracts to Buyer (collectively, the “Assumed and Assigned Contracts”) and will provide notice thereof to the Contract counterparties and all other parties in accordance with all applicable Bankruptcy Rules as modified by orders of the Bankruptcy Court. Delphi shall pay all Cure Amounts as agreed to by Delphi and the Contract counter-party, or, absent such agreement, by order of Bankruptcy Court in the time and manner specified by the Sale Approval Order. Such motion or subsequent notice shall identify the specific Cure Amount proposed for each Pre-Petition Contract and state that if not objected to by the objection deadline through a duly-filed pleading, such Cure Amount shall be the only cure required to assume such Contract pursuant to Section 365 of the Bankruptcy Code and/or assign it to Buyer and that such counter-party shall be barred and enjoined from asserting against Buyer, the Purchased Assets and Sellers that any additional defaults, breaches, or claims of pecuniary loss exists with respect to such Contract. Buyer shall have the ability to add or delete Contracts to Schedule 6.3 up and through the time of the Sale Hearing in its sole and absolute discretion so long as the appropriate notice is provided to the Contract counter-party and any delay in approval of the assignability of and Cure Amount for such additional Contracts shall not affect the Closing; and after the Sale Hearing and up to the time of the Closing, Buyer shall have the ability to add Contracts to Schedule 6.3 so long as the appropriate notice and time period for objection is provided to the Contract counter-

party and any delay in approval of the assignability of and Cure Amount for such additional Contracts shall not affect the Closing. In the Sale Motion, Delphi shall provide for a mechanism reasonably satisfactory to Buyer to ensure that those Contracts to be assumed and assigned to Buyer at Closing are actually assigned to Buyer at Closing notwithstanding any contested Cure Amounts.
               6.4 Non-Competition.
          6.4.1 Delphi undertakes and agrees with Buyer Parent that for a period of four (4) years after the Closing Date, except with the consent of Buyer Parent, Delphi will not, and will procure that each Affiliate of Delphi will not, either on its own account or in conjunction with or on behalf of any person, firm or company, whether by sales, marketing or other activities, carry on or be engaged, whether as a shareholder, licensor of Intellectual Property, director, employee, partner or agent in carrying on any business which is engaged in the design, development, manufacture, remanufacture or sale of Products as carried on by the Business at the Closing Date (a “Competitive Business“); provided, however, that the restrictions contained in this Section 6.4.1 will not prohibit, in any way: (i) the acquisition of a controlling interest or merger with any Person, or a division or business unit thereof, which is not primarily engaged in a Competitive Business, provided that, Delphi will use commercially reasonable efforts to divest, as soon as practicable after such acquisition or merger, any portion of the business of such Person that constitutes a Competitive Business if the Competitive Business accounts for more than $250,000,000 in annual sales; (ii) the acquisition by Delphi or any of its Affiliated companies, directly or indirectly, of a non-controlling ownership interest in any Person or a division or business unit thereof, or any other entity engaged in a Competitive Business, if the Competitive Business accounts for fifteen (15%) percent or less of the sales or fifteen (15%) percent or less of the value of the acquired business at the date of such acquisition (whichever is the greater); (iii) the acquisition by Delphi or any of its Affiliated companies, directly or indirectly, of less than five (5%) percent of the publicly traded stock of any Person engaged in a Competitive Business; (iv) provision of consulting services to, the license of any technology that Delphi or any Delphi Affiliate owns or has license to use to, or the financing (on its own behalf or on behalf of any other Person) of any Person for the purpose of designing or manufacturing on behalf of Delphi or any Delphi Affiliate or selling to Delphi or any Delphi Affiliate components and parts for automotive applications, other than the current or future Products; (v) consistent with Delphi’s troubled supplier practices, any direct or indirect activities of Delphi or any Delphi Affiliate to advise, operate, manage or finance a troubled supplier of Delphi or its Affiliates; or (vi) any business or activity conducted by Delphi or any Affiliate, joint venture (including KDAC), subsidiary or division of Delphi (excluding the Business) and any natural extensions thereof as of the Closing Date (each of which will be deemed not to breach this Section 6.4.1), including: (a) any activity conducted by KDAC; (b) the design, development, manufacture, remanufacture, or sale of sub-components of the type set forth on Schedule 6.4.1 of the Products and of integrated vehicle controllers containing steering functionality (provided that Delphi will be restricted from using the steering algorithms included in the Purchased Intellectual Property for such purposes) ; and (c) the sale and distribution of Products in the independent aftermarket.

          6.4.2 In the event that the covenants contained in Section 6.4.1 are more restrictive than permitted by Law, the Parties agree that the covenants contained in Section 6.4.1 will be enforceable and enforced to the extent permitted by Law.
          6.4.3 Option.
                    A. If, within four (4) years after the Closing Date, Delphi acquires a Competitive Business whose annual sales are in excess of the limits established in Section 6.4.1 clause (i) above, Delphi will use commercially reasonable efforts to divest, as soon as practicable after such acquisition or merger, any portion of the Business of such Person that constitutes a Competitive Business (an “After-Acquired Business”). In the case of such acquisition, Delphi promptly will grant to Buyer Parent an option to acquire the portion of the After-Acquired Business which engages in the Competitive Business (the “Restricted Portion”) at a price and upon such other terms and conditions to be agreed upon by Delphi and Buyer Parent, taking into account prevailing market conditions.
                    B. With respect to the option provided for in Section 6.4.3.A, Delphi shall give written notice to Buyer Parent of such option within thirty (30) days after the acquisition of the After-Acquired Business (the “Option Notice”). Within thirty (30) days after Buyer Parent’s receipt of the Option Notice, Buyer Parent shall notify Delphi in writing whether it exercises such option. If Buyer Parent exercises the option, Delphi and Buyer Parent shall use their good faith efforts to negotiate the price of Buyer Parent’s purchase of the Restricted Portion. If, within thirty (30) days after Buyer Parent exercises such option, Buyer Parent and Delphi are unable to agree on the purchase price for the Restricted Portion of the After-Acquired Business, or if Buyer Parent declines to exercise the option of to acquire the Restricted Portion of the After-Acquired Business, then within fifteen (15) days thereafter, Delphi or its Subsidiary shall initiate preparations to conduct an “auction” of the Restricted Portion of the After-Acquired Business. Delphi or its Subsidiary shall be obligated to use commercially reasonable efforts complete the auction within six (6) months after the date that Delphi or its Subsidiary becomes obligated to conduct an auction. Such a sale shall be conducted by Delphi or its Subsidiary consistent with prevailing market practices for the so-called “auction” of a business. Buyer Parent shall be invited to participate in such auction, but shall not be obligated to do so.
     6.5 Tax Matters; Cooperation; Preparation of Returns; Tax Elections.
     6.5.1 Asset Sellers will be responsible for the preparation and filing of all Tax Returns of Asset Sellers for all tax periods ending on or prior to the Closing, including without limitation amended returns, applications for loss carryback refunds and applications for estimated tax refunds. Buyers will make available to Delphi during normal business hours (and to Delphi’s accountants and attorneys) any and all books and records and other documents and information in its possession or control reasonably requested by Delphi to prepare these Tax Returns. Delphi will be responsible for and will make all payments required with respect to any such Tax Returns.

     6.5.2 For Sale Companies and JV Companies, Delphi will be responsible for the preparation and filing of all Tax Returns for all tax periods that are due on or prior to the Closing, including without limitation amended returns, applications for loss carryback refunds and applications for estimated tax refunds.
     6.5.3 For Sale Companies and JV Companies, Buyers will be responsible for the preparation and filing of all Tax Returns for all periods that are due after the Closing (other than for Taxes with respect to periods for which the consolidated, unitary and combined Tax Returns of Delphi will include the operations of the Business). For Sale Companies only, Buyer Parent will make all payments required with respect to any such Tax Return and shall be entitled to reimbursement from Sellers for the pre-Closing portion of such Taxes to the extent such Taxes were not already paid or otherwise reflected in the Closing Adjusted Net Assets Statement.
     6.5.4 Sellers shall indemnify Buyers for any and all Taxes of the Sale Companies relating to periods ending on or prior to the Closing Date to the extent not provided for in the Closing Adjusted Net Assets Statement. Any indemnification pursuant to this Section 6.5.4 with respect to Delphi Polska Automotive Systems Sp. for any taxable year for Taxes shall be indemnified only to the extent such Taxes exceed the “tax benefit” (defined below) recognized by Delphi Polska Automotive Systems Sp. with respect to such taxable year. For purposes of this Section 6.5.4, Delphi Polska Automotive Systems Sp. shall be deemed to recognize a tax benefit with respect to a taxable year if, and to the extent that, Delphi Polska Automotive Systems Sp.’s cumulative liability for Taxes through the end of such taxable year, calculated excluding any Tax items attributable to Tax losses and credit carryforwards existing on the Closing Date exceeds Delphi Polska Automotive Systems Sp.’s actual cumulative liability for Taxes through the end of such taxable year, calculated by taking into account any tax items attributable to the Tax losses and credit carryforwards existing on the Closing Date (to the extent permitted by relevant Tax law, and treating such Tax items as the last items claimed for any table year) provided, however, that if a tax benefit is subsequently reduced or eliminated due to a determination by a taxing authority that the Tax losses or credit carryforwards were not available in any particular year to offset a Tax of Delphi Polska Automotive Systems Sp., Sellers shall indemnify Buyer for the amount of any Taxes that would have been indemnified pursuant to this Section 6.5.4, by calculating the indemnification obligation amount (if any) based on the reduction or elimination of the tax benefits.
     6.5.5 The Sellers and the Buyers will use commercially reasonable efforts and cooperate in good faith to exempt the sale, conveyance, assignments, transfers and deliveries to be made to the Buyers hereunder from any transfer, documentary, sales, use, registration, recording, stamp, value-added and other such taxes (including all applicable real estate transfer taxes, but excluding any taxes based on or attributable to income or gains) and related fees (including notarial fees as well as any penalties, interest and additions to tax) (“Transfer Taxes”) payable in connection with such sale, conveyance, assignments, transfers and, deliveries, to the extent provided in the Sale Approval Order, in accordance with Section 1146 of the Bankruptcy Code. If Bankruptcy Court approval is granted for such exemption, then any instrument transferring the Purchased Assets to the Buyers will contain the following or similar endorsement:
Because this [instrument] has been authorized pursuant to Order of the United States Bankruptcy Court for the Southern District of New York relating to a chapter 11 plan of [Seller], it is exempt from transfer taxes, stamp taxes, or similar taxes pursuant to 11 U.S.C. § 1146.
To the extent not exempt under Section 1146 of the Bankruptcy Code and approved in the Sale Approval Order, such Transfer Taxes arising out of or incurred in connection with this Agreement will be borne by the party upon whom the applicable law regulation or custom of the jurisdiction imposes the obligation to pay or, where no law, regulation or custom exists shall be paid by the Buyer. The party that is legally required to file a Tax Return relating to Transfer Taxes will be responsible for preparing and timely filing such Tax Return.
     6.5.6 Delphi and Buyer Parent will cooperate in connection with: (i) the preparation and filing of any Tax Return, Tax election, Tax consent or certification or any claim for a Tax refund; (ii) any determination of liability for Taxes; and (iii) any audit, examination or other proceeding in respect of Taxes related to the Business or the Acquired Assets. Such cooperation includes direct access to accounting and finance personnel.
     6.5.7 Sellers will, in their sole discretion, cooperate in good faith with Buyers and Buyers’ agents to minimize any US federal and state payroll tax liabilities that either party may bear, including that the payroll taxes of the U.S. Transferred Employees will be treated in accordance with the Alternate Procedure set forth in Section 5 of the Revenue Procedure 2004-53.
     6.5.8 Sellers will provide Buyers with such certifications as are necessary to exempt all payments made hereunder from withholding under Internal Revenue Code Section 1445.
     6.5.9 Buyer Parent will not make any election under Internal Revenue Code Section 338 for any Sale Company or JV Company without the written consent of the Securities Sellers.
     6.5.10 Sellers will assign to Buyers, and will cooperate with Buyers to obtain any necessary approvals or consents to affect such assignment, any and all interests in, or rights to, any property tax abatements, incentive agreements, or other similar arrangements with any taxing authority primarily related to the Business or the Acquired Assets to the extent allowed under applicable law; provided, however, that Buyers shall pay to Sellers promptly upon receiving such credit (the “Brownfield Tax Credit Amount”) an amount equal to (i) the amount of any credits attributable to the Steering Buena Vista Brownfield Tax Credit Agreement for Project number M-0505 that are received and utilized by Buyers to offset their tax liability under the Michigan Single Business Tax (or any successor tax) for any taxable period ending after the Closing Date, multiplied by (ii) a fraction, the numerator of which is the qualified expenditures made by Sellers pursuant to the Steering Buena Vista Brownfield Tax Credit Agreement for Project number M-0505 prior to the Closing Date, and the denominator of which is the total amount of all qualified expenditures made pursuant to the Steering Buena Vista Brownfield Tax Credit Agreement for Project number M-0505. The amount of expenditures made by Sellers prior to the Closing Date will be determined based on verifiable documentation provided by Seller. Seller and Buyer agree to treat any payments made pursuant to this Section 6.5.10 as adjustments to the Purchase Price for all Tax purposes.
     6.6 Employees; Benefit Plans; Labor Matters. Seller and Buyer will collectively update Schedule 4.11.1 as of the day prior to Closing.
     6.6.1 Transferred Non-U.S. Employees. Effective as of the Closing, the relevant Buyer will assume the employment Contracts and all related obligations of any Non-U.S. Employees if and to the extent required by applicable Transfer Regulations or the applicable Transfer Agreement, and will take all necessary steps to assume the employment and related obligations of all employees employed by the Sale Companies immediately prior to Closing. In addition, the Parties will use commercially reasonable efforts to cause any employment Contracts and/or continued employment (as applicable) of Non-U.S. Employees whose Contracts or continued employment (as applicable) do not transfer by their reporting to work, by operation of Law (including a Transfer Regulation), by operation of this Agreement or otherwise to be novated from the relevant Asset Seller or other Seller-Affiliated employer to the relevant Buyer or other Buyer-Affiliated employer in accordance with the terms of the applicable Transfer Agreement.
     6.6.2 Transferred U.S. Employees.
          A. Effective as of the Closing, the relevant Buyer will offer employment to all U.S. Employees, including employees on layoff. U.S. Employees who accept Buyers’ offer of employment (by reporting to work or otherwise) will be referred to as Transferred U.S. Employees.
          B. For all Transferred U.S. Employees designated as U.S. Salaried Employees, Buyers’ offer of employment will be on terms that provide salary and benefit packages substantially comparable in the aggregate to those in place at Sellers immediately prior to Closing. Prior to tendering such offers, Buyers will provide Sellers with information sufficient to satisfy Sellers that such offers meet the “substantially comparable in the aggregate” requirement. Sellers’ satisfaction that Buyers’ offers meet this requirement will not be unreasonably withheld. For all Transferred U.S. Salaried Employees, Buyers will maintain the requisite level of compensation and benefits for a minimum of one (1) year from the Closing

Date; provided, however, that, where the level of compensation or benefits of any such employees is governed by a Contract containing a different duration period, Buyers will abide by the terms of such Contract; and provided further that Buyers are permitted (but not required to) reduce or otherwise modify the employment terms and conditions of the Transferred U.S. Salaried Employees consistent with any across-the-board modifications made by Sellers to the terms and conditions of similarly-situated salaried employees at Sellers during the one (1)-year period following the Closing Date.
     (1) Nothing in this Agreement, including but not limited to the one (1) year requirement referenced immediately above in this Section 6.6.2.B, will limit the ability of Buyer to terminate the employment of any Transferred U.S. Salaried Employee at any time following the Closing and for any reason, including with cause.
     (2) Notwithstanding Buyer’s rights under Section 6.6.2.B.1, to the extent that Buyer separates any Transferred U.S. Salaried Employee during the one (1) year period following the Closing Date under circumstances that would render the Transferred U.S. Salaried Employee eligible for severance benefits had such separation occurred at Sellers, Buyers will provide such separated Transferred U. S. Salaried Employees the greater of (a) the severance benefits provided for under the terms of Sellers’ severance plan applicable at Closing, taking into account the Transferred U.S. Salaried Employee’s combined Seller and Buyer service in accordance with Section 6.6.5.F or (b) the severance benefits under any applicable Buyers’ severance plan or policy.
          C. Terms and conditions of unionized Transferred U.S. Employees designated as U.S. Hourly Employees will be as determined by applicable Collective Bargaining Agreements.
     6.6.3 Miscellaneous Transferred Employee Covenants.
          A. Sellers will retain responsibility for all Liabilities for workers’ compensation benefits related to injuries or illnesses incurred by Transferred Asset Seller Employees prior to the Closing, provided that claims for such Liabilities are filed within six (6) months of the date on which such employee becomes a Transferred Asset Seller Employee.
          B. Sellers will be responsible for and shall pay to each Transferred Employee, subject to applicable Bankruptcy Court approvals, at the later of Closing or when such payments are to be made to Seller’s respective U.S. or Non-U.S. Employees, any profit sharing or incentive compensation (including bonuses) due such Transferred Employees for the calendar year in which the Closing occurs on a pro-rata basis using the number of days worked by the Transferred Employees for Sellers.
          C. Buyers will assume and be responsible for all accrued and unutilized vacation pay with respect to the Transferred Employees and all such Liabilities shall be reflected in the Closing Statement of Adjusted Net Assets.
     6.6.4 Collective Bargaining Agreements. Buyers will assume the terms and conditions of all of the Collective Bargaining Agreements, as modified in the case of Sellers’ U.S. Collective Bargaining Agreements by: (i) any Bankruptcy Court Proceedings, including but not limited to, Sellers’ motions under Section 1113 and 1114 of the Bankruptcy Code; (ii) any consensual agreement reached between Sellers and the UAW; (iii) an approved plan of reorganization in connection with the Bankruptcy Cases; or (iv) the Effects MOU. The Parties agree that, to the maximum extent possible, this Agreement will be interpreted in a manner consistent with the Effects MOU, however, if any provision of the Effects MOU is inconsistent with the terms of this Agreement, the provisions of the Effects MOU will govern. Buyers will recognize the seniority status of all Transferred Asset Seller Employees who are employed in accordance with a Collective Bargaining Agreement for all purposes of continued employment with Buyers.
     6.6.5 Inactive U.S. Employees.
          A. U.S. Employees who are not active employees as of the Closing (“Inactive Employees”) due to e.g., illness, short-term disability, sick leave, family medical leave, or other approved leave of absence will remain Seller’s responsibility until such employee commences employment with Buyer. U.S. Employees on layoff status are not Inactive Employees for purposes of this Agreement.
          B. When an Inactive Employee is able to return to active status in accordance with Sellers’ leave policies, and provided that such return occurs within twelve (12) months of the Closing unless such Inactive Employee’s reinstatement thereafter is otherwise required by Law, Buyer must offer employment to such individual in accordance with Section 6.6.2 and, provided such individual accepts Buyers’ offer of employment, such individual will be considered a Transferred U.S. Employee as of such date. Buyer shall have no liability for any Inactive Employee until the date such employee becomes a Transferred U.S. Employee.

     6.6.6 Employee Benefit Plans.
          A. The applicable Buyers will assume (or cause the Sale Companies to retain) all accrued pension liabilities and assets for all Transferred Non U.S. Employees and all current and former employees of the Sales Companies. The parties will comply with the specific mechanism for transfer of applicable pension liabilities and assets as specifically set out in the relevant Transfer Agreement.
          B. Seller will retain all assets and Liabilities under the Seller Employee Benefit Plans that are “employee benefit pension plans” as defined in Section 3(2) of ERISA for the benefits accrued prior to Closing for any Transferred U.S. Employees. Subject to Buyers obligations under the Seller U.S. CBAs to be assumed pursuant to Section 6.6.4 and Section 6.6.3.C under which Buyer may be obligated to establish defined benefit plans, nothing contained in this Agreement requires Buyers to establish a defined benefit plan with respect to any Transferred U.S. Employees.
          C. Sellers will retain responsibility and liability for retiree welfare benefits (including, but not limited to, medical, dental and life insurance benefits) to any Transferred U.S. Salaried Employee who is eligible for such benefits and retirement eligible as of the Closing in accordance with the applicable Seller Employee Benefit Plans. Buyers will assume the retiree welfare benefit obligations of Sellers (including, but not limited to, medical, dental and life insurance benefits) for all other Transferred U.S. Salaried Employees (i.e., Transferred U.S. Salaried Employees hired by Sellers prior to January 1, 1993 who are eligible for future retiree welfare benefits under the existing terms of the applicable Seller Employee Benefit Plans).
          D. Transferred U.S. Employees’ and their dependents’ and beneficiaries’ active participation in and eligibility for benefits under the Seller Employee Benefit Plans (other than vested pension benefits) will cease after the expiration of transition services, subject to the terms of the Transition Services Agreement. Notwithstanding the preceding sentence, the Seller Employee Benefit Plans which are “employee benefit welfare plans” as defined under Section 3(1) of ERISA will retain liability for all claims incurred at any time under the terms of such plans prior to Closing. A claim will be deemed incurred:
           (1) on the date of the occurrence of death or dismemberment in the case of claims under life insurance and accidental death and dismemberment Seller Employee Benefit Plans;
          (2) on the date on which the service or treatment is provided in the case of claims under medical, hospital, dental and similar Seller Employee Benefit Plans; or

          (3) on the date immediately following a U.S. Employee’s last day worked on which a physician legally licensed to practice medicine certifies to total disability under the applicable Seller Employee Benefit Plan.
          E. Transferred U.S. Employees’ and their dependents’ and beneficiaries’ participation in and eligibility for benefits under the Buyer Employee Benefit Plans will commence as of the Closing.
          F. Buyer will recognize a Transferred Asset Seller Employee’s pre-Closing credited and length of service with Seller for eligibility and vesting purposes but, subject to the requirements of Section 6.6.6.A with respect to the Transferred Non-U.S. Employees, not benefit accrual purposes with respect to any Buyer Employee Benefit Plans. Subject to applicable Law, Seller will recognize a Transferred U.S. Employee’s post-Closing service with Buyer (and its Affiliates that are within Buyer’s Controlled Group as defined under ERISA and the Code) for purposes of pension vesting, eligibility and early retirement subsidies. However, in no case will credited or length of service be recognized under this provision if such recognition will cause a duplication of compensation or benefits as between Seller and Buyer.
     6.6.7 Severance. Buyers will assume all obligations and liabilities relating to any claims for severance or termination (actual or constructive) payments or benefits by Transferred Employees arising from (i) the transactions contemplated under this Agreement (to the extent such agreements and arrangements are set forth or generally described on Schedule 6.6.7) or (ii) any actions taken by Buyers after the Closing, including terminating or reducing the compensation of any Transferred Employees after the Closing.
     6.6.8 COBRA. Seller will retain all obligations relating to compliance with the continuation health care coverage requirements of IRC Section 4980B and Sections 601 through 608 of ERISA regarding qualifying events in regard to Transferred U.S. Employees arising from the transactions contemplated under this Agreement.
     6.6.9 WARN Act. Buyers will assume all obligations and liabilities, if any, relating to the Worker Adjustment and Retraining Notification Act and any similar applicable foreign, state or local law, regulation or ordinance (collectively, the “WARN Act”), if any, by Transferred Asset Seller Employees arising on or after the Closing Date of the transactions contemplated under this Agreement; provided, however, that on or before the Closing Date Sellers shall provide Buyer with a list of employee layoffs, by location, implemented by Sellers in the 90-day period preceding the Closing Date. Sellers will retain all other obligations and liabilities relating to the WARN Act for layoffs implemented by Sellers prior to the Closing Date of the transactions contemplated under this Agreement; provided, however, that in no event shall Seller be responsible for any WARN Act liabilities arising in whole or in part due to layoffs implemented by Buyers after the Closing.

     6.6.10 Grievances. Seller will retain responsibility to administer and all liability for labor grievances and arbitration proceedings (collectively the “Grievances”) involving claims of Transferred Asset Seller Employees based on events occurring prior to the Closing, if filed within ninety (90) days after Closing. Buyer will timely notify Seller of any Grievances filed after the Closing which relate to claims based on events occurring prior to the Closing. Buyer will be responsible to administer and bear all liability for Grievances involving claims based on events occurring on or after the Closing. To the extent the administration or resolution of any Grievances requires both the Buyer’s and Seller’s participation, the following apply:
          A. Buyers and Sellers will cooperate in the defense of the Grievances.
          B. Buyer will not settle any Grievance without Sellers’ consent if such settlement will result in Liability for Sellers. Such consent will not be unreasonably withheld.
          C. Sellers will not settle any Grievance without Buyers’ consent if such settlement will result in Liability for Buyer. Such consent will not be unreasonably withheld.
          D. If the seniority of an employee is reinstated as a result of the disposition of a Grievance or Governmental Order, Buyers will reinstate the employee as if such employee had been a Transferred Asset Seller Employee as of the Closing.
          E. For Transferred Asset Seller Employees who have been continuously employed, back pay Liability to the extent relating to an event, occurrence or cause of action arising prior to the Closing will be allocated to Sellers. Liability relating to an event, occurrence or cause of action arising subsequent to the Closing will be allocated to Buyers.
          F. The Parties will discuss treatment of Grievances involving unusual circumstances or events that continue before and after the Closing.
          G. If either party withholds consent to a settlement or processing of a Grievance recommended by the other party or elects to continue to defend the Grievance, then such party will be liable for the portion of the Liabilities resulting from the ultimate disposition of such Grievance (or subsequent settlement) which is in excess of the liability that would have resulted from the settlement recommended and rejected.
     6.6.11 Cooperation. Sellers and Buyers will provide each other with such records and information as may be reasonably necessary, appropriate and permitted under applicable Law to carry out their obligations under this Section 6.6.

     6.6.12 Union and Works Council Notifications. Sellers and Buyers will reasonably cooperate in connection with any notification required by Law to, or any required consultation with, or the provision of documents and information to, the employees, employee representatives, work councils, unions, labor boards and relevant government agencies and governmental officials concerning the transactions contemplated by this Agreement.
     6.6.13 No Third Party Rights. Nothing in this Section 6.6 and its subparts, express or implied, shall create a third party beneficiary relationship or otherwise confer any benefit, entitlement, or right upon any person or entity other than the parties hereto or serve to amend or create any employee benefit plan or arrangement.
     6.6.14 Sale Company Employees. If reasonably requested by Delphi, the Buyers will, or will cause the Sale Companies to, take any and all reasonable actions necessary or appropriate to confirm assumption of all Liabilities assumed hereunder or under any Transfer Agreement in respect of employees (both current and former) of the Sale Companies.
     6.7 Contact with Customers and Suppliers. For purposes of Buyers’ transition efforts, Sellers shall provide Buyers or their representatives upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of any Seller or Sale Company, reasonable access during normal business hours to the employees, facilities, and books of the Business. Buyers shall not communicate with customers and suppliers of the Business without the prior consent of Delphi, which consent shall not unreasonably be withheld or delayed. The rights of access granted pursuant to this Section 6.7 shall not include environmental testing of the Real Property.
     6.8 Technical Documentation. Sellers have delivered, or will deliver on or before the Closing, to the Buyer, a copy of all Technical Documentation included in the Acquired Assets. For a period of not less than ten (10) years commencing at the Closing, Buyers will use reasonable efforts to maintain all Technical Documentation applicable to Product design, test, release and validation at a location at which it will be reasonably accessible to Delphi upon request. During such ten (10) year period, Buyers will not destroy or give up possession of the final copy of such Technical Documentation without offering Delphi the opportunity to obtain a copy of such documentation at Delphi’s expense but without any payment to Buyers. The use of this Technical Documentation is subject to the limitations of Section 6.11.2.
     6.9 Books and Records and Litigation Assistance From and After Closing.
     6.9.1 Buyers will preserve and keep all books, records, computer files, software programs and any data processing files delivered to Buyers by Seller and its Affiliates pursuant to the provisions of this Agreement for a period of not less than five (5) years from the Closing Date, or for any longer period as may be required by any Law, Governmental Entity Order or in connection with any ongoing litigation, audit or appeal of Taxes, or Tax examination, at Buyers’ sole cost and expense. During such period, Buyers will: (i) provide Sellers with such documents and information as necessary, consistent with past practice, to complete the accounting books and records of each facility included within the Business; and (ii) make such books and records available to Seller and its Affiliates as may be reasonably required by Seller and its Affiliates in connection with any Proceedings against or governmental investigations of Sellers and their Affiliates or in connection with any Tax examination, audit or appeal of Taxes of Sellers and their Affiliates, the Business or the Acquired Assets. Sellers or their Affiliates will reimburse Buyers for the reasonable out-of-pocket expenses incurred in connection with any request by Sellers to make available records pursuant to the foregoing sentence. In the event Buyers wish to destroy or dispose of such books and records after five (5) years from the Closing Date, it will first give not less than ninety (90) days’ prior written notice to Seller, and Seller will have the right, at its option, upon prior written notice given to Buyers within sixty (60) days of receipt of Buyers’ notice, to take possession of said records within ninety (90) days after the date of Buyer’s notice to Sellers’ hereunder.
     6.9.2 Sellers will preserve and keep all books, records, computer files, software programs and any data processing files relating to the Business in accordance with Seller’s record retention plans, or for any longer period as may be required by any Law, Governmental Entity Order or in connection with any ongoing litigation, audit or appeal of Taxes, or Tax examination, at Sellers’ sole cost and expense. During such period, Sellers will: (i) provide Buyers with such documents and information as necessary, consistent with past practice, to complete the accounting books and records of each facility included within the Business; and (ii) make such books and records available to Buyers and their Affiliates as may be reasonably required by Buyers and their Affiliates in connection with any Proceedings against or governmental investigations of Buyers and their Affiliates or in connection with any Tax examination, audit or appeal of Taxes of Buyers and their Affiliates, the Business or the Acquired Assets. Buyers or their Affiliates will reimburse Sellers for the reasonable out-of-pocket expenses incurred in connection with any request by Buyers to make available records pursuant to the foregoing sentence.
     6.9.3 Each Party will, from time to time, at the reasonable request of the other (the “Requesting Party”), cooperate in providing the Requesting Party and their Affiliates (as appropriate) (to the extent possible through Transferred Employees) with technical assistance and the information described in the last sentence of this Section 6.9.3 in respect of any claims brought against the Requesting Party and their Affiliates involving the conduct of the Business prior to Closing, including consultation and/or the appearance(s) of such persons on a reasonable basis as expert or fact witnesses in trials or administrative proceedings. The Requesting Party will reimburse, indemnify and hold harmless the other party and its Affiliates for their reasonable, actual direct out-of-pocket costs (travel, employee time (other than for clerical services), hotels, etc.) of providing such services and reasonable attorney’s fees and costs associated therewith. In particular, the Parties, for themselves and on behalf of their Affiliates, agree to, at the Requesting Party’s sole cost: (i) retain all documents required to be maintained by Law and all documents that may reasonably be required to establish due care or to otherwise assist a Party or its Affiliates in pursuing, contesting, or defending such claims, (ii) make available their documents and records in connection with any pursuit, contest or defense, including documents that may be considered to be “confidential” or subject to trade secret protection (except that: (a) no documents or records protected by any privilege in favor of such Party and their Affiliates must be made available if making these documents or records available would cause the loss of this privilege (in any case, however, the Party must notify the Requesting Party of the existence of such privileged documents); and (b) the Requesting Party and their Affiliates will agree to keep confidential documents and records that are confidential or are subject to trade secret protection); (iii) promptly respond to discovery requests in connection with such claim understanding and acknowledging that the requirements of discovery in connection with litigation require timely responses to interrogatories, requests to produce and depositions and also understanding and acknowledging that any delays in connection with responses to discovery may result in sanctions; (iv) make available, as may be reasonably necessary and upon reasonable advance notice and for reasonable periods so as not to interfere materially with Buyers’ business, mutually acceptable engineers, technicians or other knowledgeable individuals to assist Requesting Party and their Affiliates in connection with such claim, including investigation into claims and occurrences described in this Section and preparing for and giving factual and expert testimony at depositions, court proceedings, inquiries, hearings and trial; and (v) make available facilities and exemplar parts for the sole and limited use of assisting the Requesting Party and their Affiliates in the contest or defense.
     6.10 Corporate Names. Buyers will have the right (including the right to authorize its relevant Affiliates) to continue to sell or dispose of any existing inventories or service materials of the Business in existence at the Closing and bearing any trademark, service mark, trade name or related corporate name of Delphi or any Affiliate of Delphi for a period of no more than one hundred and twenty (120) days after the Closing Date in a manner consistent with past practice of the Business and the name and reputation associated therewith, provided that Buyers and their Affiliates will clearly indicate on all written materials related to such sale or disposition, including business cards, stationery, purchase orders, invoices and the like, that the Business is owned by Buyers and their Affiliates and is no longer affiliated with, and Buyer and its Affiliates do not represent, the Sellers or any Affiliate of Seller.
     6.10.1 Buyers will promptly, and in any event within one hundred and twenty (120) days of the Closing Date (the “Corporate Trademark Use Period”), cease all use and will not permit will cause the Sale Companies and the Business to cease all use, of the name “Delphi” and any trademarks, trade names, brandmarks, brand names, trade dress or logos relating or confusingly similar thereto (including on any signs, billboards, advertising materials, telephone listings, labels, stationery, office forms, packaging or other materials of the Sale Companies) in connection with the businesses of the Sale Companies or otherwise.
     6.10.2 Immediately following the Closing, Buyers will cause each of the Sale Companies, and will use commercially reasonable efforts to cause each JV Company, to amend its certificate of incorporation, partnership agreement, limited liability company agreement and other applicable documents, in order to change the names of such companies to a name not containing the word “Delphi”, with such changes to take effect pursuant to the terms of the respective transfer deed governing the sale of each Sale Company and JV Company. Buyers will make all required filings with Governmental Authorities to effect such amendments. If any preceding change is not permissible by law or commercially reasonable within such Corporate

Trademark Use Period, the Sale Companies or JV Company shall operate under a “d/b/a” or other similar business name.
     6.10.3 If Seller believes that Buyer has breached or failed to perform in any material respect any of Buyer’s obligations contained in Sections 6.10.1 and 6.10.2, Seller shall provide Buyer with written notice of the alleged breach. Seller’s rights to remedy for Buyer’s breach of its obligations under Sections 6.10.1 and 6.10.2 shall be exercisable only if Buyer has failed to cure such breach with thirty (30) days after written notice thereof. Each of the Parties hereto acknowledges and agrees that the remedy at Law for any material breach of the requirements of this Section 6.10 would be inadequate, and agrees and consents that without intending to limit any additional remedies that may be available, temporary and permanent injunctive and other equitable relief may be granted without proof of actual damage or inadequacy of legal remedy in any Proceeding which may be brought to enforce any of the provisions of this Section 6.10.
     6.10.4 Nothing herein shall prevent or limit the rights of Buyers to use the name “Saginaw Steering.”
          6.11 Information Technology; Intellectual Property Rights and Licenses.
     6.11.1 License to Buyers. Delphi hereby grants, on behalf of itself and its Affiliates, to Buyers, as of the Closing Date, but subject to any restrictions arising from rights granted to third parties prior to the Closing Date, a worldwide, perpetual, paid-up, royalty free, non-exclusive license to the Shared Intellectual Property (other than the Excepted Shared Intellectual Property identified on Schedule 6.11.1) only for the use, development, manufacture (including the right to have made), import, export and sale of current and future Products and associated services. With respect to copyrighted material such as Software, such license includes the right to reproduce, prepare derivative works of, perform, display and distribute such material. The license granted to Buyer under this Section 6.11.1 does not extend to the Excluded Products identified on Schedule 6.11.1.A and is not assignable in whole or in part except as provided in Section 12.5.
     6.11.2 License to Sellers. Buyer, on behalf of itself and its Affiliates, hereby grants to Sellers and their Affiliates, as of the Closing Date, a worldwide, perpetual, paid-up, royalty free, non-exclusive license only for the use, development, manufacture (including the right to have made), import, export and sale of products and services of the type provided by Sellers and their Affiliates as of the Closing Date (excluding the Products) using any Purchased Intellectual Property (other than steering algorithms), subject to any restrictions arising from rights granted to third parties prior to the Closing Date. Such license is not assignable in whole or in part except as provided in Section 12.5.

     6.11.3 Further Understandings. It is further understood and agreed that the licenses granted above in this Section 6.11: (i) include the right for the licensed party to sub-license without the consent of the other party (x) to an Affiliate or (y) in connection with a divestiture of part of the Business (in the case of Buyer) or part of the retained Delphi business (in the case of Sellers) or in either case, divestiture of a product line; and (ii) do not include any right to use any Trademark Rights. It is further understood and agreed that the Parties will cooperate in enforcing the Shared Intellectual Property upon one party’s request and the requesting party’s payment of reasonable expenses.
     6.11.4 Shared Licensed Intellectual Property. Delphi shall extend and hereby grants to Buyer rights under the Shared Licensed Intellectual Property to the extent that such licenses can be extended to Buyer, including sublicense rights from General Motors and EDS and Delphi shall upon any request by any Buyer, grant a sublicense to any entity that is a successor or assignee of any portion of the Business operated by such Buyer.
     6.11.5 Transfer of Proportional Share of Licenses. For those Shared Software Licenses set forth on Schedule 6.11.5, Sellers shall transfer to Buyers the number of license seats or other license rights specified for each applicable license. For any Shared Software Licenses not set forth on Schedule 6.11.5, Sellers shall transfer to the applicable Buyers a proportional share of license seats or other license rights or the number of license seats currently used in the Business for those Shared Software Licenses, but Sellers shall not transfer a proportional share of license seats or other license rights for Corporate Shared Services Licenses. For clarity, Sellers shall also transfer to the applicable Buyers all Software licenses primarily used in the Business. If Sellers are unable to obtain by the Closing any necessary consents to assign to Buyers any such Shared Software Licenses or Software licenses primarily used in the Business (other than Corporate Shared Services Licenses), then, notwithstanding Section 2.4, at Buyers’ reasonable request, Sellers shall arrange for Buyers to obtain such licenses from the applicable Third Party Licensors. Buyer shall be responsible for and pay reasonable costs up to $500,000 for obtaining necessary consents or replacement licenses for any Shared Software Licenses or software licenses primarily used in the Business, and Sellers shall be responsible for all reasonable costs that exceed $500,000. Sellers shall be responsible for any obligations under any Shared Software Licenses or Software licenses primarily used in the Business that arise prior to the Closing Date, including, for example, maintenance payments or other fees due to applicable Third Party Licensors. After the Closing Date, Buyer acknowledges that it shall be responsible for the costs of obtaining and making payments under any post-Closing maintenance agreements required in order to use the foregoing license rights and such costs shall not be applied to the $500,000 deductible.
     6.11.6 Corporate Shared Services Licenses. Sellers shall not be obligated to transfer to the applicable Buyers any license seats or other license rights for Corporate Shared Services Licenses, including any such licenses currently used for the benefit of the Business except that Sellers shall purchase or transfer Replacement Licenses and Buyers shall reimburse Sellers for the reasonable costs of such Replacement Licenses up to $1.5 million.

     6.11.7 Outsourced Services Providers. Sellers shall cooperate with Buyers with respect to Buyers entering into new agreements with Sellers’ outsourced service providers, including Electronic Data Systems Corporation, EDS Information Systems, LLC and its affiliates (collectively, “EDS”), Computer Sciences Corporation and its affiliates (collectively, “CSC”), and the Hewlett Packard Company and its affiliates (collectively, “HP”). Sellers shall also perform their obligations and exercise their rights under the Agreement to Migrate DMA to MSA between EDS and Delphi Corporation dated effective December 6, 2007 with such migration to occur by January 31, 2008.
     6.11.8 Separation Plan and Costs. Sellers’ will be responsible for the cost and execution of: (i) the Day 1 separation activities identified on Schedule 6.11.8.A (the “Separation Plan”), (ii) modification of the GM payroll system in preparation for Day 1 and transitional services, and (iii) segregation of the Manufacturing Facilities and Technical Centers to be co-located following Closing in a commercially reasonable and workmanlike manner, in accordance with the facilities separation plan set forth in Schedule 6.11.8.B (the “Facilities Separation Plan”) Buyers will be solely responsible for all other separation and start-up costs and activities, including (i) Day 2 separation activities, (ii) relocation from the Suzhou Manufacturing Facility and any Technical Center or Sales Offices, and (iii) any setup fees required by third party service providers; provided, however, that Sellers will reimburse Buyers for the first $10 million, less the amounts that are spent by Sellers (after reasonable consultation with Buyer Parent) on behalf of Buyer Parent for the items set forth on Schedule 6.11.8.C, in post-closing information technology separation costs (which are reasonably incurred and documented) by Sellers as such costs are incurred. Buyers acknowledge and agree that it is necessary to promptly begin the work necessary to relocate from certain of the Technical Centers in accordance with the Facilities Separation Plan. The parties shall reasonably cooperate with each other to implement such activities and separation in an effort to complete the activities contemplated by this Section 6.11.8 in a reasonable, expeditious and cost-effective manner.
     6.12 Letters of Credit. Buyers agree to use commercially reasonable efforts to cause Delphi and its Affiliates (other than the Sale Companies) to be absolutely and unconditionally relieved ninety (90) days following the Closing of all Liabilities and obligations arising out of the letters of credit, performance bonds and other similar items issued and outstanding in connection with the Business, in each case, to the extent set forth on Schedule 6.12 hereof, and Buyers will indemnify Delphi and its Affiliates against any Losses of any kind whatsoever with respect to such Liabilities and obligations.
     6.13 Competition Clearance. Subject to the terms hereof, Buyers and Delphi agree to cooperate and to use commercially reasonable efforts to obtain, as promptly as practicable following the date hereof, any Governmental Approvals required for the Closing under the HSR Act, EC Merger Regulation and any other applicable Competition/Investment Law, to respond to any government requests for information thereunder, to contest and resist in good faith any action thereunder, and to have lifted or overturned any Governmental Order that restricts, prevents or prohibits the consummation of the transactions contemplated by this Agreement. The Parties will use commercially reasonable efforts to complete, no later than three

(3) Business Days after the date hereof, Schedule 6.13.1, which includes a list of all countries in which competition filings may be required or are appropriate. In this respect, Buyers will make (or continue to prosecute, if made previously) all the competition filings set forth in Schedule 6.13.1 promptly, but in no event later than fifteen (15) Business Days after the date hereof, and Buyer Parent will: (i) promptly inform Delphi of all oral and written communications with any Governmental Authority in respect of any required Governmental Approval; (ii) give Delphi the opportunity to comment on all filings and any response prepared by Buyers prior to Buyers’ submitting such response to the relevant Governmental Authority; and (iii) afford Delphi or any Seller designated by Delphi the opportunity to attend any meetings, telephone conferences or video conferences organized with the Governmental Authorities in relation to any required Governmental Approval. Notwithstanding the foregoing, the Parties agree that neither of them will make any voluntary filing under applicable foreign antitrust laws or regulations unless advised by legal counsel in such jurisdiction that the failure to make a filing could result in a Material Adverse Effect or otherwise be in violation of applicable Law. Each party hereto will promptly inform the other of any oral or other communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement and the Ancillary Agreements. If the competition authority in any such country: (i) imposes conditions upon its approval of the transactions contemplated by this Agreement; or (ii) files a Proceeding before a Governmental Agency seeking to restrain or prohibit, or to obtain damages or other relief in connection with, the consummation of the transactions contemplated by this Agreement, the Parties will take commercially reasonable steps to negotiate with the competition authority regarding, and comply with, any conditions or modifications requested by such competition authority, consistent with the general intention of this Agreement (that ownership of the Business will be vested in the Buyers). Such compliance may require modifications in structure, economic and other relationships. Subject to Section 9.2.2, each Party will bear its own costs and expenses incurred in negotiating and agreeing to the required conditions or modifications with the competition authorities.
          6.13.1 Buyers will not acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to or the consummation of such acquisition, merger or consolidation would reasonably be expected to: (i) impose any delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the Transfer Agreements or the expiration or termination of any applicable waiting period; (ii) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement or the Transfer Agreements; (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) delay or prevent the consummation of the transactions contemplated by this Agreement or the Transfer Agreements.

               6.14 Further Actions.
          6.14.1 Within three (3) Business Days after the entry of an unstayed Sale Approval Order by the Bankruptcy Court, the Parties will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable under Law to consummate the transactions contemplated hereby and by the Transfer Agreements. In furtherance of the foregoing, the Parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with the transactions contemplated by this Agreement.
          6.14.2 At all times prior to the Closing: (i) Delphi will notify Buyer Parent in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in Article 7 to be satisfied, promptly upon any of them becoming aware of the same; and (ii) Buyer Parent will notify Delphi in writing of any fact, condition, event or occurrence that will result in the failure of any of the conditions contained in Article 7 to be satisfied, promptly upon any of them becoming aware of the same.
               6.15 Further Assurances. Subject to the terms and conditions herein provided, the Parties shall use their respective commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. If at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, the parties hereto shall take or cause to be taken all such necessary action, including, without limitation, the execution and delivery of such further instruments and documents as may be reasonably requested by the other party for such purposes or otherwise to consummate and make effective the transactions contemplated hereby; provided that, to the extent not indemnified or required hereunder the cost of such action or of such instruments and documents related thereto shall be borne by the party requesting them. The foregoing covenant will survive the Closing of the transactions contemplated herein.
               6.16 Shared Items Transferred to Buyers. With respect to any contracts for goods or services included in the Acquired Assets and that are used by both the Business and other operations of Delphi or its Affiliates that are set forth on Schedule 6.16, and that will be transferred to Buyers at Closing, Buyers will provide Sellers with the benefits of such contracts in substantially the same manner described in Section 2.4 above regarding Deferred Items, and Delphi will cause Sellers to reimburse Buyers for such benefits in substantially the manner described in Section 2.4, until the earlier of such time as separate contracts for such goods or services have been agreed between the applicable Seller and the other Party or Parties to such contract or contracts, or until the termination of such contract or contracts.
               6.17 Buyers’ Financing Activities.

          6.17.1 Buyers acknowledge and agree that: (i) Sellers and their Affiliates have no responsibility for any financing that Buyers may raise in connection with the transactions contemplated hereby including with respect to any offering materials and other documents prepared by or on behalf of or utilized by Buyers or their Affiliates, or Buyers’ financing sources, in connection with Buyers’ financing activities in connection with the transactions contemplated hereby which include any information provided by Sellers or any of their Affiliates; and (ii) Buyers’ obligations to consummate and to cause to be consummated the transactions contemplated by this Agreement and the Transfer Agreements are not subject to any condition or contingency with respect to the financing.
          6.17.2 Buyers will use commercially reasonable efforts to: (i) maintain in effect the Commitment Letter; (ii) enter into definitive financing agreements with respect to the financing, so that such agreements are in effect as promptly as practicable but in any event no later than the Closing Date; and (iii) consummate the financing at or prior to Closing. Buyers will keep Delphi reasonably informed of material developments in respect of the financing process relating thereto and provide copies of the Commitment Letter as it may be revised. In the period between the date hereof and the Closing Date, upon request of Buyers, Sellers will, and will use commercially reasonable efforts to cause its Affiliates and representatives to, reasonably cooperate with Buyers in connection with the financing. Buyers will promptly, upon request by Sellers, reimburse Sellers for all, documented out-of-pocket expenses incurred by Sellers or their Affiliates or representatives in connection with such cooperation. If, notwithstanding the use of commercially reasonable efforts by Buyers to satisfy their obligations under this Section 6.17.2, any of the financing or the Commitment Letter (or any definitive financing agreement entered with respect thereto) expire or are terminated prior to the Closing, in whole or in part, for any reason, Buyers will: (i) promptly notify Delphi of such expiration or termination and the reasons therefor; and (ii) use commercially reasonable efforts to promptly arrange for alternative financing (which will not contain any conditions in addition to those contained in such expired or terminated commitments or agreements) to replace the financing contemplated by such expired or terminated commitments or agreements in an amount sufficient to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.
               6.18 Guarantee by Buyer Parent. Buyer Parent unconditionally guarantees all obligations of each Buyer pursuant to the terms of this Agreement, including payment of the Purchase Price and any indemnification obligations. Buyer Parent will also reimburse Sellers for all fees and expenses (including reasonable fees of counsel) incurred in successfully enforcing the guarantee obligations set forth in this Section 6.18.
               6.19 Customs Duties. The Buyers expressly agree to reimburse Sellers for all customs-related duties, fees, and associated costs incurred by Sellers on behalf of Buyers following the Closing, including all such duties, fees and costs incurred in connection with co-loaded containers that clear customs intentionally or unintentionally under Sellers’ importer/exporter identification numbers and bonds/guarantees post-Closing.

               6.20 Nonsolicitation. Until the 2nd anniversary of the date hereof, Delphi shall not, directly or indirectly, and shall cause any entity controlled by Delphi not, to: (A) induce or attempt to induce any employee of any member or employee of the Combined Business or to leave the employ of such Person; or (B) subject to the restrictions of any applicable Law, induce or attempt to induce any customer, supplier, vendor, licensee, distributor, contractor or other business relation of any member of the Combined Business to cease doing business with, or materially alter its business relationship with, such member of the Combined Business; provided, however, that neither of the foregoing shall apply to persons whose employment with Combined Business is terminated by the Combined Business or who are hired as a result of the use of a general solicitation (such as an advertisement) not specifically directed to employees of the Combined Business.
               6.21 Confidentiality. After the Closing, Delphi shall, and shall cause its Affiliates to, maintain as confidential and shall not use or disclose (except as required by law or as authorized in writing by Buyer) any confidential information concerning the businesses and affairs of the Combined Business, except to the extent such confidential information (i) was used by Delphi’s divisions other than the Business prior to the Closing Date (ii) becomes generally available to the public other than as a result of a disclosure by Delphi or its representatives in violation of the terms hereof, (iii) becomes available to Delphi on a non-confidential basis from a source other than the Buyers or their representatives or (iv) is covered by the licenses granted pursuant to Section 6.11. In the event Delphi or any of its Affiliates is required by law to disclose any confidential information, such party shall promptly notify Buyer Parent in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure, and shall cooperate with Buyer Parent to preserve the confidentiality of such information consistent with applicable law. Buyers shall be the beneficiaries of any confidentiality or nondisclosure agreement entered into with respect to a potential acquisition of the steering assets of Delphi before the Closing between Delphi or its Affiliates, on the one hand, and any Person, on the other, and shall be entitled to enforce such agreement after the Closing Date.
               6.22 KDAC.
          6.22.1 From and after the execution of this Agreement and continuing after Closing, Delphi shall use commercially reasonable efforts to prepare for sale to Buyer Parent Delphi Automotive Systems (Holding), Inc.’s (“DASHI”) 50% interest in KDAC’s business relating to the Products (“KDAC Steering”) and satisfy the following conditions precedent (the “KDAC Steering Sale Conditions”): (i) completion of KDAC Steering’s split-off from KDAC as a separate legal entity containing all of the assets and liabilities (including any severance Liabilities) of KDAC Steering, allocated on a basis consistent with the KDAC Steering reference balance sheet attached hereto as Schedule 6.22, through a corporate split process whereby the shareholding ratio of the existing KDAC shareholders remains unchanged in the newly formed KDAC Steering legal entity and (ii) receipt of consents from the other shareholders of KDAC Steering permitting DASHI to sell its 50% interest in KDAC Steering (the “KDAC Steering Interest”) to Buyer Parent. DASHI agrees to request that KDAC (or the new KDAC Steering legal entity) agree to be bound by non-compete provisions substantially similar to those in place today under the KDAC Shareholder Agreement dated July 31, 1998 (as if the Business continued to be owned by Delphi).
          6.22.2 Upon satisfaction of the KDAC Steering Sale Conditions and provided that the exercising party provides notice to the other party within nine months of Closing, DASHI and Buyer Parent (or its designee) shall have the following independent options (the “KDAC Options”) to sell or purchase (as applicable) without the consent of the other party the KDAC Steering Interest for the KDAC Amount less DASHI’s pro rata share of any short-term borrowings, current portion of long-term debts, debenture, and long-term debt in the newly formed KDAC Steering legal entity at the time of such purchase (the “KDAC Purchase Price”), pursuant to the Transfer Agreement attached as Exhibit 6.22:
          (i) DASHI shall have the right to sell to Buyer Parent (or its designee), and Buyer Parent must purchase, the KDAC Steering Interest for the KDAC Purchase Price; and
          (ii) Buyer Parent (or its designee) shall have the right to purchase, and DASHI must sell, the KDAC Steering Interest for the KDAC Purchase Price.
          6.22.3 Following the exercise of either of the foregoing options, the parties will promptly seek all necessary Governmental Approvals in accordance with the procedures set forth in Section 6.13 hereof and use commercially reasonable efforts to promptly consummate the sale of KDAC Steering Interest.
          6.22.4 Upon the sale of the KDAC Steering Interest to Buyer Parent, Buyer Parent agrees to be bound by the terms of the KDAC Steering Shareholders Agreement, or if such KDAC Steering Shareholders Agreement does not yet exist, to enter into a shareholders agreement with the other shareholders of KDAC Steering on the same terms as the KDAC Shareholder Agreement dated July 31, 1998.
          6.22.5 In the event that the transaction contemplated by this Section 6.22 is not consummated within nine (9) months following the Closing Date, the KDAC Options shall expire and DASHI shall repay the KDAC Amount to Buyer Parent.
               6.23 No Right of Set-Off. Neither Party nor any of its Affiliates shall have any right of holdback or setoff or assert any claim, defense or counterclaim with respect to any amounts that may be owed by such Party or its Affiliates to the other Party (or Parties) hereto or its Affiliates as a result of and with respect to any amount that may be owing to such Party or its Affiliates under this Agreement, any Ancillary Agreement or any other commercial arrangement entered into in connection herewith.
               6.24 Enterprise Contracts. The parties acknowledge that (i) the Business currently benefits from certain services or receives certain products of the type listed on Schedule 6.24 (“Other Services”) provided by third parties (“Enterprise Providers”) under enterprise contracts with Delphi and/or one of its Affiliates (“Enterprise Contracts”) and (ii) it

may not be practical for Buyers to enter into replacement contracts with all of such Enterprise Providers as of the Closing Date. After signing this Agreement and prior to Closing, Buyers will use commercially reasonable efforts to enter into replacement contracts covering such Other Services. In the event that Buyers are unable to secure such replacement contracts, after having used commercially reasonable efforts as required by the preceding sentence, Sellers will use commercially reasonable efforts to make available to Buyers the Other Services provided under such Enterprise Contracts of the type described on Schedule 6.24. Buyers will pay Sellers the cost (including the cost of any internal resources) of providing such Other Services. The obligations in this Section 6.23 shall not apply to (i) any Contracts that are Acquired Assets (ii) any service provided under the Transition Services Agreement, (iii) any services or products identified on Schedule 6.24 under the heading “Products/Services excluded from Section 6.24” in the Transition Services Agreement as an “Excluded Service” or (iv) products or services which the applicable Sellers are prohibited from providing to Buyers pursuant to applicable Law.
               6.25 Buyers’ Covenant to Manufacture Products. Buyers covenant to design, manufacture, transport, provide necessary engineering services for, and deliver replacement, remanufactured or new Products (as appropriate) at Sellers’ expense (calculated on a cost basis) in connection with any Product Warranty Liability (including any recall) retained by Sellers or for which Sellers are responsible to indemnify Buyers.
               6.26 Joint Venture. Subject to each of Delphi’s and Buyer Parent’s respective good faith determination that such Party will not incur any additional liabilities or expenses (other than nominal documentation related expenses) or be exposed to any adverse accounting impact as a result thereof, from and after the execution of this Agreement and continuing until the Closing, Delphi and Buyer Parent shall each use commercially reasonable efforts to structure a mutually agreeable joint venture comprised of the Acquired Assets of the applicable U.S. Sellers and certain assets to be identified by Buyer Parent (the “Proposed Joint Venture”).
               6.27 Somerton Equipment. Sellers shall use commercially reasonable efforts to remove their Powertrain TFS equipment from Building 1 at the Somerton, Australia Manufacturing Facility prior to Closing.  If the Sellers are unable to remove such equipment prior to Closing, Sellers shall retain reasonable access rights for up to 120 days after Closing  to such facility for the purposes of selling or removing such equipment and shall reimburse Buyers for the reasonable costs associated with (i) at Delphi’s option, either (a) procuring reasonably equivalent alternative floor space or (b) extending the lease at Building 2 to accommodate its inventory and equipment currently located in Building 2 at the Somerton, Australia Manufacturing Facility; and (ii) the usage of electricity required to demonstrate the Powertrain TFS equipment to potential buyers if necessary.  For purposes of this Section, any TFS equipment remaining in Building 1 following the Closing will be deemed to be bailed to Buyers for the benefit of Sellers until such equipment is removed from the facility.
               6.28 Mexican Newco. No later than fifteen (15) days prior to the Closing date, Delphi shall transfer and assign or cause to be transferred and assigned to Buyer all of the issued and outstanding stock of two legal entities formed in the U.S. (the “U.S. Holding Companies”) to hold the shares of Steering Newco, S. de R.D. de C.V. (“Mexican Newco”), free and clear of all Encumbrances other than Permitted Encumbrances, in exchange for a purchase price equal to the aggregate out-of-pocket costs incurred by Sellers in establishing the U.S. Holding Companies and Mexican Newco and obtaining necessary Permits. The payment will be made in immediately available funds as of the date of transfer. As of the date of such transfer, the U.S. Holding Companies and Mexican Newco shall: (i) not own, lease or otherwise have the right to use any assets other than Permits necessary or desirable for the conduct of the Business in Mexico and/or to acquire the Permits and (iii) not have any other Liabilities or employees other than as required to obtain the Permits. In the event the Closing does not occur subsequent to such transfer of the U.S. Holding Companies described in this Section 6.28, Buyers shall transfer and assign back to Sellers all of the issued and outstanding stock of the U.S. Holding Companies free and clear of all Encumbrances. If the U.S. Holding Companies and the Mexican Newco are transferred back to Sellers in accordance with the preceding sentence, such entities shall otherwise be delivered to Sellers in the same condition as they were delivered to Buyers pursuant to this Section 6.28.
               6.29 2007 Dividends. In the event that the Sellers are unable to cause any Sale Company or JV Company to declare the maximum dividend amount (“Maximum Dividend Amount”) allowed under applicable Law for 2007, Buyers will promptly cause such Sale Company or JV Company to declare the Maximum Dividend Amount and remit such amount to Sellers, net of any taxes or other reasonable out-of-pocket costs incurred solely as a result of remitting such dividend to Sellers. The amounts paid to Sellers pursuant to this Section 6.29 and under Section 3 for Capped Cash shall be cumulative, provided that in no event shall the payments under this Section 6.29 duplicate any payments made by Buyer to Seller for Capped Cash pursuant to Section 3 hereof. In order to maximize the amount of Cash recovered by Sellers under this Section 6.29 and Section 3, Delphi may apportion the $2,000,000 of Capped Cash for the JV Companies in its sole discretion.
               6.30 Commitment Letter. Buyer Parent shall promptly provide to Sellers (i) evidence of its financial ability to consummate this Agreement and the transactions contemplated hereby, as evidenced by a commitment letter from its lender(s) (“Commitment Letter”) and (ii) subject to Sellers’ obligation to maintain the confidentiality of such information in accordance with Section 6.21 hereof, a consolidated balance sheet reflecting the financial position of the Combined Business immediately following the Closing.
               6.31 Athens, Alabama - Plant 22. Upon request, Buyer will perform all of Sellers’ obligations under that certain Project Agreement dated as of September 10, 2002, between Delphi Automotive Systems LLC and Alabama Incentives Financing Authority regarding Plant 22 in Athens Alabama (the “Project Agreement”) to the extent that such obligations were not performed by Sellers prior to the Closing Date.  If Buyers are required to perform any of Sellers’ obligations under the Project Agreement, Delphi will reimburse Buyers for Buyers’ documented out-of-pocket costs incurred by Buyer promptly following receipt of an invoice from Buyer.

               6.32 Transfer of Certain Sale Securities. In order to effectuate the sale of the Sale Securities pursuant to Section 2.1.1 hereof, the Sellers may, prior to Closing and after consultation with Buyer Parent, transfer certain of the Sale Securities to special purpose vehicles in the form of intermediate holding companies.  In the event of any such transfer, the shares of the intermediate holding company will become the Sale Securities transferred hereunder.
               6.33 Doblo 262 Column Program.  With respect to the equipment that is expected to be purchased by a Delphi Affiliate between signing and Closing for use by the Business in connection with the Turkey Doblo 262 Column Program, such equipment will, at Delphi’s option be either (i) purchased by Delphi Polska and included as Acquired Asset(s) hereunder, or (ii) purchased by a Delphi Affiliate and Buyers will pay such Delphi Affiliate the net book value of such equipment as of the Closing Date, plus any applicable Transfer Taxes, within 120 days following Closing. If the equipment is transferred pursuant to subsection (ii) above, title to the equipment will transfer to the Buyers upon Sellers’ receipt of payment.
7. CONDITIONS TO CLOSING.
               7.1 Conditions to Obligations of Sellers and Buyers. The respective obligations of each Party to effect the transactions contemplated by this Agreement will be subject to the satisfaction or waiver by both Parties at or prior to the Closing Date of the following conditions precedent:
          7.1.1 Sale Approval Order and Bidding Procedures Order. The Sale Approval Order and Bidding Procedures Order shall have each been entered by the Bankruptcy Court and shall be a Final Order.
          7.1.2 No Law, Judgments, etc. No provisions of any applicable Law or Governmental Order that restrains, prohibits, makes illegal or enjoins the consummation of the transactions contemplated by this Agreement will be in effect (each Party taking any and all steps required by Sections 6.13 and 6.14 of this Agreement). No action, suit or other Proceedings shall be pending before any Governmental Authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any Governmental Authority having appropriate jurisdiction.
          7.1.3 Governmental Approvals. All required Governmental Approvals (including approvals under any Competition/Investment Law, as identified on Schedule 6.13.1) regarding the Sale will have been granted in writing by the appropriate Governmental Authorities or the waiting period with respect to any such filings will have expired or been terminated.
          7.1.4 Day 1 Readiness. The separation activities set forth in Separation Plan shall have been substantially completed.

               7.2 Conditions to Obligations of Buyers. The obligation of Buyers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer):
          7.2.1 Accuracy of Warranties. The representations and warranties of Sellers contained in Article 4 of this Agreement (without taking into account any materiality or Material Adverse Effect qualification therein) will be true and correct as of the Closing Date as if made on such date (except for representations and warranties that speak as of a specific date or time, which will be true and correct only as of such date or time) except where the failure of such representations and warranties to be true and correct has not and would not reasonably be expected to have a Material Adverse Effect.
          7.2.2 Performance of Covenants. Sellers will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing.
          7.2.3 Delivery of Ancillary Agreements. Sellers will have delivered duly executed copies of each of the Ancillary Agreements.
          7.2.4 Agreements with Outsourced Service Providers. Buyers shall have, entered into the agreements set forth on Schedule 7.2.4.
          7.2.5 Material Adverse Effect. Since the date of this Agreement, there shall not have occurred a Material Adverse Effect.
               7.3 Conditions to Obligations of Sellers. Except as otherwise permitted by this Agreement or a Transfer Agreement, the obligation of Sellers to consummate the transactions contemplated by this Agreement will be subject to the fulfillment at or prior to the Closing of the following conditions (any one or more of which may be waived in whole or in part by Sellers):
          7.3.1 Accuracy of Warranties. The representations and warranties of Buyer contained in Article 5 of this Agreement (without taking into account any materiality or Material Adverse Effect qualification therein), will be true and correct as of the Closing Date if made on such date (except for representations and warranties that speak as of a specific date or time, which will be true and correct only as of such date or time), except where the failure of such representation and warranty to be true and correct would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated by this Agreement.

          7.3.2 Performance of Covenants. Buyer and its Affiliates will have performed and complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it at or prior to the Closing.
          7.3.3 Delivery of Ancillary Agreements. Buyers will have delivered duly executed copies of each of the Ancillary Agreements.
8. CLOSING.
               8.1 Closing Time and Date. Subject to the terms and conditions of this Agreement, the closing (the “Closing“) of the transactions contemplated by this Agreement will take place at the offices of Delphi at 10:00 a.m. on the last Business Day of the month in which the conditions set forth in Article 7 will have been satisfied or waived (other than conditions which by their nature can be satisfied only at the Closing), or on such other date or at such other time as the Parties may agree (the “Closing Date”). For tax and accounting purposes, the effective time of the transaction will be 11:59 p.m., local time, on the Closing Date. The Closing of the Transfer Agreements will take place simultaneously with the Closing or on a later date if mutually agreed by the relevant Seller and relevant Buyer.
               8.2 Ancillary Agreements. At or prior to the Closing, the Sellers will duly execute and deliver to the Buyers, and the Buyers will duly execute and deliver to Sellers, each of the following agreements to which they are to be a party:
             8.2.1 The following lease agreements:
                    A. Assignment and Assumption Agreement regarding Building 1 at the Somerton, Australia Real Property, substantially in the form of Exhibit 8.2.1.A.
                    B. Sublease regarding the Technical Center located at Paris, France, substantially in the form of Exhibit 8.2.1.B.
                    C. Lease regarding the Technical Center located at Juarez, Mexico, in a form to be agreed by the Parties and subject to the terms set forth in Exhibit 8.2.1.C.
             8.2.2 A Patent Assignment by Seller to Buyer substantially in the form of Exhibit 8.2.2.A, a Trademark Assignment by Seller to Buyer substantially in the form of Exhibit 8.2.2.B, and a Copyright Assignment by Seller to Buyer substantially in the form of Exhibit 8.2.2.C, whereby recorded title to the Purchased Intellectual Property identified in Schedules 4.12.1.A, 4.12.1.B and 4.12.1.C may be recorded as being transferred from Seller to Buyer, as well as any other deeds, bills of sale, endorsements, assignments, affidavits and other instruments of sale, conveyance, transfer and assignment relating to the Purchased Intellectual Property, including an assignment to all Sellers’ rights in and to the “Saginaw Steering” name and trademark, any assignment of rights to Intellectual Property under any employment or independent contractor agreements and any necessary releases of security interest in forms appropriate for releasing any security interests filed in any patent offices. Schedule 8.2.2 sets forth exceptions to the Purchased Intellectual Property identified in Schedule 4.12.1.A, title to each such exception being currently recorded as held by General Motors, and for which exceptions Seller shall effect assignment by General Motors directly to Buyer by means of a Patent Assignment substantially in the form of Exhibit 8.2.2.A.
             8.2.3 The following Transfer Agreements:
                    A. Mexico Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.A.
                    B. China Share Transfer Agreements, substantially in the forms set forth in Exhibit 8.2.3.B.
                    C. France Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.C.
                    D. Australia Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.D.
                    E. India Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.E.
                    F. Germany Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.F.
                    G. Italy Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.G.
                    H. Korea Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.H.
                    I. Japan Asset Sale Agreement, substantially in the form set forth in Exhibit 8.2.3.I.

                    J. Poland Share Transfer Agreement, substantially in the form set forth in Exhibit 8.2.3.J.
                    K. Brazil Quota Transfer Agreement, substantially in the form set forth in Exhibit 8.2.3.K.
             8.2.4 The Deposit Escrow Agreement, substantially in the form set forth in Exhibit 8.2.4.
             8.2.5 The Transition Services Agreement, substantially in the form set forth in Exhibit 8.2.5.
             8.2.6 The Bills of Sale, substantially in the form set forth in Exhibit 8.2.6.
             8.2.7 The Assignment and Assumption Agreements, substantially in the form set forth in Exhibit 8.2.7.
               8.3 Sellers’ Deliveries at Closing. At or prior to the Closing, the appropriate Sellers will deliver or cause to be delivered to the relevant Buyer:
             8.3.1 If applicable, the Preliminary Adjusted Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by Buyer Parent not less than two (2) Business Days prior to the Closing;
             8.3.2 To the extent that equity interests of Sale Companies or the JV Companies are represented by stock certificates, original certificates evidencing the Sale Securities (to the extent applicable in the respective jurisdiction), which certificates will be duly endorsed for transfer or accompanied by duly executed stock transfer powers or other appropriate instruments of assignment and transfer in favor of the relevant Buyer or its permitted assigns.
             8.3.3 Quit claim deeds (or non U.S. equivalent) for the Owned Real Property, substantially in the form of Exhibit 8.3.2 or such other form of conveyance in substance equivalent to such form of deed.
             8.3.4 Copies of the resolutions (or local equivalent) of the boards of directors of each Seller and, where required, the stockholders/owners of each Seller, authorizing and approving this Agreement, Ancillary Agreements and the transactions contemplated hereby and thereby.

             8.3.5 Certified copies of all orders of the Bankruptcy Court pertaining to the transactions contemplated by this Agreement and the Ancillary Agreements, including the Bidding Procedures Order and the Sale Approval Order.
             8.3.6 The minutes and other partnership or limited liability company record books of the Sale Companies and all stock transfer ledgers and other records evidencing the equity ownership of the Sale Companies.
             8.3.7 Resignations of all directors (or equivalent) and officers of the Sale Companies and of any Seller representatives in similar positions with the JV Companies, except as otherwise requested by Buyer Parent no less than ten (10) Business Days prior to the Closing Date.
             8.3.8 A non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445(b) of the Internal Revenue Code so that Buyers are exempt from withholding any portion of the Purchase Price thereunder.
             8.3.9 All other documents and papers reasonably requested by Buyers to transfer title to the Acquired Assets or Sale Securities in accordance with this Agreement or to otherwise effect the transactions contemplated by this Agreement or the Ancillary Agreements.
             8.3.10 A certificate signed by each Seller, dated the date of the Closing Date, (in form and substance reasonably satisfactory to Buyer) certifying that the conditions specified in Section 7.2 have been satisfied as of the Closing.
             8.4 Buyers’ Deliveries at Closing. At or prior to the Closing, Buyers will deliver or cause to be delivered to Delphi and each Seller designated by Delphi the following:
             8.4.1 If applicable, the Preliminary Adjusted Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by Delphi not less than two (2) Business Days prior to the Closing;
             8.4.2 Where required by applicable Law in the jurisdiction concerned, copies of the resolutions (or local equivalent) of the boards of directors of each Buyer and, where required, the stockholders/owners of each Buyer, authorizing and approving this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby;
             8.4.3 An officer’s certificate, dated as of the Closing Date, executed on behalf of each of the Buyers, certifying that the conditions specified in Section 7.3 have been fulfilled.

               8.5 Post-Closing Deliveries. Promptly following the Closing, Seller will deliver signature cards from all banks or financial institutions with which the Sale Companies have any account, designating signatures approved by Buyer Parent.
               8.6 Post-Closing Transfer of Intellectual Property Rights.
             8.6.1 If, after the Closing, either Party identifies a patent or patent application that such Party believes should have been included in Purchased Intellectual Property, but was omitted from Schedule 4.12.1.A, the Parties shall cooperate to determine in good faith whether such patent or patent application should have been included in the Purchased Intellectual Property and assigned to Buyers. If the Parties agree that such patent or patent application should have been included in the Purchased Intellectual Property and assigned to Buyer, the Parties shall amend Schedule 4.12.1.A to include such patent or patent application and Sellers or their respective Affiliate shall assign or cause to be assigned such patent or patent application to Buyers. The Parties each covenant and agree on behalf of themselves and their respective Affiliates to execute all documents reasonably requested by the other Party to effect such transfer and/or assignment.
             8.6.2 If, after Closing, either Party identifies a patent or patent application that such party believes should have been included in the Shared Intellectual Property licensed under Section 6.11.1, but which is reasonably within the scope of Excepted Shared Intellectual Property identified in Schedule 6.11.1, the Parties shall cooperate to determine in good faith whether such patent or patent application should have been included in the Shared Intellectual Property licensed to Buyers hereunder. If the Parties agree that such patent or patent application should have been included in the Shared Intellectual Property licensed to Buyers hereunder, the Parties shall amend Schedule 6.11.1 to specifically exclude such patent or patent application from the Excepted Shared Intellectual Property, and Buyers shall receive, via amendment to this Master Sale and Purchase Agreement, a license under such patent or patent application with terms identical to those of the license granted in Section 6.11.1. The Parties each covenant and agree on behalf of themselves and their respective Affiliates to execute all documents reasonably requested by the other Party to effect such license.
9. TERMINATION.
               9.1 Termination. This Agreement may be terminated at any time prior to the Closing:
             9.1.1 By the mutual written consent of Delphi and Buyer Parent.
             9.1.2 By either Party:

                    A. If the Closing will not have occurred within one hundred eighty (180) days after entry of the Sale Approval Order for any reason other than a failure of the conditions set forth in Sections 7.1.2 or 7.1.3, unless the Closing has not occurred due to a material breach by the terminating party of its obligations under this Agreement.
                    B. If Seller consummates an Alternative Transaction.
                    C. If any Governmental Authority of competent jurisdiction (other than the Bankruptcy Court) will have issued a Governmental Order or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such Governmental Order or other action has become final and nonappealable, unless due to a material breach by the terminating party.
                    D. If the Bankruptcy Court has not entered the Sale Approval Order on or before the date that is ninety (90) days after the date of this Agreement and such order is not a Final Order or if the Bidding Procedures Order is not a Final Order within eleven (11) days after it is entered on the Bankruptcy Court’s docket.
             9.1.3 By Buyer Parent, upon written notice to Delphi and provided that Buyer Parent is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement:
                    A. if Delphi has breached or failed to perform in any material respect any of its obligations or covenants contained in this Agreement, and such material breach or material failure to perform: (i) is not cured within thirty (30) days after written notice thereof or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the non-breaching party; or (ii) is incapable of being cured by Delphi;
                    B. if a Material Adverse Effect will have occurred, Buyer Parent may terminate within ten (10) Business Days after becoming aware of such event so long as such event is continuing at the time of any such termination and not reasonably capable of being cured within ninety (90) days after entry of the Sale Approval Order;
                    C. if any Seller enters into an agreement or understanding for an Alternative Transaction other than regarding a Successful Bidder at the Auction where Buyer Parent is the Alternate Bidder;
                    D. if any Seller (i) seeks or supports, or fails to oppose, Bankruptcy Court approval of a competing bid for any or all of the Business or the Purchased Assets or (ii) executes and delivers an agreement or understanding of any kind with respect to an Alternative

Transaction; in each case other than in connection with Qualified Bids at the Auction or regarding a Successful Bidder at the Auction where Buyer Parent is the Alternate Bidder; or
                    E. If the Bankruptcy Court declines to enter the Sale Approval Order because the Bankruptcy Court finds that the Sale under this Agreement can only be approved through or in the context of a plan of reorganization, unless the right of Buyer to purchase the Business on substantially the same terms as this Agreement is preserved in such plan of reorganization and the plan is consummated pursuant to a Final Order of the Bankruptcy Court confirming such Plan of Reorganization on or before one hundred and twenty (120) days after the date of this Agreement.
                    F. If Buyer becomes an Alternate Bidder pursuant to Section 10.9 hereof but Delphi fails to consummate the transaction with the Successful Bidder within ninety (90) days of entry of the Sale Order.
                    G. The sale, transfer, lease or other disposition, directly or indirectly of any portion of the Business or the Acquired Assets (other than as a going concern) in connection with the closure, liquidation or winding up of the Business or any of the Sellers or Sale Companies.
For purposes of Sections 9.1.3.C and 9.1.3.D, the Sellers’ negotiations with, and possible selection of, the Qualified Bid that shall serve as the floor bid at the Auction does not give rise to an “understanding” for, or with respect to, an Alternative Transaction, provided, however, that an Auction is actually held pursuant to Section 10 hereof.
             9.1.4 By Delphi, upon written notice to Buyer Parent and provided that Delphi is not then in material breach of any representation, warranty, covenant or other agreement contained in this Agreement, if the Buyer Parent or any Buyer has breached or failed to perform in any material respect any of its obligations or covenants contained in this Agreement, and such material breach or material failure to perform: (i) is not cured within thirty (30) days after written notice thereof or, in the case where the date or period of time specified for performance has lapsed, promptly following written notice thereof from the non-breaching party; or (ii) is incapable of being cured by Buyer Parent or any Buyer.
               9.2 Break-Up Fee; Expense Reimbursement.
             9.2.1 Solely in the event that this Agreement is terminated pursuant to Sections 9.1.2.B, 9.1.3.C, 9.1.3.D, or 9.1.3.F, Delphi shall pay to Buyer Parent in immediately available funds a cash fee of $6,000,000 (the “Break-Up Fee”), such fee to be paid upon the consummation of an Alternative Transaction.

             9.2.2 In the event this Agreement is terminated pursuant to any provision of Section 9 other than Section 9.1.4 and provided that Buyer Parent is not then in breach of this Agreement or the Bidding Procedures, then Sellers shall, jointly and severally, pay to Buyer Parent an amount equal to Buyer Parent’s reasonable, actual out-of-pocket fees and expenses (including, without limitation, reasonable attorneys’ fees, expenses of its financial advisors, and expenses of other consultants) incurred in connection with the transactions contemplated by this Agreement in immediately available funds up to a maximum of (i) $2,000,000 if a Break-up Fee is paid or (ii) the amount of the Break-up Fee if a Break-Up Fee is not paid (the “Expense Reimbursement”). Any Expense Reimbursement payable upon termination of this Agreement will be immediately earned upon such termination and payable by Delphi to Buyer Parent upon the delivery of an invoice related to such Expense Reimbursement to Delphi by Buyer Parent to be delivered to Delphi within ten (10) Business Days of termination of this Agreement; provided, however, that if Delphi believes, in good faith, that the amount of the Expense Reimbursement sought by Buyer Parent is not reasonable, then Delphi will have the right to seek Bankruptcy Court review thereof prior to paying such amount.
             9.2.3 If Buyer Parent actually receives the required Break-Up Fee and/or Expense Reimbursement when due, then such Break-Up Fee and/or Expense Reimbursement will be the sole and exclusive remedy of Buyer Parent, whether at law or in equity, for any breach by Delphi or any of its Affiliates of the terms and conditions of this Agreement, provided, however, that Buyer shall retain its rights and remedies under the Deposit Escrow Agreement and Section 3 of this Agreement governing the return of the Deposit Amount in all such circumstances.
             9.2.4 Delphi’s obligation to pay the Break-Up Fee and Expense Reimbursement pursuant to this Section 9.2 shall survive termination of this Agreement and shall constitute an administrative expense of the Sellers under Section 364(c)(1) of the Bankruptcy Code with priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code.
               9.3 Procedure and Effect of Termination. In the event of the termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to Section 9.1, written notice thereof will forthwith be given to all other Parties. If this Agreement is terminated and the transactions contemplated by this Agreement are abandoned as provided herein:
             9.3.1 Buyers will redeliver to Sellers all documents, work papers and other material of any of Sellers relating to the transactions contemplated hereby, whether so obtained before or after the execution hereof;
             9.3.2 The provisions of the Confidentiality Agreement will continue in full force and effect; and

             9.3.3 The following Sections of this Agreement will survive any termination of this Agreement and remain in full force and effect: (i) Article 9 (Termination); and (ii) Sections 3.1 (Deposit Amount), 9.1 (Termination), 9.2 (Break-Up Fee, Expense Reimbursement), 11 (Liability; Indemnification), 12.1 (Fees and Expenses), 12.5 (Assignment), 12.6 (Waiver), 12.7 (Notices), 12.8 (Entire Agreement), 12.10 (Publicity), 12.14 (Governing Law), and 12.15 (Venue and Retention of Jurisdiction).
             9.3.4 No party to this Agreement will have any Liability under this Agreement to any other except: (i) that nothing herein will relieve any party from any Liability for any breach of any of the representations, warranties, covenants and agreements set forth in this Agreement occurring before such termination, and, except as provided by Section 9.2.3 above, no Party waives any Claim with respect thereto; and (ii) nothing herein will relieve Sellers of their obligation to pay Buyer Parent the Break-Up Fee and/or Expense Reimbursement pursuant to Section 9.2. above.
10. BIDDING PROCEDURES.
               10.1 Delphi Initial Bankruptcy Actions.
             10.1.1 This Article 10 sets forth the bidding procedures (the “Bidding Procedures”) to be employed with respect to the Agreement and the Sale of the Purchased Assets. The Sale is subject to competitive bidding as set forth herein and approval by the Bankruptcy Court in the Sale Approval Order. The following overbid provisions and related Bidding Procedures are designed to compensate Buyers for their efforts and agreements to date and to facilitate a full and fair process (the “Bidding Process”) designed to maximize the value of the Purchased Assets for the benefit of Sellers’ and their Affiliates’ creditors, shareholders and bankruptcy estate.
               10.2 Qualified Bidder. Unless otherwise ordered by the Bankruptcy Court, for cause shown, or as otherwise determined by Sellers, in order to participate in the Bidding Process, each person (a “Potential Bidder”), other than Buyer Parent, must deliver (unless previously delivered) to Delphi, its counsel, its in-house counsel, and its financial advisors at the addresses provided in Section 10.3:
             10.2.1 An executed Confidentiality Agreement in form and substance satisfactory to Delphi.
             10.2.2 Current audited financial statements of the Potential Bidder, or, if the Potential Bidder is an entity formed for the purpose of acquiring the Purchased Assets and the Business, current audited financial statements of the equity holders of the Potential Bidder who will guarantee the obligations of the Potential Bidder, or such other form of financial disclosure and credit-quality support or enhancement acceptable to Delphi and its financial advisors; and

     10.2.3 A preliminary (non-binding) written proposal regarding: (i) the purchase price range; (ii) any assets and/or equity interests expected to be excluded; (iii) the structure and financing of the transaction (including, but not limited to, the sources of financing for the purchase price and all requisite financial assurance); (iv) any anticipated regulatory approvals required to close the transaction, the anticipated time frame and any anticipated impediments for obtaining such approvals; (v) any conditions to closing that it may wish to impose in addition to those set forth in this Agreement; and (vi) the nature and extent of additional due diligence it may wish to conduct and the date by which such due diligence will be completed.
A Potential Bidder that delivers the documents described in the previous subparagraphs above and whose financial information and credit-quality support or enhancement demonstrate the financial capability of the Potential Bidder to consummate the Sale and perform post-Closing, if selected as a Successful Bidder, and that Delphi determines in its sole discretion is likely (based on availability of financing, experience and other considerations) to be able to consummate the Sale within the time frame provided by this Agreement will be deemed a “Qualified Bidder”. As promptly as practicable, after a Potential Bidder delivers all of the materials required above, Delphi will determine, and will notify the Potential Bidder, if such Potential Bidder is a Qualified Bidder. At the same time that Delphi notifies the Potential Bidder that it is a Qualified Bidder, Delphi will allow the Qualified Bidder to begin to conduct due diligence with respect to the Purchased Assets and the Business as provided in Section 10.4 below. Buyer Parent will be deemed a Qualified Bidder for purposes of the Bidding Process and Qualified Bids and for all purposes hereunder.
          10.3 Bid Deadline. A Qualified Bidder that desires to make a bid will deliver written copies of its bid to: Delphi Automotive Systems LLC, 5725 Delphi Drive, Troy, Michigan 48098 Attention: Director, Mergers & Acquisitions, with copies to: (i) Delphi’s counsel, Skadden, Arps, Slate, Meagher & Flom LLP, at 333 West Wacker Drive, Chicago, Illinois 60601-1285, Attention: John K. Lyons and Ron E. Meisler; (ii) Delphi’s in-house counsel, Delphi Corporation, 5725 Delphi Drive, Troy, Michigan 48098, Attn: Deputy General Counsel – Transactional & Restructuring; (iii) Delphi’s financial advisor, Rothschild, Inc., 1251 Avenue of the Americas, New York, NY 10020, Attention: William Shaw; (iv) counsel to the official committee of unsecured creditors appointed in the Bankruptcy Cases (the “Committee”), Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022, Attention: Robert Rosenberg and Mark A. Broude; and (v) counsel for the agent under Delphi’s postpetition credit facility, Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017, Attention: Donald S. Bernstein and Brian Resnick; so as to be received not later than 11:00 A.M. (EST), on a date to be determined by Delphi that is at least six (6) Business Days before the date of Sale Hearing (the “Bid Deadline”). Delphi may extend the Bid Deadline once or successively, but is not obligated to do so; provided however, that for any such extension beyond February 1, 2008, Delphi shall have obtained the written consent of Buyer Parent, which consent will not be unreasonably withheld. If Delphi extends the Bid Deadline, it will promptly notify all Qualified Bidders of such extension. As soon as reasonably practicable following receipt of each Qualified Bid, Sellers will deliver complete copies of all items and information enumerated in the Section below entitled “Qualified Bids” to counsel for the Official Committee of Equity Security Holders

(the “Equityholders’ Committee”). The Sellers also will provide the UAW with notice of all Qualified Bidders and their contact information.
          10.4 Due Diligence. Delphi will afford each Qualified Bidder due diligence access to the Purchased Assets and the Business. Due diligence access may include Management Presentations as may be scheduled by Delphi, access to Data Rooms, on site inspections and such other matters which a Qualified Bidder may request and as to which Delphi, in its sole discretion, may agree. Delphi will designate an employee or other representative to coordinate all reasonable requests for additional information and due diligence access from Qualified Bidders. Any additional due diligence will not continue after the Bid Deadline. Delphi may, in its discretion, coordinate diligence efforts such that multiple Qualified Bidders have simultaneous access to due diligence materials and/or simultaneous attendance at Management Presentations or site inspections. Neither Delphi nor any of its Affiliates (nor any of their respective representatives) will be obligated to furnish any information relating to Purchased Assets and the Business to any Person other than to Qualified Bidders who make an acceptable preliminary proposal.
          10.5 Qualified Bids. A bid will be considered a Qualified Bid only if the bid complies with all of the following (“Qualified Bid”):
     10.5.1 Includes a letter stating that the bidder’s offer is irrevocable until two (2) Business Days after the Closing of the Sale of the Purchased Assets.
     10.5.2 Includes an executed copy of this Agreement, together with all Schedules and Exhibits (a “Marked Agreement”), marked to show those amendments and modifications to such agreement that the Qualified Bidder proposes, including the Purchase Price (as defined in this Agreement).
     10.5.3 Includes a good faith deposit (the “Good Faith Deposit”) in the form of a certified bank check from a U.S. bank or by wire transfer (or other form acceptable to Delphi in its sole discretion) payable to the order of Delphi (or such other party as Delphi may determine) in an amount equal to $9.5 million.
     10.5.4 Includes written evidence of a commitment for financing or other evidence of ability to consummate the proposed transaction satisfactory to Delphi and its advisors.
     10.5.5 Is not conditioned on obtaining financing or on the outcome of unperformed due diligence by the bidder.

     10.5.6 Proposes a transaction on terms and conditions that Delphi determines, in its sole discretion, are similar to, and are not materially more burdensome or conditional than the terms of the Agreement and that has a value, either individually or, when evaluated in conjunction with any other Qualified Bid, greater than or equal to the sum of (i) the Preliminary Purchase Price plus (ii) the Assumed Liabilities plus (iii) the Break-Up Fee plus (iv) the Expense Reimbursement plus (v) plus $1,000,000.
     10.5.7 Is not conditioned upon any bid protections, such as a break-up fee, termination fee, expense reimbursement or similar type of payment.
     10.5.8 Includes an acknowledgement and representation that the bidder: (i) has had an opportunity to conduct any and all due diligence regarding the Purchased Assets prior to making its offer; (ii) has relied solely upon its own independent review, investigation and/or inspection of any documents and/or the Purchased Assets in making its bid; (iii) did not rely upon any written or oral statements, representations, promises, warranties or guaranties whatsoever, whether express, implied, by operation of law or otherwise, regarding the Purchased Assets, or the completeness of any information provided in connection therewith or the Auction, except as expressly stated in the Agreement or the Marked Agreement; and (iv) agrees that any non disclosure agreement or confidentiality agreement entered into with Delphi shall be enforceable by the Successful Bidder.
     10.5.9 Includes a commitment to consummate the purchase of the Purchased Assets (including the receipt of any required Governmental Approvals) within not more than fifteen (15) days after entry of an order by the Bankruptcy Court approving such purchase, subject to the receipt of any Governmental Approvals which must be obtained within sixty (60) days after entry of such order.
     10.5.10 Is on terms acceptable to General Motors, as provided in any agreement between General Motors and Delphi which facilitates the transactions contemplated hereunder.
     10.5.11 Is received by the Bid Deadline.
     10.5.12 Delphi will have the right, in its sole discretion, to entertain bids for the Purchased Assets that do not conform to one or more of the requirements specified herein and deem such bids to be Qualified Bids. Notwithstanding the foregoing, Buyer Parent will be deemed a Qualified Bidder, and the Agreement will be deemed a Qualified Bid, for all purposes in connection with the Bidding Process, the Auction, and the Sale. A Qualified Bid will be valued based upon factors such as the net value provided by such bid and the likelihood and timing of consummating such transaction.

          10.6 Subsequent Bid. Each Qualified Bid other than the initial bid of Buyer Parent is referred to as a “Subsequent Bid”. If Delphi does not receive any Qualified Bids other than the Agreement received from Buyer Parent, Delphi will report the same to the Bankruptcy Court and will proceed with the Sale pursuant to the terms of this Agreement. If Delphi receives a bid that does not conform to one or more of the requirements specified in Section 10.5 herein, but determines that such bid is to be treated as a Qualified Bid with a higher value as defined in Section 10.5.6 herein, then any Qualified Bidder (including Buyer) shall have the opportunity to submit a bid at the Auction on the same basis, so long as such bid has a value of at least $1,000,000 more than the non-conforming bid. Delphi shall notify the Buyer and all Qualified Bidders in writing as to whether or not any bids constitute Qualified Bids no later than five (5) days following the expiration of the Bid Deadline.
          10.7 Bid Protection. Recognizing Buyer Parent’s expenditure of time, energy and resources, Delphi has agreed to provide certain bidding protections to Buyer Parent. Specifically, Delphi has determined that the Agreement will further the goals of the Bidding Procedures by setting a floor that all other Potential Bids must exceed. As a result, Delphi has agreed that it will pay to Buyer Parent the Break-Up Fee and/or the Expense Reimbursement pursuant to, and subject to the terms of, Section 9.2 hereof.
          10.8 Auction, Bidding Increments and Bids Remaining Open. If Delphi receives at least one (1) Qualified Bid in addition to the Agreement, Delphi will conduct an auction (the “Auction”) of the Purchased Assets and the Business (upon notice to all Qualified Bidders who have submitted Qualified Bids) at 10:00 a.m. EST on or before the tenth (10th) Business Day following the expiration of the Bid Deadline, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Chicago, Illinois 60601-1285 or Four Times Square, New York, New York 10036 (at Delphi’s election) or such later time or other place as Delphi will notify with Buyer Parent’s consent not to be unreasonably withheld all Qualified Bidders who have submitted Qualified Bids (but in no event later than the second (2nd) Business Day prior to the Sale Hearing), in accordance with the following procedures:
     10.8.1 Only Delphi, Buyer Parent, any representative of GM, any representative of the UAW, any representative of the Committee and the Equityholders’ Committee, any representative of Delphi’s secured lenders (and the legal and financial advisers to each of the foregoing), and any Qualified Bidder who has timely submitted a Qualified Bid will be entitled to attend the Auction, and only Buyer Parent and the other Qualified Bidders who have timely submitted a Qualified Bid will be entitled to make any Subsequent Bids at the Auction. At the Auction, each Qualified Bidder will confirm on the record that it has not engaged in any collusion with respect to the Bidding Process or the Sale.
     10.8.2 At least three (3) Business Days prior to the Auction, each Qualified Bidder who has timely submitted a Qualified Bid must inform Delphi whether it intends to participate in the Auction and at least two (2) Business Days prior to the Auction, Delphi will provide copies of the Qualified Bid or combination of Qualified Bids which Delphi believes is the highest or otherwise best offer to all Qualified Bidders who have informed Delphi of their intent to participate in the Auction, GM, and the UAW.
     10.8.3 All Qualified Bidders will be entitled to be present for all Subsequent Bids with the understanding that the true identity of each bidder will be fully disclosed to all other bidders and that all material terms of each Subsequent Bid will be fully disclosed to all other bidders throughout the entire Auction and put on the record.
     10.8.4 Sellers may employ and announce at the Auction additional procedural rules that are reasonable under the circumstances (e.g., the amount of time allotted to make Subsequent Bids) for conducting the Auction, provided that such rules are not inconsistent with these Bidding Procedures, the Bankruptcy Code, General Order M-331 issued by the United States Bankruptcy Court for the Southern District of New York, or any order of the Bankruptcy Court entered in connection herewith.
     10.8.5 Bidding at the Auction will begin with the highest or otherwise best Qualified Bid and continue in minimum increments of at least $1,000,000 higher than the previous bid or bids. The Auction will continue in one or more rounds of bidding and will conclude after each Qualified Bidder has had the opportunity to submit an additional Subsequent Bid with full knowledge and written confirmation of the then-existing highest bid or bids. For the purpose of evaluating the value of the consideration provided by Subsequent Bids (a) Buyer Parent may elect to have the amount of the Break-Up Fee and Expense Reimbursement, as provided in Section 10.5.6, credited towards its Subsequent Bids and (b) Sellers may consider the value of any assets and/or equity interests to be retained by any Seller or any Liabilities to be assumed by the Bidder.
     10.8.6 The concluding date and time of the Auction shall be stated on the record. At the conclusion of the Auction, or as soon thereafter as practicable, Seller, in consultation with its financial advisors, will: (i) review each Qualified Bid on the basis of financial and contractual terms and the factors relevant to the sale process, including those factors affecting the speed and certainty of consummating the sale; and (ii) identify the highest or otherwise best offer(s) for the Purchased Assets and the Business received at the Auction (the “Successful Bid”, and the bidder making such bid, the “Successful Bidder”), as well as identifying the Alternate Bidder. No further bids shall be considered by Delphi or the Bankruptcy Court following the conclusion of the Auction.
          10.9 Acceptance of Qualified Bids. Sellers will sell the Purchased Assets for the highest or otherwise best Qualified Bid, as determined by Delphi, upon the approval of such Qualified Bid by the Bankruptcy Court after the hearing (the “Sale Hearing”). If, after an Auction in which Buyer Parent: (i) will have bid an amount in excess of the consideration presently provided for in the Agreement with respect to the transactions contemplated under the Agreement; and (ii) is the Successful Bidder, it will, at the Closing under the Agreement, pay, in full satisfaction of the Successful Bid, an amount equal to: (a) the amount of the Successful Bid;

less (b) the Break-Up Fee, Expense Reimbursement and Deposit Amount. Delphi’s presentation of a particular Qualified Bid to the Bankruptcy Court for approval does not constitute Delphi’s acceptance of the bid. Delphi will be deemed to have accepted a bid only when the bid has been approved by the Bankruptcy Court at the Sale Hearing.
          10.10 Sale Hearing. The Sale Hearing will be held before the Honorable Judge Robert Drain on February 26, 2008 at 10:00 a.m. (prevailing Eastern Time) at the United States Bankruptcy Court for the Southern District of New York, located in New York, New York, but may be adjourned or rescheduled in Delphi’s sole discretion, subject to Bankruptcy Court Approval, as necessary, without further notice by an announcement of the adjourned date at the Sale Hearing only if (a) such extension would still enable Sellers to comply with the time requirements in Section 9.1.2.D hereof after consultation with Buyer or (b) Buyer is not the Successful Bidder at the Auction. In all other instances, the Sale Hearing may only be adjourned upon written consent of Buyer, which consent shall not be unreasonably withheld. If Delphi does not receive any Qualified Bids (other than the Qualified Bid of Buyer Parent), Delphi will report the same to the Bankruptcy Court at the Sale Hearing and will proceed with a sale of the Purchased Assets to Buyer Parent following entry of the Sale Approval Order. If Delphi does receive additional Qualified Bids, then, at the Sale Hearing, Delphi will seek approval of the Successful Bid, as well as the second highest or best Qualified Bid (the “Alternate Bid” and such bidder, the “Alternate Bidder(s)”). Following approval of the sale to the Successful Bidder, if the Successful Bidder fails to consummate the sale because of: (i) failure of a condition precedent beyond the control of either Delphi or the Successful Bidder; or (ii) a breach or failure to perform on the part of such Successful Bidder, then the Alternate Bid will be deemed to be the Successful Bid and Delphi will be authorized, but not directed, to effectuate a sale to the Alternate Bidder without further order of the Bankruptcy Court.
          10.11 Return of Good Faith Deposit. The Good Faith Deposits of all Qualified Bidders (except for the Successful Bidder) will be held in an interest-bearing escrow account and all Qualified Bids (except for the Successful Bidder) will remain open (notwithstanding Bankruptcy Court approval of a sale pursuant to the Successful Bid by a Qualified Bidder), until two (2) Business Days following the Closing of the Sale (the “Return Date”). If a Successful Bidder breaches its obligations under the Bidding Procedures Order or any agreement entered into with respect to its Successful Bid or fails to consummate a sale because of a breach or failure to perform on the part of such Successful Bidder, Delphi will not have any obligation to return the Good Faith Deposit deposited by such Successful Bidder, and such Good Faith Deposit will irrevocably become property of Delphi. On the Return Date, Delphi will return the Good Faith Deposits of all other Qualified Bidders, together with the accrued interest thereon.
          10.12 Reservation of Rights. Delphi, after consultation with the agents for its secured lenders and the Committee: (i) may determine, which Qualified Bid, if any, is the highest or otherwise best offer; and (ii) may reject at any time, any bid (other than Buyer Parent’s Qualified Bid) that is: (a) inadequate or insufficient; (b) not in conformity with the requirements of the Bankruptcy Code, the Bidding Procedures or the terms and conditions of the Sale; or (c)

contrary to the best interests of Sellers, their estates and creditors as determined by Delphi in its sole discretion.
11. LIABILITY, INDEMNIFICATION.
     11.1 LIMITATIONS OF LIABILITY. NONE OF THE BUYERS OR SELLERS UNDERTAKES ANY LIABILITY FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, INDIRECT OR PUNITIVE DAMAGES; DELPHI WILL NOT BE LIABLE FOR ANY, AND BUYERS ASSUME LIABILITY FOR ALL, PERSONAL INJURY AND PROPERTY DAMAGE CONNECTED WITH BUYERS INVESTIGATION AND EXAMINATION OF THE ACQUIRED ASSETS AND THE SALE COMPANIES, AND OTHER THAN AS EXPRESSLY SET FORTH HEREIN, THE HANDLING, TRANSPORTATION, POSSESSION, PROCESSING, FURTHER MANUFACTURE OR OTHER USE OR RESALE OF ANY OF THE ACQUIRED ASSETS OR THE ASSETS OF THE SALE COMPANIES AFTER THE CLOSING DATE, WHETHER SUCH ACQUIRED ASSETS OR THE ASSETS OF THE SALE COMPANIES ARE USED OR RESOLD ALONE OR IN COMBINATION WITH OTHER ASSETS OR MATERIALS; AND BUYERS ACKNOWLEDGE THAT, SUBJECT TO THE REPRESENTATIONS AND WARRANTIES MADE HEREIN AND IN THE ANCILLARY AGREEMENTS, THE ACQUIRED ASSETS AND SALE SECURITIES ARE BEING SOLD IN THEIR PRESENT STATE AND CONDITION, “AS IS, WHERE IS,” WITH ALL FAULTS, AND BUYERS ARE PURCHASING AND ACQUIRING SUCH ACQUIRED ASSETS AND SALE SECURITIES ON THAT BASIS PURSUANT TO BUYERS’ OWN INVESTIGATION AND EXAMINATION AFTER HAVING BEEN PROVIDED WITH AN ADEQUATE OPPORTUNITY AND ACCESS TO SUCH ACQUIRED ASSETS AND THE SALE COMPANIES TO COMPLETE SUCH INVESTIGATION OR EXAMINATION.
     11.2 Survival. Except with respect to Sections 2.1 (Transfers by Sellers and their Affiliates), 2.2 (Assumption of Liabilities), 2.3 (Retained Liabilities), 2.4 (Sale Company Liabilities), 2.5 (JV Company Liabilities), 2.6 (Deferred Items), 3.3 (Preparation of Closing Net Assets Statement), 3.4 (Post-Closing Purchase Price Adjustment), 3.5 (Allocation of Purchase Price), 6.1 (Conduct of the Business) which will survive for only 120 days following Closing, 6.4 (Non-Competition), 6.5 (Tax Matters; Cooperation; Preparation of Returns; Tax Elections), 6.6 (Employees; Benefit Plans; Labor Matters), 6.8 (Technical Documentation), 6.9 (Books and Records and Litigation Assistance from and after Closing), 6.10 (Corporate Names), 6.11 (Information Technology; Intellectual Property Rights and Licenses), 6.12 (Letters of Credit), Section 6.13 (Competition Clearance), 6.14 (Further Actions), 6.15 (Further Assurances), 6.16 (Shared Items Transferred to Buyers), 6.18 (Guarantee by Buyer Parent), 6.19 (Customs Duties), 6.20 (Nonsolicitation), 6.21 (Confidentiality), 6.22 (KDAC), 6.23 (No Right of Set-Off), 6.24 (Enterprise Contracts), 6.25 (Buyer’s Covenant to Manufacture Products), 6.27 (Somerton Equipment), 6.29 (2007 Dividends), 6.31 (Athens, Alabama – Plant 22), 6.33 (Doblo 262 Column Program), 8.6 (Post-Closing Transfer of Intellectual Property Rights), Article 11 (Liability, Indemnification) and Article 12 (Miscellaneous) (and the definitions referenced in this Agreement and used therein), the representations, warranties, covenants and agreements of the parties will not survive the Closing.

     11.3 Indemnification. Except as may be expressly set forth in this Agreement or in an Ancillary Agreement, no Seller or Buyer will be required to indemnify any other party to any of such agreements.
     11.3.1 Buyers’ Indemnification of Delphi. Subject to Section 6.18, from and after the Closing, Buyers will, severally and not jointly indemnify, defend and hold harmless Sellers and their Affiliates and their respective directors, officers, employees, advisors, representatives and agents from and against all Losses actually incurred by Sellers and their Affiliates and their respective directors, officers, employees, partners, advisors, representatives and agents, including in connection with any actions, suits, demands, assessments, judgments and settlements, in any such case reduced by the amount of (i) insurance proceeds recovered from any Person or entity with respect thereto and (ii) other third party recoupment (“Indemnifiable Losses”) relating to, resulting from or arising out of:
               A. Any Assumed Liability or the failure of any of the Sale Companies (or their successors or assigns) to pay, perform and discharge when due any of their respective Liabilities except, in the case of the Sale Companies, for any matters for which Sellers have expressly agreed to indemnify Buyer and its Affiliates pursuant to this Agreement or any Ancillary Agreement; and
               B. Any breach by any Buyer of any covenant or agreement of any Buyer contained in this Agreement or any Ancillary Agreements.
     11.3.2 Sellers’ Indemnification of Buyers. From and after the Closing, each Seller will (with respect to the Acquired Assets, Liabilities and/or covenants sold by, retained by or applicable to such Seller), severally (and, solely with respect to the obligations of the Filing Affiliates pursuant thereto, Delphi will jointly and severally), indemnify, defend and hold harmless Buyers and their Affiliates and their respective directors, officers, employees, partners, advisors, representatives and agents from and against all Indemnifiable Losses relating to, resulting from or arising out of:
               A. Any Retained Liability and Indemnifiable Sale Company Liabilities, but only to the extent that a written notice of claim thereof is delivered to the Sellers during the:
     (i) in the case of any Product Warranty Liability, seventy-two (72) months after the Closing Date;
     (ii) in the case of Products Liability and Insured Liabilities, thirty-six (36) months after the Closing Date;

     (iii) in the case of Retained Environmental Liabilities, ninety-six (96) months after the Closing Date.
               B. Any breach by any Seller of any covenant or agreement of any Seller contained in this Agreement or any Ancillary Agreements:
     11.3.3 Additional Provisions Regarding Environmental Indemnification and Covenants.
               A. Solely for Environmental Damages arising from circumstances which are simultaneously Pre-Closing Environmental Contamination and Post-Closing Environmental Contamination, or simultaneously a Pre-Closing Compliance Matter and a Post-Closing Compliance Matter (as the case may be), such Environmental Damages shall be allocated between Sellers and Buyers in an equitable manner based upon available evidence with respect to the timing, duration and causation of, and culpability for, the facts, events and circumstances giving rise to such Environmental Damages. In the absence of reasonable basis for allocation in accordance with the previous sentence, such allocation shall be established in proportion to the time that such Pre-Closing Environmental Contamination or Pre-Closing Compliance Matter existed as compared to the time that such Post-Closing Environmental Contamination or Post-Closing Compliance Matter existed, as the case may be.
               B. Sellers shall not be liable for Environmental Damages:
     (i) where Buyers make a claim for Pre-Closing Environmental Contamination based on information other than from an Environmental Claim or a subsurface investigation which is not (a) conducted at the direction of a Governmental Authority, or (b) required by Environmental Laws, it being agreed that Buyers cannot otherwise investigate or cause to be investigated any Pre-Closing Environmental Contamination;
     (ii) where Buyers disclose or cause to be disclosed information to any Governmental Authority or third party without the prior written consent of Sellers (not to be unreasonably withheld or delayed), insofar as Sellers and Buyers agree (except as provided above) to treat as confidential all information regarding the environmental condition of the facilities and all information gathered, known or obtained as a result of the sale and purchase of the Purchased Assets or performing any obligation or exercising any right under this Agreement; provided, however, that the following shall not be deemed to be a disclosure for purposes of this subsection (ii):

               (1) where the disclosure is required by an Environmental Law,
               (2) where the information is clearly in the public domain,
        (3) where the disclosure is necessary in connection with ordinary course communications with Governmental Authorities consistent with accepted industry practice, provided that any disclosure of Pre-Closing Environmental Contamination or Pre-Closing Compliance Matter initiated by Buyer or any gratuitous disclosure by Buyer of the existence of Pre-Closing Contamination or Pre-Closing Compliance Matter without an environmental regulatory justification shall not constitute “disclosure in connection with ordinary course communications” for purposes hereof, or
               (4) where the Parties agree in writing to such disclosure (such agreement not to be unreasonably withheld);
     (iii) where Buyers use a Real Property for a use other than an industrial use, or seek to or change the zoning or land use designation or classification of a Real Property to a classification more sensitive than the industrial zoning or land use designation or classification;
     (iv) where the Buyers make a claim and Buyers did not take reasonable action to avoid or mitigate any Environmental Damages; or
     (v) Except in connection with the closure of the Manufacturing Facilities listed on Schedule 11.3.3, to the extent Environmental Damages were created or increased where Buyers cease operations at or close or demolish all or a portion of a facility which is part of the Business which cessation or closure/demolition (a) causes an Environmental Claim to be brought against Buyers by operation of law or otherwise, or (b) increases the Environmental Damages as a result.
               C. The liability of the non-claiming Party for any claim for indemnification related to Assumed Environmental Liabilities or Retained Environmental Liabilities shall terminate absolutely twelve (12) months after a written denial by the non-claiming Party, if legal Proceedings in respect of such claim have not been commenced within such twelve (12) month period, except that the running of the 12 month period shall be tolled for the same time a pending resolution of an issue is the subject of any agreed dispute resolution procedure.
               D. (1) Environmental investigatory, remedial or corrective action with regard to matters constituting Retained Environmental Liabilities shall be conducted by the Sellers applying best engineering judgment and the common practices in the jurisdiction in which the relevant property is located. In connection therewith, the Sellers shall provide Buyers with an opportunity to review and comment on all such work plans or scopes of work, studies or site remediation plans, and any material decisions or determinations associated with the implementation thereof, which comments the Sellers will consider and adopt where reasonable, and Sellers shall not unreasonably interfere with Buyers’ conduct of the Business at the relevant property.
                    (2) As part of the strategy for conducting environmental remediation, Sellers can, at their option and to the extent permitted by Environmental Law, include environmental risk analysis and other risk evaluation methods, institutional engineering control as is appropriate.
                    (3) Sellers shall not be obligated to conduct environmental remediation to any standard beyond that which is required under applicable Environmental Law.
               E. On and after the Closing Date, Sellers and Buyers shall cooperate in taking reasonable steps to effect the transfer or procure the reissuance of any Environmental Permit necessary to operate the Business.
               F. With respect to disputes regarding matters related to Environmental Laws or environmental matters, any dispute resolution into which the parties enter shall be commenced and conducted as otherwise consistent with this Agreement, provided, however, that the individuals resolving any such dispute shall be skilled in environmental law, investigation and remediation in the jurisdiction in which the relevant Real Property is located, and shall be qualified environmental lawyers or environmental consultants as the circumstances of the dispute reasonably dictate.
     11.3.4 Defense of Claims.
               A. If any Indemnitee receives notice of the assertion of any Claim or of the commencement of any action or proceeding by any Person or Governmental Authority that is not a party to this Agreement (a “Third Party Claim”) against such Indemnitee, with respect to which an Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnitee will give such Indemnifying Party reasonably prompt written notice thereof, but in any event not later than 20 calendar days after receipt of notice of such Third Party Claim;

provided, however, that the failure of the Indemnitee to notify the Indemnifying Party shall only relieve the indemnifying party from its obligation to indemnify the Indemnitee pursuant to this Section 11.3 to the extent that the Indemnifying Party is materially prejudiced by such failure (whether as a result of the forfeiture of substantive rights or defenses or otherwise). Upon receipt of notification of a Third Party Claim, the Indemnifying Party shall be entitled, upon written notice to the Indemnitee, to assume the investigation and defense thereof if such Indemnifying Party delivers a written agreement in form and substance reasonably satisfactory to the Indemnitee agreeing to indemnify the Indemnifying Party with respect to such Third Party Claim; provided that notwithstanding anything herein to the contrary, the Indemnifying Party shall have no right to assume or continue the defense of any Third Party Claim (and the Indemnitee shall have the exclusive right to defend it) if the Indemnitee reasonably determines that the Indemnifying Party does not have sufficient financial resources to defend or discharge such Third Party Claim. Whether or not the Indemnifying Party elects to assume the investigation and defense of any Third Party Claim, the Indemnitee shall have the right to employ one separate counsel (plus one separate local counsel) and to participate in the investigation and defense thereof; provided, however, that the Indemnitee shall pay the reasonable fees and disbursements of such separate counsel. Without the prior written consent of the Indemnitee, the Indemnifying Party will not enter into any settlement of any Third Party Claim that would lead to liability or create any financial or other obligation on the part of the Indemnitee unless such settlement includes as an unconditional term thereof the release of the Indemnitee from all liability in respect of such Third Party Claim.
               B. Any claim by an Indemnitee on account of an Indemnifiable Loss that does not result from a Third Party Claim will be asserted by giving the Indemnifying Party reasonably prompt written notice thereof and the Indemnifying Party will have a period of 30 calendar days within which to respond in writing to such claim.
               C. It is expressly agreed that any Product Warranty Liability for which indemnification may be sought is to be treated as a Third Party Claim and the Indemnifying Party shall be entitled to assume the defense of such claim and participate in the defense of such claim, and, in no event shall any Retained Product Warranty Liability be settled without the consent of Delphi (such consent not to be unreasonably withheld).
               D. The Indemnifying Party shall have the right to pursue any third-party for liability or contribution in connection with any Liability for which indemnification is sought, including the right to pursue suppliers, and each Party shall be deemed to have assigned or retained, as appropriate, such contractual or other rights as are necessary for such Party to prosecute such action.
12. MISCELLANEOUS.
     12.1 Fees and Expenses. Except as set forth in Section 9.2 hereof and except as otherwise provided in the Ancillary Agreements, Delphi, on behalf of Sellers, on the one hand, and Buyer Parent, on behalf of Buyers, on the other hand, will each bear its own expenses and the expenses of its Affiliates in connection with the preparation and negotiation of this

Agreement. Except as set forth in Section 9.2 hereof, Buyer Parent will be solely responsible for: (i) all expenses in connection with its due diligence review of the Business, including, without limitation, surveys, title work, title inspections, title searches, environmental testing or inspections, building inspections, UCC lien and other searches; and (ii) any cost (including any filing fees) in connection with notarization, registration or recording of this Agreement or an Ancillary Agreement required by applicable Law.
          12.2 Bulk Sales Laws Each Party hereto waives compliance by the other Parties with any applicable bulk sales Law.
          12.3 Payments in Dollars. Except as otherwise provided in this Agreement or an Ancillary Agreement, all payments pursuant hereto will be made by wire transfer in U.S. Dollars in same day or immediately available funds.
          12.4 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the duly authorized representative or officer of the Parties.
          12.5 Assignment. This Agreement will be binding on and inure to the benefit of the successors and assigns of each Party and their Affiliates, provided, that no assignment of any rights or obligations hereunder will be made by any Seller or Buyer without the written consent of the other Party, except the assignment of this Agreement by a Filing Affiliate to a succeeding entity following such Filing Affiliate’s emergence from Chapter 11 (which assignment will not require the other Party’s consent); provided further that Buyers may assign all or a portion of their rights or obligations under this Agreement (i) to any subsidiary of Buyer Parent, (ii) in connection with the direct or indirect sale, merger, consolidation or similar reorganization of, all or a portion of Buyers or Buyers’ business and/or (iii) to their lenders under Buyers’ and their Affiliates’ financing documents; provided that each such entity or entities agree in writing to be bound by all of the terms, conditions and provisions contained herein and that neither the applicable Buyer(s) nor Buyer Parent is released from its obligations hereunder.
          12.6 No Successor Liability.  Except where expressly prohibited under applicable law or otherwise expressly ordered by the Bankruptcy Court, upon the Closing, the Buyers shall not be deemed to (a) be the successor of the Filing Affiliates, (b) have, de facto, or otherwise, merged with or into the Filing Affiliates, (c) be a mere continuation or substantial continuation of the Filing Affiliates or the enterprise(s) of the Filing Affiliates, or (d) be liable for any acts or omissions of the Filing Affiliates in the conduct of the Business or arising under or related to the Purchased Assets other than as set forth in this Agreement.  Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Buyers shall not be liable for any Claims against the Filing Affiliates or any of their predecessors or affiliates, and the Buyers shall have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing of the Sale, whether now existing or hereafter arising, or whether fixed or contingent, with respect to the Business or any obligations of the Filing Affiliates arising prior to the Closing of the Sale, except as provided in the Agreement, including, but not limited to, liabilities on account of any taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of the Business prior to the Closing of the Sale.  The Buyers acknowledge and agree that this Section 12.6 shall not in any be deemed to expand or modify Sellers’ indemnification obligations under this Agreement or any Ancillary Agreement.
          12.7 Waiver. Any waiver by Sellers or Buyers of any breach or of a failure to comply with any provision of this Agreement: (i) will be valid only if set forth in a written instrument signed by the Party to be bound; and (ii) will not constitute, or be construed as, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. At any time prior to the Closing Date, the Parties may: (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto; and (c) waive compliance with any of the agreements or conditions contained herein. Except as otherwise expressly provided in this Agreement, any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party.
          12.8 Notices. Any notice, request, consent or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given or served for all purposes: (i) when personally delivered; (ii) on the first (1st) Business Day after sent by a nationally or internationally recognized overnight courier service with signature to the recipient at the address below indicated; (iii) on the third (3rd) Business Day after sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) when sent if sent by facsimile with confirmation of receipt:

If to any Buyer:	c/o PLATINUM EQUITY ADVISORS, LLC
360 N. Crescent Drive, South Building
Beverly Hills, CA 90210
Attn: Eva Kalawski
Tel.: (310) 712-1850
Fax.: (310) 712-1863

With a copy to:	KIRKLAND & ELLIS LLP
777 South Figueroa Street, 37th Floor
Los Angeles, CA 90017
Attn: Richard L. Wynne
Tel.: (213) 680-8202
Fax.: (213) 680-8500

If to Delphi:	DELPHI CORPORATION
5725 Delphi Drive
Troy, Michigan 48098
Attn:
Fax No.:

With a copy to:	DELPHI CORPORATION
5725 Delphi Drive
Troy, Michigan 48098
Attn: Deputy General Counsel -
Transactional & Restructuring
Fax: (248) 813-2491

With a copy to:	SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
4 Times Square
New York, New York 10036
Attn: Eric Cochrane
Marie Gibson
Fax: (212) 735-2000
provided, however, if either Party will have designated a different addressee by notice, then to the last addressee so designated.
          12.9 Entire Agreement. This Agreement, together with the Ancillary Agreements, the Confidentiality Agreement contain the entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof and thereof.
          12.10 Counterparts This Agreement may be executed in two or more counterparts, each of which will be deemed an original, and all of which will constitute one and the same Agreement. Facsimile signatures will be treated as originals.
          12.11 Publicity. Prior to the Closing and for thirty days thereafter, except as required by Law (and then only after prior consultation with the other Party) or in connection with the Bankruptcy Cases, neither Party (nor any of the other Buyers and Sellers) will issue any press release or make any public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party (not to be unreasonably withheld, delayed or conditioned).
          12.12 Headings. The headings contained in this Agreement are for convenience only, do not constitute a part of this Agreement and will not be deemed to limit or affect any of the provisions hereof.
          12.13 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable: (i) a suitable and equitable provision will be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision; and (ii) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.
          12.14 Third Parties. Nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give to any Person, other than the Parties, their Affiliates and their respective permitted successors or assigns, any Claims, rights or remedies under or by reason of this Agreement.
          12.15 Governing Law. This Agreement will in all respects be governed by and construed in accordance with the laws of the State of New York, and to the extent applicable the Bankruptcy Code, without giving effect to rules governing the conflict of laws.
          12.16 Venue and Retention of Jurisdiction. The Parties irrevocably and unconditionally submit to the jurisdiction of the Bankruptcy Court for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in the Bankruptcy Court); provided, however, this Section 12.16 shall not be applicable in the event the Bankruptcy Cases have closed, in which case the Parties irrevocably and unconditionally submit to the jurisdiction of the federal courts in the Southern District of New York and state courts of the State of New York, county of Manhattan, for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in the federal courts in the Southern District of New York and state courts of the State of New York, county of Manhattan).
          12.17 No Right of Setoff. Except as otherwise provided herein, neither Party nor any of its Affiliates may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it under this Agreement or any Ancillary Agreement against any amounts owed under this Agreement or any Ancillary Agreement by such Person to the other Party or any of such other Party’s Affiliates.
          12.18 Risk of Loss. Prior to the Closing, all risk of loss, damage or destruction to all or any part of the Acquired Assets or the Business will be borne exclusively by Sellers.
          12.19 Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement or any Ancillary Agreement was not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties will be entitled to an injunction or injunctions to prevent breaches of this Agreement or any Ancillary Agreement and to enforce specifically the terms and provisions hereof and thereof, this being in addition to all other remedies available at law or in equity.
          12.20 Sellers’ Payment Obligations. The Sellers’ payment obligations to Buyers under this Agreement, the Exhibits to this Agreement, or the Ancillary Agreements shall survive termination of this Agreement and shall constitute an administrative expense of the Sellers pursuant to Sections 503(b) or 507(b) of the Bankruptcy Code, except that the Sellers’ obligation to pay the Break-Up Fee and Expense Reimbursement shall constitute a super-priority administrative expense claim pursuant to Section 9.2.4 hereof. Nothing contained in any chapter 11 plan confirmed in these cases or any order confirming any such plan or in any other order in these cases (including any order entered after any conversion of these cases to cases under chapter 7 of the Bankruptcy Code) shall alter, conflict with, or derogate from, the provisions of the Agreement, the Bidding Procedures Order and the Sale Approval Order. The Debtors’ obligations under this Agreement (including all Exhibits and Ancillary Agreements) shall survive confirmation of any plan of reorganization or discharge of claims thereunder and shall be binding upon Debtors, and the reorganized or reconstituted debtors, as the case may be, after the effective date of the confirmed plan or plans in the Debtors’ cases.
          12.21 Bankruptcy Court Approval. Notwithstanding anything to the contrary herein, Sellers’ obligations under Section 9.2. are expressly subject to entry of the Bidding Procedures Order. All other obligations of the Sellers hereunder are subject to entry of the Sale Approval Order.
[Remainder of the page left intentionally blank.]

          IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

DELPHI CORPORATION
By:
Name:
Title:

STEERING SOLUTIONS CORPORATION
By:
Name:
Title:

     The following U.S. Persons sign this Agreement solely with respect to the Acquired Assets or Sale Securities being bought or sold by such Person.

DELPHI AUTOMOTIVE SYSTEMS LLC		DELPHI CHINA LLC

By:		By:

	Name:		Name:
	Title:		Title:

DELPHI TECHNOLOGIES, INC.		DELPHI AUTOMOTIVE SYSTEMS (HOLDINGS) INC.

By:		By:

	Name:		Name:
	Title:		Title:

SCHEDULES

Schedule 1	Detail of Sellers and Buyers
Schedule 1.1.A	Buyers Knowledge
Schedule 1.1.B	Sellers Knowledge
Schedule 1.1.C	Products
Schedule 1.1.E	NTD/POS
Schedule 1.1.F	Replacement Licenses
Schedule 1.2	Details of Buyers
Schedule 2.1.2.	Acquired Assets of Technical Centers and Sales Offices
Schedule 2.1.3.L	Cadiz included Contracts
Schedule 2.1.3.O	Excluded Computer Hardware, Equipment, Software, Contracts and Other Assets
Schedule 2.2.15	Export Liabilities
Schedule 3.3.1	Net Assets
Schedule 4.3.1	Sale Companies and JV Companies
Schedule 4.3.2	Capital Stock
Schedule 4.4.1(a)	Historical Financial Statements
Schedule 4.4.1(b)	Transferable Balance Sheet
Schedule 4.4.2	Exceptions to GAAP
Schedule 4.5	No Conflicts or Approvals
Schedule 4.6	Sufficiency of Acquired Assets
Schedule 4.7	Noncompliance with Law
Schedule 4.8	Proceedings against Sellers
Schedule 4.9	Absence of Certain Changes
Schedule 4.10.3	Tax Matters
Schedule 4.10.4	Tax Examinations
Schedule 4.10.7	Tax Liens
Schedule 4.11.1	Employees
Schedule 4.11.2	Employee Benefit Plans
Schedule 4.11.4	ERISA Compliance
Schedule 4.11.5	Proceedings Relating to Seller Employee Benefit Plans
Schedule 4.11.6	ERISA Liabilities
Schedule 4.11.8	Welfare Benefits
Schedule 4.11.9	Contributions to Seller Employee Benefit Plans
Schedule 4.11.11	Collective Bargaining Agreements
Schedule 4.11.12	Labor Relations
Schedule 4.12.1.A	Patents
Schedule 4.12.1.B	Trademarks
Schedule 4.12.1.C	Copyrights
Schedule 4.12.2	Licenses to Affiliates
Schedule 4.12.3	Infringement and Allegations of Infringement of Third Party Intellectual Property
Schedule 4.12.4	Infringement of the Purchased Intellectual Property
Schedule 4.12.5	Intellectual Property Notices

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Schedule 4.13.1	Material Contracts
Schedule 4.13.2	Default/Post-Petition Contracts
Schedule 4.14	Environmental Matters
Schedule 4.15 (a)	Insurance Policies
Schedule 4.15(b)	Transferred Insurance Policies
Schedule 4.16.1	Defects in Title for Personal Property Assets
Schedule 4.16.3	Other Inventory Locations
Schedule 4.16.4	Machinery, Equipment and Capitalized Tools
Schedule 4.17.1	Leased Real Property
Schedule 4.17.2	Owned Real Property
Schedule 4.19	Affiliate Transactions
Schedule 6.1.1	Exceptions to Covenants Regarding Conduct of Business prior to the Closing
Schedule 6.3	Assumed and Assigned U.S. Contracts
Schedule 6.4.1	Product Subcomponents
Schedule 6.6.7	Severance or Termination Agreements
Schedule 6.11.1	Excepted Shared Intellectual Property
Schedule 6.11.1.A	Excluded Products
Schedule 6.11.5	Transfer of Proportional Share of Licenses
Schedule 6.11.8.A	Separation Plan
Schedule 6.11.8.B	Facilities Separation Plan
Schedule 6.11.8.C	Certain IT Separation Activities
Schedule 6.12	Letters of Credit
Schedule 6.16	Shared Items Transferred to Buyers
Schedule 6.22	KDAC Reference Balance Sheet
Schedule 6.24	Other Services
Schedule 7.2.4	Outsourcing Agreements
Schedule 8.2.2	Exceptions to Purchased Intellectual Property
Schedule 11.3.3	Certain Manufacturing Facilities

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EXHIBITS

Exhibit 6.2.1.A	Bidding Procedures Order
Exhibit 6.2.1.B	Sale Approval Order
Exhibit 6.17.3	Buyers’ Balance Sheet
Exhibit 6.22	KDAC Share Transfer Agreement
Exhibit 8.2.1.A	Somerton, Australia Assignment and Assumption Agreement
Exhibit 8.2.1.B	Paris Technical Center Sublease
Exhibit 8.2.1.C	Mexico Technical Center Sublease
Exhibit 8.2.2.A	Patent Assignment
Exhibit 8.2.2.B	Trademark Assignment
Exhibit 8.2.2.C	Copyright Assignment
Exhibit 8.2.3.A	Mexico Asset Sale Agreement
Exhibit 8.2.3.B	China Share Transfer Agreements
Exhibit 8.2.3.C	France Asset Sale Agreement
Exhibit 8.2.3.D	Australia Asset Sale Agreement
Exhibit 8.2.3.E	India Asset Sale Agreement
Exhibit 8.2.3.F	Germany Asset Sale Agreement
Exhibit 8.2.3.G	Italy Asset Sale Agreement
Exhibit 8.2.3.H	Korea Asset Sale Agreement
Exhibit 8.2.3.I	Japan Asset Sale Agreement
Exhibit 8.2.3.J	Poland Share Transfer Agreement
Exhibit 8.2.3.K	Brazil Quota Transfer Agreement
Exhibit 8.2.4	Deposit Escrow Agreement
Exhibit 8.2.5	Transition Services Agreement
Exhibit 8.2.6	Bills of Sale
Exhibit 8.2.7	Assignment and Assumption Agreements
Exhibit 8.3.2	Quit Claim Deed for Owned Real Property

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SCHEDULE 1
DETAILS OF SELLERS AND BUYERS

	ASSET/	SALE COMPANY/
	STOCK	JV COMPANIES	SELLER	BUYER
MANUFACTURING FACILITY:
Saginaw, Michigan	Asset	N/A	Delphi Automotive Systems LLC

New Castle, Indiana	Asset	N/A	Delphi Automotive Systems LLC

Athens, Alabama	Asset	N/A	Delphi Automotive Systems LLC

Queretaro, Mexico	Asset	N/A	Alambrados y Circuitos Electricos, S.A. de CV

Juarez, Mexico	Asset	N/A	Rio Bravo Electricos, S.A. de C.V.

Sabinas Hidalgo, Mexico	Asset	N/A	Delphi Ensamble de Cables y Componentes, S. de R.L. de C.V.

Strasbourg, France	Asset	N/A	Delphi France SAS

Somerton, Australia	Asset	N/A	Delphi Automotive Systems Australia Ltd.

Suzhou, China	Stock	Sale Company – Saginaw Steering (Suzhou) Co., Ltd.	Delphi Automotive Systems Singapore Pte. Ltd.

Bangalore, India	Asset	N/A	Delphi Automotive Systems Private Ltd.

Porto Alegre, Brazil	Stock	Sale Company – Newco (to be established)	99.9% - Delphi Automotive Systems do Brasil, Ltda. 0.1% - to be established

Tychy, Poland Gliwice, Poland	Stock	Sale Company - Delphi Polska Automotive Systems Sp. zoo	Delphi Automotive Systems (Holding), Inc.

Hebei, China	Stock (60%)	JV Company - Delphi Saginaw Lingyun Drive Shaft Co. Ltd.	60% - Delphi China LLC

Wuhu, China	Stock (60%)	JV Company - Saginaw Lingyun Driveshaft (Wuhu) Co., Ltd.	60% - Delphi Automotive Systems Singapore Pte. Ltd.

TECHNICAL CENTERS AND SALES OFFICES:
Dearborn, Michigan	Asset	N/A	Delphi Automotive Systems LLC

Milford, Michigan	Asset	N/A	Delphi Automotive Systems LLC

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	ASSET/	SALE COMPANY/
	STOCK	JV COMPANIES	SELLER	BUYER
Troy, Michigan	Asset	N/A	Delphi Automotive Systems LLC

Casa Grande, Arizona	Asset	N/A	Delphi Automotive Systems LLC

Juarez, Mexico	Asset	N/A	Delphi Automotive Systems, S.A. de C.V.

Tremblay-en-France, France	Asset	N/A	Delphi France SAS

Ruesselsheim, Germany	Asset	N/A	Delphi Deutschland GmbH

Torino, Italy	Asset	N/A	Delphi Italia Automotive Systems S.r.l

Beijing, China	Asset	Sale Company – Saginaw Steering (Suzhou) Co., Ltd.	Delphi Automotive Systems Singapore Pte. Ltd.

Shanghai, China	Asset	Sale Company – Saginaw Steering (Suzhou) Co., Ltd.	Delphi Automotive Systems Singapore Pte. Ltd.

Akishima, Japan	Asset	N/A	Delphi Automotive Systems Japan, Ltd.

Seoul, Korea	Asset	N/A	Delphi Korea Corporation

INTELLECTUAL PROPERTY:
	Asset	N/A	Delphi Technologies, Inc.

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Exhibit E
PROPOSED PAYMENTS TO NON US SELLERS

	Proposed
	Payment Amount
	(in millions)
1. Alambrados y Circuitos Electricos, S.A. de C.V.	$2.9	*
2. Rio Bravo Electricos, S.A. de C.V.	3.9	*
3. Delphi Ensamble de Cables y Componentes, S.R.L. de C.V	1.2	*
4. Delphi Automotive Systems, S.A. de C.V.	5.8	*
5. Delphi Automotive Systems Australia Ltd.	6.3
6. Delphi Automotive Systems Brazil S.A.	30.2
7. Delphi France SAS	-0-
8. Delphi Automotive Systems Private Ltd.	26.9
9. Delphi Deutschland GmbH	0.9
10. Delphi Automotive Systems Singapore Pte. Ltd.**	38.4	*

Total	$116.5

*	Proposed payment amount based on June 30, 2007 net book value adjusted for anticipated capital expenditures prior to close. Actual payment amount will be adjusted to reflect actual net book value at date of close.

**	Reflects sale of shares in Delphi Saginaw Lingyun Drive Shaft Co. Ltd. and Saginaw Steering (Suzhou) Limited.

EXECUTION COPY
TRANSACTION FACILITATION AGREEMENT
     This Transaction Facilitation Agreement (the “Agreement”), dated as of December ___, 2007, is entered into between Delphi Corporation, a Delaware corporation (“Delphi”) and General Motors Corporation (“GM”), a Delaware corporation.
RECITALS
     A. Delphi and Steering Solutions Corporation (“Steering Solutions”) are the parties to a Master Sale and Purchase Agreement, dated approximately the date hereof (“Original MSA”), relating to the sale and purchase of the Combined Business (as defined in the MSA) (the “Transaction”). Under the competitive bidding process provided for in the MSA, Delphi may enter into an MSA (“Successor MSA”) with a bidder other than Steering Solutions that is approved in writing by GM and provides the highest or otherwise best offer for the sale and purchase the Combined Business (“Successful Bidder”). References in this Agreement to (a) the “MSA” shall be deemed to refer to the Original MSA or any Successor MSA, as applicable, and (b) the “Buyer” shall be deemed to refer to Steering Solutions or any Successful Bidder
     B. Delphi has previously delivered to GM drafts of the Original MSA and has delivered to GM the final version of the Original MSA.
     C. Delphi and GM are the parties to a Master Restructuring Agreement, dated September 6, 2007, as amended (the “MRA”), pursuant to which GM made certain commitments to Delphi with respect to, among other things, recoveries of working capital in connection with the sale of certain businesses, including the Global Steering Business (as defined in the MRA), and Delphi granted GM certain approval rights with respect to the purchase price and identity of the buyer in connection with the sale of the Global Steering Business.
     D. GM has agreed to provide certain commitments and accommodations in accordance with this Agreement in order to induce Delphi to enter into the MSA with Buyer.
     NOW THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement and other good and valuable consideration, and intending to be legally bound, Delphi and GM (the “Parties”) agree as follows:
TERMS AND CONDITIONS
1.	Condition to Effectiveness and Termination. This Agreement will become effective upon the entry of a final non-appealable order entered by the United States Bankruptcy Court for the Southern District of New York approving this Agreement. This Agreement shall automatically terminate upon any termination of the MSA other than in connection with a sale of the Combined Business pursuant to a Successor MSA. Notwithstanding anything herein to the contrary, if this Agreement is terminated, all of the terms of the MRA that would otherwise be amended by this Agreement will be deemed to have been in full force and effect on the effective date of the MRA and the parties will perform their respective obligations thereunder.
2.	Consent of Purchase Price and Identity of Buyer. GM consents to (a) Steering Solutions and its affiliates as the purchaser(s) in connection with the Transaction and (b)

the amount of the proceeds to be paid under the MSA in connection with the Transaction. The terms of this Agreement shall apply with respect to an alternative bidder other than Steering Solutions only in the event that GM has consented to the identity of such bidder and the terms of the applicable Successor MSA.
3.	GM Payment. GM will pay to Delphi the amounts set forth in Sections 3.1 and 3.2 below and when paid, such payments will be made in full and final satisfaction of GM’s obligations under Section 4.04(f) and 4.04(g) of the MRA:
3.1	Either of the following:
(A)	If the closing of the Transaction (“Closing Date”) occurs on or before the effective date of the MRA:
(1)	GM will pay to Delphi on the date of the Closing Date $257 million;

(2)	GM will pay to Delphi within one (1) business day after the Closing Date the fees payable to Delphi’s investment bank, Rothchild, Inc. in connection with the Transaction in the amount of $5 million;

(3)	GM will pay to Delphi “Day 2” information technology separation costs that are either (i) incurred by the Buyer and reimbursed to the Buyer by Delphi or (ii) incurred by Delphi in connection with the Transaction; provided, however, the aggregate amount to be paid by GM on account of (i) and (ii) above shall not exceed $10 million. GM will pay the amounts due to Delphi under clause (i) no later than one (1) business day after Delphi pays such amounts Buyer. GM will pay the amounts due under clause (ii) within ten (10) business days of receipt of invoices and reasonable documentation evidencing Delphi’s payment or evidencing such expenses, but not prior to the Closing Date; and

(4)	Within one (1) business day after Delphi pays Buyer the one time working capital normalization payment of $30 million, GM will reimburse Delphi $30 million for such payment.
(B)	If the Closing of the Transaction has not occurred on or before the effective date of the MRA:
(1)	On the effective date of the MRA, GM will advance to Delphi (as an advance deposit against its accounts payable to Delphi and its U.S. and Mexican affiliates) $210 million (the “Initial Advance”). Upon the Closing Date, the Initial Advance shall cease to be an advance deposit and will be retained by Delphi;

(2)	On the Closing Date, GM will pay to Delphi $47 million;

2

(3)	Within one (1) business day after the Closing Date, GM will pay to Delphi the fees payable to Delphi’s investment bank, Rothchild, Inc. in connection with the Transaction in the amount of $5 million;

(4)	GM will pay to Delphi “Day 2” information technology separation costs that are either (i) incurred by the Buyer and reimbursed to the Buyer by Delphi or (ii) incurred by Delphi in connection with the Transaction; provided, however, the aggregate amount to be paid by GM on account of (i) and (ii) above shall not exceed $10 million. GM will pay the amounts due to Delphi under clause (i) no later than one (1) business day after Delphi pays such amounts Buyer. GM will pay the amounts due under clause (ii) within ten (10) business days of receipt of invoices and reasonable documentation evidencing Delphi’s payment or evidencing such expenses, but not prior to the Closing Date; and

(5)	Within one (1) business day after Delphi pays Buyer the one time working capital normalization payment of $30 million, GM will reimburse Delphi $30 million for such payment.
3.2	Either of the following:
(A)	In the event Delphi does not sell its 50% interest in KDAC Steering (as defined in the MSA) to Buyer within nine (9) months of the Closing Date and as a result of Delphi not transferring its interest in KDAC Steering, Delphi makes a $10 million payment to Buyer, GM will reimburse Delphi for such $10 million payment upon receipt from Delphi of an invoice and reasonable documentation evidencing such payment. Delphi will provide GM with reasonable advance notice of the date on which it intends to make such payment to Buyer. Within one (1) business day after Delphi makes such $10 million payment to Buyer, GM will make such $10 million payment to Delphi.

(B)	In the event Delphi transfers its interest in KDAC Steering to Buyer within nine (9) months of the Closing Date, GM will reimburse Delphi for the amount of KDAC Steering debt assumed by Buyer that Delphi reimburses Buyer upon receipt from Delphi of an invoice, reasonable evidence of such payment, and reasonable supporting documentation of the calculation of the amount of KDAC Steering debt assumed by Buyer; provided, however, in no event will GM’s obligation under this Section 3.2(B) exceed $20 million.
3.3	The reimbursements set forth in Section 3.1 are subject only to actual payment of such amounts by Delphi and the submission by Delphi of appropriate invoices and reasonable documentation evidencing such payments.

3.4	Delphi agrees in good faith to minimize the apportionment of debt to KDAC Steering as between KDAC Steering and the other KDAC businesses consistent

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with the approach taken to develop the reference balance sheet with Buyer under the MSA, unless otherwise required by local law, governmental authorities or contract counter-parties, and GM agrees with respect to Section 3.2 above, not to contest the calculation or amount of the KDAC Steering debt assumed with the exception of math errors.
4.	Delphi Payment.
4.1	Following the Closing Date, to the extent there are Increased Proceeds in excess of the Break-Up Fee and Expense Reimbursement paid by Delphi to Steering Solutions under the Original MSA (the “Surplus Proceeds”), such amount will be paid, in order of precedence, as follows:
(A)	To the extent GM has paid any amount under (i) Sections 3.1(A)(2), (3), and (4), (ii) Sections 3.1(B)(3), (4) and (5) or (iii) Sections 3.2(A) or 3.2(B) (collectively, the “GM Reimbursement Sections”), Delphi will first reimburse to GM the amount paid by GM under the GM Reimbursement Sections within three (3) business days of receipt of such Surplus Proceeds.

(B)	After giving effect to Section 4.1(A) above, to the extent any of GM’s obligations under the GM Reimbursement Sections have not yet been paid or have not yet become due, the balance of such Surplus Proceeds will be credited against such GM obligations at the time such payments become due.

(C)	After giving effect to Section 4.1(A) and 4.1(B) above and after GM’s obligations under the GM Reimbursement Sections have been fulfilled, any remaining Surplus Proceeds will be paid 66.66% to GM and the balance retained by Delphi.
4.2	For purposes hereof:
(A)	“Increased Proceeds” means the sum of the Joint Venture Amount, plus the amount received by Delphi (including amounts received through any permissible net adjustment made by Buyer under the MSA) on account of the Brownfield Tax Credit Amount (as defined in the MSA), plus the Increased Purchase Price Amount.

(B)	“Joint Venture Amount” means if the Proposed Joint Venture (as defined in the MSA) is formed, $47 million (net of any reasonable out-of-pocket expenses incurred by Delphi in connection with the evaluation or formation of the Proposed Joint Venture).

(C)	The “Increased Purchase Price Amount” means any increase in the Purchase Price (as defined in the MSA) in a Qualified Bid (as defined in the MSA) as compared to the Original MSA.

4

5.	Amendment to MSA. Delphi will not amend, waive or modify any provision of the Original MSA or any schedules thereto in a manner that affects GM’s payment obligations to Delphi or Delphi’s payment obligations to GM under this Agreement without prior written consent of GM.
6.	Agreement Continues. At such time as the effective date of the MRA has occurred, the terms and provisions of this Agreement amend, add to and constitute a part of the MRA and this Agreement and the MRA shall be read together as one document, it being understood that this Agreement shall be effective regardless of the effectiveness of the MRA. Except as expressly modified and amended by the terms of this Agreement, all of the terms and conditions of the MRA will be in full force and effect on the effective date of the MRA. If there is any conflict between the terms of this Agreement and the terms of the MRA, the terms of this Agreement govern and control.
7.	MISCELLANEOUS
7.1	Governing Law; Jurisdiction; Venue. This Agreement shall be governed and construed in accordance with the internal laws of the State of New York, the forum state in which the Bankruptcy Court sits, without regard to any conflict of law provision that could require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party hereby irrevocably and unconditionally agrees that the Bankruptcy Court shall retain exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of this Agreement; provided, however, that after the second anniversary of the Effective Date of the MRA, the Bankruptcy Court shall retain non-exclusive jurisdiction over all matters related to the construction, interpretation or enforcement of this Agreement; and provided further that the jurisdiction of the Bankruptcy Court over all matters related to this Agreement shall terminate upon the fourth anniversary of the Effective Date of the MRA. Each Party further agrees to waive any objection based on forum non conveniens.

7.2	Dispute Resolution. In the event a dispute arises among the Parties under this Agreement, such dispute shall be resolved in accordance with Section 7.11 of the MRA, which shall, for the purposes of disputes arising under this Agreement, be deemed to be effective as of the date of this Agreement.

7.3	Negotiations Not Admissible. Pursuant to Rule 408 of the Federal Rules of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating hereto are not admissible into evidence in any proceeding; provided, however, that this Agreement may be admissible in a proceeding to enforce the terms of this Agreement.

7.4	Representations and Warranties of Delphi and GM. Each Party represents and warrants to the other Party that the following statements, as applicable to it, are true, correct, and complete as of the date of this Agreement:
(A)	It is duly organized, validly existing, and in good standing under the laws of its state of organization and has all requisite corporate power and

5

authority to enter into this Agreement and to perform its obligations hereunder;

(B)	The execution and delivery of this Agreement and the performance of its obligations hereunder have been duly authorized by all necessary corporate action on its part; provided, however, that Delphi’s authority to enter into this Agreement is subject to Bankruptcy Court approval;

(C)	This Agreement has been duly executed and delivered by it and constitutes its legal, valid, and binding obligation, enforceable against it in accordance with the terms hereof; and

(D)	The execution, delivery, and performance by it (when such performance is due) of this Agreement do not and shall not (i) violate any current provision of law, rule, or regulation applicable to it or any of its subsidiaries or its certificate of incorporation or bylaws or other organizational documents or those of any of its subsidiaries or (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party.
7.5	Waiver; Modification; Amendment. Except as otherwise specifically provided herein, this Agreement may not be modified, waived, amended, or supplemented unless such modification, waiver, amendment, or supplement is in writing and has been signed by each Party. No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.

7.6	Binding Effect; Assignments. This Agreement is intended to bind and inure to the benefit of the Parties and their respective successors, assigns, administrators, and representatives. Neither this Agreement nor any of the rights, interests, or obligations under this Agreement shall be sold, assigned, or otherwise transferred by any Party without the prior written consent of the other Parties.

7.7	Third Party Beneficiaries. Nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any person or entity other than the Parties hereto, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third party to any Party to this Agreement, nor shall any provision give any third party any right of subrogation or action over or against any Party to this Agreement.

7.8	On-Going Setoff Provisions. Notwithstanding anything to the contrary contained in this Agreement or the MRA, the terms and conditions of Section 7.01 of the MRA shall control the Parties’ payment obligations under this Agreement.

7.9	Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given (and shall be deemed to have been duly given upon receipt) if delivered personally, mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with

6

confirmation) to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):
If to Delphi, to:
Delphi Corporation
5725 Delphi Drive
Troy, Michigan 48098
Att’n: [John Arle
           Steve Daniels]
           Sean P. Corcoran, Esq.
If to GM, to:
General Motors Corporation
767 Fifth Avenue
14th Floor
New York, New York 10153
Att’n: Director, New Business Development
and
General Motors Corporation
300 GM Renaissance Center
Detroit, Michigan 48265
Att’n: General Counsel
or to such other place and with such other copies as either Party may designate as to itself by written notice to the other Party. Rejection, any refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
7.10	Waiver of Right to Trial by Jury. Each Party waives any right to trial by jury in any proceeding arising under or related to this Agreement.

7.11	Service of Process. Each Party irrevocably consents to the service of process in any legal proceeding arising out of this Agreement by receipt of mailed copies thereof by national courier service or certified United States mail, postage prepaid, return receipt requested, to its applicable registered agent. The foregoing, however, shall not limit the right of a Party to effect service of process on the other Party by any other legally available method.

7.12	Interpretation.
(A)	In the event of any conflict between this Agreement and the MRA, the provisions of this Agreement shall govern.

(B)	All references to “$” and dollars shall refer to United States currency.

7

7.13	Expenses. Notwithstanding anything else contained in this Agreement or the MRA, each Party shall bear all costs and expenses incurred or to be incurred by such Party in connection with this Agreement and the consummation and performance of the transactions contemplated hereby.

7.14	Entire Agreement; Parties’ Intentions; Construction. This Agreement and the MRA constitute the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements, whether oral or written, with respect to such subject matter. The attachments and exhibits attached hereto are an integral part of this Agreement and are hereby incorporated into this Agreement and made a part hereof as if set forth in full herein. This Agreement is the product of negotiations between the Parties and represents the Parties’ intentions. In any action to enforce or interpret this Agreement, this Agreement shall be construed in a neutral manner, and no term or provision of this Agreement, or this Agreement as a whole, shall be construed more or less favorably to any Party.

7.15	Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nonetheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or unenforceable in any respect, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

7.16	Headings. The headings of the paragraphs of this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

7.17	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which shall constitute one and the same Agreement. Electronic delivery of an executed signature page of this Agreement shall be effective as delivery of a manually executed signature page of this Agreement.
[Remainder of the page left intentionally blank.]

8

     IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first above written.

DELPHI CORPORATION

By:

Name:
Title:

GENERAL MOTORS CORPORATION

By:

Name:
Title:

9

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(312) 407-0700
John Wm. Butler, Jr.
John K. Lyons
Ron E. Meisler
      -  and -
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036
(212) 735-3000
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Attorneys for Delphi Corporation, et al.,
Debtors and Debtors-in-Possession
Delphi Legal Information Hotline:
Toll Free: (800) 718-5305
International: (248) 813-2698
Delphi Legal Information Website:
http://www.delphidocket.com
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
Debtor.	:	(Jointly Administered)
:
x
NOTICE OF CURE AMOUNT WITH RESPECT TO EXECUTORY
CONTRACT OR UNEXPIRED LEASE TO BE ASSUMED AND ASSIGNED
IN CONNECTION WITH SALE OF STEERING AND HALFSHAFT BUSINESS
PLEASE TAKE NOTICE THAT:
          1. Pursuant to the Order Under 11 U.S.C. § 363 And Fed. R. Bankr. P. 2002 And 9014 (I) Approving Bidding Procedures, (II) Granting Certain Bid Protections, (III) Approving Form And Manner Of Sale Notices, And (IV) Setting Sale Hearing Date In

Connection With Sale Of Steering And Halfshaft Business (the “Bidding Procedures Order”) entered by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on                                         , Delphi Corporation (“Delphi”) and certain of its affiliates, including certain affiliated chapter 11 Debtors as set forth in the Agreement (the “Selling Debtor Entities”),1 have entered into a Master Sale And Purchase Agreement (“Agreement”) with Steering Solutions Corporation and certain of its affiliates (the “Buyers”) for the sale of substantially all of the assets primarily used in the steering and halfshaft Business of Delphi. The Selling Debtor Entities hereby provide notice (the “Notice”) of their intent to assume and assign the prepetition executory contracts or unexpired leases (the “Pre-Petition Contracts”) listed on Exhibit 1 hereto to the Buyers or the Successful Bidder, as the case may be. Capitalized terms used but not otherwise defined in this notice have the meanings ascribed to them in the Bidding Procedures Order or the Agreement.
          2. On the date of the closing of the transactions contemplated by the Agreement (the “Closing Date”), or as soon thereafter as is reasonably practicable, the Selling Debtor Entities will pay the amount the Selling Debtor Entities’ records reflect is owing for prepetition arrearages, if any, as set forth on Exhibit 1 hereto (the “Cure Amount”). The Selling Debtor Entities’ records reflect that all postpetition amounts owing under the Pre-Petition Contracts have been paid and will continue to be paid until the assumption and assignment of the Pre-Petition Contracts and that, other than the Cure Amount, there are no other defaults under the Pre-Petition Contracts.
          3. Objections, if any, to the proposed Cure Amount must (a) be in writing, (b) state with specificity the cure asserted to be required, (c) include appropriate

[1]	Under the Agreement, the Selling Debtor Entities include Delphi, Delphi Automotive Systems LLC, Delphi Technologies, Inc., Delphi China LLC, and Delphi Automotive Systems (Holding), Inc. Certain assets will be sold under the Agreement by non-debtor affiliates of the Selling Debtor Entities listed on Schedule 1 to the Agreement. The Selling Debtor Entities and the selling non-Debtor affiliates are collectively referred to as the “Sellers.”

2

documentation thereof, (d) conform to the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, and the Supplemental Order Under 11 U.S.C. §§ 102(1) and 105 and Fed. R. Bankr. P. 2002(m), 9006, 9007, and 9014 Establishing (I) Omnibus Hearing Dates, (II) Certain Notice, Case Management, and Administrative Procedures, entered March 20, 2006 (Docket No. 2883) and the Ninth Supplemental Order Under 11 U.S.C. §§ 102(1) and 105 and Fed. R. Bankr. P. 2002(m), 9006, 9007, and 9014 Establishing Omnibus Hearing Dates and Certain Notice, Case Management, and Administrative Procedures, entered October 19, 2007 (Docket No. 10661), (e) be filed with the Bankruptcy Court in accordance with General Order M-242 (as amended) - registered users of the Bankruptcy Court’s case filing system must file electronically, and all other parties-in-interest must file on a 3.5 inch disk (preferably in Portable Document Format (PDF), WordPerfect, or any other Windows-based word processing format), (f) be submitted in hard-copy form directly to the chambers of the Honorable Robert D. Drain, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 610, New York, New York 10004, and (g) be served in hard-copy form so that they are actually received within ten days of service of this Notice by (i) Delphi Automotive Systems LLC, 5725 Delphi Drive, Troy, Michigan 48098 (Att’n: Legal Staff), (ii) Delphi Corporation, 5725 Delphi Drive, Troy, Michigan 48098 (Att’n: Deputy General Counsel, Transactional & Restructuring), (iii) counsel to the Debtors, Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Suite 2100, Chicago, Illinois 60606 (Att’n: John K. Lyons, Ron E. Meisler, and Brian M. Fern), (iv) counsel for the agent under the postpetition credit facility, Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 (Att’n: Donald Bernstein and Brian Resnick), (v) counsel for the official committee of unsecured creditors, Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 (Att’n: Robert J. Rosenberg

3

and Mark A. Broude), (vi) counsel for the official committee of equity security holders, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 (Att’n: Bonnie Steingart), (vii) counsel for the Buyers, Kirkland & Ellis LLP, 777 South Figueroa Street, Los Angeles, California 90017 (Att’n: Richard L. Wynne), and (viii) the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, Suite 2100, New York, New York 10004 (Att’n: Alicia M. Leonhard).
          4. If an objection to the Cure Amount is timely filed and received, a hearing with respect to the objection will be held before the Honorable Robert D. Drain, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 610, New York, New York 10004, at such date and time as the Court may schedule. A hearing regarding the Cure Amount, if any, may at the sole discretion of the Selling Debtor Entities take place after the Closing Date.
          5. If no objection is timely received, the Cure Amount set forth in Exhibit 1 hereto will be controlling, notwithstanding anything to the contrary in any Pre-Petition Contract or any other document, and the non-Debtor party to the Pre-Petition Contract will be deemed to have consented to the Cure Amount and will be forever barred from asserting any other claims respecting such Pre-Petition Contract against the Selling Debtor Entities, the Buyers, or the Successful Bidder (as appropriate), or the property of any of them. The failure of any objecting person or entity to timely file its objection will be a bar to the assertion, at the Sale Hearing or thereafter, of any objection to the Sale Motion, the Sale, or the Selling Debtor Entities’ consummation of and performance under the Agreement (including the transfer of the Purchased Assets and the Pre-Petition Contracts free and clear of all Claims and Interests), if authorized by the Court.
          6. In the event, however, that the Selling Debtor Entities emerge from these chapter 11 cases (the “Emergence Date”) prior to the Closing Date, then the Selling

4

Debtor entities will assume the Pre-Petition Contracts pursuant to the Debtors’ plan of reorganization. The Debtors will serve a cure notice in connection with contracts being assumed under their plan of reorganization (the “Plan Cure Notice”). The Debtors will serve the Plan Cure Notice in a time and manner specified under their proposed plan of reorganization. The Plan Cure Notice will allow the counterparties to the Pre-Petition Contracts affirmatively to elect to receive a cash payment of the Cure Amount or to receive plan currency in satisfaction of the Cure Amount as contemplated under the Debtors’ proposed plan (the “Plan Cure Election Notice”). If the closing of the Sale occurs before the Emergence Date, then the Cure Amount will be paid in cash at the closing of the Sale or as soon thereafter as practicable. If the closing of the Sale occurs after the Emergence Date, then the payment option selected under the Plan Cure Election Notice will control.
          7. Prior to the date of the Closing Date, the Selling Debtor Entities may amend their decision with respect to the assumption and assignment of any Pre-Petition Contract and provide a new notice amending the information provided in this notice.

5

Dated: New York, New York
                                              , 2007

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:
John Wm. Butler, Jr. (JB 4711)
John K. Lyons (JL 4951)
Ron E. Meisler (RM 3026)
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(312) 407-0700

- and -

By:
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Four Times Square
New York, New York 10036
(212) 735-3000

Attorneys for Delphi Corporation, et al., Debtors and Debtors-in-Possession

6

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(312) 407-0700
John Wm. Butler, Jr.
John K. Lyons
Ron E. Meisler
      -  and -
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036
(212) 735-3000
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Attorneys for Delphi Corporation, et al.,
Debtors and Debtors-in-Possession
Delphi Legal Information Hotline:
Toll Free: (800) 718-5305
International: (248) 813-2698
Delphi Legal Information Website:
http://www.delphidocket.com
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
Debtor.	:	(Jointly Administered)
:
x
NOTICE OF ASSUMPTION AND/OR ASSIGNMENT OF EXECUTORY
CONTRACT OR UNEXPIRED LEASE TO BUYERS IN CONNECTION
WITH SALE OF STEERING AND HALFSHAFT BUSINESS
PLEASE TAKE NOTICE THAT:
          1. Pursuant to the Order Under 11 U.S.C. § 363 And Fed. R. Bankr. P. 2002 And 9014 (I) Approving Bidding Procedures, (II) Granting Certain Bid Protections, (III) Approving Form And Manner Of Sale Notices, And (IV) Setting Sale Hearing Date In

Connection With Sale Of Steering And Halfshaft Business (the “Bidding Procedures Order”) entered by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on                     , 2007, Delphi Corporation (“Delphi”) and certain of its affiliates, including certain affiliated chapter 11 Debtors as set forth in the Agreement (the “Selling Debtor Entities”),1 have entered into a Master Sale And Purchase Agreement (the “Agreement”) with Steering Solutions Corporation and certain of its affiliates (the “Buyers”) for the purchase of substantially all of the assets primarily used in the steering and halfshaft business of Delphi (the “Steering Business”).
          2. Pursuant to the terms of the Agreement and subject to completion of a competitive bidding process described in the Bidding Procedures Order and the attachments thereto, the Selling Debtor Entities will seek to assume and assign the prepetition contracts (the “Pre-Petition Contracts”) and assign the postpetition contracts (the “Post-Petition Contracts”) listed on Exhibit 1 hereto to the Buyers at the hearing to be held at 10:00 a.m. (prevailing Eastern time) on February 21, 2008 (the “Sale Hearing”) before the Honorable Robert D. Drain, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 610, New York, New York 10004.
          3. To the extent that the Selling Debtor Entities do not receive additional Qualified Bids, the Selling Debtor Entities shall have the right, at their election, to seek an earlier Sale Hearing (the “Earlier Sale Hearing”); provided, however, that if the Selling Debtor Entities seek approval of the Sale at the Earlier Sale Hearing, the Selling Debtors shall serve those parties receiving notice of the Sale under paragraphs 12(a) and (d) of the Bidding

[1]	Under the Agreement, the Selling Debtor Entities include Delphi, Delphi Automotive Systems LLC, Delphi Technologies, Inc., Delphi China LLC, and Delphi Automotive Systems (Holdings), Inc. Certain assets will be sold under the Agreement by non-Debtor affiliates of the Selling Debtor Entities listed on Schedule 1 to the Agreement. The Selling Debtor Entities and the selling non-Debtor affiliates are collectively referred to as the “Sellers.”

2

Procedures Order with a notice of the Earlier Sale Hearing on or before 20 days prior to the Earlier Sale Hearing and allow any such party to file an objection to the Sale no later than seven days prior to the Earlier Sale Hearing.
          4. Objections, if any, to the assumption and assignment of a Pre-Petition Contract must (a) be in writing, (b) state with specificity the reasons for such objection, (c) conform to the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, and the Supplemental Order Under 11 U.S.C. §§ 102(1) and 105 and Fed. R. Bankr. P. 2002(m), 9006, 9007, and 9014 Establishing (I) Omnibus Hearing Dates, (II) Certain Notice, Case Management, and Administrative Procedures, entered March 20, 2006 (Docket No. 2883) (the “Supplemental Case Management Order”) and the Ninth Supplemental Order Under 11 U.S.C. §§ 102(1) and 105 and Fed. R. Bankr. P. 2002(m), 9006, 9007, and 9014 Establishing Omnibus Hearing Dates and Certain Notice, Case Management, and Administrative Procedures, entered October 19, 2007 (Docket No. 10661) (together with the Supplemental Case Management Order, the “Case Management Orders”), (d) be filed with the Bankruptcy Court in accordance with General Order M-242 (as amended) — registered users of the Bankruptcy Court’s case filing system must file electronically, and all other parties-in-interest must file on a 3.5 inch disk (preferably in Portable Document Format (PDF), WordPerfect, or any other Windows-based word processing format), (e) be submitted in hard-copy form directly to the chambers of the Honorable Robert D. Drain, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 610, New York, New York 10004, and (f) be served in hard-copy form so that it is actually received within ten days after the date of this notice by (i) Delphi Automotive Systems LLC, 5725 Delphi Drive, Troy, Michigan 48098 (Att’n: Legal Staff), (ii) Delphi Corporation, 5725 Delphi Drive, Troy, Michigan 48098 (Att’n: Deputy General Counsel, Transactional & Restructuring), (iii)

3

counsel to the Debtors, Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Suite 2100, Chicago, Illinois 60606 (Att’n: John K. Lyons, Ron E. Meisler, and Brian M. Fern), (iv) counsel for the agent under the postpetition credit facility, Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 (Att’n: Donald Bernstein and Brian Resnick), (v) counsel for the official committee of unsecured creditors, Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 (Att’n: Robert J. Rosenberg and Mark A. Broude), (vii) counsel for the official committee of equity security holders, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 (Att’n: Bonnie Steingart), (viii) counsel for the Buyers, Kirkland & Ellis LLP, 777 South Figeuroa Street, Los Angeles, California 90017 (Att’n: Richard L. Wynne), and (ix) the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, Suite 2100, New York, New York 10004 (Att’n: Alicia M. Leonhard).
          5. If an objection to the assumption and assignment of a Pre-Petition Contract is timely filed and received, a hearing with respect to the objection will be held before the Honorable Robert D. Drain, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 610, New York, New York 10004, at the Sale Hearing or such date and time as the Court may schedule. If no objection is timely received, the non-Debtor party to the Pre-Petition Contract will be deemed to have consented to the assumption and assignment of the Pre-Petition Contract to the Buyers and will be forever barred from asserting any other claims, including, but not limited to, the propriety or effectiveness of the assumption and assignment of the Pre-Petition Contract, against the Selling Debtor Entities or the Buyers, or the property of either of them.
          6. Pursuant to 11 U.S.C. § 365, there is adequate assurance of future performance that the Cure Amount set forth in the Cure Notice will be paid in accordance

4

with the terms of the Sale Approval Order. Further, there is adequate assurance of the Buyers’ future performance under the executory contract or unexpired lease to be assumed and assigned because of the significant resources of the Buyers.
          7. In the event that the Selling Debtor Entities emerge from these chapter 11 cases prior to the closing of the Sale, then the Pre-Petition Contracts listed on Exhibit 1 would not be assumed under the Sale Approval Order. Instead, the Pre-Petition Contracts listed on Exhibit 1 would be assumed pursuant to the Debtors’ plan of reorganization (the “Plan”), and any cure amounts would be paid in accordance with the confirmed Plan. Even if the Pre-Petition Contracts listed on Exhibit 1 are assumed pursuant to the Debtors’ Plan, the Selling Debtor Entities would assign such contracts to the Buyers under the terms of the order approving the sale of the Steering Business.
          8. Prior to the Closing Date, the Selling Debtor Entities may revise their decision with respect to the assumption and/or assignment of any Pre-Petition Contract or Post-Petition Contract and provide a new notice amending the information provided in this notice.

5

Dated: New York, New York
                                             ,

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:
John Wm. Butler, Jr. (JB 4711)
John K. Lyons (JL 4951)
Ron E. Meisler (RM 3026)
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(312) 407-0700

- and -

By:
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Four Times Square
New York, New York 10036
(212) 735-3000

Attorneys for Delphi Corporation, et al., Debtors and Debtors-in-Possession

6

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(312) 407-0700
John Wm. Butler, Jr.
John K. Lyons
Ron E. Meisler
      -  and -
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036
(212) 735-3000
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Attorneys for Delphi Corporation, et al.,
Debtors and Debtors-in-Possession
Delphi Legal Information Hotline:
Toll Free: (800) 718-5305
International: (248) 813-2698
Delphi Legal Information Website:
http://www.delphidocket.com
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
Debtor.	:	(Jointly Administered)
:
x
NOTICE OF ASSUMPTION AND/OR ASSIGNMENT OF EXECUTORY
CONTRACT OR UNEXPIRED LEASE TO QUALIFIED BIDDERS
IN CONNECTION WITH SALE OF STEERING AND HALFHSAFT BUSINESS
PLEASE TAKE NOTICE THAT:
          1. Pursuant to the Order Under 11 U.S.C. § 363 And Fed. R. Bankr. P. 2002 And 9014 (I) Approving Bidding Procedures, (II) Granting Certain Bid Protections, (III) Approving Form And Manner Of Sale Notices, And (IV) Setting Sale Hearing Date In

Connection With Sale Of Steering And Halfshaft Business (the “Bidding Procedures Order”) entered by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on                     , 2007, Delphi Corporation (“Delphi”) and certain of its affiliates, including certain affiliated chapter 11 Debtors as set forth in the Agreement (the “Selling Debtor Entities”)1 have entered into a Master Sale And Purchase Agreement (the “Agreement”) with Steering Solutions Corporation and certain of its affiliates (the “Buyers”) for the purchase of substantially all of the assets (the “Purchased Assets”) primarily used in the steering and halfshaft business of Delphi (the “Steering Business”).
          2. Pursuant to the Bidding Procedures set forth in the Bidding Procedures Order, the following parties, in addition to the Buyers, have submitted Qualified Bids for the Purchased Assets and will participate in an Auction to be held on January 28, 2008 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 or 333 West Wacker Drive, Chicago, Illinois 60606, or such later time or other place as the Selling Debtor Entities will notify all Qualified Bidders who have submitted Qualified Bids (but in no event later than the second Business Day prior to the Sale Hearing).

Qualified Bidders

          3. Pursuant to the terms of the Agreement (or any asset sale and purchase agreement that the Selling Debtor Entities may enter into with the Successful Bidder), the Selling Debtor Entities will seek to assume and assign the prepetition contracts (the “Pre-Petition Contracts”) and assign the postpetition contracts (the “Post-Petition Contracts”) listed on Exhibit 1 hereto to the Buyers or the Successful Bidder, as case may be, subject to

[1]	Under the Agreement, the Selling Debtor Entities include Delphi, Delphi Automotive Systems LLC, Delphi Technologies, Inc., Delphi China LLC, and Delphi Automotive Systems (Holding), Inc. Certain assets will be sold under the Agreement by non-Debtor affiliates of the Selling Debtor Entities listed on Schedule 1 to the Agreement. The Selling Debtor Entities and the selling non-Debtor affiliates are collectively referred to as the “Sellers.”

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approval at the hearing to be held at 10:00 a.m. (prevailing Eastern time) on February 21, 2008 (the “Sale Hearing”) before the Honorable Robert D. Drain, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 610, New York, New York 10004.
          4. To the extent that the Selling Debtor Entities do not receive additional Qualified Bids, the Selling Debtor Entities shall have the right, at their election, to seek an earlier Sale Hearing (the “Earlier Sale Hearing”); provided, however, that if the Selling Debtor Entities seek approval of the Sale at the Earlier Sale Hearing, the Selling Debtors shall serve those parties receiving notice of the Sale under paragraphs 12(a) and (d) of the Bidding Procedures Order with a notice of the Earlier Sale Hearing on or before 20 days prior to the Earlier Sale Hearing and allow any such party to file an objection to the Sale no later than seven days prior to the Earlier Sale Hearing.
          5. Objections, if any, to the assumption and assignment of a Pre-Petition Contract to a Qualified Bidder, who may ultimately become the Successful Bidder, must (a) be in writing, (b) state with specificity the reasons for such objection, (c) conform to the Federal Rules of Bankruptcy Procedure, the Local Bankruptcy Rules for the Southern District of New York, and the Supplemental Order Under 11 U.S.C. §§ 102(1) And 105 And Fed. R. Bankr. P. 2002(m), 9006, 9007, And 9014 Establishing Omnibus Hearing Dates, Certain Notice, Case Management, And Administrative Procedures, entered by this Court on March 20, 2006 (Docket No. 2883) and the Ninth Supplemental Order Under 11 U.S.C. §§ 102(1) And 105 And Fed. R. Bankr. P. 2002(m), 9006, 9007, And 9014 Establishing Omnibus Hearing Dates And Certain Notice, Case Management, And Administrative Procedures, entered by this Court on October 19, 2007 (Docket No. 10661), (d) be filed with the Bankruptcy Court in accordance with General Order M-242 (as amended) — registered users of the Bankruptcy Court’s case filing system must file electronically, and all other parties-in-

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interest must file on a 3.5 inch disk (preferably in Portable Document Format (PDF), WordPerfect, or any other Windows-based word processing format), (e) be submitted in hard-copy form directly to the chambers of the Honorable Robert D. Drain, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 610, New York, New York 10004, and (f) be served in hard-copy form so that they are actually received within ten days after the date of this notice by (i) Delphi Automotive Systems LLC, 5725 Delphi Drive, Troy, Michigen 48098 (Att’n: Legal Staff), (ii) Delphi Corporation, 5725 Delphi Drive, Troy, Michigan 48098 (Att’n: Deputy General Counsel, Transactional & Restructuring), (iii) counsel to the Debtors, Skadden, Arps, Slate, Meagher & Flom LLP, 333 West Wacker Drive, Suite 2100, Chicago, Illinois 60606 (Att’n: John K. Lyons, Ron E. Meisler, and Brian M. Fern), (iv) counsel for the agent under the postpetition credit facility, Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017 (Att’n: Donald Bernstein and Brian Resnick), (v) counsel for the official committee of unsecured creditors, Latham & Watkins LLP, 885 Third Avenue, New York, New York 10022 (Att’n: Robert J. Rosenberg and Mark A. Broude), (vi) counsel for the official committee of equity security holders, Fried, Frank, Harris, Shriver & Jacobson LLP, One New York Plaza, New York, New York 10004 (Att’n: Bonnie Steingart), (vii) counsel for the Purchasers, Kirkland & Ellis, LLP, 777 South Figueroa Street, Los Angeles, California 90017 (Att’n: Richard L. Wynne), and (viii) the Office of the United States Trustee for the Southern District of New York, 33 Whitehall Street, Suite 2100, New York, New York 10004 (Att’n: Alicia M. Leonhard).
          6. If an objection to the assumption and assignment of a Pre-Petition Contract is timely filed and received, a hearing with respect to the objection will be held before the Honorable Robert D. Drain, United States Bankruptcy Judge, United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 610,

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New York, New York 10004, at the Sale Hearing or such other date and time as the Court may schedule. If no objection is timely filed and received, the non-Debtor party to the Pre-Petition Contract will be deemed to have consented to the assumption and assignment of the Pre-Petition Contract and will be forever barred from asserting any other claims as to such Pre-Petition Contract, including, but not limited to, the propriety or effectiveness of the assumption and assignment of the Pre-Petition Contract, against the Selling Debtor Entities or the Buyers, or the property of either of them.
          7. Pursuant to 11 U.S.C. § 365, there is adequate assurance that the Cure Amount set forth in the Cure Notice will be paid in accordance with the terms of the Sale Approval Order. Further, there is adequate assurance of the Qualified Bidders’ future performance under the executory contract or unexpired lease to be assumed and assigned because of the significant resources of the Qualified Bidders.
          8. In the event that the Selling Debtor Entities emerge from these chapter 11 cases prior to the closing of the Sale, then the Pre-Petition Contracts listed on Exhibit 1 would not be assumed under the Sale Approval Order. Instead, the Pre-Petition Contracts listed on Exhibit 1 would be assumed pursuant to the Debtors’ plan of reorganization (the “Plan”), and any cure amounts would be paid in accordance with the confirmed Plan. Even if the Pre-Petition Contracts listed on Exhibit 1 are assumed pursuant to the Debtors’ Plan, the Selling Debtor Entities would assign such contracts to the Buyers under the terms of the order approving the sale of the Steering Business.
          9. Prior to the Closing Date, the Selling Debtor Entities may revise their decision with respect to the assumption and/or assignment of any Pre-Petition Contract or Post-Petition Contract and provide a new notice amending the information provided in this notice.

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Dated: New York, New York
                    , 2007

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

By:
John Wm. Butler, Jr. (JB 4711)
John K. Lyons (JL 4951)
Ron E. Meisler (RM 3026)
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(312) 407-0700

- and -

By:
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
Four Times Square
New York, New York 10036
(212) 735-3000

Attorneys for Delphi Corporation, et al., Debtors and Debtors-in-Possession

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Delphi Legal Information Hotline:
Toll Free: (800) 718-5305
International: (248) 813-2698
Delphi Legal Information Website:
http://www.delphidocket.com
UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

x
:
In re	:	Chapter 11
:
DELPHI CORPORATION, et al.,	:	Case No. 05-44481 (RDD)
:
Debtor.	:	(Jointly Administered)
:
x
NOTICE OF SALE OF CERTAIN ASSETS AT AUCTION
PLEASE TAKE NOTICE THAT:
          1. Pursuant to the Order Under 11 U.S.C. § 363 And Fed. R. Bankr. P. 2002 And 9014 (I) Approving Bidding Procedures, (II) Granting Certain Bid Protections, (III) Approving Form And Manner Of Sale Notices, And (IV) Setting Sale Hearing Date In Connection With Sale Of Steering And Halfshaft Business (the “Bidding Procedures Order”) entered by the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) on                                          ,                     , Delphi Corporation (“Delphi”) and certain of its affiliates, including certain affiliated chapter 11 Debtors as set forth in the Agreement (the “Selling Debtor Entities”) have entered into a Master Sale And Purchase Agreement (the “Agreement”) with Steering Solutions Corporation and certain of its affiliates (the “Buyers”) for the purchase of substantially all of the Debtors’ assets (the “Purchased Assects”) primarily used in the steering and halfshaft business of Delphi. Capitalized terms used but not otherwise defined in this notice have the meanings ascribed to them in the Bidding Procedures Order.
          2. All interested parties are invited to make an offer to purchase the Purchased Assets in accordance with the terms and conditions approved by the Bankruptcy Court (the “Bidding Procedures”) by 11:00 a.m. (prevailing Eastern time) on January 18, 2008. Pursuant to the Bidding Procedures, the Sellers may conduct an auction for the Purchased Assets (the “Auction”) beginning at 10:00 a.m. (prevailing Eastern time) on January 28, 2008 at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036 or 333 West Wacker Drive, Chicago, Illinois 60606.
          3. Participation at the Auction is subject to the Bidding Procedures and the Bidding Procedures Order. A copy of the Bidding Procedures is available by contacting the undersigned counsel to the Sellers or by accessing Delphi’s Legal Information Website, www.delphidocket.com.

          4. A hearing to approve the Sale of the Purchased Assets to the highest and best bidder will be held on February 21, 2008 at 10:00 a.m. (prevailing Eastern time) at the United States Bankruptcy Court for the Southern District of New York, One Bowling Green, Room 610, New York, New York 10004, before the Honorable Robert D. Drain, United States Bankruptcy Judge. The hearing on the Sale may be adjourned without notice other than an adjournment in open court.
          5. Objections, if any, to the proposed Sale must be filed and served in accordance with the Bidding Procedures Order and actually received no later than 4:00 p.m. (prevailing Eastern time) on February 14, 2008.
          6. To the extent that the Selling Debtor Entities do not receive additional Qualified Bids (as defined in the Bidding Procedures Order), the Selling Debtor Entities shall have the right, at their election, to seek an earlier Sale Hearing (the “Earlier Sale Hearing”); provided, however, that if the Selling Debtor Entities seek approval of the Sale at the Earlier Sale Hearing, the Selling Debtors shall serve those parties receiving notice of the Sale under paragraphs 12(a) and (d) of the Bidding Procedures Order with a notice of the Earlier Sale Hearing on or before 20 days prior to the Earlier Sale Hearing and allow any such party to file an objection to the Sale no later than seven days prior to the Earlier Sale Hearing.
          7. This notice is qualified in its entirety by the Bidding Procedures Order.
Dated:
                New York, New York
BY ORDER OF THE COURT
John Wm. Butler, Jr. (JB 4711)
John K. Lyons (JL 4951)
Ron E. Meisler (RM 3026)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
333 West Wacker Drive, Suite 2100
Chicago, Illinois 60606
(312) 407-0700
     - and -
Kayalyn A. Marafioti (KM 9632)
Thomas J. Matz (TM 5986)
SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Four Times Square
New York, New York 10036
(212) 735-3000
Attorneys for Delphi Corporation, et al.,
     Debtors and Debtors-in-Possession

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